     As filed with the Securities and Exchange Commission on July 16, 1999
                                                      Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933
                                --------------
                         HOLLYWOOD CASINO CORPORATION
                and the Guarantors named in Footnote (1) below
         (Exact Name of Co-Registrants as Specified in their Charters)

                                --------------

  Delaware                 7011                          75-2352412
  (State or    (Primary Standard Industrial (I.R.S. Employer Identification No.)
    Other      Classification Code Number)
 Jurisdiction
      of
Incorporation
      or
Organization)

                                              William D. Pratt
  Two Galleria Tower, Suite    Executive Vice President, Secretary and General
            2200                                   Counsel
       13455 Noel Road                 Two Galleria Tower, Suite 2200
     Dallas, Texas 75240                       13455 Noel Road
       (972) 392-7777                        Dallas, Texas 75240
                                               (972) 392-7777
   (Address, Including Zip
 Code, and Telephone Number,     (Name and Address, Including Zip Code, and
 including Area Code, of Co-   Telephone Number, Including Area Code, of Agent
   Registrants' Principal                       For Service)
     Executive Offices)

                                --------------
                                With a copy to:
                            Michael A. Saslaw, Esq.
                          Weil, Gotshal & Manges LLP
                        100 Crescent Court, Suite 1300
                              Dallas, Texas 75201
                           Telephone: (214) 746-7700
                           Facsimile: (214) 746-7777

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to the Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
                                                                   Proposed
                                                                   Maximum
                                               Proposed Maximum   Aggregate      Amount of
    Title of Each Class of       Amount to be      Offering        Offering     Registration
 Securities to be Registered      Registered    Price Per Unit     Price(2)        Fee(3)
--------------------------------------------------------------------------------------------
11
 1/4% Senior Secured Notes due
 2007........................    310,000,000    Not applicable   $310,000,000     $86,180
--------------------------------------------------------------------------------------------
Floating Rate Senior Secured
 Notes due 2006..............     50,000,000    Not applicable   $50,000,000      $13,900
--------------------------------------------------------------------------------------------
Senior Subordinated
  Guarantees(4)   ...........         --              --              --             --
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

(1) HWCC-Tunica, Inc., a Texas corporation (I.R.S. Employer Identification No. 75-2513808), and HWCC-Shreveport, Inc., a Louisiana corporation (I.R.S. Employer Identification No. 75-2734327).
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Calculated in accordance with Rule 457(f) under the Securities Act of 1933.
(4) The 11 1/4% Senior Secured Notes due 2007 and the Floating Rate Senior Secured Notes due 2006 are guaranteed by the Co-Registrants. No separate consideration will be paid in respect of the guarantees.

The Co-Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment which specifically states that this Registration Statement thereafter shall become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                   Subject to Completion, Dated July 16, 1999

                      [HOLLYWOOD CASINO LOGO APPEARS HERE]

                       Offer to Exchange All Outstanding

                 Original 11 1/4% Senior Secured Notes due 2007
                                      for
                Registered 11 1/4% Senior Secured Notes due 2007
                                      and
              Original Floating Rate Senior Secured Notes due 2006
                                      for
             Registered Floating Rate Senior Secured Notes due 2006
                                       of

                          Hollywood Casino Corporation


  .  The exchange offer will             .  You will not owe
     expire at 5:00 p.m., New               additional federal income
     York City time, on     ,               taxes if you exchange your
     1999, unless we extend                 original notes.
     this date.


                                         .  If you fail to tender your
  .  If you decide to                       original notes, you will
     participate in this                    continue to hold
     exchange offer, the                    unregistered securities
     registered notes you                   and your ability to
     receive will be the same               transfer them could be
     as your original notes,                adversely affected.
     except that, unlike your
     original notes, you will
     be able to offer and sell
     the registered notes
     freely to any potential
     buyer in the United
     States.

                                         .  No public market currently
                                            exists for the notes. We
                                            do not intend to list the
                                            notes on any securities
                                            exchange and, therefore,
                                            no active public market is
                                            anticipated.

  .  We will not receive any
     proceeds from the exchange
     offer.

                               ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We urge you to read the "Risk Factors" section of this prospectus beginning on page 12, which describes information you should consider before participating in the exchange offer.

                               ----------------

 The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.


                   The date of this prospectus is     , 1999.

                               PROSPECTUS SUMMARY

  This brief summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all the information you should consider before exchanging your original notes. You should read the entire prospectus carefully, including the text under the section entitled "Risk Factors" and the consolidated financial statements and the notes relating to those statements. Except where otherwise noted, the words "we," "our," "ours," "us" and "Hollywood Casino" mean Hollywood Casino Corporation and all of its subsidiaries.

The Company

  We develop, own and operate highly themed casino entertainment facilities under the service mark Hollywood Casino(R). We currently own and operate two casinos, one in Aurora, Illinois, and the other in Tunica County, Mississippi. Our properties enjoy leading market positions in two of the five largest gaming markets in the United States. The Aurora casino, located approximately 35 miles west of downtown Chicago, features two riverboat casinos and a large land-based pavilion. The Tunica casino, located approximately 30 miles south of Memphis, Tennessee, includes a dockside casino and a hotel and entertainment complex. Our facilities feature our unique Hollywood theme, which incorporates the excitement and glamour of the motion picture industry by utilizing designs inspired by famous movies, displays of motion picture memorabilia and movie-themed gaming, entertainment and dining areas. In addition to our existing properties, we recently received approval and have a license to develop, own and operate a destination gaming resort in Shreveport, Louisiana, located approximately 180 miles east of Dallas, Texas. We believe the Shreveport casino, which will also incorporate our Hollywood theme, will be the premier gaming facility in the market offering customers the largest riverboat casino and numerous entertainment amenities. We believe that our unique Hollywood theme differentiates our properties from those of our competitors by providing a high quality gaming and entertainment environment, which has enabled us to develop strong customer loyalty. For the year ended December 31, 1998, we generated net revenues of $268.8 million, a net loss of $1.6 million and earnings before interest, tax, depreciation and amortization expenses, adjusted to give effect to the anticipated termination of management and consulting agreements in connection with our acquisition of Pratt Casino Corporation ("Adjusted Pro Forma EBITDA"), of $52.3 million.

Recent Transactions

  We have recently entered into or completed the following transactions:

  . Acquisition and Termination of Management and Consulting Contracts. We intend to use $40.3 million of the proceeds from the original offering of the notes to finance the acquisition of the Aurora management and Tunica consulting contracts by acquiring the stock of Pratt Casino Corporation and satisfying its obligations. On April 28, 1999, we entered into a voting agreement to effect these transactions. On May 25, 1999, Pratt Casino Corporation, PRT Funding Corp. and New Jersey Management, Inc. filed for bankruptcy under a joint plan of reorganization, as required by the terms of the voting agreement. We expect to purchase Pratt Casino Corporation when it emerges from bankruptcy.

  . Tender Offer for our 12 3/4% Senior Secured Notes. In connection with the original offering of the notes, we consummated a tender offer for our 12 3/4% Senior Secured Notes due 2003. Tenders representing approximately 97% of the aggregate outstanding principal amount of the 12 3/4% Senior Secured Notes were received by the depositary. Simultaneous with the completion of the original offering of the notes, we deposited government securities in an amount sufficient to immediately discharge our obligations with respect to the 12 3/4% Senior Secured Notes not tendered in the tender offer through an irrevocable redemption of those notes on November 1, 1999.

  . Aurora Expansion. We intended to use $40 million of the proceeds from the offering of the original notes to replace our smaller riverboat at our Aurora casino with a larger, newly constructed riverboat. However, on June 25, 1999, the Governor of Illinois signed into law legislation passed by the Illinois legislature that allows dockside gaming for existing licensees. As a result of this legislation, we now plan to replace our two existing riverboats with a single, two level dockside gaming facility. We believe the $40 million in proceeds from the offering of the original notes will be sufficient for the construction of our dockside facility. Pending receipt of regulatory approvals, we expect to commence construction in the fourth quarter of 1999. Once commenced, we expect construction to be completed in approximately 14 months.

Principal Executive Offices and Telephone Number

  Our principal executive offices are located at Two Galleria Tower, Suite 2200, 13455 Noel Road, Dallas, Texas 75240, and our telephone number is (972) 392-7777.

                               The Exchange Offer

Securities to be           On May 19, 1999, we issued $310 million aggregate
 Exchanged...............  principal amount of 11 1/4% senior secured notes and
                           $50 million aggregate principal amount of floating rate senior secured notes to the initial purchasers in the original offering in a transaction exempt from the registration requirements of the Securities
                           Act of 1933. The terms of the original notes and the registered notes will be the same, except that, unlike the original notes, you will be able to offer and sell the registered notes freely to any potential buyer in the United States. For more details, see the section entitled "Description of the Registered Notes."

The Exchange Offer.......  You must properly tender your original notes in accordance with the procedures described on page 78 of this prospectus.We will exchange all original notes that you properly tender and do not withdraw. If we exchange your original notes, we will issue registered notes promptly after the expiration date of the exchange offer.

Registration Rights        We sold the original notes to the initial
Agreement................  purchasers, in a transaction exempt from the registration requirements of the Securities Act. The original notes were immediately resold by the initial purchasers in reliance on Rule 144A under the Securities Act. In connection with the sale, we and those of our subsidiaries that are guarantors entered into a registration rights agreement with the initial purchasers requiring us to make the exchange offer. The registration rights agreement further provides that we, together with the guarantors, must use our reasonable best efforts to:

                              . file the registration statement with respect to the exchange offer on or before July 18, 1999;

                              . cause the registration statement with respect to the exchange offer to be declared effective on or before October 16, 1999;

                              .  consummate the exchange offer within 30
                                 business days after the registration
                                 statement with respect to the exchange offer becomes effective; and

                              . file a shelf registration statement for the resale of the original notes with respect to any original notes for which we cannot effect an exchange offer within the above time periods or if any holders of original notes are legally prohibited from participating in the exchange offer.

Ability to Resell New      Based on interpretations by the Staff of the SEC set
 Notes...................  forth in published no-action letters, we believe you may offer for resale, resell and otherwise freely transfer the registered notes without registration or delivering a prospectus to a buyer if:

                              .  you acquire the registered notes in the
                                 ordinary course of your business;

                              . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of registered notes; and

                              .  you are not related to us.

                           However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make the same determination with respect to the exchange offer as in other circumstances. Furthermore, you must, unless you are a broker-dealer, acknowledge that you are not engaged in, and do not intend to engage in, a distribution of your registered notes and have no arrangement or understanding to participate in a distribution of registered notes. If you are a broker-dealer that receives registered notes for your own account pursuant to the exchange offer you must acknowledge that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of your registered notes. If you are a broker-dealer who acquired original notes directly from us and not as a result of market-making activities or other trading activities, you may not rely on the SEC staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the registered notes.

                           The exchange offer is not being made to:

                              . holders of original notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction; and

                              .  holders of original notes who we control.

No Minimum Required......
                           There is no minimum amount of original notes that you must tender in the exchange offer.

Procedures for
 Exchanging Your           If you wish to exchange your original notes for
 Original Notes..........  registered notes you must transmit to State Street
                           Bank and Trust Company, our exchange agent, on or before the expiration date either:

                              . a properly completed and executed letter of transmittal, which we have provided to you with this prospectus, or a facsimile of the letter of transmittal, together with your original notes and any other documentation requested by the letter of transmittal;

                              . a computer generated message, in which you acknowledge and agree to be bound by the terms of the letter of transmittal, transmitted by means of the Depository Trust Company's Automated Tender Offer Program system; or

                              .  a notice of guaranteed delivery, in
                                 accordance with the procedures described under the heading "Description of the Exchange Offer--Guaranteed Delivery
                                 Procedures."

                           By agreeing to be bound by the terms of the letter of transmittal, you will be deemed to have made the representations described on page 76 under the heading "Description of the Exchange Offer-- Procedures for Tendering Your Notes."

Guaranteed Delivery        If you wish to exchange your original notes for
 Procedures..............  registered notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date of the exchange offer, or you cannot complete the procedure for book-entry transfer on a timely basis, you must exchange your original notes according to the guaranteed delivery procedures described on page
                           81 under the heading "Description of the Exchange
                           Offer--Guaranteed Delivery Procedures."

Special Procedures for
 Beneficial Owners.......  If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to exchange your original notes for registered notes, you should contact the registered holder promptly and instruct the registered holder to exchange the original notes for you. If you wish to exchange your original notes for registered notes on your own behalf, you must either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder.

                           The transfer of registered ownership may take considerable time and you may not be able to be complete the transfer before the expiration date of the exchange offer.

Expiration Date..........  The exchange offer will expire at 5:00 p.m., New
                           York City time, on      , 1999 or such later date
                           and time to which it is extended.

Withdrawal Rights........  Unless we extend the date, you may withdraw your tendered original notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Interest on the
 Registered Notes and      Interest on your registered notes will accrue from
 the Original Notes......  the date of the original issuance of the original notes or from the date of the last periodic payment of interest on the original notes, whichever is later. Interest will not be paid on original notes that are tendered and accepted for exchange.

Exchange Agent...........  State Street Bank and Trust Company is serving as exchange agent in connection with the exchange offer.

Material Federal Income
 Tax Considerations......  The exchange of your original notes for registered notes in connection with the exchange offer should not constitute a sale or an exchange for federal income tax purposes. See "Material Federal Income Tax Considerations."

Effect of Not              If you fail to tender your original notes, you will
 Tendering...............  continue to hold unregistered securities and your ability to transfer them could be adversely affected.

  Please review the information on page 76 under the heading "Description of the Exchange Offer" for more detailed information concerning the exchange offer.

                              The Registered Notes

  The summary below describes the principal terms of the registered notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Registered Notes" section of this prospectus beginning on page 83 contains a more detailed description of all of the material terms and conditions of the registered notes.

Issuer..................  Hollywood Casino Corporation

Notes Offered...........  $310 million in aggregate principal amount of 11 1/4%
                          registered fixed rate senior secured notes due 2007.

                          $50 million in aggregate principal amount of registered floating rate senior secured notes due 2006.

                          The registered fixed rate notes and registered floating rate notes are referred to collectively as the "registered notes." The original notes and the registered notes are referred to collectively as the "notes."

Maturity................  The fixed rate notes will mature on May 1, 2007. The floating rate notes will mature on May 1, 2006.

Interest................  Interest on the notes will be payable semi-annually on each May 1 and November 1, commencing November 1, 1999. The fixed rate notes will bear interest at a rate of 11.250% per annum. The floating rate notes will bear interest at a rate per annum equal to LIBOR plus 628 basis points. The initial rate of interest on the floating rate notes will be 11.360% and will be reset semi-annually.

Subsidiary Guarantors...  The registered notes will be unconditionally guaranteed on a senior secured basis by HWCC-Tunica, HWCC-Shreveport and in the future by certain of our U.S. subsidiaries. Hollywood Casino-Aurora and HWCC-Louisiana will not be guarantors. If we cannot make payments on the notes when they are due, the guarantors must make them instead.

Ranking.................  The registered notes will be our senior secured obligations. The registered notes will rank equal in right of payment with all of our existing and future senior debt and will rank senior in right of payment to any of our future subordinated debt. The guarantees will be senior secured obligations of the guarantors. The guarantees will rank equal in right of payment with all of the guarantors' existing and future senior debt and will rank senior in right of payment to any of their future subordinated debt. The registered notes will be structurally subordinated to all indebtedness and other liabilities of Hollywood Casino-Aurora, except to the extent of the principal balance of the Hollywood Casino-Aurora intercompany note described below, and to all indebtedness and other liabilities of HWCC-Louisiana and each other non-guarantor subsidiary.

Security................  The registered notes will be secured by:

                            . a pledge of the capital stock of some of our U.S. subsidiaries, including Hollywood Casino-Aurora, HWCC-Tunica, HWCC- Shreveport, HWCC-Louisiana and all of the capital stock of future U.S. subsidiaries and up to 65% of the capital stock of any foreign subsidiaries that guarantee the notes;

                            . a pledge of the intercompany note payable to us and issued by HWCC-Tunica and the intercompany note payable to us and issued by Hollywood Casino-Aurora, which has a balance of $31.5 million and will increase as additional amounts are loaned by us to Hollywood Casino-Aurora up to $108 million;

                            .  a collateral assignment of the security
                               documents relating to the Hollywood Casino-
                               Aurora intercompany note, including a first priority lien on substantially all of its assets limited to the then outstanding amount of the intercompany note of Hollywood Casino-Aurora;

                            . a first priority security interest in the $40.7 million of the net proceeds of the original offering that were deposited into escrow, pending release in connection with completion of the acquisition of Pratt Casino Corporation or the special mandatory redemption; and

                            . a first priority security interest in the Company's trademarks and service marks.

                          HWCC-Tunica's guarantee will be secured by substantially all of the assets of HWCC-Tunica. HWCC-Shreveport's guarantee will be secured by a collateral assignment of the management contract for the planned Shreveport casino. Although Hollywood Casino-Aurora will not guarantee the registered notes, the indenture provides that Hollywood Casino-Aurora may not, directly or indirectly, create, incur, assume or suffer to exist any lien on any asset owned now or in the future, or on any income or profits from any of its assets, or assign or convey any right to receive income from any of its assets, except permitted liens. For more information on the collateral securing the notes, see the discussion under the section entitled "Description of the Registered Notes--Security."

Optional Redemption.....  At any time on or prior to May 1, 2002, we may redeem up to 35% of the original aggregate principal amount of the fixed rate notes with the net cash proceeds of qualified equity offerings, at a redemption price equal to 111.250% of the principal amount thereof, plus accrued interest and any liquidated damages to the date of redemption; provided that at least 65% of the original aggregate principal amount of fixed rate notes remains outstanding immediately after any redemption. In addition, at any time on or after May 1, 2003, we may, at our option, redeem the fixed rate notes in whole or in part at the prices set forth in this prospectus under the heading "Description of the Registered Notes--Optional redemption."

                          At any time, we may, at our option, redeem the floating rate notes, in whole or in part, at the redemption prices set forth in this prospectus under the heading "Description of the Registered Notes-- Optional redemption", plus accrued and unpaid interest to the date of redemption. For more information on our optional redemption rights, see the discussion under the section entitled "Description of the Registered Notes--Optional redemption."

Special Mandatory         We have deposited $40.7 million in a special account
 Redemption.............  with the trustee to secure our obligation to redeem
                          $40.3 million of the notes at 101% of their principal amount if we determine that we cannot consummate our acquisition of Pratt Casino Corporation or, in any event, if it has not been completed by January 31, 2000.

Covenants of              We will issue the registered notes under an indenture
 Indenture..............  with State Street Bank and Trust Company. The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

                            .  borrow money;

                            .  pay dividends on stock or repurchase stock;

                            .  make investments;

                            .  use assets as security in other transactions;
                               and

                            . sell certain assets or merge with or into other companies.

                          For more details on these restrictive covenants, see the discussion under the section entitled "Description of the Registered Notes--Restrictive Covenants."

Form of Registered        The registered notes will be represented by one or
 Notes..................  more permanent global notes in definitive, fully registered form. The global notes will be registered in the name of a nominee of The Depository Trust
                          Company and will be deposited with State Street Bank and Trust Company, as custodian for The Depository
                          Trust Company's nominee.

                          For more details, see the discussion under the section entitled "Description of the Registered Notes--Book-Entry; Delivery and Form."

Use of Proceeds.........  We will not receive any cash proceeds from the issuance of the registered notes in connection with the exchange offer.

                                  Risk Factors

  We urge you to carefully review the risk factors beginning on page 12 for a discussion of factors you should consider before exchanging your original notes for registered notes.

                      Summary Financial and Operating Data

  The following table summarizes certain of our selected historical income statement data for fiscal years 1998, 1997 and 1996 that have been derived from our financial statements, which have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this prospectus. On December 31, 1996, we distributed our approximate 80% ownership interest in Greate Bay to our stockholders. The adjusted 1996 column has been derived from our audited financial statements and adjusted to exclude the operations of Greate Bay and its subsidiaries. For a presentation of the consolidated financial information for the year ended December 31, 1996 and prior periods, which include the results of operations of Greate Bay, see "Selected Consolidated Financial Information" and our financial statements and notes thereto. In 1998, our results of operations were negatively impacted by a significant increase in gaming taxes imposed by the Illinois legislature. Gaming taxes incurred by the Aurora casino increased by $11.6 million in 1998. Financial data as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 have been derived from our unaudited financial statements, and in our opinion, include all normal recurring adjustments necessary for a fair presentation of such information. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be achieved for the year ended December 31, 1999. The summary pro forma operating data for the three months ended March 31, 1999 and for the year ended
December 31, 1998 give effect to the offering of the original notes, the acquisition of Pratt Casino Corporation, and the tender offer for and satisfaction and discharge of our 12 3/4% Senior Secured Notes, as if these transactions had occurred on January 1, 1998. The summary pro forma balance sheet data at March 31, 1999 gives effect to the offering of the original notes, the acquisition of Pratt Casino Corporation, and the tender offer for and satisfaction and discharge of our 12 3/4% Senior Secured Notes, as if these transactions had occurred on March 31, 1999. The summary financial and operating data set forth below should be read in conjunction with the financial statements and notes thereto and with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                          Three Months
                         Ended March 31,          Year Ended December 31,
                         ----------------  -----------------------------------------
                                                                 Adjusted
                          1999     1998      1998      1997(1)    1996(2)     1996
                         -------  -------  ---------  ---------  ---------  --------
                                         (Dollars in thousands)
Statement of Operations
 Data:
 Net revenues........... $69,773  $63,807  $ 268,760  $ 267,757  $ 258,487  $530,580
 Operating expenses(3).. (60,185) (54,747)  (234,155)  (226,851)  (238,145) (505,839)
 Income from operations
  before write down of
  assets................   9,588    9,060     34,605     40,906     20,342    24,741
 Write down of assets...     --       --         --     (19,678)   (22,141)  (22,141)
 Income (loss) from
  operations............   9,588    9,060     34,605     21,228     (1,799)    2,600
 Interest income........     359      672      2,844      1,896      2,299     3,101
 Interest expense.......  (7,389)  (7,451)   (30,260)   (30,437)   (28,862)  (59,090)
 Net income (loss)......     330       69     (1,605)   (17,347)   (29,103)  (55,293)
Other Financial Data:
 Adjusted EBITDA(4):
 Aurora casino EBITDA
  before management
  fees(3)............... $10,534  $10,002  $  39,228  $  46,724  $  44,100  $ 44,100
 Tunica casino EBITDA
  before consulting fees
  and land lease........   6,758    6,601     25,666     29,577     20,601    20,601
 Greate Bay EBITDA......     --       --         --         --         --     10,914
 Tunica land lease......    (995)    (940)    (3,899)    (3,935)    (3,486)   (3,486)
 Management and
  consulting fees.......  (2,900)  (2,846)   (10,072)   (10,809)   (10,560)      --
 General Partnership
  interest..............     259      304      1,097        711        --        --
 Development expenses...    (215)    (255)      (779)    (1,480)    (1,065)   (1,065)
 Corporate expenses.....  (1,876)  (1,513)    (6,629)    (5,441)    (8,288)   (7,328)
                         -------  -------  ---------  ---------  ---------  --------
 Total Adjusted
  EBITDA(3)(4).......... $11,565  $11,353  $  44,612  $  55,347  $  41,302  $ 63,736
                         =======  =======  =========  =========  =========  ========
 Cash provided by
  operating activities.. $15,553  $19,262  $  16,751  $  31,613  $  13,673  $ 12,309
 Cash (used in) provided
  by investing
  activities............    (800)   1,584     (8,490)     1,961    (15,056)  (42,143)
 Cash used in financing
  activities............  (3,390)  (3,242)    (6,402)   (14,803)    (5,555)   (5,216)
 Capital
  expenditures(5).......  (3,698)  (1,899)   (12,037)    (5,101)   (45,035)  (53,078)
 Depreciation and
  amortization..........  (4,000)  (4,214)   (16,562)   (18,901)   (21,006)  (40,836)
 Ratio of earnings to
  fixed charges(6)......    1.1x     1.1x        --         --         --        --
Pro Forma Operating
 Data(7):
 Pro Forma Adjusted
  EBITDA(4)(8).......... $13,887           $  52,306
 Cash interest
  expense(9)............  10,565              43,273
 Ratio of Pro Forma
  Adjusted EBITDA to
  cash interest
  expense...............    1.3x                1.2x
 Ratio of total pro
  forma debt to Pro
  Forma Adjusted
  EBITDA................     N/A                7.4x

                                                               As of March 31,
                                                                    1999
                                                              -----------------
                                                                         Pro
                                                               Actual   Forma
                                                              -------- --------
                                                               (in thousands)
Balance Sheet Data:
  Cash and cash equivalents(10).............................. $ 53,481 $125,072
  Total assets...............................................  278,390  355,837
  Total debt.................................................  226,455  388,482
  Shareholders' equity (deficit)(11).........................    7,842  (62,754)

--------
(1) Restated to reflect the modification of our income tax treatment resulting from the distribution of the common stock of Greate Bay.
(2) Adjusted to exclude the financial information of Greate Bay and its subsidiaries.
(3) In 1998, the Illinois gaming tax rate changed from a flat rate of 20% to a graduated rate that increases from 15% to a maximum rate of 35%. Gaming taxes incurred by the Aurora casino in 1998 increased by $11.6 million, or 38%, from 1997.
(4) Adjusted EBITDA for the periods presented represents earnings before interest, taxes, depreciation and amortization, extraordinary items and write down of assets of $19.7 million and $22.1 million for the years ended December 31, 1997 and 1996, respectively and tax settlement costs of $1.1 million for the year ended December 31, 1998. Adjusted EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.
(5) Capital expenditures in 1998 included the partial funding of our $13 million upgrade of the Tunica casino and the cost of the five year hull inspection of the Aurora casino. Capital expenditures in 1996 included the costs of completing the new hotel tower and other significant improvements at the Tunica casino and a new parking garage and banquet space at the Aurora casino.
(6) Earnings were insufficient to cover fixed charges by $0.3 million, $11.6 million and $55.7 million in each of 1998, 1997 and 1996, respectively, and by $29.2 million in 1996 as adjusted. For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses relating to debt and 33% of rent expense, which management believes is representative of the interest component of rent expense. Earnings consist of income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates, plus fixed charges, other than capitalized interest, but excluding the amortization thereof.
(7) If we do not acquire Pratt Casino Corporation and we redeem $40.3 million of the notes pursuant to the special mandatory redemption, pro forma operating data for the periods presented would have been: (i) Three months ended March 31, 1999: Pro forma adjusted EBITDA of $11.6 million, cash interest expense of $9.4 million and total pro forma debt of $348.2 million and (ii) Year ended December 31, 1998: Pro Forma adjusted EBITDA of $44.6 million, cash interest expense of $38.7 million and total pro forma debt of $347 million.
(8) Pro Forma adjusted EBITDA gives effect to the consummation of the acquisition of Pratt Casino Corporation and was computed as follows:

                                           Three Months Ended    Year Ended
                                             March 31, 1999   December 31, 1998
                                           ------------------ -----------------
                                                      (in thousands)
  Total adjusted EBITDA...................      $11,565            $44,612
    Adjustment for effective purchase of
     Aurora management contract
     (represents the limited partnership
     interest in the partnership that
     manages the Aurora casino)...........        2,022              6,494
    Adjustment for effective purchase of
     Tunica consulting contract
     (consulting fee paid under the Tunica
     consulting contract).................          300              1,200
                                                -------            -------
      Pro Forma adjusted EBITDA...........      $13,887            $52,306
                                                =======            =======

(9) Cash interest expense represents cash interest that would have been paid on the notes at a blended interest rate of 11.3% and actual cash interest that was paid on our outstanding indebtedness other than the 12 3/4% Senior Secured Notes being refinanced in this offering.
(10) Pro forma cash and cash equivalents includes (a) unapplied net offering proceeds of $40 million for the Aurora casino expansion and (b) unapplied net offering proceeds of $25 million and cash on hand of $22.5 million to fund the remainder of our $50 million contribution to the planned Shreveport casino.
(11) Pro forma accumulated deficit includes the following: a $39.9 million net charge from the acquisition of Pratt Casino Corporation and a $30.7 million extraordinary loss on the early retirement of our 12 3/4% Senior Secured Notes.

                                 RISK FACTORS

  We urge you to carefully consider the following factors, as well as the other matters described in this prospectus.

Leverage--We have a substantial amount of debt, which could adversely affect our financial condition and results of operations and prevent us from fulfilling our obligations under the notes.

  We currently have a large amount of indebtedness when compared to the equity of our stockholders. In fact, primarily as a result of the loss on the early retirement of our 12 3/4% Senior Secured Notes and the related write-off of the deferred financing fees on those notes, the acquisition of Pratt Casino Corporation and the tender offer and satisfaction and discharge of our 12 3/4% Senior Secured Notes, we have a significant negative net worth. Moreover, the terms of the indenture governing the notes limit, but do not prohibit, the incurrence of additional indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. After giving pro forma effect to the offering of the original notes and the use of proceeds as contemplated, we would have had total debt and stockholders' deficit at March 31, 1999 as set forth below:

                                                            As of March 31, 1999
                                                            --------------------
                                                               (in thousands)
   Pro forma total long-term indebtedness..................       $384,965
   Pro forma stockholders' deficit.........................        (62,754)

  Pro forma earnings would have been insufficient to cover pro forma fixed charges for the 12 months ended December 31, 1998 by $5.9 million and for the three months ended March 31, 1999 by $518,000. If we do not complete the acquisition of Pratt Casino Corporation and instead redeem $40.3 million of the notes pursuant to the special mandatory redemption, pro forma earnings would have been insufficient to cover pro forma fixed charges for the 12 months ended December 31, 1998 by $8.9 million and for the three months ended March 31, 1999 by $1.7 million.

  Our large amount of indebtedness could, for example:

    . make it more difficult for us to satisfy our obligations with respect to the notes or other indebtedness and, if we fail to comply with the requirements of this indebtedness, could result in an event of default;

    . require us to use a substantial portion of our cash flow from operations to pay indebtedness and reduce the availability of this cash flow to fund working capital, capital expenditures and other general corporate activities;

    . limit our ability to obtain additional financing in the future for capital expenditures, working capital and other general corporate activities;

    . impair our ability to successfully withstand a downturn in our business or the economy in general; and

    . place us at a competitive disadvantage against other less leveraged competitors.

  The occurrence of any one of these events could have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes. In addition, we will face interest rate risk since interest expense on our floating rate notes will vary based on changes in LIBOR. As a result, our interest rates could increase, which could have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes. For more information on the requirements of the notes and our other indebtedness, see the discussion under the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the Registered Notes."

  On June 9, 1999, we announced that we had received notification from the Nasdaq Stock Market that we do not meet the minimum net tangible asset requirement for continued listing on the Nasdaq National Market System and, therefore, Nasdaq's staff had determined that continued listing is no longer warranted. We have requested a hearing before Nasdaq's Listing Qualifications Panel, effectively staying any delisting action pending a final decision by the panel. Our failure to maintain a listing on the Nasdaq National Market System, or a relatively comparable quotation system or exchange, may have a material adverse effect on our ability to raise equity capital.

Ability to Service Debt--We may not be able to generate sufficient cash flow to meet our debt service obligations.

  Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures depends on our ability to generate cash flow in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative and regulatory factors and other factors, including weather, that are beyond our control. We cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. As a result, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow or refinance our indebtedness on commercially reasonable terms would have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.

Limits on Collateral--The trustee's ability to realize on the collateral securing the notes and the guarantees may be limited.

  The registered notes will be secured by:

    . a pledge of promissory notes payable to us and issued by HWCC-Tunica and Hollywood Casino- Aurora;

    . a collateral assignment of the security documents relating to the Hollywood Casino-Aurora intercompany note, including a first priority lien on the assets of Hollywood Casino-Aurora limited to the then outstanding balance of the intercompany note, which will initially be $31.5 million and will increase up to $108 million as additional advances are made from us to Hollywood Casino-Aurora; and

    . a pledge of the capital stock of certain of our U.S. subsidiaries, including Hollywood Casino-Aurora, HWCC-Tunica, HWCC-Shreveport and HWCC-Louisiana, and up to 65% of the capital stock of our foreign subsidiaries.

  HWCC-Tunica's guarantee will be secured by substantially all of the assets of HWCC-Tunica. HWCC-Shreveport's guarantee will be secured by a collateral assignment of the management contract for the planned Shreveport casino.

  The liens securing the Hollywood Casino-Aurora intercompany note collaterally assigned to the trustee to secure the notes is limited to the balance under the Hollywood Casino-Aurora intercompany note, which as of the date of the indenture was $31.5 million. The liens will be increased from time to time to secure additional amounts loaned by us to Hollywood Casino-Aurora, including upon the expected advances of $37 million in connection with the acquisition of Pratt Casino Corporation and up to approximately $40 million in connection with the Aurora casino expansion, up to a principal amount of $108 million. We intend to loan the funds as needed to Hollywood Casino-Aurora for use in connection with the Aurora casino expansion. We granted a first priority security interest in the account to the trustee for the benefit of the holders of the notes. However, we are not obligated to loan the funds deposited in the account to Hollywood Casino-Aurora to finance the planned Aurora casino expansion or to maintain a minimum balance in the account pending any loan, and we may use the funds for any purpose permitted by the terms of the indenture, including as general working capital. Accordingly, in the event of a default, we cannot assure you that any funds will be available in the account to meet our obligations under the notes or that the Aurora intercompany note or the liens securing the intercompany note will be increased in the future.

  We cannot be sure that upon an event of default the proceeds of any sale of the collateral in whole under the indenture and the related security documents would be sufficient to satisfy our obligations under the notes or the guarantors' obligations under the guarantees. If the proceeds were insufficient, the deficiency would represent an unsecured obligation of Hollywood Casino and the guarantors and we cannot be sure that you would recover the deficiency. Neither we nor the guarantors prepared an appraisal of the collateral securing the notes, and the value of the collateral at any time will depend on market and other economic conditions including the availability of suitable buyers for the collateral. For more information, see the discussion under the section entitled "Description of the Registered Notes-- Security."

  The trustee's ability to foreclose on the collateral upon an acceleration of the notes will be limited by applicable gaming laws, which generally require that persons who own or operate a casino, receive payments under a management contract or purchase, possess or sell gaming equipment, hold a valid gaming license. No person may hold a license in Illinois, Louisiana or Mississippi unless the person is found qualified or suitable by the relevant gaming authorities. In order for the trustee to be found qualified or suitable, such gaming authorities would have discretionary authority to require the trustee and any or all of the holders of the notes to file applications and be investigated and found qualified or suitable as an owner or operator of gaming establishments or supplier of gaming equipment. If the trustee is unable or chooses not to qualify, be found suitable or be licensed to own, operate or sell the assets, it would have to retain an entity licensed to operate or sell the assets. In addition, in any foreclosure sale or subsequent resale by the trustee, licensing requirements under the relevant gaming laws may limit the number of potential bidders and may delay any sale, which could have an adverse effect on the sale price of the collateral. Therefore, the economic benefits of realizing on the collateral may, without the appropriate approvals, be limited. For more information, see the discussion under the section entitled "Business--Casino Regulation."

  The right of the trustee to repossess and dispose of the collateral upon acceleration of the notes is also likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or any guarantor prior to or possibly even after the trustee has repossessed and disposed of the collateral.

Holding Company Structure--We must depend on the business of our subsidiaries to satisfy our obligations under the notes.

  We conduct substantially all of our business through our subsidiaries. Our ability to satisfy our obligations under the notes depends on dividends or other intercompany transfers from our subsidiaries. Although Hollywood Casino-Aurora and HWCC-Tunica will be obligated to make interest payments to us under the intercompany notes, none of our subsidiaries are obligated to make distributions to us merely as a result of our ownership interest in order for us to satisfy all of our obligations under the notes. In addition, state regulators could limit or prohibit the ability of our subsidiaries to make distributions to us.

  HWCC-Tunica and HWCC-Shreveport will, and some of our other U.S. restricted subsidiaries in the future may, unconditionally guarantee our obligations under the notes. However, because our operating cash flows and our ability to service debt, including the notes, is dependent upon the operating cash flows of our subsidiaries, the guarantees by our subsidiaries do not provide you with significant additional assurance that we will be able to satisfy our obligations under the notes.

  Hollywood Casino-Aurora and certain of our other subsidiaries, including HWCC-Louisiana which will indirectly own the planned Shreveport casino, do not guarantee our obligations under the notes. The notes are effectively subordinated to all indebtedness and other liabilities of each subsidiary that is not a guarantor, including of Hollywood Casino-Aurora, except to the extent of the pledge to the trustee of the Hollywood Casino-Aurora intercompany note and the collateral assignment of the related security documents. This security interest will be limited to the then outstanding amount of the Hollywood Casino-Aurora intercompany note, which was initially $31.5 million. At March 31, 1999, Hollywood Casino-Aurora had outstanding approximately $22.5 million of indebtedness, including $20.7 million in capitalized lease obligations, owed to third party creditors, which is structurally senior in right of payment to the notes to the extent the aggregate principal amount of the notes exceeds the principal balance of the Hollywood Casino-Aurora intercompany note.

  In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors would, after repayment of our secured intercompany notes, generally be entitled to payment of their claims from the assets of those subsidiaries before any additional assets are made available for distribution to us. At March 31, 1999, our non-guarantor subsidiaries had indebtedness of approximately $25.1 million, excluding secured intercompany debt, trade payables and accrued expenses.

  Enforcement of the guarantees against our subsidiaries or any future guarantors is subject to defenses available to guarantors generally, including the right to force the trustee to exercise its remedies against us prior to commencing any action on the guarantee. The guarantors will waive these defenses to the guarantees to the extent it may legally do so.

History of Net Losses--We have a history of net losses and cannot be sure that we will have earnings in the future.

  We incurred net losses of $1.6 million in 1998, $17.3 million in 1997 and $55.3 million in 1996 on net revenues of $268.8 million, $267.8 million and $530.6 million, respectively. These losses reflect, among other factors:

    .  interest incurred on indebtedness;

    . non-recurring, non-cash charges related to tax settlement costs of $1.1 million in 1998 and the write down of receivables from Greate Bay, totalling $15.7 million in 1997 and $18.7 million in 1996; and

    . the 1996 consolidated operating results of Greate Bay Casino Corporation, an 80%-owned subsidiary of ours until December 31, 1996.

  Prior to our spin off of Greate Bay to our stockholders, we operated the Sands Hotel and Casino in Atlantic City through our 80% ownership of Greate Bay. On January 5, 1998, the entities that owned the Sands filed for protection under Chapter 11 of the United States Bankruptcy Code.

  Operating costs will increase as we expand our operations. Interest expense will increase if interest rates rise on our variable rate indebtedness or if we incur other indebtedness outside this offering. We cannot be sure that we will attain profitable operations on an annual basis or at all.

Aurora Expansion Risks--The failure to complete the planned Aurora expansion on time and on budget could adversely affect us.

  We intended to use $40 million of the proceeds from the offering of the original notes to replace our smaller riverboat at our Aurora casino with a larger, newly constructed riverboat. However, on June 25, 1999, the Governor of Illinois signed into law legislation passed by the Illinois legislature that allows dockside gaming for existing licensees. As a result of this legislation, we now plan to replace our existing riverboats with a single, two level dockside gaming facility. Construction of our dockside facility is expected to take approximately 14 months from the commencement of construction. Construction of our dockside facility could be delayed while we obtain all other required regulatory approvals. We expect the construction cost to be approximately $40 million for the dockside expansion.

  The construction of our dockside facility is subject to significant development and construction risks that could affect the cost of and time to complete the project, including the following:

    . regulatory delay, including the approval of applications, plans and specifications by the U.S. Army Corps of Engineers and the Illinois Gaming Board;

    .  labor disputes;

    .  shortages of material and skilled labor;

    .  adverse weather conditions;

    .  engineering problems;

    .  environmental issues;

    .  fire, flood and other natural disasters; and

    . geological, construction, demolition, excavation, regulatory or equipment problems.

  The occurrence of any of these events could delay the construction of our dockside facility and may cause unanticipated cost increases. In addition, although construction activities related to the construction of our dockside facility are designed to minimize disruption, construction noise and debris and the temporary closing of certain facilities may disrupt our current operations. Any construction delays could exacerbate or magnify these disruptions. Any significant delay in the construction of our dockside facility or failure to complete construction within the budget or on schedule could have a material adverse effect on our business, results of operations, financial condition and ability to satisfy our obligations under the notes.

Shreveport Casino Uncertainties--The planned Shreveport project faces many uncertainties relating to developing, financing, constructing, opening, operating and licensing the casino.

  We plan to construct the Shreveport casino. In the early stages of development, we must overcome the uncertainties associated with developing, financing, constructing, opening, operating and licensing the casino.

  We currently estimate that the total cost of constructing and opening the casino will be approximately $230 million, $50 million of which we plan to contribute through an unrestricted subsidiary as equity capital and $180 million of which we plan to borrow in the form of indebtedness that is recourse only to our unrestricted subsidiaries that own the casino. However, we cannot assure you that we will be able to raise the funds necessary to undertake and complete the construction and opening of the planned Shreveport casino or whether we will be able to obtain financing on terms we consider favorable. Moreover, any indebtedness we do obtain to finance the project may limit QNOV's ability to pay us management fees under our management contract or to pay us dividends. It is also possible that the payment of management fees or dividends from the planned Shreveport casino could be limited or prohibited by any regulatory or gaming authorities. If we are unable to raise sufficient capital to finance the Shreveport project, we will either revise the planned development to accommodate the level of financing we are able to obtain, seek a financial partner or abandon the project completely.

  Events that can affect the final cost and time to complete the project include:

  . regulatory delay, including the approval of applications, plans and specifications by the U.S. Army Corps of Engineers and the Louisiana Gaming Control Board;

  .  labor disputes;

  .  shortages of materials and skilled labor;

  .  adverse weather conditions;

  .  engineering problems;

  .  environmental issues;

  .  fire, flood and other natural disasters; and

  . geological, construction, demolition, excavation, regulatory or equipment problems.

  Significant cost overruns or delays in completing the Shreveport project may have a material adverse effect on our ability to receive management fees under the Shreveport management contract and equity distributions, which could have a material adverse effect on our financial condition, results of operations and ability to service our obligations under the notes.

  The license to own and operate the Shreveport casino is subject to annual renewal by the Louisiana Gaming Control Board in October of each year, and we cannot assure you that the license will be renewed.

  Upon completion of our Shreveport resort, we will compete directly with Binion's Horseshoe, Harrah's, the Isle of Capri and Casino Magic in the Shreveport/Bossier City market. Some of these competitors have higher profile brand names in the Shreveport/Bossier City market and greater financial resources than we do. We cannot assure you that we will be able to effectively compete against these four established casinos, three of which have been in operation since 1994, or that the Shreveport/Bossier City market is large enough to allow more than four casinos to operate profitably. Furthermore, although the Louisiana Gaming Control Board has expressed no intent to grant the fifteenth and final riverboat gaming license at this time, the remaining riverboat gaming license could ultimately be granted in, or one or more of the current operators in other parts of Louisiana could relocate to, the Shreveport/Bossier City market which would directly increase competition in our market.

  Also, we cannot be sure that we will be able to effectively compete against any other future gaming operations that Louisiana or other authorities may authorize in the gaming market in which the Shreveport casino will operate. For example, in 1997, the Louisiana legislature adopted legislation permitting up to 15,000 square feet of slot machine gaming at pari-mutuel wagering facilities located in parishes in Louisiana that approve slot machine gaming in a referendum election. Shortly thereafter, a referendum election was held that approved slot machine gaming at Louisiana Downs, which is located in Bossier City, approximately nine miles from the site of the Shreveport casino. The Shreveport casino will also face competition from other forms of gaming, such as state-sponsored lotteries and video lottery terminals, pari-mutuel betting on horse and dog racing and bingo parlors, as well as other forms of entertainment in Louisiana and other places from which we will draw customers.

  Our inability to successfully operate the Shreveport casino and compete in the market may have a material adverse effect on our ability to receive management fees under the Shreveport management contract and equity distributions, which could have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.

Pratt Casino Corporation Acquisition Uncertainties--We may not be able to acquire the Aurora and Tunica management and consulting agreements.

  We intend to acquire the Aurora management and the Tunica consulting contracts by acquiring the stock of Pratt Casino Corporation and satisfying Pratt Casino Corporation's obligations. On April 28, 1999, we entered into a voting agreement with Pratt Casino Corporation and various other parties to effect these transactions. On May 25, 1999, Pratt Casino Corporation, PRT Funding Corp. and New Jersey Management, Inc. filed for bankruptcy pursuant to a joint plan of reorganization. This plan will be subject to approval by the bankruptcy court. Moreover, Pratt Casino Corporation is currently subject to regulatory review by New Jersey gaming authorities that must approve the transaction. We cannot assure you that either the bankruptcy court or these gaming authorities will approve the agreement that we have reached with Pratt Casino Corporation and its creditors on the same or similar terms, or at all. If we are unable to consummate this transaction, $40.3 million aggregate principal amount of the new notes will be subject to the special mandatory redemption at a redemption price of 101% of their principal amount, as discussed under the section entitled "Description of the Registered Notes-- Special Mandatory Redemption." Moreover, if we are unable to acquire the Aurora management and Tunica consulting contracts, those casinos will continue to be obligated to pay management and consulting fees until the Tunica consulting contract expires in December 2003 and the Aurora management contract expires in July 2090, or until they are otherwise terminated. Management fees under the Aurora management contract are paid to a limited partnership that is subject to annual license renewal. There can be no assurance that the Illinois Gaming Board will continue to renew the license of that entity or permit future payments under the Aurora management contract, which could result in disputes or litigation. We incurred net expenses under these contracts totalling approximately $7.7 million in 1998.

Tunica Land Lease Risks--The termination of the lease for the Tunica casino could have an adverse effect on the notes.

  The land underlying the Tunica casino is subject to a lease, and the leasehold interest will be subject to a deed of trust securing the guarantee of the notes by HWCC-Tunica. Thus, the leasehold deed of trust will be subject and subordinate to the lessor's interest in the real estate subject to the leasehold. If the lease were to be terminated by the lessor as the result of a default by HWCC-Tunica under the lease, HWCC-Tunica would lose possession of the land subject to the lease and the improvements on the land, thereby extinguishing the leasehold deed of trust for the benefit of the notes as well as making it impossible for HWCC-Tunica to operate the Tunica casino. The extinguishment of the leasehold deed of trust would in turn impair the value of the security instruments that will secure the guarantee of HWCC-Tunica. Moreover, the termination of the lease for the Tunica casino would require us to terminate or attempt to relocate those operations, which could have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.

Competition--The competitive nature of the gaming industry could threaten our position.

  The gaming industry is highly fragmented and characterized by a high degree of competition among a number of participants, some of which have greater financial and other resources than we do. Competitive gaming activities include:

    .  land-based casinos;

    .  dockside casinos;

    .  riverboat casinos;

    .  video lottery terminals; and

    . other forms of legalized gaming in the United States and other jurisdictions.

  Legalized gambling is currently permitted in various forms throughout the United States, in several Canadian provinces, and on Native American reservations in particular states, including Louisiana and Mississippi. Other jurisdictions may legalize gaming in the near future. Various states have proposals to legalize gaming either introduced or being prepared for introduction to their state legislatures. Additionally, established gaming jurisdictions could award new gaming licenses or permit the expansion of existing gaming operations. New or expanded operations by other persons in the markets we serve, or in new markets, can be expected to further increase competition for our present and proposed gaming operations and could have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.

  The Aurora Casino. The Illinois Riverboat Gambling Act and the rules promulgated by the Illinois Gaming Board under that act authorize only ten owner's licenses for riverboat gaming operations in Illinois and permit a maximum of 1,200 gaming positions at any time for each of the ten licensed sites. All authorized owners' licenses have been granted and no additional licenses or gaming positions are permitted without further state legislation. One licensed site ceased gaming operations in 1997. As a result of the recent legislation, we believe that this license will likely be relocated and will commence operations at a new site in Cook County, which would increase competition in our principal market. We directly compete with three riverboat sites which are licensed in Illinois within 50 miles of downtown Chicago. In addition, we directly compete with five riverboat sites opened since 1996 in northern Indiana. Increased competition from casinos in Indiana has resulted in greater competition for patrons from the downtown Chicago market and from the suburban Chicago market and we could face increased competitive pressure in the near future. It is possible that the Illinois legislature could pass legislation increasing the number of licenses in Illinois in the future, which could increase competition in our principal market. Also, Native American tribes are seeking to open casino facilities in northwestern Indiana and Michigan under the Indian Gaming Regulatory Act. The opening of additional casinos in the Chicago market could have a material adverse impact on the operations of the Aurora casino which would have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.

  The Tunica Casino. The Tunica casino faces intense competition from the nine other casinos currently operating in the Tunica market. Moreover, because the Mississippi Gaming Control Act does not limit the number of licenses that may be granted, the Tunica casino may face increased competition in the future from new operators in the Tunica market. Increases in gaming and hotel capacity have negatively affected the Tunica casino in the past and could have an adverse impact in the future. Operators have opened casinos and hotels in north Tunica County, closer to the Memphis market than our Tunica casino, including the largest casino in the market, which has had a negative impact on the Tunica casino. Additional casino and hotel capacity in the Tunica market, such as the reopening of a casino by Isle of Capri Casinos, Inc. in the summer of 1999, could further increase competition for the Tunica casino in attracting visitors. Also, although we do not believe we face significant competition from casinos outside of the Tunica market, gaming operations have been established in other areas of Mississippi, including a large casino complex on the Gulf Coast. The increase in competition in the Tunica market and, to a lesser extent, the Gulf Coast, could have a material adverse effect on the Tunica casino which could have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.

Regulatory Compliance--We must adhere to various regulations and maintain our licenses to continue our operations.

  We, as well as some of our key employees, are required to obtain and hold various licenses and approvals in Illinois, Louisiana and Mississippi and will be subject to licensing in each other jurisdiction in which we may conduct a gaming operation in the future. Our failure or the failure of any of our key personnel to obtain or retain a license in any jurisdiction could have a material adverse effect on us and our ability to obtain or retain licenses in other jurisdictions. Generally, regulatory authorities have broad discretion in granting, renewing and revoking licenses.

  We are subject to a variety of regulations in the states in which we operate. If additional gaming regulations are adopted in a state in which we operate, these regulations could impose restrictions or costs that could have a material adverse effect on us. From time to time, various proposals have been introduced in the Illinois, Louisiana and Mississippi legislatures that, if enacted, would affect the tax, regulatory, operational or other aspects of the gaming industry. We cannot be sure whether new legislation will be enacted, and, if enacted, the effect that the legislation would have on our financial condition, results of operations and ability to satisfy our obligations under the notes.

  In 1997, the U.S. Congress created the National Gambling Impact Study Commission to conduct a comprehensive study of all matters relating to the economic and social impact of gaming in the United States. In accordance with the legislation creating the commission, the commission recently released a report on its findings and issued its recommendations for the future of gaming in the United States. Overall, the commission determined that, with only a few exceptions such as Internet gambling, gaming is an issue to be settled at state and local levels rather than by the federal government. Over the course of its two year study, the commission discovered a lack of information regarding the costs and benefits of gaming. Consequently, the commission recommended a pause in the expansion of gaming operations to provide time to develop impartial, objective research on the impact of gaming.

Gaming Taxes--Any increase in federal, state or local taxes could have a negative impact on us.

  From time to time, certain legislators have proposed the imposition of a federal tax on gross gaming revenues. In March 1996, tax legislation was introduced in Congress which included a proposal to impose a 15% federal tax on taxable gaming services, defined as gross gaming receipts less total gaming payoffs. Although no action has been taken on such legislation, we cannot assure you that such tax or any similar tax will not be imposed in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and these taxes and fees are subject to increase at any time. For example, our operating results were negatively impacted in 1998 by a significant increase in gaming taxes imposed in Illinois. The introduction of new taxes or the increase in the rates of existing taxes could have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.

Anti-Gaming Initiatives--Anti-gaming initiatives have been proposed in Mississippi and Louisiana.

  The regulatory environment in any particular jurisdiction may change in the future and any such change could have a material adverse effect on our results of operations. In Mississippi, a proposal was filed on March 22, 1999 for a referendum to ban gaming in Mississippi within two years of enactment. Two similar referenda were proposed in 1998 which, if approved, would have amended the Mississippi Constitution to ban gaming in Mississippi and would have required all currently legal gaming entities to cease operations within two years of the ban. A Mississippi state circuit court judge ruled that the first of the proposed referenda was illegal because, among other reasons, it failed to include required information regarding its anticipated effect on government revenues. The Mississippi Supreme Court affirmed the circuit court ruling, but only on procedural grounds. The second referendum proposal also failed to include the same language on government revenues as the first referendum and was struck down by another Mississippi state circuit court judge on the same grounds as the first. The recently filed referendum must be approved by the Mississippi Secretary of State and signatures of approximately 98,000 registered voters must be gathered and certified in order for such a proposal to be included on a statewide ballot for consideration by the voters. The next election for which the proponents could place such a proposal on the ballot would be in November 2000. It has not yet been determined whether the recently filed initiative adequately addresses the issues regarding the effect on government revenues of a prohibition of gaming in Mississippi. If such referenda were approved or if legislation were enacted prohibiting gaming in Mississippi, it would have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.

  Also, in 1996, the State of Louisiana adopted a statute in connection with which voter referenda on the continuation of gaming were held locally where gaming operations are conducted and which, had the continuation of gaming been rejected by the voters, might have resulted in the termination of operations at the end of their current license terms. Louisiana's parishes voted to continue riverboat gaming in all parishes where such operations are currently conducted. Proposals to amend or supplement the Louisiana Riverboat Economic Development and Gaming Control Act are frequently introduced in the Louisiana State legislature. In addition, the State legislature, from time to time, considers proposals to repeal the act. If such proposals were approved or if legislation were enacted prohibiting gaming in Louisiana, it would have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.

Gaming Redemptions--We may require you to dispose of your new notes or redeem your new notes if any gaming authority finds you unsuitable to hold them.

  Under certain circumstances, we have the right, at our option, to cause a holder to dispose of its notes or to redeem its notes in order to comply with gaming laws to which we are subject. For more information, see the discussion under the section entitled "Description of the Registered Notes--Optional Redemption."

Business Interruptions--We may temporarily lose the service of our casinos.

  Our profitability is dependent upon the continued operations of our casino facilities. Any temporary closure of our casinos would negatively impact our profitability. The Aurora casino's gaming vessels could be lost from service due to casualty, mechanical failure or extended or extraordinary maintenance or inspection, or severe weather conditions, including floods. In addition, each vessel is subject to U.S. Coast Guard regulations requiring periodic hull inspections every three to five years, which could result in a temporary loss from service of the vessel. We currently maintain business interruption insurance on our Aurora and Tunica operations in amounts we consider adequate, but we cannot be sure that we will be able to maintain this insurance in the future in sufficient amounts on terms we consider commercially reasonable, or at all. The loss of service of any one of our casinos would have a material adverse effect on our financial condition, results of operations and ability to meet our obligations under the notes.

Key Personnel--We depend on our key personnel and skilled employees for our success. The loss of their services and the inability to hire and retain them could have a negative impact on us.

  The success of our casinos is largely dependent upon the efforts and skills of certain executive officers. The loss of any of these officers could have a material adverse effect on us. A shortage of skilled labor exists in the gaming industry, in general, and may be particularly acute in rural areas such as Tunica County, which may make it more difficult and expensive to attract and retain qualified employees. We cannot be sure that we will be able to hire and retain the necessary skilled labor to meet all of our needs.

Controlling Stockholders--The Pratt family is our principal stockholder and exercises control over us.

  As of December 31, 1998, the Pratt family owned approximately 54% of our outstanding common stock. As long as the Pratt family continues to beneficially own a significant percentage of the outstanding shares of our common stock, it will be able to control the election of our directors and exercise a controlling influence over our business and affairs.

Change of Control--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

  Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes. For more information, see the discussion under the section entitled "Description of the Registered Notes--Repurchase at the Option of Holders."

Lack of Public Market--No active trading market exists for the notes and one may not develop.

  No active trading market exists for the notes. We have been informed by the initial purchasers that they intend to make a market in the notes. However, the initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our markets and in the gaming industry in general. As a result, you cannot be sure that an active trading market will develop for the notes.

Year 2000 Issues--Our business and our suppliers' businesses are highly dependent on computer systems and any computer problems due to the Year 2000 may adversely affect our business.

  We use computer systems in virtually all areas of our operations. Should we or certain of our vendors not be "Year 2000 compliant," the operations of our casinos could be disrupted for an indeterminate period of time, potentially having a material adverse impact on our results of operations. Possible consequences of our not being Year 2000 compliant include, but are not limited to, problems with hotel reservations operations, hotel check-in/check-out procedures, point-of-sale transactions in food, beverage and retail areas and the updating and accumulation of slot machine player marketing information. Additionally, disruptions could occur to the compiling of financial information in our back-office accounting, purchasing, inventory and payroll systems. Embedded microchips in certain systems such as elevators, escalators and the heating, ventilation and air conditioning could lead to interruptions in service. All of these problems could inconvenience hotel and casino customers and have a material adverse effect on our financial condition, results of operations and ability to meet our obligations under the notes.

  We could also be exposed to Year 2000 problems should certain of our suppliers have disruptions to their operations due to Year 2000 problems. We do not consider these problems to be as significant as those with our own systems because in most instances we believe we could find alternate vendors for our supplies. However, Year 2000 problems for certain suppliers, such as utility providers, could result in disruptions to our casino operations for an indeterminate period of time. Additionally, should providers of financial services such as ATMs, credit card processing and credit card cash advance experience Year 2000 problems, our operations could be adversely affected. See the discussion under the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Consolidated Items--Year 2000 Compliance."

Failure to Exchange Original Notes--You may suffer adverse consequences if you fail to exchange your original notes.

  If you do not exchange your original notes for registered notes in connection with the exchange offer, you will continue to be subject to the provisions of the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes. In general, the original notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. We do not currently intend to register the original notes.

Forward-Looking Information--You should not place undue reliance on forward-looking information.

  This prospectus contains certain forward-looking statements about our financial condition, results of operations and business within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can find many of these statements by looking for words like "believes," "expects," "anticipates," "estimates," "intends," "may," "will," "could," "pro forma," or similar expressions used in this prospectus. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, among other things, those discussed above.

  All forward-looking statements speak only as of the date of this prospectus. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus.

  We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

                                USE OF PROCEEDS

  The net proceeds from the offering of the original notes were used to refinance our existing 12 3/4% Senior Secured Notes, and will be used to fund the Aurora casino expansion, to acquire Pratt Casino Corporation and to partially fund our equity investment in the planned Shreveport casino. The following table sets forth the sources and uses of the proceeds from the offering of the original notes (dollars in millions):

Sources
----------------------------------------------------------------------------------
                                                                            $310.0
11 1/4% Senior Secured Notes............................................... ------
                                                                              50.0
Floating Rate Senior Secured Notes......................................... ------
  Total Sources............................................................ $360.0
                                                                            ======

Uses
-------------------------------------------------------------------------------
Tender Offer, Satisfaction and Discharge of 12 3/4% Senior Secured
 Notes(1).............................................................. $224.0
Aurora Casino Expansion................................................   40.0
Escrow for Acquisition of Pratt Casino Corporation(2)..................   40.7
Partial Equity Investment in the Shreveport Casino.....................   25.0
General Corporate Purposes.............................................   19.6
Estimated Fees and Expenses(3).........................................   10.7
                                                                        ------
  Total Uses........................................................... $360.0
                                                                        ======

--------
(1) Includes the tender premium on our 12 3/4% Senior Secured Notes and assumes that all of our outstanding 12 3/4% Senior Secured Notes are repurchased in the tender offer.
(2) If we determine that we cannot consummate the acquisition of Pratt Casino Corporation, or in any event, if it has not been consummated by January 31, 2000, we must redeem $40.3 million of the notes at 101% of their principal amount.
(3) Includes the discount to initial purchasers and offering and tender offer expenses payable by us.

  We will not receive any cash proceeds from the exchange of the original notes for registered notes. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive in exchange original notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

                                CAPITALIZATION

  The following table sets forth our capitalization as of March 31, 1999 on an actual basis and on a pro forma basis after giving effect to the offering of the original notes, the acquisition of Pratt Casino Corporation, and the tender offer for and satisfaction and discharge of our 12 3/4% Senior Secured Notes, as if these transactions had occurred on March 31, 1999. Primarily as a result of the accounting treatment for our acquisition of Pratt Casino Corporation, the loss on the early retirement of our 12 3/4% Senior Secured Notes and the related write-off of the deferred financing fees on those notes, we have a significant negative net worth. The information set forth below should be read in conjunction with our unaudited quarterly consolidated financial statements, together with the related notes to the financial statements, included elsewhere in this prospectus.

                                                            As of March 31,
                                                                 1999
                                                          --------------------
                                                           Actual    Pro Forma
                                                          ---------  ---------
                                                            (in thousands)
Current maturities of long-term debt and capital lease
 obligations:
 Current maturities of long-term debt.................... $   7,614  $   2,614
 Capital lease obligations...............................       903        903
                                                          ---------  ---------
  Total current maturities of long-term debt and capital
   lease obligations.....................................     8,517      3,517
                                                          ---------  ---------
Long-term debt:
 11 1/4% Senior Secured Notes due 2007...................       --     310,000
 Floating Rate Senior Secured Notes due 2006.............       --      50,000
 12 3/4% Senior Secured Notes due 2003, net of
  unamortized discount of $6,739.........................   192,973        --
 Other...................................................     5,165      5,165
 Long-term capital lease obligations.....................    19,800     19,800
                                                          ---------  ---------
  Total long-term debt...................................   217,938    384,965
                                                          ---------  ---------
Minority interest........................................     3,109        --
                                                          ---------  ---------
Shareholders' equity (deficit):
 Common stock, $.0001 par value; authorized 50,000,000
  shares; issued and outstanding 24,950,000 shares.......         2          2
 Additional paid-in capital..............................   216,926    216,926
 Accumulated deficit(1)..................................  (209,086)  (279,682)
                                                          ---------  ---------
  Total shareholders' equity (deficit)...................     7,842    (62,754)
                                                          ---------  ---------
   Total capitalization.................................. $ 237,406  $ 325,728
                                                          =========  =========

--------
(1) Pro forma accumulated deficit includes the following: a $39.9 million net charge from the acquisition of Pratt Casino Corporation and a $30.7 million extraordinary loss on the early retirement of our 12 3/4% Senior Secured Notes.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following selected consolidated financial information and the following selected financial information of Hollywood Casino-Aurora and Hollywood Casino-Tunica for each of the five years in the period ended December 31, 1998 is derived from our audited, consolidated financial statements. The financial information for 1996, 1995 and 1994 includes the operating results of Greate Bay. On December 31, 1996, we distributed our approximate 80% ownership interest in Greate Bay to our stockholders. In 1998, our results of operations were negatively impacted by a significant increase in gaming taxes imposed by the Illinois legislature. Gaming taxes incurred by the Aurora casino increased by $11.6 million in 1998. The following financial information should be read in conjunction with the text under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes relating to those statements included in this prospectus.

               HOLLYWOOD CASINO CORPORATION AND ITS SUBSIDIARIES

                                    Year Ended December 31,
                          ------------------------------------------------
                            1998    1997(1)     1996      1995      1994
                          --------  --------  --------  --------  --------
                                         (in thousands)
Statement of Operations
 Data:
Net revenues............  $268,760  $267,757  $530,580  $539,943  $464,384
                          --------  --------  --------  --------  --------
Expenses:
 Departmental...........   197,836   185,753   426,769   396,157   338,776
 General and
  administrative........    17,778    16,790    37,169    36,914    33,189
 Management and
  consulting fees.......     1,200     3,927       --        --        --
 Depreciation and
  amortization..........    16,562    18,901    40,836    40,955    30,960
 Amortization of
  preopening costs......       --        --        --        --     11,002
 Development............       779     1,480     1,065     6,765     5,154
                          --------  --------  --------  --------  --------
  Total expenses........   234,155   226,851   505,839   480,791   419,081
                          --------  --------  --------  --------  --------
Income from operations
 before write down of
 assets.................    34,605    40,906    24,741    59,152    45,303
Write down of assets....       --    (19,678)  (22,141)      --        --
                          --------  --------  --------  --------  --------
Income from operations..    34,605    21,228     2,600    59,152    45,303
                          --------  --------  --------  --------  --------
Non-operating income
 (expenses):
 Interest income........     2,844     1,896     3,101     3,708     4,227
 Interest expense.......   (30,260)  (30,437)  (59,090)  (55,558)  (46,233)
 Tax settlement costs...    (1,087)      --        --        --        --
 (Loss) gain on disposal
  of assets.............       (61)      552    (1,841)     (514)      (26)
                          --------  --------  --------  --------  --------
 Total non-operating
  expenses, net.........   (28,564)  (27,989)  (57,830)  (52,364)  (42,032)
                          --------  --------  --------  --------  --------
Income (loss) before
 income taxes,
 extraordinary and other
 items..................     6,041    (6,761)  (55,230)    6,788     3,271
Income tax provision....      (816)   (5,359)      (63)     (268)   (1,527)
                          --------  --------  --------  --------  --------
Income (loss) before
 extraordinary and other
 items..................     5,225   (12,120)  (55,293)    6,520     1,744
Minority interest in
 earnings of Limited
 Partnership............    (6,494)   (5,012)      --        --        --
                          --------  --------  --------  --------  --------
(Loss) income before
 extraordinary items....    (1,269)  (17,132)  (55,293)    6,520     1,744
Extraordinary items:
 Early extinguishment of
  debt, net of related
  tax benefits(2).......      (336)     (215)      --    (23,808)      126
                          --------  --------  --------  --------  --------
Net (loss) income.......  $ (1,605) $(17,347) $(55,293) $(17,288) $  1,870
                          ========  ========  ========  ========  ========
Basic (loss) income per
 common share(3):
 (Loss) income before
  extraordinary items...  $   (.05) $   (.69) $  (2.24) $    .27  $    .07
 Extraordinary items....      (.01)     (.01)      --       (.97)      .01
                          --------  --------  --------  --------  --------
 Net (loss) income......  $   (.06) $   (.70) $  (2.24) $   (.70) $    .08
                          ========  ========  ========  ========  ========

                                         Year Ended December 31,
                               ------------------------------------------------
                                 1998    1997(1)     1996      1995      1994
                               --------  --------  --------  --------  --------
                                              (in thousands)
Diluted (loss) income per
 common share(3):
 (Loss) income before
  extraordinary items........  $   (.05) $   (.69) $  (2.24) $    .26  $    .07
 Extraordinary items.........      (.01)     (.01)      --       (.96)      .01
                               --------  --------  --------  --------  --------
 Net (loss) income...........  $   (.06) $   (.70) $  (2.24) $   (.70) $    .08
                               ========  ========  ========  ========  ========
Other Financial Data:
Adjusted EBITDA(4):
 Aurora casino EBITDA before
  management fees............  $ 39,228  $ 46,724  $ 44,100  $ 44,754  $ 50,588
 Tunica casino EBITDA before
  consulting fees and land
  lease......................    25,666    29,577    20,601    29,166     9,775
 Greate Bay EBITDA...........       --        --     10,914    41,091    40,240
 Tunica land lease...........    (3,899)   (3,935)   (3,486)   (3,608)   (1,210)
 Management and consulting
  fees.......................   (10,072)  (10,809)      --        --        --
 General Partnership
  interest...................     1,097       711       --        --        --
 Development expenses........      (779)   (1,480)   (1,065)   (6,765)   (5,154)
 Corporate expenses..........    (6,629)   (5,441)   (7,328)   (5,045)   (7,000)
                               --------  --------  --------  --------  --------
Total Adjusted EBITDA(4).....  $ 44,612  $ 55,347  $ 63,736  $ 99,593  $ 87,239
                               ========  ========  ========  ========  ========
Cash provided by operating
 activities..................  $ 16,751  $ 31,613  $ 12,309  $ 53,527  $ 40,439
Cash (used in) provided by
 investing activities........    (8,490)    1,961   (42,143)  (99,186) (115,416)
Cash (used in) provided by
 financing activities........    (6,402)  (14,803)   (5,216)   35,706    52,817
Capital expenditures.........   (12,037)   (5,101)  (53,078)  (55,009) (101,729)
Depreciation and
 amortization................   (16,562)  (18,901)  (40,836)  (40,955)  (41,962)
Ratio of earnings to fixed
 charges(5)..................       --        --        --       1.1x       --
                                            As of December 31,
                               ------------------------------------------------
                                 1998    1997(1)   1996(1)     1995      1994
                               --------  --------  --------  --------  --------
                                              (in thousands)
Balance Sheet Data:
Total assets.................  $270,740  $276,218  $308,158  $514,463  $464,135
Total debt, including capital
 lease obligations...........   227,529   226,922   232,046   496,847   432,117
Shareholders' equity
 (deficit)...................     7,512     9,117    38,836   (57,233)  (39,947)

--------
(1) Restated to reflect the modification of our income tax treatment resulting from the distribution of the common stock of Greate Bay--see Note 3 of notes to our consolidated financial statements.
(2) Includes the following items: (i) for 1998 and 1997, costs associated with our mandatory semi-annual offer to repurchase our 12 3/4% Senior Secured Notes, net of related tax benefit, and (ii) for 1995, costs associated with the October 1995 issuance of our 12 3/4% Senior Secured Notes.
(3) During 1997, we adopted the provisions of Financial Accounting Standards No. 128, "Earnings per Share." The earnings per share calculation has been restated for all prior periods presented.
(4) Adjusted EBITDA for the periods presented represents earnings before interest, taxes, depreciation and amortization, extraordinary items, write down of assets of $19.7 million and $22.1 million for the years ended December 31, 1997 and 1996, respectively, and tax settlement costs of $1.1 million for the year ended December 31, 1998. Adjusted EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.
(5) Earnings were insufficient to cover fixed charges by $0.3 million, $11.6 million, $55.7 million and $0.2 million in each of 1998, 1997, 1996 and 1994, respectively. For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses relating to debt and 33% of rent expense, which management believes is representative of the interest component of rent expense. Earnings consist of income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates, plus fixed charges, other than capitalized interest, but excluding the amortization thereof.

                         HOLLYWOOD CASINO--AURORA, INC.

                                        Year Ended December 31,
                              ------------------------------------------------
                                1998      1997      1996      1995      1994
                              --------  --------  --------  --------  --------
                                             (in thousands)
Statement of Operations
 Data:
Net revenues................  $162,947  $160,307  $163,391  $152,508  $148,000
                              --------  --------  --------  --------  --------
Expenses:
  Departmental..............   118,459   108,653   114,006   102,780    95,495
  General and
   administrative...........    14,136    14,673    14,645    14,406    11,926
  Depreciation and
   amortization.............     7,350     7,491     8,834     9,172     7,121
  Amortization of preopening
   costs....................       --        --        --        --      5,863
                              --------  --------  --------  --------  --------
   Total expenses...........   139,945   130,817   137,485   126,358   120,405
                              --------  --------  --------  --------  --------
Income from operations......    23,002    29,490    25,906    26,150    27,595
                              --------  --------  --------  --------  --------
Non-operating income
 (expense):
  Interest income...........       112       156       205       306       458
  Interest expense..........    (6,046)   (6,847)   (6,704)   (6,493)   (6,654)
  Gain on disposal of
   assets...................         4       134       --        --        --
                              --------  --------  --------  --------  --------
   Total non-operating
    expense, net............    (5,930)   (6,557)   (6,499)   (6,187)   (6,196)
                              --------  --------  --------  --------  --------
Income before income taxes
 and extraordinary item.....    17,072    22,933    19,407    19,963    21,399
Income tax provision........    (6,559)   (8,419)   (6,883)   (7,554)   (7,557)
                              --------  --------  --------  --------  --------
Income before extraordinary
 item.......................    10,513    14,514    12,524    12,409    13,842
Extraordinary item..........       --        --        --       (989)      --
                              --------  --------  --------  --------  --------
Net income..................  $ 10,513  $ 14,514  $ 12,524  $ 11,420  $ 13,842
                              ========  ========  ========  ========  ========
                                           As of December 31,
                              ------------------------------------------------
                                1998      1997      1996      1995      1994
                              --------  --------  --------  --------  --------
                                             (in thousands)
Balance Sheet Data:
Total assets................  $100,310  $104,071  $107,449  $ 93,196  $ 73,356
Total debt, including
 capital lease obligations..    54,248    58,972    65,430    55,829    50,141
Shareholder's equity........    28,720    28,948    28,033    25,549    14,071

                               HWCC--TUNICA, INC.

                                         Year Ended December 31,
                               -----------------------------------------------
                                 1998      1997      1996      1995    1994(1)
                               --------  --------  --------  --------  -------
                                             (in thousands)
Statement of Operations Data:
Net revenues.................  $105,773  $107,263  $ 94,524  $ 94,416  $32,413
                               --------  --------  --------  --------  -------
Expenses:
 Departmental................    79,328    77,058    72,602    63,842   22,623
 General and administrative..     5,813     5,769     5,962     5,711    2,425
 Depreciation and
  amortization...............     8,123     9,916    10,906    10,356    3,610
 Amortization of preopening
  costs......................       --        --        --        --     5,939
                               --------  --------  --------  --------  -------
  Total expenses.............    93,264    92,743    89,470    79,909   34,597
                               --------  --------  --------  --------  -------
Income (loss) from
 operations..................    12,509    14,520     5,054    14,507   (2,184)
                               --------  --------  --------  --------  -------
Non-operating income
 (expenses):
 Interest income.............       587       281       835       637      374
 Interest expense............   (10,937)  (10,980)  (10,060)  (10,792)  (4,454)
 (Loss) gain on disposal of
  assets.....................       (65)        6       (45)     (505)     --
                               --------  --------  --------  --------  -------
  Total non-operating
   expenses, net.............   (10,415)  (10,693)   (9,270)  (10,660)  (4,080)
                               --------  --------  --------  --------  -------
Income (loss) before income
 taxes and
 extraordinary items.........     2,094     3,827    (4,216)    3,847   (6,264)
Income tax (provision)
 benefit.....................      (689)      845       --        694      --
                               --------  --------  --------  --------  -------
Income (loss) before
 extraordinary items.........     1,405     4,672    (4,216)    4,541   (6,264)
Extraordinary items..........       --        --        --     (9,614)     126
                               --------  --------  --------  --------  -------
Net income (loss)............  $  1,405  $  4,672  $ (4,216) $ (5,073) $(6,138)
                               ========  ========  ========  ========  =======
                                           As of December 31,
                               -----------------------------------------------
                                 1998      1997      1996      1995     1994
                               --------  --------  --------  --------  -------
                                             (in thousands)
Balance Sheet Data:
Total assets.................  $120,461  $118,727  $116,620  $122,240  $99,889
Total debt, including capital
 lease obligations...........    85,798    85,683    86,645    88,340   61,789
Shareholder's equity.........    25,287    23,882    19,210    23,426   28,499

--------
(1) The Tunica casino commenced operations on August 8, 1994.

             SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION

  The following selected quarterly consolidated financial information and the following selected quarterly financial information of Hollywood Casino-Aurora and Hollywood Casino-Tunica for the three month periods ended March 31, 1999 and 1998 are derived from our unaudited, consolidated financial statements and, in our opinion, include normal recurring adjustments necessary for a fair presentation of the information. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be achieved for the year ending December 31, 1999. The following financial information should be read in conjunction with the text under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited quarterly consolidated financial statements and the notes relating to those statements included in this prospectus.

               HOLLYWOOD CASINO CORPORATION AND ITS SUBSIDIARIES

                                                  Three Months Ended March
                                                             31,
                                                 -----------------------------
                                                  1999     1998
                                                 -------  -------
                                                 (in thousands)
Statement of Operations Data:
Net revenues.................................... $69,773  $63,807
                                                 -------  -------
Expenses:
 Departmental...................................  51,085   45,673
 General and administrative.....................   4,585    4,305
 Consulting fees................................     300      300
 Depreciation and amortization..................   4,000    4,214
 Development....................................     215      255
                                                 -------  -------
  Total expenses................................  60,185   54,747
                                                 -------  -------
Income from operations..........................   9,588    9,060
                                                 -------  -------
Non-operating income (expenses):
 Interest income................................     359      672
 Interest expense...............................  (7,389)  (7,451)
 Loss on disposal of assets.....................      (1)      (1)
                                                 -------  -------
 Total non-operating expenses, net..............  (7,031)  (6,780)
                                                 -------  -------
Income before income taxes and other item.......   2,557    2,280
Income tax provision............................    (205)    (291)
                                                 -------  -------
Income before other item........................   2,352    1,989
Minority interest in earnings of Limited
 Partnership....................................  (2,022)  (1,920)
                                                 -------  -------
Net income...................................... $   330  $    69
                                                 =======  =======
Basic and diluted income per common share....... $   .01  $   .00
                                                 =======  =======

                                               Three Months Ended March 31,
                                            -----------------------------------
                                                 1999       1998
                                            -------------- -------
                                                (in thousands)
Other Financial Data:
Adjusted EBITDA(1):
 Aurora casino EBITDA before management
  fees.....................................    $ 10,534    $10,002
 Tunica casino EBITDA before consulting
  fees and land lease......................       6,758      6,601
 Tunica land lease.........................        (995)      (940)
 Management and consulting fees............      (2,900)    (2,846)
 General Partnership interest..............         259        304
 Development expenses......................        (215)      (255)
 Corporate expenses........................      (1,876)    (1,513)
                                               --------    -------
Total Adjusted EBITDA(1)...................    $ 11,565    $11,353
                                               ========    =======
Cash provided by operating activities......    $ 15,553    $19,262
Cash (used in) provided by investing
 activities................................        (800)     1,584
Cash used in financing activities..........      (3,390)    (3,242)
Capital expenditures.......................      (3,698)    (1,899)
Depreciation and amortization..............      (4,000)    (4,214)
Ratio of earnings to fixed charges(2)......        1.1x       1.1x
                                            March 31, 1999
                                            --------------
                                            (in thousands)
Balance Sheet Data:
Total assets...............................    $278,390
Total debt, including capital lease
 obligations...............................     226,455
Shareholders' equity.......................       7,842

--------
(1) Adjusted EBITDA for the periods presented represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.
(2) For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses relating to debt and 33% of rent expense, which management believes is representative of the interest component of rent expense. Earnings consist of income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates, plus fixed charges, other than capitalized interest, but excluding the amortization thereof.

                         HOLLYWOOD CASINO--AURORA, INC.

                                              Three Months Ended March 31,
                                           -----------------------------------
                                                1999       1998
                                           -------------- -------
                                                     (in thousands)
Statement of Operations Data:
Net revenues..............................    $ 43,393    $38,720
                                              --------    -------
Expenses:
 Departmental.............................      31,654     27,485
 General and administrative...............       3,806      3,781
 Depreciation and amortization............       1,785      1,924
                                              --------    -------
  Total expenses..........................      37,245     33,190
                                              --------    -------
Income from operations....................       6,148      5,530
                                              --------    -------
Non-operating income (expense):
 Interest income..........................          64         36
 Interest expense.........................      (1,434)    (1,590)
 Gain on disposal of assets...............           1          2
                                              --------    -------
  Total non-operating expense, net........      (1,369)    (1,552)
                                              --------    -------
Income before income taxes................       4,779      3,978
Income tax provision......................      (1,823)    (1,520)
                                              --------    -------
Net income................................    $  2,956    $ 2,458
                                              ========    =======
                                           March 31, 1999
                                           --------------
                                           (in thousands)
Balance Sheet Data:
Total assets..............................    $108,981
Total debt, including capital lease
 obligations..............................      53,958
Shareholder's equity......................      31,676

                               HWCC--TUNICA, INC.

                                              Three Months Ended March 31,
                                           -----------------------------------
                                                1999       1998
                                           -------------- -------
                                               (in thousands)
Statement of Operations Data:
Net revenues..............................    $ 26,375    $25,072
                                              --------    -------
Expenses:
 Departmental.............................      19,431     18,151
 General and administrative...............       1,479      1,557
 Depreciation and amortization............       1,966      2,020
                                              --------    -------
  Total expenses..........................      22,876     21,728
                                              --------    -------
Income from operations....................       3,499      3,344
                                              --------    -------
Non-operating income (expenses):
 Interest income..........................         135        122
 Interest expense.........................      (2,740)    (2,731)
 Loss on disposal of assets...............          (2)        (3)
                                              --------    -------
  Total non-operating expenses, net.......      (2,607)    (2,612)
                                              --------    -------
Income before income taxes ...............         892        732
Income tax provision......................         --         --
                                              --------    -------
Net income................................    $    892    $   732
                                              ========    =======
                                           March 31, 1999
                                           --------------
                                           (in thousands)
Balance Sheet Data:
Total assets..............................    $115,554
Total debt, including capital lease
 obligations..............................      87,414
Shareholder's equity......................      18,179

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following should be read in conjunction with our consolidated financial statements and the notes relating to those statements included in this prospectus.

Results of Operations for the Three Month Periods Ended March 31, 1999 and
1998

  Our net revenues for the three month period ended March 31, 1999 of $69.8 million, represent a 9.4% increase from the $63.8 million during the same period of 1998. The increase is attributable to improved net revenues at the Aurora casino of $4.7 million, or 12.1%, and at the Tunica casino of $1.3 million, or 5.2%. Operating expenses increased by $5.4 million to $60.2 million during the three month period ended March 31, 1999 from $54.7 million during the same period of 1998.

  Consequently, our income from operations increased by $528,000, or 5.8%, during the first quarter of 1999 compared to the same period of 1998. Income from operations at the Aurora casino increased by $618,000 to $6.1 million during the three month period ended March 31, 1999 compared with the same period of 1998 due to increased patron volume. Income from operations at the Tunica casino increased slightly by $155,000 to $3.5 million due primarily to a refocusing of marketing efforts and to improved hold percentages.

Aurora Casino

 General. Income from operations at the Aurora casino, adjusted to exclude management fees, amounted to $8.7 million and $8.1 million, respectively, for the three month periods ended March 31, 1999 and 1998. The 1999 increase results from improvement in casino revenues as a result of increased marketing efforts and, as explained below, to an increase in the number of daily cruises during the first quarter of 1999 compared to 1998.

 Gaming Operations. The following table sets forth certain unaudited financial and operating data for the Aurora casino's operations for the three month periods ended March 31, 1999 and 1998.

                                                        Three Months Ended
                                                             March 31,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
Revenues:
  Table games....................................... $ 10,465,000  $ 11,410,000
  Slot machines.....................................   30,776,000    25,024,000
  Poker revenues....................................      568,000       669,000
                                                     ------------  ------------
    Total........................................... $ 41,809,000  $ 37,103,000
                                                     ============  ============
Table games:
  Gross wagering (drop)(1).......................... $ 59,408,000  $ 62,897,000
  Hold percentage(2)................................         17.6%         18.1%
Slot machines:
  Gross wagering (handle)(1)........................ $542,397,000  $444,823,000
  Hold percentage(2)................................          5.7%          5.6%

--------
(1) Gross wagering consists of the total value of chips purchased for table games ("drop") and coins wagered in slot machines ("handle").
(2) Casino revenues consist of the portion of gross wagering that a casino retains and, as a percentage of gross wagering, is referred to as the "hold percentage".

  Total gross wagering at the Aurora casino as measured by table drop and slot machine handle increased $94.1 million, or 18.5%, during the first quarter of 1999 compared to the first quarter of 1998. The increase reflects increased patron volume primarily in slot machine wagering as a result of an aggressive marketing campaign which began in 1998. Additionally, during January and February of 1998, the smaller of the Aurora casino's two riverboats ceased operating daytime cruises on weekdays in an effort to reduce less profitable operations in response to an unprecedented increase in gaming taxes imposed by the state of Illinois effective January 1, 1998. All cruises resumed in March 1998; however, patron volume during the first quarter of 1998 was approximately 25,000 less than in the first quarter of 1999.

 Revenues. Casino revenues increased $4.7 million, or 12.7%, during the first quarter of 1999, compared to the same period of 1998 due to the increases in gross wagering previously discussed. Table game revenues decreased $945,000, or 8.3%, during the first quarter of 1999 compared to the 1998 period as a result of the 5.5% decrease in drop coupled with the decline in the table game hold percentage to 17.6% in 1999 from 18.1% in 1998. The 21.9% increase in slot machine handle together with a slight increase in the slot machine hold percentage during the first quarter of 1999 resulted in a three month slot machine revenue increase of $5.8 million, or 23%, compared to the corresponding period in 1998. Poker revenues declined $101,000, or 15.1%, due to increased competition from the August 1998 opening of a poker room by a nearby riverboat operator.

  Food and beverage revenues at the Aurora casino increased $115,000, or 3.6%, during the first quarter of 1999 compared to the prior year period reflecting the increased patron volume during 1999. Other revenues did not change significantly during the three month period ended March 31, 1999 compared to the same period of 1998.

  Promotional allowances represent the estimated value of goods and services provided free of charge to casino customers under various marketing programs. These allowances, as a percentage of food and beverage and other revenues at the Aurora casino, were 60.4% during the three month period ended March 31, 1999 compared to 58.1% during the like period in 1998. The increase from the prior year period reflects an increase in promotional activities as part of the Aurora casino's marketing efforts.

 Departmental Expenses. Casino expenses increased $4.2 million, or 16.1%, during the first quarter of 1999 compared to the 1998 period. Such increase results from additional gaming taxes associated with the increase in casino revenues as well as to the higher marketing expenses previously discussed.

  Food and beverage expenses increased $80,000, or 6.7%, during the first quarter of 1999 compared to the same period in 1998 again reflecting the increased patron volume. Other expenses decreased $100,000, or 31.1%, during the first quarter of 1999 compared to the 1998 period due to reductions in personnel and other non-departmental operating expenses resulting from management's efforts to contain costs.

Tunica Casino

 General. Income from operations at the Tunica casino amounted to $3.5 million for the three month period ended March 31, 1999 compared to $3.3 million during the same period of 1998. The increase is primarily attributable to increases in gross wagering and to improvement in the slot machine and table games hold percentages.

 Gaming Operations. The following table sets forth certain unaudited financial and operating data relating to the operations of the Tunica facility for the three month periods ended March 31, 1999 and 1998.

                                                     Three Months Ended March
                                                                31,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
Casino Revenues:
  Table games....................................... $  3,803,000  $  3,443,000
  Slot machines.....................................   20,491,000    19,146,000
  Poker revenues....................................      242,000       214,000
                                                     ------------  ------------
    Total........................................... $ 24,536,000  $ 22,803,000
                                                     ============  ============
Table games:
  Gross wagering (drop)(1).......................... $ 19,127,000  $ 18,686,000
  Hold percentage(2)................................         19.9%         18.4%
Slot machines:
  Gross wagering (handle)(1)........................ $390,615,000  $372,017,000
  Hold percentage(2)................................          5.2%          5.1%

--------
(1)(2) See corresponding notes to the table at "Aurora casino--Gaming Operations" above.

  Total gross wagering at the Tunica casino as measured by table game drop and slot machine handle increased $19 million, or 4.9%, during the three month period ended March 31, 1999 compared to the same period of 1998. Slot machine handle and table game drop increased by $18.6 million, or 5%, and $441,000, or 2.4%, respectively, during the first quarter of 1999 compared to the prior year period. Management believes such increases are attributable to the implementation of a new, more aggressive marketing campaign designed to reposition the Tunica casino within the Tunica gaming market. Patron volume declined slightly during the first quarter of 1999 compared to the same period in 1998 indicating that the Tunica casino has been successful in attracting higher value patrons.

 Revenues. Casino revenues increased $1.7 million, or 7.6%, during the three month period ended March 31, 1999 compared to the 1998 period. Table game revenues increased 10.5% during the first quarter of 1999 due to the increase in table drop discussed above combined with an increase in the table game hold percentage to 19.9% in 1999 from 18.4% in 1998. Slot machine revenue increased $1.3 million, or 7%, during the first quarter of 1999 compared to the 1998 first quarter reflecting the increase in gross wagering discussed above coupled with a slight increase in the slot machine hold percentage to 5.2% in 1999 from 5.1% in 1998. Poker revenues also increased by 13.1% during the first quarter 1999 period.

  Rooms revenue increased $387,000, or 19.3%, during the three month period ended March 31, 1999 compared to the same period in 1998. Hotel occupancy rates declined slightly to 80.8% in the first quarter of 1999 compared to 82% in the 1998 first quarter period. Renovations to hotel rooms and suites together with inclement weather in January 1999 negatively impacted occupancy rates; however, occupancy rates during February and March of 1999 surpassed those of the corresponding months in 1998. The improvement in room revenues resulted from an increase in the average daily room rate to $64 during the 1999 period from $51 during the 1998 period. Food and beverage and other revenues did not change significantly during the first quarter of 1999 compared to the same period in 1998.

  Promotional allowances represent the estimated value of goods and services provided free of charge to casino customers under various marketing programs. Such allowances, as a percentage of rooms, food and beverage and other revenues, increased to 71% from 61.1% during the three month period ended March 31, 1999 compared to 1998. The first quarter percentage increase is the result of higher complimentary room and food and beverage costs due to increased marketing efforts.

 Departmental Expenses. Casino expenses increased $1.6 million, or 9.6%, during the three month period ended March 31, 1999 compared to the 1998 period reflecting the implementation of marketing programs. Rooms expense decreased $176,000, or 40%, during the first quarter of 1999 compared to the prior year period reflecting the increased allocation of hotel costs associated with marketing programs to the casino department. Food and beverage and other expenses also decreased by $66,000, or 6.8%, and $51,000, or 15.7%, respectively, for the period ended March 31, 1999 compared to the 1998 period as a result of increased allocations to the casino department.

Other Items

  Our operating expenses, exclusive of the Aurora casino and Tunica casino, consist primarily of general and administrative expenses and expenses incurred in connection with the pursuit of additional gaming venues.

 General and Administrative. General and administrative expenses increased by $280,000, or 6.5%, during the first quarter of 1999 compared to the same period in 1998. Such expenses at the Aurora casino (net of management fees) decreased by 2.3% for the 1999 three month period as a result of management's efforts to control costs. The Tunica casino also experienced a reduction in general and administrative expenses of 6.2% (net of consulting fees) for the three month period ended March 31, 1999 compared to the prior year primarily as a result of cost containment efforts. The remaining corporate general and administrative expense increase of $387,000, or 21.3%, for the 1999 three month period results from increases in corporate overhead costs, primarily in legal fees and personnel costs.

 Depreciation and Amortization. Depreciation and amortization expense decreased $214,000, or 5.1%, during the three month period ended March 31, 1999 compared to the 1998 period primarily due to certain operating equipment at the Aurora casino becoming fully depreciated during June 1998.

 Development Expenses. Development expenses represent costs incurred in connection with our pursuit of potential gaming opportunities in jurisdictions where gaming has not been legalized. Such costs decreased by $40,000, or 15.7%, during the three month period ended March 31, 1999 compared to the 1998 period primarily as a result of an overall decrease in prospective venues and projects.

 Interest. Interest income decreased $313,000, or 46.6%, for the three month period ended March 31, 1999 compared to the same period of 1998 as a result of less cash being available for investment purposes during the 1999 period and to the discontinuation of the recording of interest income with respect to outstanding loans to Greate Bay. Interest expense did not change significantly during the three month period ended March 31, 1999 compared to the prior year period.

 Income Taxes. Management believes that it is more likely than not that our future consolidated taxable income (primarily from the Aurora casino and the Tunica casino) will be sufficient to utilize at least a portion of the net operating loss carryforwards, tax credits and other deferred tax assets resulting from temporary differences. Accordingly, under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", the consolidated balance sheet reflects a net deferred tax asset of $1.8 million as of March 31, 1999.

Results of Operations for the Years ended December 31, 1998, 1997 and 1996

  The following presentation is adjusted to present all periods on a comparable basis by reflecting the following:

  On December 31, 1996, we distributed all of the common stock of Greate Bay held by us to our stockholders, which resulted in Greate Bay no longer being our subsidiary. For the year ended December 31, 1996, however, the operations of Greate Bay are included in our consolidated results of operations. The following table sets forth our pro forma losses before income taxes and other items, exclusive of Greate Bay and its subsidiaries, for the year ended December 31, 1996 as if the distribution of Greate Bay common stock had occurred at December 31, 1995 and, as a result, Greate Bay and its subsidiaries had not been consolidated with us.

  On April 1, 1997, we acquired the general partnership interest in the limited partnership that manages the Aurora casino. Prior to that date, the limited partnership was wholly owned by subsidiaries of Greate Bay. As a result of the purchase, the limited partnership is now consolidated with us, and earnings attributable to the limited partnership interest not owned by us are deducted from our operating income as minority interest. The 1997 financial information set forth below is adjusted from the consolidated financial statements presented elsewhere to include only the earnings attributable to us as general partner in income before taxes, nonrecurring, extraordinary and other items.

  Except for this presentation, the impact of Greate Bay's exclusion from the 1998 and 1997 results of operations will not be addressed in the discussion that follows.

                                                  Year Ended December 31,
                                                 ----------------------------
                                                 1998(1)   1997(2)     1996
                                                 --------  --------  --------
                                                       (in thousands)
Casino revenues................................. $252,863  $251,471  $244,485
Other departmental revenues.....................   42,425    41,454    36,660
  Less--promotional allowances..................  (26,528)  (25,168)  (22,658)
                                                 --------  --------  --------
    Net revenues................................  268,760   267,757   258,487
                                                 --------  --------  --------
Casino expenses.................................  184,589   171,623   174,032
Other departmental expenses.....................   13,247    14,130    12,716
General and administrative expenses.............   16,497    15,631    18,766
Management and consulting fees..................   10,072    10,809    10,560
Depreciation and amortization...................   16,562    18,901    21,006
Development expenses............................      779     1,480     1,065
                                                 --------  --------  --------
    Total expenses..............................  241,746   232,574   238,145
                                                 --------  --------  --------
Operating income before write down of assets....   27,014    35,183    20,342
Write down of assets............................      --    (19,678)  (22,141)
                                                 --------  --------  --------
Income (loss) from operations...................   27,014    15,505    (1,799)
Interest expense, net...........................  (27,385)  (28,453)  (26,563)
Tax settlement costs............................   (1,087)      --        --
(Loss) gain on disposal of assets...............      (61)      552       (46)
Equity in earnings of general partnership.......    1,066       800       --
                                                 --------  --------  --------
Loss before income taxes, extraordinary and
 other items.................................... $   (453) $(11,596) $(28,408)
                                                 ========  ========  ========

--------
(1) As presented in consolidated financial statements except for the general partnership interest.
(2) The adjusted financial information for 1997 has been restated to reflect changes resulting from our modification of the tax treatment for the distribution of Greate Bay common stock. See Note 3 of Notes to Consolidated Financial Statements.

  Our net revenues for 1998 reflect an increase of $1 million, or less than 1%, from the $267.8 million earned during 1997. The 1998 increase was realized by improved net revenues at the Aurora casino which more than offset the decline in net revenues at the Tunica casino. Net revenues for the year ended December 31, 1997 were $267.8 million, an increase of 3.6% from net revenues of $258.5 million in 1996. The 1997 increase is directly attributable to the $12.7 million, or 13.5%, increase in net revenues at the Tunica casino, offset by a $3.1 million, or 1.9%, decline in net revenues at the Aurora casino.

  The 1998 decline in income from ongoing operations of $8.2 million, or 23.2%, compared to 1997 reflects the slight increase in net revenues offset by a $9.2 million, or 3.9%, increase in operating expenses other than asset write downs. The increase in ongoing operating expenses primarily resulted from increased gaming taxes at the Aurora casino as well as higher marketing and promotional expenses in response to increased competition at both the Aurora casino and the Tunica casino. The 1997 increase in net revenues over the prior year, coupled with a 2.3% decline in operating expenses, exclusive of asset write downs, results in our ongoing income from operations improving by $14.8 million, or 73%, to $35.2 million in 1997 from $20.3 million in 1996.

Aurora Casino

  General. Income from operations at the Aurora casino, adjusted to exclude management fees, amounted to $31.9 million for the year ended December 31, 1998 compared to $39.1 million and $35.3 million, respectively, during 1997 and 1996. The 1998 decrease from the prior year is primarily due to an increase in the Illinois wagering tax rate which took effect on January 1, 1998. The new tax structure consists of a graduated tax rate system with rates ranging from 15% to 35% based on total adjusted gross receipts. For the years ended December 31, 1998 and 1997, the Aurora casino paid or accrued wagering taxes of $42.4 million and $30.7 million, respectively. Had the new rates been in effect during 1997, the wagering tax for the Aurora casino would have been $41.3 million. Management has pursued an operating strategy of implementing changes to its cruising schedule and curtailing marginally profitable operations in response to the increased taxes. The 1998 increase in wagering taxes also reflects the 1.6% increase in gaming revenues compared to the prior year. The operating income decrease is also attributable to increased competition from the opening in northern Indiana of two riverboat gaming operations during April and August 1997. These two operations added approximately 3,700 new gaming positions to the Chicago market area, an increase of nearly 35%.

  Income from operations increased 10.9% during 1997, as compared to 1996, despite increased competition from the opening in northern Indiana of three riverboat gaming operations during June 1996 and two additional operations in April and August 1997 which more than doubled gaming capacity in the Chicago area. The new facilities added approximately 9,100 gaming positions to the Chicago area; the four existing Illinois riverboats in the Chicago area have less than 5,300 gaming positions. The Chicago area riverboats in general, and the Aurora casino in particular, continued to adjust and respond to this increased competition as demonstrated by the Aurora casino's increase in net revenue during both the third and fourth quarters of 1997 compared to the same periods in 1996. The second half of the 1996 period was also negatively impacted by severe local flooding in July 1996 which caused the cancellation of several cruises. Local economic conditions were also negatively impacted for a period of time as a result of extensive flood damage in the surrounding area.

  Gaming Operations. The following table sets forth selected unaudited financial and operating data for the Aurora casino's operations for the years ended December 31, 1998, 1997 and 1996.

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
                                                  (in thousands, except
                                                       percentages)
Revenues:
  Table games............................... $   42,942  $   47,206  $   51,230
  Slot machines.............................    111,192     105,413     105,894
  Poker revenues............................      2,270       1,346         --
                                             ----------  ----------  ----------
    Total................................... $  156,404  $  153,965  $  157,124
                                             ==========  ==========  ==========
Table games:
  Gross wagering (drop)(1).................. $  247,911  $  273,689  $  304,851
  Hold percentages(2).......................       17.3%       17.3%       16.8%
Slot machines:
  Gross wagering (handle)(1)................ $1,983,873  $1,866,687  $1,902,642
  Hold percentages(2).......................        5.6%        5.7%        5.6%

--------
(1) Gross wagering consists of the total value of chips purchased for table games ("drop") and coins wagered in slot machines ("handle").
(2) Casino revenues consist of the portion of gross wagering that a casino retains and, as a percentage of gross wagering, is referred to as the "hold percentage."

  Total gross wagering at the Aurora casino as measured by table drop and slot machine handle increased by $91.4 million, or 4.3%, during 1998 compared to 1997. The increase results from the continuation of aggressive marketing and promotional programs introduced in the second quarter of 1998 to recapture market share in the Chicago area. Declines in gross wagering during the 1998 first quarter resulted from reductions in patron volume due to changes in the Aurora casino's cruising schedule. In an effort to reduce unprofitable operations and capitalize on profitable cruises in response to the increased wagering tax discussed above, the smaller of the Aurora casino's two riverboats ceased operating daytime cruises on weekdays during January and February; however, all cruises resumed in March. Increased competition in the Chicago market due to the opening of two new casinos in northern Indiana in April and August 1997 has also limited growth in casino wagering.

  Total gross wagering decreased by $67.1 million, or 3%, during 1997 compared to 1996. The decrease is directly attributable to the competition from the five new casinos mentioned above. The 1997 decline in total gross wagering reflects a slot handle decline of $36 million, or 1.9%, and a table drop decrease of $31.1 million, or 10.2%. For the second half of 1997, total gross wagering was $34.1 million, or 3.3%, greater than the comparable period in 1996. The second half 1997 increase reflects the Aurora casino's adjustment to the increased competition (the comparable 1996 period includes operations subsequent to the opening of three of the five new Indiana riverboat operations) as well as the impact of local flooding in 1996. The 1997 annual period decrease in casino wagering continues to reflect the significance of the additional gaming competition in the Chicago market area from the Indiana gaming operations. However, the Illinois-based riverboat operators located closer to the new Indiana facilities and which drew a greater percentage of their customers from areas now more conveniently served by the Indiana facilities suffered a greater loss of patronage than the Aurora casino. The Aurora casino's 1997 decrease in gross wagering compares favorably with the decrease in gross wagering for the two Joliet, Illinois riverboat operators which, based on information published by the Illinois Gaming Board, suffered a combined decrease in gross wagering of 15% during the year ended December 31, 1997 compared to 1996. Accordingly, the Aurora casino's location and resulting customer base west of Chicago together with the success of its facility improvements program, including the completion of a new 500-space parking garage facility during September 1996, have helped maintain patron volume.

  Revenues. Casino revenues increased by 1.6% during 1998 compared to 1997. Table game revenues decreased $4.3 million, or 9%, during 1998 compared to 1997 reflecting the 9.4% decrease in drop. Slot machine revenues during 1998 increased $5.8 million, or 5.5%, compared to 1997 reflecting the 6.3% increase in slot wagering partially offset by the decline in the slot machine hold percentage to 5.6% from 5.7%. Casino revenues were also favorably impacted by the introduction of poker during the second quarter of 1997, which generated casino revenues of $2.3 million during 1998 compared to $1.3 million during 1997.

  Casino revenues decreased $3.2 million, or 2%, during the year ended December 31, 1997 compared to 1996. The 1997 decrease reflects a decline in table game revenues of $4 million, or 7.9%, resulting from the decrease in table drop mentioned above, lessened somewhat by an increase in the hold percentage to 17.3% in 1997 from 16.8% in 1996. Slot machine revenue declined only slightly, less than 1%, in 1997 compared to 1996 despite the $36 million decline in slot machine handle as the slot machine hold percentage increased slightly to 5.7% in 1997 from 5.6% in 1996.

  Food and beverage revenues did not change significantly during 1998 compared to 1997 or during 1997 compared to 1996.

  Other revenues increased $897,000, or 46.7%, during 1998 compared to 1997 after declining by $2 million, or 50.7%, during 1997 compared to 1996 primarily due to management's decision to reinstate valet and parking garage fees in 1998 which had been eliminated during 1997 due to competitive pressures.

  Promotional allowances represent the estimated value of goods and services provided free of charge to casino customers under various marketing programs. These allowances, as a percentage of food and beverage and other revenues at the Aurora casino, were 60.6%, 60.7% and 64.5%, respectively, during the years ended December 31, 1998, 1997 and 1996. The 1998 change is not significant; the 1997 decrease represents the reduction of promotional activity with respect to parking as mentioned above.

  Departmental Expenses. Casino expenses increased $10.1 million, or 9.9%, during 1998 compared to 1997 primarily due to the wagering tax increase discussed above. Higher marketing costs, partially offset by reductions in payroll costs, also contributed to the increase. Gaming taxes imposed by the State of Illinois are determined using a graduated tax rate applied to the licensee's gaming revenues. The Aurora casino expenses such gaming taxes based on its anticipated annual effective tax rate. Casino expenses in 1997 decreased $5.9 million, or 5.5%, from the prior year reflecting management's success at controlling personnel costs and improving overall profitability.

  Food and beverage expenses did not change significantly during 1998 compared to 1997 or during 1997 compared to 1996.

  Other expenses decreased $309,000, or 18.8%, during 1998 compared to 1997 reflecting reductions in personnel and other operating expenses. Other expenses increased $575,000, or 53.9%, in 1997 compared to 1996 as fewer expenses were allocated to the casino department, primarily as a result of reduced parking costs.

Tunica Casino

  General. The Tunica casino earned income from operations, adjusted to exclude consulting fees payable to a subsidiary of Greate Bay, of $13.7 million in 1998 compared to $15.7 million in 1997 and $6.3 million in 1996. The 1998 decrease is attributable to a lower than expected table games hold percentages and to increased competition in the Tunica market which has resulted in increased marketing costs. The competitive pressure has resulted from the opening of approximately 1,700 new hotel rooms by other casino operators during the fourth quarter of 1997 and early 1998. The increase in 1997 was primarily due to the opening of the Tunica casino's new 352-room hotel tower in September 1996, which increased room capacity by over 225% and added luxury suites, meeting spaces, and other amenities.

  Gaming Operations. The following table sets forth certain unaudited financial and operating data relating to the operations of the Tunica facility for the years ended December 31, 1998, 1997 and 1996.

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------  ----------  ----------
                                                  (in thousands, except
                                                       percentages)
Casino Revenues:
  Table games............................... $   13,658  $   15,083  $   16,650
  Slot machines.............................     81,801      81,404      69,644
  Poker revenues............................      1,000       1,019       1,067
                                             ----------  ----------  ----------
    Total................................... $   96,459  $   97,506  $   87,361
                                             ==========  ==========  ==========
Table games:
  Gross wagering (drop)(1).................. $   76,366  $   78,115  $   82,350
  Hold percentage(2)........................       17.9%       19.3%       20.2%
Slot machines:
  Gross wagering (handle)(1)................ $1,555,316  $1,595,645  $1,332,949
  Hold percentage(2)........................        5.3%        5.1%        5.2%

--------
(1)(2)See corresponding notes to the table at "Aurora Casino--Gaming Operations" above.

  Total gross wagering at the Tunica casino as measured by table game drop and slot machine handle decreased by $42.1 million, or 2.5%, during 1998 compared to 1997. The decreased patron volume is directly attributable to increased competition in the Tunica market. Slot machine handle decreased by $40.3 million, or 2.5%, and table game drop decreased by $1.8 million, or 2.2%, during 1998 compared to 1997.

  Total gross wagering increased $258.5 million, or 18.3%, during 1997 compared to 1996. The additional patron volume is directly attributable to the hotel expansion mentioned above. This increase reflects an increase in slot machine handle of $262.7 million, or 19.7%, offset by a decline in table game drop of $4.2 million, or 5.1%.

  Revenues. Casino revenues decreased $1 million, or 1.1%, during 1998 compared to 1997. Table game revenues decreased 9.4% during 1998 due to the previously discussed decline in table drop coupled with an overall decline in the hold percentage to 17.9% in 1998 from 19.3% in 1997. Slot machine revenues did not change significantly during 1998 compared to the prior year as the change in gross wagering was virtually offset by the impact of the change in the slot machine hold percentage. Poker revenues decreased 1.9% during 1998 compared to the prior year primarily from a reduction in the number of poker tables during the period from ten to six.

  Total casino revenues in 1997 increased $10.1 million, or 11.6%, compared to 1996. Slot machine revenues increased $11.8 million, or 16.9%, as a result of the increase in slot handle described above. This increase in revenue was partially offset by a 9.4% decrease in table game revenues, to $15.1 million in 1997 from $16.7 million in 1996. The decrease in table game revenues is attributable to a decline in table drop of $4.2 million, as discussed above, coupled with a drop in the hold percentage to 19.3% in 1997 from 20.2% in 1996.

  Rooms revenue decreased $265,000, or 2.7%, during 1998 compared to 1997 due to increased competition for overnight patrons. Hotel occupancy rates decreased as a result of the additional competition to approximately 82% in the first quarter of 1998 from approximately 88% during the same period of 1997. Occupancy rates at the Tunica casino for the second, third and fourth quarters of 1998 rebounded to approximately 92%, compared to 93% during the corresponding period of 1997, as the market began to absorb the additional hotel room capacity. Occupancy rates during the period from September through December 1998 were also negatively impacted by rooms being taken out of service for maintenance and upgrading. Room revenues increased in 1997 by $4.3 million, or 81.1%, compared to 1996 as a result of the opening of the Tunica casino's new 352-room hotel tower during the third quarter of 1996, increasing the number of guest rooms by over 225%. Hotel occupancy rates decreased slightly as a result of the additional room capacity, declining to an average of 92% for 1997 and 88% for the period from August through December 1996, from an average of 99.7% from January through July 1996. The addition of recreational vehicle parking spaces has also contributed to the increases in rooms revenue. Additions of 51 and 22 parking spaces, respectively, were made to the RV Park at the Tunica casino in 1998 and 1997 bringing the total current number of parking spaces to 123.

  Food and beverage revenues increased $719,000, or 5%, during 1998 compared to 1997 as a result of increases in both food prices and in the number of dining patrons resulting from increased promotional activities. Food and beverage revenues in 1997 increased $2.3 million, or 19.5%, principally due to additional patron volume, increased marketing efforts and the opening of a new casual dining outlet. Other revenues increased $209,000, or 18%, during 1998 compared to the prior year due to increased patron volume using such services. Other revenues increased by 6.1% during 1997 compared to 1996 due to increased patron volume with respect to such ancillary services as telephones, cable television and vending machines.

  Promotional allowances represent the estimated value of goods and services provided free of charge to casino customers under various marketing programs. These allowances, as a percentage of rooms, food and beverage and other revenues, increased to 63.9% in 1998 from 61.2% during 1997 and 61.1% in 1996. The 1998 increase results from increased complimentary food and beverage and other services due to increased marketing efforts. Although the dollar amount of promotional allowances increased by $4.1 million, or 36.7%, the stability of the percentage of promotional allowances in 1997 compared to 1996 indicates that management's efforts to increase revenues while controlling the cost of promotional activities were successful.

  Departmental Expenses. Casino expenses increased by $2.8 million, or 4.1%, during 1998 compared to 1997 as a result of additional promotional activities instituted during the third quarter of 1998 in response to competitive pressures. Casino expenses in 1997 increased $3.5 million, or 5.3%, due to additional patron volume as evidenced by the 11.6% increase in casino revenues.

  Rooms expense did not change significantly during 1998 compared to 1997. Rooms expense in 1997 increased $262,000, or 16.7%, compared to the prior year primarily due to the additional patron volume associated with the opening of the new hotel tower.

  Despite the increases in food and beverage revenues discussed above, food and beverage expenses decreased by $402,000, or 9.3%, during 1998 compared to 1997. Such decrease results from the previously noted increase in marketing activities with respect to food and beverage programs, the costs of which are allocated to casino expenses. Food and beverage expense increased $573,000, or 15.3%, during 1997 compared to the prior year primarily due to increased patron volume associated with the opening of the new hotel tower and additional dining outlets. Such increase was partially offset by increased promotional activity, the cost of which is allocated to the casino department. The decrease in other expenses during 1998 compared to 1997 was not significant from a monetary amount. The increase in other expenses of $143,000, or 11.4%, during 1997 compared to the prior year reflects increased costs associated with merchandise sales and lounge entertainment.

Other Items

  Our operating expenses, exclusive of the Aurora casino and the Tunica casino, consist primarily of general and administrative expenses and expenses incurred in connection with the pursuit of additional gaming venues.

  General and Administrative. General and administrative expenses increased $866,000, or 5.5%, during 1998 compared to 1997. Increases in such costs at the Aurora casino of 3.9% and at the Tunica casino of 1.0% were not significant; the remaining increase of $622,000 in corporate overhead costs resulted primarily from increases in professional fees. General and administrative expenses decreased $3.1 million, or 16.7%, in 1997 compared to the prior year. Such expenses decreased 4.2% at the Aurora casino and 4.1% at the Tunica casino due to management's cost containment efforts. The remaining corporate decline in general and administrative expense of $2.7 million is due to reductions in corporate overhead costs, primarily in travel costs and professional fees.

  Depreciation and Amortization. Depreciation and amortization decreased by $2.3 million, or 12.4%, in 1998 compared to 1997 and by $2.1 million, or 10%, in 1997 compared to 1996. The 1998 decrease results primarily from certain operating equipment at the Tunica casino becoming fully depreciated during the third quarter of 1998. Although completion of a parking garage at the Aurora casino and a new hotel tower at the Tunica casino during the third quarter of 1996 significantly increased the amount of depreciable assets, the revision in estimated useful lives of buildings, barges and certain operating equipment effective October 1, 1996 resulted in an overall decrease in depreciation and amortization during 1997 compared to 1996.

  Development Expenses. Development expenses represent costs incurred in connection with our pursuit of potential gaming opportunities in jurisdictions where additional gaming licenses may be available as well as those where gaming has not been legalized. The $701,000, or 47.4%, decrease in 1998 development costs compared to 1997 reflects an unusually high level of spending in 1997 not repeated in the current year. Such costs in 1997 increased $415,000, or 39%, compared to 1996 primarily as a result of our efforts in obtaining a gaming site in Louisiana. A gaming project in Shreveport, Louisiana was approved by the Louisiana Gaming Control Board during the third quarter of 1998. See "--Liquidity and Capital Resources-- Capital Expenditures and Other Investing Activities."

  Write Down of Assets. In connection with a refinancing of its indebtedness in 1994, Greate Bay issued $40.5 million discounted principal amount (face amount of $110.6 million) of deferred interest notes (the "PPI Funding Notes") to us in exchange for $38.8 million principal amount of 15 1/2% notes issued by another Greate Bay subsidiary and held by us. It was anticipated that one of our primary methods of realizing the carrying value of the new notes would be through the utilization of existing tax net operating losses of Greate Bay and its subsidiaries. As a result of our distribution of Greate Bay stock at December 31, 1996 to our stockholders, Greate Bay's tax net operating losses are no longer available for utilization in our consolidated tax returns. Accordingly, at December 31, 1996, we provided a valuation allowance in the amount of $18.7 million which reduced the carrying amount of the PPI Funding Notes to their estimated realizable value of $35.6 million at that date. As a result of the filing for protection under Chapter 11 of the United States Bankruptcy Code by Greate Bay's most significant operating subsidiary on January 5, 1998, we took an additional write down during 1997 further reducing the carrying amount of the PPI Funding Notes at both December 31, 1998 and 1997 to an estimated realizable value of $12.3 million. Management presently anticipates that the remaining balance will be realized through a combination of repayments from Greate Bay and asset acquisitions from Greate Bay and its subsidiaries.

  During November 1995, we loaned $10 million of the proceeds from the 12 3/4% Senior Secured Notes to an unaffiliated gaming company in the form of two $5 million notes. See "--Liquidity and Capital Resources--Financing Activities." On February 27, 1998, both parties agreed to settle the outstanding obligations with the payment of $4.4 million and the issuance of two new, short-term obligations totaling $1.6 million, which were paid in April 1998. The $4 million difference between the $10 million carrying amount of the notes receivable and the agreed upon settlement was reflected as a write down of the notes receivable as of December 31, 1997.

  During 1996, management determined that certain properties in Texas acquired as potential sites for future development should be offered for sale. An evaluation of the net realizable value for such sites resulted in a write down for the anticipated loss on disposal of the properties of $3.4 million for the year ended December 31, 1996. No additional write downs were recorded in 1998 or 1997.

  Net Interest Expense. Net interest expense did not change significantly during 1998 compared to 1997. Net interest expense increased $1.9 million, or 7.1%, during 1997 compared to the prior year. The 1997 increase is primarily attributable to additional interest incurred with respect to the new parking garage at the Aurora casino which is treated as a capital lease for financial reporting purposes and to the capitalization of interest at the Tunica casino with respect to construction of its new hotel tower during 1996.

  (Loss) Gain on Disposal of Assets. The 1998 loss results primarily from the sale of certain slot machines at the Tunica casino as part of its program to update such equipment; the 1997 gain resulted primarily from the sale of a company-owned aircraft.

Consolidated Items

  Income Taxes. As previously disclosed in our quarterly report on Form 10-Q for the period ended September 30, 1998, and subsequent to the issuance of our 1997 consolidated financial statements, we determined that we should revise our tax treatment of the spin-off of the stock of Greate Bay which occurred on December 31, 1996. As a result, the 1997 and 1996 consolidated financial statements have been restated from amounts previously reported to record the appropriate amounts for income taxes, deferred taxes, interest and penalties due to the recognition of additional taxable income resulting from the revised tax treatment of the spin-off.

  For the year ended December 31, 1996, we utilized approximately $9 million of our available net operating loss carryforwards as a result of the additional taxable income we recognized from the spin-off. For alternative minimum tax purposes, the revised tax treatment resulted in us utilizing all of our remaining alternative minimum tax loss carryforwards and being liable for the payment of approximately $2.2 million in additional alternative minimum taxes. We paid our $2.2 million alternative minimum tax obligation for 1996 plus accrued interest thereon during the fourth quarter of 1998. As a result of the obligation for alternative minimum tax payments and the impact on net deferred tax assets, we restated our consolidated statement of changes in shareholders' equity (deficit) from amounts previously reported to provide an additional $6.3 million charge to paid-in capital consistent with the treatment of other effects of the spin-off transaction.

  For the year ended December 31, 1997, the revised tax treatment resulted in our recognition of additional income tax expense of $2.1 million in addition to the accrual of interest on the underpayment of our federal tax obligations. We paid $4.7 million during September 1998 with respect to our revised estimated 1997 federal income tax obligation.

  In connection with the revised tax treatment, we have commenced litigation against our former independent accountants and tax advisors alleging negligent advice and breach of contract.

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  Management believes that it is more likely than not that our future consolidated taxable income, primarily from the Aurora casino and the Tunica casino, will be sufficient to utilize a portion of the net operating loss carryforwards, tax credits and other deferred tax assets resulting from temporary differences. Accordingly, under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the consolidated balance sheet reflects net deferred tax assets of $1.8 million as of December 31, 1998.

  Sales by us or existing stockholders of common stock by a five percent stockholder, as defined in the Internal Revenue Code of 1986, as amended (the "Code"), can cause a "change of control," as defined in Section 382 of the Code, which would limit our ability or that of our subsidiaries to utilize these loss carryforwards in later tax periods. Should such a change of control occur, the amount of loss carryforwards available for use in any one year would most likely be substantially reduced. Future treasury regulations, administrative rulings or court decisions may also effect our future utilization of our loss carryforwards.

  Tax Settlement Costs. Tax settlement costs of $1.1 million represent both costs incurred to date as well as management's estimate of probable costs to be incurred arising from and directly related to the modification of our tax treatment of the spin-off of Greate Bay stock previously discussed.

  Extraordinary Item. We were required to make an offer to purchase not more than $2.5 million in principal amount of our 12 3/4% Senior Secured Notes at each semiannual interest payment date. During 1998, we made two redemption offers and redeemed $2.8 million of the 12 3/4% Senior Secured Notes resulting in an extraordinary loss of $336,000. During 1997, we made one such offer and redeemed $2.5 million of the 12 3/4% Senior Secured Notes. The 1997 redemption resulted in an extraordinary loss of $326,000, reduced by an estimated income tax benefit of $111,000.

  Year 2000 Compliance. In the year 2000, computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than 2000. Such an error could result in a system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

  Management has initiated a program to prepare our computer systems and applications as well as our non-information technology (embedded microchip) systems for the Year 2000. The initial stage of the program consisted of identifying those systems which might be at risk. All identified systems were categorized as:

  .  those necessary for regulatory compliance purposes;

  .  essential systems; and

  .  non-essential systems.

  Within the essential systems group, an additional rating factor of one to five was assigned to each system with a factor of one indicating the greatest significance. Readiness of information technology and non-information technology systems for the Year 2000 is currently being investigated or has been determined by means of vendor certification or internal testing. System readiness for the Year 2000 is anticipated to be completed by September 1999 with the essential and regulatory systems anticipated to be completed by June 1999. The two major information technology systems identified as not Year 2000-compliant are being updated, modified or replaced. Management expects the costs of acquiring, testing and converting such systems will be less than $1 million. The majority of these costs will be incurred during 1999 and have been included in management's forecast of capital expenditures. See the discussion under the section entitled "--Liquidity and Capital Resources-- Capital Expenditures and Other Investing Activities."

  We have also initiated formal communication with our significant suppliers to determine the extent to which our operating and information systems are vulnerable to those third parties' failure to resolve their Year 2000 compliance issues. An initial determination of our exposure with respect to third-party supplied systems has recently been completed. Additional procedures, if necessary, are now being taken to remediate potential vulnerabilities.

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

  Contingency plans are also being developed by management with respect to internally developed systems not fully tested prior to the Year 2000. Accordingly, we do not anticipate any internal systems failures will have a material impact on our operations or financial condition. We will continue our efforts to ensure that major third party vendors as well as public and private providers of infrastructure services such as utilities and communication services will be Year 2000 compliant. The failure of such infrastructure services could result in a "worst case" scenario in which operations relying on services like mechanical gaming devices would be temporarily disrupted. We cannot presently estimate either the likelihood or the potential cost of such failures.

  While we cannot be sure that we and our suppliers and customers will fully resolve the Year 2000 compliance issues, neither the estimated costs nor the outcome of the Year 2000 problem is expected to have a material impact on our operations, liquidity or financial position.

  Inflation. Management believes that in the near term, modest inflation, together with increased competition within the gaming industry for qualified and experienced personnel, will continue to cause increases in operating expenses, particularly labor and employee benefits costs.

  Seasonality and Other Fluctuations. Historically, the Aurora casino's operations have experienced some seasonality due to severe winter weather. Consequently, the results of our operations for the first and fourth quarters have traditionally been less profitable than the other quarters of the fiscal year. Furthermore, management believes that seasonality may also cause fluctuations in reported results at the Tunica casino. In addition, the operations of the Aurora casino and the Tunica casino may fluctuate significantly due to a number of factors, including chance. Such seasonality and fluctuations may materially affect our casino revenues and overall profitability.

Liquidity and Capital Resources

  Operating Activities. The operations of the Aurora and Tunica casinos constitute our primary sources of liquidity and capital resources. The Aurora casino contributed approximately $11.4 million of cash flow from operations during the first quarter of 1999 after deducting the payment of $2.6 million of management fees. The Tunica casino provided $2.8 million of cash from operations during the first quarter of 1999 after deducting the payment of $300,000 of consulting fees to Greate Bay. Our other sources of funds include interest income earned on temporary investments. In addition to operating expenses at the Aurora casino and the Tunica casino, uses of operating cash by us during the first quarter of 1999 included costs to pursue development opportunities of $215,000 and corporate overhead costs of $2.2 million.

  The Internal Revenue Service is currently examining our consolidated federal income tax returns for the years 1993 through 1996. Management believes that the results of such examination will not have a material adverse effect on our consolidated financial position or results of operations.

  During the first quarter of 1999, consolidated cash flow from operations of $15.6 million and equipment financing of $1.9 million were used, in part, by us to fund capital expenditures of $3.7 million, to repay third party indebtedness and make payments under capital lease obligations of $3.1 million and $138,000, respectively, and to pay distributions amounting to $2 million to Greate Bay as limited partner in the entity which currently holds the management contract on the Aurora casino.

  Acquisition and Termination of Management and Consulting Contracts. On April 28, 1999, we entered into a voting agreement with Greate Bay, Pratt Casino Corporation and substantially all of the holders of $85 million of senior notes currently in default which were issued by PRT Funding Corp., a wholly owned subsidiary of Pratt Casino Corporation, and guaranteed by Pratt Casino Corporation. Under the terms of the agreement, we would purchase the stock of Pratt Casino Corporation from Greate Bay as part of a debt restructuring of PRT Funding, Pratt Casino Corporation and other subsidiaries of Pratt Casino Corporation. On May 25, 1999, Pratt

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

Casino Corporation, PRT Funding Corp. and New Jersey Management, Inc. filed for bankruptcy pursuant to a joint plan of reorganization in accordance with the terms of our agreement. On the date on which Pratt Casino Corporation emerges from bankruptcy proceedings, we would acquire its stock for nominal consideration and satisfy Pratt Casino Corporation's obligations for $40.3 million in cash.

  Upon completion of the restructuring, Pratt Casino Corporation's only assets would be a consulting contract with our Tunica casino and its limited partnership interest in a partnership that manages the Aurora casino under a long-term management contract. The acquisition of Pratt Casino Corporation when it emerges from bankruptcy will enable us to terminate the Aurora management and Tunica consulting contracts. We incurred net expenses pursuant to those contracts totalling $2.3 million during the first quarter of 1999. Our acquisition of Pratt Casino Corporation will also result in a charge of approximately $40.3 million during 1999, as no asset value will be attributed to the Aurora management and Tunica consulting contracts. Upon completion of this offering, we will deposit $40.7 million of proceeds into a special account with the trustee to secure our obligation to redeem $40.3 million of the notes at 101% of their principal amount in the event that the acquisition of Pratt Casino Corporation has not been completed by January 31, 2000.

  The plan will require the approval of the bankruptcy court as well as by various gaming regulatory organizations.

  Financing Activities. During October 1995, we issued $210 million of 12 3/4% Senior Secured Notes due November 1, 2003, discounted to yield 13 3/4% per annum. The 12 3/4% Senior Secured Notes were refinanced and discharged with a portion of the proceeds from the original offering of the notes.

  During September 1998, Hollywood Casino-Aurora entered into a bank loan agreement to borrow up to $2 million on an unsecured basis. Borrowings under the agreement are payable in 36 monthly installments including interest at the rate of 7.5% per annum. Hollywood Casino-Aurora borrowed $2 million under the agreement during October 1998.

  HWCC-Tunica had a $1.3 million bank credit facility available to borrow against through September 30, 1998. Outstanding borrowings on the line of credit of $462,000 at December 31, 1998 are to be repaid in monthly installments over 36 months and accrue interest at the rate of prime plus 1 1/4% per annum subject to a minimum of 8.75%.

  Effective as of April 1, 1997, we acquired from PPI Corporation, a Greate Bay subsidiary, the general partnership interest in the limited partnership which holds the Aurora management agreement. The acquisition price for the general partnership interest included a note in the amount of $3.8 million and the assignment of $13.8 million undiscounted principal amount of PPI Funding Notes and $350,000 accrued interest due from Greate Bay to PPI Corporation. Our annual principal and interest payments on the $3.8 million note approximate the general partner's share of partnership distributions now being made to us.

  As of March 31, 1999, our scheduled maturities of long-term debt and payments under capital leases during the remainder of 1999 are approximately $4.4 million and $2.1 million, respectively. The estimated debt maturities include the potential redemption of $2.5 million principal amount of 12 3/4% Senior Secured Notes pursuant to the mandatory redemption offer previously described. No such redemptions will be required as a result of the discharge of our 12 3/4% Senior Secured Notes with a portion of the proceeds from this offering.

  Capital Expenditures and Other Investing Activities. Capital expenditures at the Aurora casino during the first three months of 1999 were $529,000. We plan to use approximately $40 million of the proceeds from this offering to replace our two existing riverboats with a newly constructed dockside gaming facility to provide a more spacious and comfortable gaming experience to our patrons. Management also anticipates spending $4 million during the remainder of 1999 primarily for its ongoing capital improvements program which will include new slot machines and casino equipment, renovations to one of the Aurora casino's riverboats, new telephone and point-of-sale systems and the renovation of a restaurant facility.

  Capital expenditures at the Tunica casino during the first three months of 1999 amounted to $3.1 million. Management anticipates spending $3.9 million during the remainder of 1999 as part of a two-year capital improvements program. We have substantially completed the following improvements to the Tunica casino: the upgrade of all of our hotel rooms, suites and public spaces, including the installation of a new marble floor in the hotel lobby; the development of a new VIP check-in and private entertainment lounge to enhance the level of service we provide our premium gaming patrons; the addition of 400 new state of the art slot machines; the expansion of the number of recreational vehicle spaces; and the opening of the 18-hole championship golf course with our joint venture partners.

  HWCC-Tunica entered into an agreement with Harrah's Entertainment and Boyd Gaming during 1996 providing for the joint construction and ownership of a golf course. Contributions by HWCC-Tunica to the limited liability corporation formed to develop and operate the golf course have totaled approximately $2.1 million, including $66,000 during the first quarter of 1999.

  In September 1998, we received a license to develop a Hollywood-themed hotel and casino complex on the Red River in Shreveport, Louisiana. We originally planned to develop the Shreveport casino in a joint venture in which we would have had an interest of approximately 50%. On April 23, 1999, we acquired the interest of our joint venture partner in the Shreveport casino for $2.5 million, $1,000 of which was paid at closing, with the remainder to be paid six months after the opening of the Shreveport casino. As a result, we will have a 100% interest in the Shreveport casino with the exception that our remaining joint venture partner holds a 10% residual interest in the event the project is ever sold. The total estimated cost of the Shreveport casino is approximately $230 million. We anticipate contributing approximately $50 million as an equity investment in the project with the remaining construction and preopening costs, estimated at $180 million, to come from non-recourse project financing. We anticipate securing the project financing and commencing construction in the summer of 1999 with a planned opening date approximately 14 months later.

  We continue to pursue several additional potential gaming opportunities. We intend to finance any future ventures with cash flow from operations, together with third party financing, including non-recourse project financing.

  Conclusion. Management anticipates that our funding requirements for the next twelve months will be satisfied by existing cash and cash generated by the Aurora and Tunica casinos.

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

                                   BUSINESS

General

  We develop, own and operate highly themed casino entertainment facilities under the service mark Hollywood Casino. We currently own and operate two casinos, one in Aurora, Illinois, and the other in Tunica County, Mississippi. Our properties enjoy leading market positions in two of the five largest gaming markets in the United States. The Aurora casino, located approximately 35 miles west of downtown Chicago, features two riverboat casinos and a large land-based pavilion. The Tunica casino, located approximately 30 miles south of Memphis, Tennessee, includes a dockside casino and a hotel and entertainment complex. Our facilities feature our unique Hollywood theme, which incorporates the excitement and glamour of the motion picture industry by utilizing designs inspired by famous movies, displays of motion picture memorabilia and movie-themed gaming, entertainment and dining areas. In addition to our existing properties, we recently received approval and have a license to develop, own and operate a destination gaming resort in Shreveport, Louisiana, located 180 miles east of Dallas, Texas. We believe the Shreveport casino, which will also incorporate our Hollywood theme, will be the premier gaming facility in the market offering customers the largest riverboat casino and numerous entertainment amenities. We believe that our unique Hollywood theme differentiates our properties from those of our competitors by providing a high quality gaming and entertainment environment, which has enabled us to develop strong customer loyalty.

  We believe we have an opportunity to significantly increase our operating cash flow and enhance our value by: (1) expanding our Aurora casino by replacing our two riverboats with a significantly larger and more luxurious dockside gaming facility; (2) developing and operating a large riverboat casino and resort complex in the Shreveport/Bossier City gaming market through an unrestricted subsidiary which will be obligated to pay us fees under the Shreveport management contract; (3) acquiring the management and consulting contracts that require the payment of fees by our Aurora and Tunica casinos to third parties; and (4) continuing to refine and execute our operating and marketing strategies to enhance the market positions of our Tunica and Aurora casinos. These four elements, together with this offering, comprise our five point strategic plan. In addition to enhancing our operating performance, we believe that the successful execution of this plan will improve our financial flexibility and simplify our organizational structure.

  The Aurora Casino. The Aurora casino commenced operations in June 1993. The Aurora casino's primary market is the affluent suburbs north and west of Chicago. Approximately 5.7 million adults live within a 50-mile radius and approximately 8 million adults live within a 100-mile radius of Chicago. The facility is easily accessible from major highways, can be reached by train from downtown Chicago in approximately 50 minutes and is approximately 30 miles away from both the O'Hare International and Midway airports.

  The property's two riverboat casinos, City of Lights I and City of Lights II, contain an aggregate of approximately 29,550 square feet of gaming space, approximately 975 slot machines and approximately 55 table games. The Aurora casino also includes an approximately 64,000 square foot, land-based pavilion featuring a glass-domed, four-story atrium with two upscale lounges, our award-winning Fairbanks gourmet steakhouse, the Hollywood Epic Buffet, a 1950s-style diner, a high-end customer lounge and a new, private, intimate dining room, called the "Gold Room," for our premium players. The Aurora casino's two parking garages provide convenient access for approximately 1,340 cars. The Aurora casino also offers retail items at the Hollywood Casino Studio Store, a highly-themed shopping facility that offers movies on video, soundtrack CDs and logo merchandise from major Hollywood studios.

  The Aurora casino was the first of our properties to feature the distinctive Hollywood theme. We believe that the use of the Hollywood theme throughout the Aurora casino's gaming, dining and entertainment facilities provides a uniquely entertaining atmosphere for our patrons and encourages both initial and repeat visits. The Aurora casino currently features numerous displays of motion picture memorabilia including Don Corleone's car

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

from The Godfather, the motorcycle from The Great Escape, Elliot Ness' car from the movie version of The Untouchables, the Mirthmobile from Wayne's World 2, the space buggy from Armageddon, Luke Skywalker's lightsaber from Star Wars and a lifeboat and other memorabilia from the Academy Award(R) winning picture Titanic. The Aurora casino also includes themed gaming areas featuring slot machines with custom graphics and the use of movie star look-alikes to entertain guests. The pavilion's dining and entertainment facilities extensively utilize our Hollywood theme, and include the following:

  . Club Harlow(R), an upscale lounge which caters primarily to the facility's high-end customers and provides direct VIP access to a gaming area emphasizing higher limit table games and slot machines;

  . the Living Room at Harlows, a private area where premium customers can relax and enjoy complimentary hors d'oeuvres prior to and after boarding the casino;

  . the award-winning Fairbanks gourmet steakhouse, which has been heralded as the best steakhouse in the western suburbs;

  . the "Gold Room," a private and beautifully-appointed, intimate dining room which offers a specially-designed menu and the ultimate in guest service for our premium players;

  . the Hollywood Epic Buffet, a buffet-style restaurant which features a large collection of movie memorabilia; and

  . Louie Dombrowski's, a 1950s style diner offering everything from blue plate specials and Chicago Dogs to ice cream sundaes and soda fountain treats.

  The Aurora casino is also located near the Paramount Arts Center. This 1,900-seat, art deco-style theater was completely renovated by the City of Aurora in 1992. We use the Paramount Theater to provide headliner entertainment for our customers. Entertainers we have booked at the Paramount include: Frank Sinatra, Tom Jones, Ann-Margret, The Temptations, Howie Mandel, Willie Nelson, Engelbert Humperdinck, Paul Anka, Bill Cosby, Smokey Robinson, The Beach Boys, Aretha Franklin, Kenny Rogers, Frankie Valli, Liza Minelli and Steve Lawrence & Eydie Gorme.

  We believe that the Aurora casino is one of the market leaders in the Chicago gaming market, the fourth largest gaming market in the United States after Las Vegas, Atlantic City and the Connecticut Native American casinos. Based upon published reports, we generated 10.4% of total gaming revenues in the Chicago gaming market with only 9.1% of the market's gaming positions, resulting in the Aurora casino capturing 114% of its "fair share" of the market's gaming revenues in 1998. The Chicago gaming market consists of four Illinois casinos, including the Aurora casino, and five northern Indiana casinos located within 50 miles of downtown Chicago. The Chicago gaming market has experienced a significant increase in gaming revenues due to the substantial increase in capacity from the opening of the five northern Indiana riverboats in 1996 and 1997. In 1998, the Chicago gaming market generated approximately $1.5 billion in gaming revenues, an increase of approximately 100% from 1995.

  On June 25, 1999, the Governor of Illinois signed into law legislation passed by the Illinois legislature that allows dockside gaming for existing licensees. As a result of this legislation, the Aurora casino's riverboats no longer cruise, but are operating as dockside gaming facilities. The Aurora casino's patrons are now able to freely enter and exit the docked riverboats during the Aurora casino's operating hours.

  The Aurora Casino Expansion. We currently operate two riverboat casinos, City of Lights I and City of Lights II, with approximately 29,550 combined square feet of gaming space. City of Lights I is significantly larger than City of Lights II. We believe that the operating results of the Aurora casino have been limited by the small size of City of Lights II. We originally planned to replace the smaller and less spacious City of Lights II with a larger, newly constructed riverboat. As a result of the recent legislation, we now plan to replace both City of Lights I and City of Lights II with a single, two level dockside facility which will feature a 50,000 square foot main gaming level with high ceilings and wide aisles for customer comfort. Our plans also currently provide for a 25,000 square foot mezzanine level that will include a poker room, a 150-seat Hollywood Diner, a 30-seat walk-up delicatessen and a 200-seat show lounge. We believe that the $40 million in proceeds

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

from the offering of the original notes designated for the development of a new riverboat casino will be sufficient for the development of the dockside gaming facility. Commencement of construction of the dockside casino could be delayed pending receipt of required regulatory approvals. While it may take us longer to complete and open, we believe that a dockside gaming facility would provide us with an even greater economic benefit than a new riverboat.

  The Tunica Casino. The Tunica casino commenced operations in August 1994. Tunica is the closest gaming jurisdiction to, and easily accessible from, the Memphis metropolitan area. Approximately 4.9 million adults live within a 200-mile radius of Tunica County, approximately 867,000 of whom reside within 50 miles of Memphis. In addition, Memphis hosted approximately 8 million visitors in 1998. The Tunica market has become a regional destination resort, attracting customers from markets such as Nashville, Atlanta, St. Louis, Little Rock and Tulsa. The Tunica casino is accessible to its customers via Highway 61 and Interstate 55.

  The Tunica casino features a 54,000 square foot, single-level casino with approximately 1,500 slot machines and approximately 50 table games. The facility's 506-room hotel and 123-space recreational vehicle park provide overnight accommodations for the Tunica casino's patrons. The casino includes the award-winning, highly-themed Adventure Slots gaming area, featuring special effects, multimedia displays of memorabilia from famous adventure motion pictures and over 200 slot machines. Additional quality entertainment amenities provided by the Tunica casino include our award-winning Fairbanks gourmet steakhouse, The Hollywood Epic Buffet, a 1950s-style diner, an entertainment lounge, a themed bar facility, an indoor pool, and showroom, banquet and meeting facilities. Also, in November 1998, we opened an 18-hole championship golf course adjacent to our facility through a joint venture with Harrah's Entertainment and Boyd Gaming. The Tunica casino also offers parking for 1,850 cars.

  Our Hollywood theme is utilized throughout the Tunica casino, which is designed to resemble a large motion picture sound stage complete with catwalks and movie-set style lighting. In addition, numerous movie props and pieces of motion picture memorabilia are displayed throughout the facility, including the Stay-Puft Marshmallow Man from Ghostbusters, Elvis Presley's car from Spinout, the helicopter and Harrier "jump jet" from True Lies and the DeLorean time travel machine from the Back to the Future movies. The aircraft from True Lies and memorabilia from other motion pictures are dramatically suspended from the ceiling. In 1998, we installed one of our largest and most dramatic memorabilia pieces--a model which was used in the filming of the Academy Award winning movie Titanic. The 28-foot long model of the Titanic is depicted sinking into the Atlantic Ocean. In addition to offering an entertaining gaming atmosphere, the Tunica casino also provides overnight and extended stay facilities in the hotel and recreational vehicle park. The Tunica casino also provides headliner entertainment for its customers. Entertainers who have performed at the Tunica casino include the Commodores, Collin Raye, the Spinners, the Smothers Brothers, Al Hirt, Bill Haley and the Comets and Little Anthony and the Imperials. We believe that the Tunica casino delivers a comprehensive range of gaming, entertainment, dining and lodging facilities to its patrons, all in an easily accessible, uniquely themed atmosphere.

  The Tunica casino continues to be one of the leading operators in the Tunica gaming market. Based upon published market information, we generated 9.1% of the total gaming revenues in the Tunica gaming market with only 8.8% of the market's gaming positions, resulting in the Tunica casino capturing approximately 104% of its "fair share" of the market's gaming revenues in 1998. There are currently ten casinos operating in the Tunica gaming market, including the Tunica casino. The market has rapidly become the fifth largest gaming market in the United States after Las Vegas, Atlantic City, the Connecticut Native American Casinos and Chicago, generating approximately $1.1 billion in gaming revenues in 1998.

  The Tunica casino is located in a cluster with gaming facilities operated by Harrah's Entertainment and Boyd Gaming. We have named our three casino cluster "Casino Strip" in order to establish a marketing identity for the cluster. The three properties operate a free shuttle bus service among the casinos and have also conducted joint marketing programs including a billboard campaign and radio advertising. Furthermore, the three properties conduct joint special events to attract customers to the cluster. Every year the three properties host an extensive Fourth of July fireworks display, which is one of the largest in the South. In the second quarter of 1999, the

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three casinos will be hosting a major professional bull riding competition, which will include the construction of a 6,000 seat temporary stadium. The event will also include a musical performance by the widely acclaimed country band Brooks & Dunn.

  In 1998, we launched a $13 million upgrade of the Tunica casino which we believe will enhance our position as one of the highest quality facilities in the Tunica gaming market. As of March 31, 1999, we have added approximately 255 new state of the art slot machines, upgraded all of our hotel rooms and public areas, enhanced the facility's exterior through landscaping and lighting improvements, substantially increased the number of spaces at our recreational vehicle park and opened the 18-hole championship golf course. By the end of the second quarter of 1999, we intend to substantially complete the upgrade all of our hotel suites, replace an additional 136 slot machines, the development of a new, VIP check-in and a private premium players' lounge to enhance the level of service we provide our premium gaming patrons, and the installation of a new marble floor in our hotel lobby.

  The Shreveport Casino. We recently received approval and have a license to develop, own and operate a casino and hotel resort in Shreveport, Louisiana. The destination resort is currently designed to include a 405-room, all suite, art deco-style hotel, and a 3-level riverboat casino. The resort is also designed to include a large land-based pavilion housing numerous restaurants and entertainment amenities, an 85-foot wide seamless entrance to the riverboat from the land-based pavilion on all three levels, which will give it the feel of a land-based casino, and over 40,000 square feet of retail space. We plan to have the retail space developed by a group that includes the principal developer of Beale Street in Memphis, Tennessee. The Shreveport casino will feature our unique Hollywood theme, which will be utilized throughout the resort.

  The Shreveport resort will be located next to Harrah's existing riverboat facility, which will form the first cluster in the Shreveport/Bossier City market. The primary feeder markets for Shreveport/Bossier City are Dallas/Ft. Worth and East Texas. Once completed, the Shreveport casino will be the fifth casino operating in the Shreveport/Bossier City gaming market. The existing four operators generated approximately $600 million in gaming revenues in 1998.

  Our principal target market for our Shreveport casino will be patrons from the Dallas/Ft. Worth metroplex. There are approximately 7.1 million adults who reside within 200 miles of Shreveport/Bossier City. We believe that the location of our executive offices in Dallas will provide us with a competitive advantage in attracting customers to the Shreveport casino from this market.

  We originally intended to develop the Shreveport casino as a joint venture with Sodak Gaming, Inc. and New Orleans Paddlewheels. Under the terms of the joint venture agreement, all of the equity capital for the project was to be provided by us and Sodak, resulting in each of us owning 50% of the joint venture, with New Orleans Paddlewheels holding a 10% residual interest payable in the event that the project is ever sold in the future. On April 23, 1999, we acquired Sodak's interest in the joint venture, giving us complete control of the development of the Shreveport casino. Under the terms of the agreement, we will pay Sodak $2.5 million for its interest, which represents the amount of capital contributed by Sodak to the project, $1,000 of which was paid at closing, with the remainder to be paid six months after we open the Shreveport casino. New Orleans Paddlewheels will retain its 10% residual interest.

  The Shreveport casino will be owned by a general partnership named Hollywood Casino Shreveport, which will in turn be owned by our unrestricted subsidiary, HWCC-Louisiana. HWCC-Louisiana and Hollywood Casino Shreveport will not be subject to the limitations imposed by the terms of the indenture governing the notes. HWCC-Shreveport, a restricted subsidiary, will operate the Shreveport casino under a management agreement with Hollywood Casino Shreveport, which will be assigned to secure the notes. The management agreement provides that Hollywood Casino Shreveport will pay a management fee to HWCC-Shreveport of 2% of net revenues plus an increasing percentage (5-10%) of the Shreveport casino's annual EBITDA above $25 million. We currently anticipate that it will cost approximately $230 million to develop and open the Shreveport casino. We expect to invest approximately $50 million of equity in Hollywood Casino Shreveport, of which approximately $25 million will be funded from the proceeds of this offering and $25 million will be funded from our existing cash. We intend

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to raise approximately $180 million in project debt, including equipment financing to fund the construction of the Shreveport casino. The project debt financing will be recourse only to our unrestricted subsidiaries that own the Shreveport casino. We anticipate securing the project financing and commencing construction later this summer and we expect that it will take us approximately 14 months to construct and open the Shreveport casino.

  Upon completion of our Shreveport resort, we will compete directly with Binion's Horseshoe, Harrah's, the Isle of Capri and Casino Magic in the Shreveport/Bossier City market. Some of these competitors have higher profile brand names in the Shreveport/Bossier City market and greater financial resources than we do. We cannot assure you that we will be able to effectively compete against these four established casinos, three of which have been in operation since 1994, or that the Shreveport/Bossier City market is large enough to allow more than four casinos to operate profitably. Furthermore, although the Louisiana Gaming Control Board has expressed no intent to grant the fifteenth and final riverboat gaming license at this time, the remaining riverboat gaming license could ultimately be granted in, or one or more of the current operators in other parts of Louisiana could relocate to, the Shreveport/Bossier City market which would directly increase competition in our market.

  Also, we cannot be sure that we will be able to effectively compete against any other future gaming operations that Louisiana or other authorities may authorize in the gaming market in which the Shreveport casino will operate. For example, in 1997, the Louisiana legislature adopted legislation permitting up to 15,000 square feet of slot machine gaming at pari-mutuel wagering facilities located in parishes in Louisiana that approve slot machine gaming in a referendum election. Shortly thereafter, a referendum election was held that approved slot machine gaming at Louisiana Downs, which is located in Bossier City, approximately nine miles from the site of the Shreveport casino. The Shreveport casino will also face competition from other forms of gaming, such as state-sponsored lotteries and video lottery terminals, pari-mutuel betting on horse and dog racing and bingo parlors, as well as other forms of entertainment in Louisiana and other places from which we will draw customers.

Acquisition and Termination of Management and Consulting Contracts

  On April 28, 1999, we entered into a voting agreement with Greate Bay, Pratt Casino Corporation and substantially all of the holders of $85 million of senior notes currently in default which were issued by PRT Funding Corp., a wholly owned subsidiary of Pratt Casino Corporation, and guaranteed by Pratt Casino Corporation. Under the terms of the agreement, we would purchase the stock of Pratt Casino Corporation from Greate Bay as part of a debt restructuring of PRT Funding, Pratt Casino Corporation and other subsidiaries of Pratt Casino Corporation. On May 25, 1999, Pratt Casino Corporation, PRT Funding and New Jersey Management, Inc., filed for bankruptcy pursuant to a joint plan of reorganization in accordance with the terms of our agreement. On the date on which Pratt Casino Corporation emerges from Chapter 11 bankruptcy proceedings, we would acquire its stock for nominal consideration and obtain a release of Pratt Casino Corporation's obligations for $40.3 million in cash.

  Upon completion of the restructuring, Pratt Casino Corporation's only assets would be a consulting contract with our Tunica casino and its limited partnership interest in a partnership that manages the Aurora casino under a long-term management contract. The acquisition of Pratt Casino Corporation will enable us to terminate the Aurora management and Tunica consulting contracts when it emerges from bankruptcy. We incurred net expenses pursuant to those contracts totalling $7.7 million in 1998. Our acquisition of Pratt Casino Corporation will also result in a charge of approximately $40.3 million during 1999, as no asset value will be attributed to the Aurora management and Tunica consulting contracts. Upon completion of this offering, we will deposit $40.7 million of the proceeds into a special account with the trustee to secure our obligation to redeem $40.3 million of the notes at 101% of their principal amount if we determine that we cannot consummate our acquisition of Pratt Casino Corporation or, in any event, if it has not been completed by January 31, 2000.

  The plan will require the approval of the bankruptcy court as well as the various gaming regulatory organizations having jurisdiction over the Aurora management and Tunica consulting contracts.


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Operating Strategy

  We seek to deliver a high quality and high value entertainment experience to our customers. We believe our strategy has allowed both our Aurora and Tunica casinos to capture gaming revenues in their markets in excess of their "fair share" by offering comprehensive, easily accessible and highly-themed casino entertainment facilities, a high level of customer service and attention, extensive player incentive, promotion and reward programs, liberal slot machine payouts and aggressive table game policies and headliner entertainment. We also utilize our sophisticated casino information technology systems that enable us to track and monitor individual patron play on a "real time" basis, identify high value patrons and specifically tailor incentives, promotions and rewards, often during a customer's same visit. We believe our ability to provide timely and highly personalized service and attention to our customers is important in developing a loyal basis of higher value patrons.

  In addition to providing an exciting and unique gaming environment, our facilities provide a broad range of amenities to our customers. Both of our Aurora and Tunica facilities provide both casual and award-winning, gourmet dining in a variety of attractive restaurants featuring the Hollywood theme. The Tunica casino offers an adjacent 506-room hotel and 123-space recreational vehicle park which enable us to market the facility to tourists and other overnight guests. We believe that our high quality, non-gaming facilities provide customers entertainment and lodging options that encourage repeat visits and customer loyalty and expand our patron mix to include those customers who seek or require certain non-gaming amenities.

  We use sophisticated casino information technology developed by Advanced Casino Systems Corporation, a subsidiary of our former affiliate Greate Bay. The technology includes table game and slot machine monitoring systems which enable our casinos to track and rate patron play through the use of a casino player's card. These systems provide our management with the key characteristics of patron play as slot machines and table games are connected with its data base monitoring system. When patrons use the casino player's card at slot machines or table games, the information is immediately available to our management and allows management to implement marketing programs to recognize and reward patrons during their visits to the casino. Such promotions and complementaries are generally provided through direct mail programs and specialized invitations and include food, hotel accommodations, special player events, retail merchandise, sweepstake giveaways and "cash-back" programs based on patrons' gross wagering. We believe that our ability to reward our customers on a same-visit basis is valuable in developing a loyal base of higher value patrons. Our systems also allow management to monitor, analyze and control the granting of gaming credit, promotional expenses and other marketing costs. Our casino system also enables our properties to capture and maintain patron information necessary in implementing its casino player's card and other database marketing programs.

  We use our databases to focus our marketing efforts on patrons who have been identified as higher value patrons. This focus is particularly important at the Aurora casino where the number of gaming positions available on each daily casino excursion is limited. We believe that our process of identifying higher value patrons, encouraging participation in its casino player's card program and tailoring promotions and special events to cater to this market segment enhances the profitability of our casinos.

  We also market to the "mass" casino patron market segment through various forms of advertising media as well as through group and bus tour packages. Once new patrons are introduced to our gaming facilities and the casino player's card program, we use our database capabilities to direct market to these patrons in an attempt to convert them into higher value patrons.

Competition

  The gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, some of which have greater financial and other resources than we do. Competitive gaming activities include:

   .  land-based casinos;

   .  dockside casinos;

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   .  riverboat casinos;

   .  video lottery terminals; and

   . other forms of legalized gaming in the United States and other jurisdictions.

  Legalized gambling is currently permitted in various forms throughout the United States, in several Canadian provinces, as well as on Native American reservations in certain states, including in Louisiana and Mississippi. Other jurisdictions may legalize gaming in the near future through the introduction of proposals to legalize gaming in their state legislatures. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion of existing gaming operations. New or expanded operations by other persons can be expected to increase competition for our present and proposed gaming operations and could have a material adverse impact on us.

  The Aurora Casino. The Illinois Riverboat Gambling Act and the rules promulgated by the Illinois Gaming Board under the act authorize only ten owner's licenses for riverboat gaming operations in Illinois and permit a maximum of 1,200 gaming positions at any time for each of the ten licensed sites. All authorized owner's licenses have been granted and no additional licenses or gaming positions can be permitted without further state legislation. One licensed site ceased gaming operations in 1997. As a result of the recent legislation, we believe that this license will likely be relocated and will commence operations at a new site in Cook County, which would increase competition in our principal market. Four riverboat sites, including the Aurora casino, are currently licensed in Illinois within 50 miles of downtown Chicago. Two of these riverboat sites are in Joliet, approximately 40 miles southwest of downtown Chicago, and a third is in Elgin, Illinois, approximately 20 miles from Aurora, 40 miles from downtown Chicago and amid the affluent northern and western suburbs. In addition, the Aurora casino competes directly with five riverboat operations opened since 1996 in northwestern Indiana within 50 miles of downtown Chicago. Increased competition from casinos in Indiana has resulted in greater competition for patrons from the downtown Chicago market and from the suburban Chicago market.

  The next closest operating casinos are in Milwaukee, Wisconsin, approximately 90 miles from downtown Chicago, and in Peoria, and Rock Island, Illinois, approximately 160 miles from downtown Chicago. In addition, legislation authorizing three casinos in the Detroit, Michigan area has been approved. Native American tribes are seeking to open casino facilities in northwestern Indiana, Michigan and Wisconsin under the Indian Gaming Regulatory Act. The opening of additional casinos proximate to Chicago could have a material adverse impact on the Aurora casino.

  The Tunica Casino. The Tunica casino faces intense competition from the other nine casinos operating in north Tunica County and Coahoma County. Within the Casino Strip cluster, the Tunica casino competes with Sam's Town and Harrah's Mardi Gras. A second casino owned by Harrah's in the Casino Strip closed during 1997, but is expected to be reopened by Isle of Capri Casinos, Inc. in the summer of 1999. A three casino cluster, called "Casino Center," consisting of Binion's Horseshoe, Sheraton Casino and Goldstrike Casino is located north of the Casino Strip cluster and closer to the Memphis market. Bally's operates a casino and hotel adjacent to, but not connected with, the Casino Center. Fitzgeralds is located between Casino Center and the Casino Strip cluster. In addition, Lady Luck operates a casino in Coahoma County which is located approximately 40 miles south of the Casino Strip cluster.

  During July 1996, Grand Casinos opened a casino complex immediately north of Casino Center with 140,000 square feet of gaming space including approximately 3,270 slot machines and 120 table games. Three hotels with an aggregate of 1,366 rooms, a conference center and a golf course are currently available and other amenities are scheduled for later completion. The opening of this casino space, now the largest casino in Mississippi, increased casino capacity in Tunica County by 24%.

  We believe the shortage of hotel rooms was a restriction to growth in prior years. However, a number of casino operations have completed and opened hotel facilities from 1996 through the present. During 1997 and early 1998, the Goldstrike Casino completed a 31-story, 1,200-room hotel tower and Binion's opened a 300-room

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hotel tower. Sheraton Casino also completed construction of 150 hotel rooms.
The total number of hotel rooms in Tunica County has increased to approximately 5,700 rooms from 1,250 at the end of 1995, an increase of more than 350%. The additional hotel capacity has made the Casino Center increasingly competitive in attracting overnight visitors.

  The Mississippi Gaming Control Act does not limit the number of licenses that may be granted. Any significant increase in new capacity in the Tunica gaming market could negatively impact the operations of the Tunica casino.

  Although we do not believe that we face significant competition from casinos outside of the Tunica gaming market, legalized gaming operations are established in and around Mississippi, including twelve casinos in the Gulf Coast. Beau Rivage, a large casino complex, was recently opened on the Gulf Coast and could potentially compete for customers with the casinos in the Tunica gaming market. In addition, the Tunica casino may eventually face competition from the opening of gaming casinos closer to Memphis, including DeSoto County, Mississippi, which is the only county between Tunica County and the Tennessee border. DeSoto County has defeated gaming proposals on three separate occasions, most recently in November 1996, and by statute cannot vote on such issue again until 2004. Casino gaming is not currently legalized in Tennessee or Arkansas. Although we do not anticipate such legislation in the near term, the legalization of gaming in either Tennessee or Arkansas could have a material adverse impact on the Tunica casino.

Trademarks

  We use the service mark Hollywood Casino which is registered with the United States Patent and Trademark Office. We consider our rights to the Hollywood Casino service mark to be well established and to have significant competitive value to our business. The loss of our right to use the Hollywood Casino service mark and to prevent others from using the same or a deceptively similar mark could have a material adverse effect on us. We are currently in litigation with Planet Hollywood regarding our trademarks. A trial date has been set for July 19, 1999. See the discussion under "--Legal Proceedings."

  We also use the service mark "Hollywood" and other "Hollywood-formative" marks to promote our casino and related services. These marks are either registered or are the subject of pending registration applications with the United States Patent and Trademark Office.

Development Activities

  We maintain a proactive business development strategy in order to enhance our long-term growth. We are currently pursuing various development opportunities, including in jurisdictions which are considering legalizing gaming. If we were to proceed with the development of any of these opportunities, we would likely pursue them through an unrestricted subsidiary. As a result, the amount of capital we would be able to invest in these developments would be limited by the terms of the indenture governing the notes.

Properties

  The Aurora Casino. The Aurora casino consists of two, four-level riverboats named City of Lights I and II, which have combined casino space of approximately 29,550 square feet and approximately 1,200 gaming positions. The complex also includes the four-story, approximately 64,000 square foot land-based pavilion and two parking garages under capital lease agreements.

  The first parking garage contains approximately 31,000 square feet of office space of which approximately 22,600 square feet are currently being used for administrative offices. The Aurora casino leases the parking garage, including the office space, from the City of Aurora under a 30-year lease ending June 2023, with the Aurora casino having the right to extend the term under renewal options for an additional 67 years. The second garage, completed in 1996, has approximately 500 parking spaces and includes approximately 1,500 square feet of retail space. The facility is owned by a governmental agency and operated by the Aurora casino pursuant to a lease with an initial term expiring in 2026 with the right to extend the lease for up to 20 additional years.

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  The Tunica Casino. The Tunica casino consists of a 60,000 square foot, single level casino with 54,000 square feet of gaming space, 506 hotel rooms and suites and support facilities that include two restaurants, a buffet, an arcade and a gift shop, banquet space, an enclosed pool and atrium, a showroom and administrative offices. An eight-story, 350-room hotel tower was completed in 1996. The Tunica facility also includes a 123-space recreational vehicle park and a 1,850-space surface parking area.

  The ground lease for the Tunica site has an initial term of five years from the date gaming operations commenced, and an option to extend the lease for nine successive five-year terms. Because the ground lease for the Tunica site covers approximately 70 acres, there is sufficient land for future expansion should circumstances warrant an expansion.

  Other Properties. We hold an option to purchase approximately 159 acres of land in Palmer, Massachusetts for possible development of a gaming resort complex in the event that gaming is approved by the state legislature. We also hold two sites for resale in the Houston, Texas area.

Employees

  At June 30, 1999, we employed approximately 2,850 persons, principally at the Aurora and Tunica casinos. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationships with our employees to be good.

Casino Regulation

 Illinois

  The Illinois Riverboat Gambling Act currently authorizes riverboat gaming upon any water within or forming a boundary of the State of Illinois, except for Lake Michigan. The Illinois Riverboat Gambling Act strictly regulates the facilities, persons, associations and practices related to gaming operations pursuant to the police powers of the State of Illinois, including comprehensive law enforcement supervision. The Illinois Riverboat Gambling Act grants the Illinois Gaming Board specific powers and duties, and all other powers necessary and proper to fully and effectively execute the Illinois Riverboat Gambling Act for the purpose of administering, regulating and enforcing the system of riverboat gaming. The Illinois Gaming Board's jurisdiction extends to every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois.

  Owner's Licenses. The Illinois Riverboat Gambling Act requires the owner of a riverboat gaming operation to hold an owner's license issued by the Illinois Gaming Board. The Aurora casino's owner's license was renewed in 1998 and expires in December 1999. The Illinois Gaming Board is authorized to issue ten owner's licenses statewide. Each owner's license permits up to two boats as a part of the riverboat gaming operation. An entity may be licensed as the owner of more than one riverboat gaming operation in Illinois, subject to Illinois Gaming Board approval. In addition to the ten owner's licenses which may be authorized under the Illinois Riverboat Gambling Act, the Illinois Gaming Board may issue special event licenses allowing persons who are not otherwise licensed to conduct riverboat gaming to conduct such gaming on a specified date or series of dates. Riverboat gaming under such a license may take place on a riverboat not normally used for riverboat gaming.

  An owner's license is issued for an initial period of three years and must be renewed every four years thereafter, unless the Illinois Gaming Board sets a shorter period. An owner's license is eligible for renewal upon payment of the applicable fee and a determination by the Illinois Gaming Board that the licensee continues to meet all of the requirements of the Illinois Riverboat Gambling Act, the Illinois Gaming Board's rules and any conditions placed on a prior license renewal. Any bankruptcy, liquidation, reorganization, cessation of gaming operations, or substantial change in the ownership or control of an owner's license, or an event which adversely

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affects the character, reputation or financial integrity of the licensee, during the term of a license may cause the Illinois Gaming Board to suspend, restrict or revoke the license or impose other discipline. The Illinois Gaming Board also requires that officers, directors and employees of a gaming operation and suppliers of gaming equipment, devices and supplies and certain other suppliers be licensed. Licenses issued by the Illinois Gaming Board may not be transferred to another person or entity. All licensees must maintain their suitability for licensure and have a continuing duty to disclose any material changes in information provided to the Illinois Gaming Board.

  Applicants for and holders of an owner's license are required to obtain formal prior approval from the Illinois Gaming Board for changes proposed in the following areas: key persons; type of entity; equity and debt capitalization of the entity; investors and/or debt holders; source of funds; economic development plans or proposals; riverboat cruising schedules or routes, capacity or significant design change; gaming positions; anticipated economic impact; or agreements, oral or written, relating to the acquisition or disposition of property (real or personal) of a value greater than $1 million.

  A holder of an owner's license is allowed to make distributions to its partners, stockholders or itself only to the extent that such distribution would not impair the financial viability of the gaming operation. Factors to be considered by the licensee include, but are not limited to, the following:

   .  cash flow, casino cash and working capital requirements;

   . debt service obligations and covenants associated with financial instruments;

   .  requirements for repairs, maintenance and capital improvements;

   . employment or economic development requirements of the Illinois Riverboat Gambling Act; and

   .  a licensee's financial projections.

  The Illinois Gaming Board will require a business entity or personal disclosure form and approval as a key person for any business entity or individual with an ownership interest or voting rights of more than 5% in a licensee, the trustee of any trust holding such ownership interest or voting rights, the directors of the licensee and its chief executive officer, president and chief operating officer, as well as any other individual or entities deemed by the Illinois Gaming Board to hold a position or a level of ownership, control or influence that is material to the regulatory concerns and obligations of the Illinois Gaming Board. Each key person must file, on an annual basis, a disclosure affidavit, updated personal and background information, and updated tax and financial information. Key persons are required to promptly disclose to the Illinois Gaming Board any material changes in status or information previously provided to the Illinois Gaming Board, and to maintain their suitability as key persons. In order for the Illinois Gaming Board to identify potential key persons, each holder of an owner's license is required to file a table of organization, ownership and control with the Illinois Gaming Board to identify the individuals or entities that through direct or indirect means manage, own or control the interests and assets of the applicant or licensee. Based upon findings from an investigation into the character, reputation, experience, associations, business probity and financial integrity of a key person, the Illinois Gaming Board may enter an order upon the licensee to require economic disassociation of a key person. Each licensee is required to provide a means for the economic disassociation of a key person in the event such disassociation is required.

  An "institutional investor," as defined in the regulations under the Illinois Riverboat Gambling Act, that individually or jointly with others, cumulatively acquires, directly or indirectly, 5% or more of any class of voting securities of a publicly-traded licensee or a licensee's publicly-traded parent corporation shall, within no less than ten days after acquiring the securities, notify the Administrator of the Illinois Gaming Board of the ownership and shall provide any additional information as may be required. If an institutional investor acquires 10% or more of any class of voting securities of a publicly-traded licensee or a licensee's publicly-traded parent corporation, it shall file an Institutional Investor Disclosure Form within 45 days after acquiring that level of ownership interest, unless such requirement is waived by the Administrator. The licensee shall notify the Administrator as soon as possible after it becomes aware that it or its parent is involved in an ownership

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acquisition by an institutional investor. Notwithstanding the foregoing, the institutional investor's obligation shall be independent of the licensee's obligation to notify the Administrator.

  An ownership interest in a holder of an owner's license may be transferred or pledged as collateral only with the consent of the Illinois Gaming Board.

  Regulation of Gaming Operations. The Illinois Riverboat Gambling Act does not limit the maximum bet or per patron loss and licensees may set any maximum or minimum bets or other limits on wagering. No person under the age of 21 is permitted to wager. Vessels must have the capacity to hold a minimum of 500 persons if operating on the Mississippi River or the Illinois River south of Marshall County, and a minimum of 400 persons on any other waterway. The number of gaming positions are limited to a maximum of 1,200 per license. A licensee may conduct riverboat gambling regardless of whether it conducts excursion cruises. A licensee may permit the continuous ingress and egress of passengers for the purpose of gambling.

  A $2 per person admission tax is imposed on the owner of a riverboat operation. Such admission tax for the Aurora casino amounted to $6.6 million, $7.2 million and $6.4 million, respectively, during 1998, 1997 and 1996. Additionally, a wagering tax is imposed on the adjusted gross receipts, as defined in the Illinois Riverboat Gambling Act. This gaming tax increased significantly in 1998. The tax rate changed from a flat 20% to graduated rates ranging from 15% to 35%. The licensee is required to wire transfer all such gaming tax payments to the Illinois Gaming Board. The wagering tax for the Aurora casino amounted to $42.4 million, $30.7 million and $31.3 million, respectively, for the years 1998, 1997 and 1996.

  The Illinois Gaming Board is authorized to conduct investigations into the conduct of gaming employees and into alleged violations of the Illinois Riverboat Gambling Act and to take such disciplinary and enforcement action as it may deem necessary and proper. Employees and agents of the Illinois Gaming Board have access to and may inspect any facilities relating to the riverboat gaming operations at all times.

  A holder of any license is subject to imposition of penalties and fines, suspension or revocation of the license, or other action for any act or failure to act by the holder or his or her agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. Any riverboat operation not conducted in compliance with the Illinois Riverboat Gambling Act may constitute an illegal gaming place and consequently may be subject to criminal penalties, which penalties include possible seizure, confiscation and destruction of illegal gaming devices and seizure and sale of riverboats and dock facilities to pay any unsatisfied judgment that may be recovered and any unsatisfied fine that may be levied. The Illinois Riverboat Gambling Act also provides for civil penalties equal to the amount of gross receipts derived from wagering on the gaming, whether unauthorized or authorized, conducted on the day of any violation. The Illinois Gaming Board may revoke or suspend licenses, as the Board may see fit and in compliance with applicable laws of Illinois regarding administrative procedures, and may suspend an owner's license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a riverboat's operation. The suspension may remain in effect until the Illinois Gaming Board determines that the cause for suspension has been abated and it may revoke the owner's license upon a determination that the owner has not made satisfactory progress toward abating the hazard.

  The Illinois Gaming Board may waive any licensing requirement or procedure provided by rule if it determines that such waiver is in the best interests of the public and the gaming industry.

 Mississippi

  The ownership and operation of casino gaming facilities in Mississippi are subject to extensive state and local regulation, including the Mississippi Gaming Control Act. Gaming in Mississippi can be legally conducted

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only on vessels of a certain minimum size in navigable waters of counties bordering the Mississippi River or in waters of the State of Mississippi which lie adjacent to the coastline of the three counties bordering the Gulf of Mexico and counties in which gaming has been approved by the voters. Mississippi's gaming operations are subject to the licensing and regulatory control of the Mississippi Gaming Commission and various federal, state, and county regulatory agencies.

  The Mississippi Gaming Control Act does not restrict the amount or percentage of space on a vessel that may be utilized for gaming nor does it limit the number of licenses that the Mississippi Gaming Commission can grant for a particular area. The Mississippi Gaming Control Act provides for legalized dockside gaming at the discretion of the fourteen counties that either border the Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. An amendment to the Mississippi Constitution has been proposed for adoption through the initiative and referendum process which, if a sufficient number of signatures are gathered to place the matter on the ballot and if adopted by the voters of the state, would prohibit gaming in Mississippi. See "Risk Factors--Anti-Gaming Initiatives."

  Each of HWCC-Tunica's directors, officers and certain key employees who are actively and directly engaged in the administration or supervision of gaming in Mississippi, or who have any other significant involvement with the gaming activities of the Tunica casino, must be found suitable therefor and may be required to be licensed by the Mississippi Gaming Commission. All personnel responsible for the direction and management of the Tunica casino have been found suitable by the Mississippi Gaming Commission. The finding of suitability is comparable to licensing, and both require submission of detailed personal financial information followed by a thorough investigation. An application for licensing may be denied for any cause deemed reasonable by the issuing agency. Changes in licensed positions must be reported to the issuing agency and the Mississippi Gaming Commission has jurisdiction to disapprove a change in licensed positions. If the Mississippi Gaming Commission were to find a director, officer or key employee unsuitable for licensing or unsuitable to continue having a relationship with HWCC-Tunica, HWCC-Tunica would have to suspend, dismiss and sever all relationships with the person or lose its license. HWCC-Tunica would have similar obligations with regard to any person who refuses to file appropriate applications. Each gaming employee must obtain a work permit.

  The licenses obtained by HWCC-Tunica are not transferable and will need to be renewed periodically. The ownership license for the Tunica Casino has been renewed through October 18, 1999. Presently, the policy of the Mississippi Gaming Commission is to award casino licenses for two-year periods, subject to renewal. The Mississippi Gaming Commission has the power to deny, limit, condition, revoke and suspend any license, finding of suitability or registration, and to fine any person as it deems reasonable and in the public interest, subject to an opportunity for a hearing.

  Any individual who is found to have a material relationship to, or material involvement with, HWCC-Tunica may be required to be investigated in order to be found suitable or to be licensed as a business associate of HWCC-Tunica. Key employees, controlling persons or others who exercise significant influence upon the management or affairs of HWCC-Tunica may also be deemed to have such a relationship or involvement. Additionally, certain beneficial owners, lenders and landlords of HWCC-Tunica may be required to be licensed. The landlord under the ground lease for the Tunica casino has been found suitable by the Mississippi Gaming Commission.

  The statutes and regulations give the Mississippi Gaming Commission the discretion to require a suitability finding with respect to anyone who acquires any debt or equity security of HWCC-Tunica regardless of the percentage of ownership. In addition, the Mississippi Gaming Commission has discretionary authority to require a holder of any debt to file an application, to be investigated and to be found suitable. While the Mississippi Gaming Commission generally does not require the individual holders of obligations to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default or where the holder of a debt instrument exercises a material influence over the gaming operations of the entity in question. The applicant is required to pay all costs of investigation.

  Any owner of debt or equity securities found unsuitable and who holds, directly or indirectly, any beneficial ownership of debt or equity interests in HWCC-Tunica beyond such period of time as may be prescribed by the Mississippi Gaming Commission may be guilty of a misdemeanor. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. HWCC-Tunica is subject to disciplinary action if, after it receives notice that a person is unsuitable to be an owner of its debt or equity securities or to have any other relationship with it, HWCC-Tunica:

    . pays the unsuitable person any distributions or interest upon any securities of HWCC-Tunica or any payments or distribution of any kind whatsoever;

    . recognizes the exercise, directly or indirectly, of any voting rights in its securities by the unsuitable person; or

    . pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances.

  In addition, if the Mississippi Gaming Commission finds any owner unsuitable, such owner must immediately offer all of the owner's securities in HWCC-Tunica for purchase, and HWCC-Tunica shall, in turn, purchase the securities so offered, for cash at fair market value, within 10 days of the date of such offer.

  The Mississippi Gaming Commission has the power to impose additional restrictions on the holders of HWCC-Tunica's securities at any time through its power to regulate licensees.

  Mississippi gaming regulations provide that a change in control of HWCC-Tunica may not occur without the prior approval of the Mississippi Gaming Commission. Mississippi law prohibits HWCC-Tunica from making a public offering of its securities without the approval of the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi, or to retire or extend obligations incurred for one or more of such purposes.

  Because HWCC-Tunica is licensed to conduct gaming in Mississippi, neither HWCC-Tunica nor any affiliates may engage in gaming activities outside of Mississippi without the prior approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission has adopted regulations related to foreign gaming approval, and HWCC-Tunica has been approved by the Mississippi Gaming Commission under its regulations to engage in gaming activities in certain jurisdictions outside of Mississippi.

  License fees and taxes are based upon a percentage of the gross gaming revenues received by a casino operation, the number of slot machines operated by the casino and the number of table games operated by the casino. In particular, gaming licensees must pay an annual $5,000 license fee and an additional fee based on the number of gaming devices. A state gross revenues fee of 8% is due on adjusted gross gaming revenues. Several local governments have been authorized to impose additional gross fees on adjusted gross gaming revenues of up to 4% and annual license fees based on the number of gaming devices on board. Tunica County imposes a fee of 4% on adjusted gross gaming revenues. These gaming taxes for the Tunica casino amounted to $11.7 million, $11.9 million and $10.7 million during 1998, 1997 and 1996, respectively. Gross gaming taxes paid to the state are allowed as a credit against Mississippi state income tax liability.

  During January 1999, the Mississippi Gaming Commission adopted a regulation requiring that new casino applicants invest a minimum of 100% of the higher of the appraised value of their casino or the construction cost of their casino in land-based facilities. These facilities shall include any of the following: the construction of a minimum of 250 hotel rooms for each casino, a theme park, golf courses, marinas, a tennis complex, entertainment facilities or any other facility approved by the Mississippi Gaming Commission. The regulation will apply to all new casino projects.

 Louisiana

  The ownership and operation of a riverboat gaming vessel is subject to the Louisiana Riverboat Economic Development and Gaming Control Act. As of May 1, 1996, gaming activities are regulated by the Louisiana

Gaming Control Board. The Louisiana Gaming Control Board is responsible for issuing the riverboat gaming license and enforcing the laws, rules and regulations relative to riverboat gaming activities. The Louisiana Gaming Control Board is empowered to issue up to 15 riverboat gaming licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six riverboat gaming licenses may be granted to riverboats operating from any one parish. Shreveport and Bossier City are located in two adjacent parishes.

  The laws and regulations of Louisiana seek to prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; establish and maintain responsible accounting practices and procedures; maintain effective control over the financial practices of riverboat gaming licensees, including establishing procedures for reliable record keeping and making periodic reports to the Louisiana Gaming Control Board; prevent cheating and fraudulent practices; provide a source of state and local revenues through fees; and ensure that riverboat gaming licensees, to the extent practicable, employ and contract with Louisiana residents, women and minorities.

  The Louisiana Riverboat Economic Development and Gaming Control Act specifies certain restrictions and conditions relating to the operation of riverboat gaming, including but not limited to the following:

    . in parishes bordering the Red River, such as our property in Shreveport, gaming may be conducted dockside; however, in all other authorized locations gaming is not permitted while a riverboat is docked, other than for forty-five minutes between excursions, unless dangerous weather or water conditions exist as certified by the riverboat's master;

    . each round trip riverboat cruise may not be less than three nor more than eight hours in duration, subject to specified exceptions;

    . agents of the Louisiana Gaming Control Board are permitted on board at any time during gaming operations;

    . gaming devices, equipment and supplies may be purchased or leased only from permitted suppliers;

    . gaming may only take place in the designated gaming area while the riverboat is upon a designated river or waterway;

    . gaming equipment may not be possessed, maintained, or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair, or storage of such equipment;

    . wagers may be received only from a person present on a licensed riverboat;

    .  persons under 21 are not permitted on gaming vessels;

    . except for slot machine play, wagers may be made only with tokens, chips, or electronic cards purchased from the licensee aboard a riverboat;

    . licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat's licensed berth;

    .  licensees must have adequate protection and indemnity insurance;

    . licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and

    . gaming may only be conducted in accordance with the terms of the riverboat gaming license, the Louisiana Riverboat Economic
       Development and Gaming Control Act and the rules and regulations adopted by the Louisiana Gaming Control Board.

  No person may receive any percentage of the profits from our operations in Louisiana without first being found suitable. In September 1998, we, our officers, key personnel, partners and persons holding a 5% or greater interest in the partnership were found suitable by the Louisiana Gaming Control Board. A riverboat gaming license is deemed to be a privilege under Louisiana law and as such may be denied, revoked, suspended, conditioned or limited at any time by the Louisiana Gaming Control Board. In issuing a riverboat gaming license, the Louisiana Gaming Control Board must find that the applicant is a person of good character, honesty and integrity and that the applicant is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair or illegal practices, methods, and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith. The Louisiana Gaming Control Board will not grant any riverboat gaming licenses unless it finds that:

    . the applicant is capable of conducting gaming operations, which means that the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above, to operate a gaming casino;

    . the proposed financing of the riverboat and the gaming operations is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Louisiana Gaming Control Board;

    . the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat in its application for a riverboat gaming license so as to ensure the safety of its passengers;

    . the applicant designates the docking facilities to be used by the riverboat;

    . the applicant shows adequate financial ability to construct and maintain a riverboat;

    . the applicant submits a detailed plan of design of the riverboat in its application for a riverboat gaming license;

    . the applicant has a good faith plan to recruit, train and upgrade minorities in all employment classifications; and

    .  the applicant is of good moral character.

  The Louisiana Gaming Control Board may not award a riverboat gaming license to any applicant who fails to provide information and documentation to reveal any fact material to qualifications or who supplies information which is untrue or misleading as to a material fact pertaining to the qualification criteria; who has been convicted of or pled nolo contendere to an offense punishable by imprisonment of more than one year; who is currently being prosecuted for or regarding whom charges are pending in any jurisdiction of an offense punishable by more than one year imprisonment; or if any holder of 5% or more in the profits and losses of the applicant has been convicted of or pled guilty or nolo contendere to an offense which at the time of conviction is punishable as a felony.

  The transfer of a riverboat gaming license is prohibited. The sale, assignment, transfer, pledge, or disposition of securities which represent 5% or more of the total outstanding shares issued by a holder of a riverboat gaming license is subject to prior Louisiana Gaming Control Board approval. A security issued by a holder of a riverboat gaming license must generally disclose these restrictions.

  Section 2501 of the regulations enacted by the Louisiana State Police Riverboat Gaming Division under the Louisiana Riverboat Economic Development and Gaming Control Act requires prior written approval of the Louisiana Gaming Control Board of all persons involved in the sale, purchase, assignment, lease, grant or foreclosure of a security interest, hypothecation, transfer, conveyance or acquisition of an ownership interest, other than in a corporation, or economic interest of 5% or more in any licensee.

  Section 2523 of the regulations requires notification to and prior approval from the Louisiana Gaming Control Board of the application for, receipt, acceptance or modification of a loan; use of any cash, property, credit, loan or line of credit, or guarantee or granting of other forms of security for a loan by a licensee or person acting on a licensee's behalf.

  Exceptions to prior written approval apply to any transaction for less than $2.5 million in which all of the lending institutions are federally regulated, or if the transaction involves publicly registered debt and securities sold pursuant to a firm underwriting agreement.

  The failure of a licensee to comply with the requirements set forth above may result in the suspension or revocation of that licensee's riverboat gaming license. Additionally, if the Louisiana Gaming Control Board finds that the individual owner or holder of a security of a corporate licensee or intermediary company or any person with an economic interest in a licensee is not qualified under the Louisiana Riverboat Economic Development and Gaming Control Act, the Louisiana Gaming Control Board may require, under penalty of suspension or revocation of the riverboat gaming license, that the person not receive dividends or interest on securities of the corporation; exercise directly or indirectly a right conferred by securities of the corporation; receive remuneration or economic benefit from the licensee; or continue in an ownership or economic interest in the licensee.

  A licensee must periodically report the following information to the Louisiana Gaming Control Board, which is not confidential and is to be available for public inspection: the licensee's net gaming proceeds from all authorized games; the amount of net gaming proceeds tax paid; and all quarterly and annual financial statements presenting historical data that are submitted to the Louisiana Gaming Control Board, including annual financial statements that have been audited by an independent certified public accountant.

  The Louisiana Gaming Control Board has adopted rules governing the method for approval of the area of operations and the rules and odds of authorized games and devices permitted, and prescribing grounds and procedures for the revocation, limitation or suspension of licenses and permits.

  On April 19, 1996, the Louisiana legislature adopted legislation requiring statewide local elections on a parish-by-parish basis to determine whether to prohibit or continue to permit licensed riverboat gaming, licensed video poker gaming, and licensed land-based gaming in Louisiana parishes. The applicable local election took place on November 5, 1996, and the voters in the parishes in which riverboats are currently located voted to continue licensed riverboat gaming. However, it is noteworthy that the current legislation does not provide for any moratorium on future local elections on gaming.

  As a result of the Justice Department's recent indictment of former Louisiana Governor Edwin Edwards and certain other persons, on charges relating to, among other things, riverboat gaming licenses in Louisiana, the Louisiana regulators are applying greater scrutiny to the suitability and business practices of the licensee.

Non-Gaming Regulation

  We are subject to certain federal, state and local safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, such as the Clean Air Act, Clean Water Act, Occupational Safety and Health Act, Resource Conservation Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act. We have not made, and do not anticipate making, material expenditures with respect to the environmental laws and regulations. However, the coverage and attendant compliance costs associated with the laws, regulations and ordinances may result in future additional costs to our operations. For example, in 1990 the U.S. Congress enacted the Oil Pollution Act to consolidate and rationalize mechanisms under various oil spill response laws. The Department of Transportation has proposed regulations requiring owners and operators of certain vessels to establish through the U.S. Coast Guard evidence of financial responsibility in the amount of $5.5 million for clean-up of oil pollution. This requirement would be satisfied by either proof of adequate insurance, including self-insurance, or the posting of a surety bond or guaranty.

  The riverboats operated by us must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety. Each of them must hold a Certificate of Seaworthiness or must be approved by the American Bureau of Shipping for stabilization and flotation, and may also be subject to local zoning and building codes. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessels. Loss of a vessel's Certificate of Seaworthiness or American Bureau of Shipping approval would preclude its use as a floating casino.

  All of our shipboard employees, even those who have nothing to do with the marine operations of the vessel, like dealers, waiters and security personnel, may be subject to the Jones Act which, among other things, exempts those employees from state limits on workers' compensation awards.

Legal Proceedings

  Planet Hollywood Litigation. Planet Hollywood International, Inc. and Planet Hollywood (Region IV), Inc. filed a complaint in the United State District Court for the Northern District of Illinois, Eastern Division on July 29, 1996, against us, Hollywood Casino-Aurora and a member of the Pratt family. On September 18, 1996, we filed an answer to the Planet Hollywood lawsuit, along with numerous counterclaims against Planet Hollywood, Robert Earl and Keith Barish. Planet Hollywood filed an amendment to their complaint on January 21, 1997, which, among other things, added HWCC-Tunica and Greate Bay as defendants. Shortly thereafter, we and Greate Bay filed answers and counterclaims to their amended complaint.

  In its complaint, Planet Hollywood alleges, among other things, that we and Greate Bay have, in operating the Hollywood Casino concept, infringed on their trademark, service mark and trade dress and have engaged in unfair competition and deceptive trade practices. In our counterclaims, we and Greate Bay allege, among other things, that Planet Hollywood has, through their planned use of their mark in connection with casino services, infringed on our service marks and trade dress and have engaged in unfair competition. A trial date has been set for July 19, 1999.

  Given the uncertainties inherent in litigation, we cannot be sure that we will prevail in this matter. However, we believe that Planet Hollywood's claims are without merit and intend to defend our position and our counterclaims vigorously.

  Arthur Andersen Litigation. On October 8, 1998, we filed a complaint in the district court of Dallas County, Texas against Arthur Andersen LLP, our former independent accountants, and selected partners alleging negligent advice and breach of contract with respect to the tax consequences resulting from the spin-off of Greate Bay's stock to our shareholders on December 31, 1996. In 1998, we resolved any potential disputes with the Internal Revenue Service and our stockholders that could arise in connection with the adverse tax treatment of the distribution of Greate Bay's stock. The estimated cost of such settlements is $.9 million and we have included this amount as damages in our complaint against Arthur Andersen. The lawsuit is currently in the initial stages of discovery.

  Other Litigation. Although we are involved in other legal proceedings arising in the ordinary course of our business, we are not involved in any other legal proceeding that we believe will result, individually or in the aggregate, in a material adverse effect upon our financial condition or results of operations.

                                  MANAGEMENT

  Set forth below is certain information concerning our directors and executive officers:

       Name                 Age                     Position
       ----                 ---                     --------
Jack E. Pratt..............  72 Chief Executive Officer and Chairman of the
                                Board of Directors

Edward T. Pratt, Jr........  75 Vice President, Treasurer and Vice Chairman of
                                the Board of Directors

William D. Pratt...........  70 Executive Vice President, Secretary, General
                                Counsel and Director

Edward T. Pratt III........  43 President, Chief Operating Officer and Director

Paul C. Yates..............  37 Executive Vice President and Chief Financial
                                Officer

Charles F. LaFrano III.....  44 Vice President of Finance

James A. Colquitt..........  80 Director

Theodore H. Strauss........  74 Director

Oliver B. Revell III.......  60 Director

  Set forth below is a description of the backgrounds of our directors and executive officers. Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt are brothers and Edward T. Pratt III is the son of Edward T. Pratt, Jr. There is no other family relationship between any of our directors and any of our executive officers or any of our subsidiaries or affiliates. Our officers are elected by the Board of Directors and hold office until their respective successors are duly elected and qualified.

  Jack E. Pratt has been Chief Executive Officer and Chairman of the Board since 1993. From 1990 to May 1995, he also served as our President. Mr. Pratt also served as Chairman of the Board of Directors and Chief Executive Officer of Greate Bay for more than five years prior to his resignation from such positions on January 2, 1998. Mr. Pratt served as Chairman of the Board of Directors and Chief Executive Officer of GB Holdings, Inc. and Greate Bay Hotel and Casino, Inc. and as Chairman of the Board of Directors, President and Chief Executive Officer of GB Property Funding until his resignation from such positions on January 2, 1998. On January 5, 1998, these Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt served until his resignation from such positions in January 1998 as Chairman of the Board of Directors and Chief Executive Officer of Pratt Casino Corporation, Chairman of the Board of Directors, President and Chief Executive Officer of PRT Funding Corp. and Chairman of the Board of Directors and President of New Jersey Management, Inc. On May 25, 1999, Pratt Casino, PRT Funding and New Jersey Management filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

  Edward T. Pratt, Jr. has been Vice President, Treasurer and Vice Chairman of the Board of Directors since 1990 and has served for more than five years as Treasurer and Vice Chairman of the Board of Directors of Greate Bay. Mr. Pratt also served until his resignation from such positions on January 2, 1998 as Vice Chairman of the Board of Directors of GB Holdings and of GB Property Funding and as a director of Greate Bay Hotel and Casino. On January 5, 1998, these Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt has been Chief Financial Officer, Principal Accounting Officer and a director of Pratt Casino, PRT Funding and New Jersey Management since January 2, 1998 and also served as Vice Chairman of the Board of Directors of Pratt Casino and PRT Funding from September 1993 to January 1, 1998 and as Executive Vice President, Treasurer and a director of New Jersey Management for more than five years prior to January 1, 1998. On May 25, 1999, Pratt Casino, PRT Funding and New Jersey Management filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

  William D. Pratt has served as Executive Vice President, Secretary, General Counsel and a director since 1990 and has served as Executive Vice President, Secretary, General Counsel and director of Greate Bay for more than five years. Mr. Pratt also served until his resignation from such positions on January 2, 1998 as Executive Vice President, General Counsel and Secretary of GB Holdings and of GB Property Funding and as a director of Greate Bay Hotel and Casino. On January 5, 1998, these Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt also served until his resignation from such positions in January 1998 as Executive Vice President, Secretary, General Counsel and a director of Pratt Casino and PRT Funding and as Vice President, Secretary and a director of New Jersey Management. On May 25, 1999, Pratt Casino, PRT Funding and New Jersey Management filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

  Edward T. Pratt III has served on the Board of Directors since 1992. From 1992 to July 1993, he served as our Vice President, from July 1993 to May 1995, he served as Executive Vice President, and in May 1995, Mr. Pratt was elected President and Chief Operating Officer. Mr. Pratt served as Executive Vice President-Development and Corporate Affairs of Greate Bay for more than five years until November 1995 when he was elected President and Chief Operating Officer of Greate Bay. He also served until his resignation from such positions on January 2, 1998 as President, Chief Operating Officer and a director of GB Holdings, and as Executive Vice President and a director of GB Property Funding. On January 5, 1998, these Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt has been Executive Vice President and Secretary of Pratt Casino, PRT Funding and New Jersey Management since January 2, 1998 and also served as President, Chief Operating Officer and a director of Pratt Casino and as Executive Vice President and a director of PRT Funding from September 1993 to January 1, 1998. On May 25, 1999, Pratt Casino, PRT Funding and New Jersey Management filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

  Paul C. Yates has served as Executive Vice President and Chief Financial Officer since May 1998. Prior to August 1997, Mr. Yates served as a Managing Director of Bear, Stearns & Co. Inc., a leading national investment banking firm, for a period of more than five years. Bear, Stearns & Co. served as an underwriter with respect to the October 1995 offering of our 12 3/4% Senior Secured Notes and is an initial purchaser of the notes offered in this Offering Memorandum.

  Charles F. LaFrano III has served as Vice President of Finance since 1994 and has served as Vice President of Greate Bay for more than five years. Mr. LaFrano also served until his resignation from such positions on January 2, 1998 as Vice President and Assistant Secretary of GB Holdings and GB Property Funding. On January 5, 1998, these Greate Bay subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. LaFrano served until his resignation from such positions in January 1998 as Vice President and Assistant Secretary of Pratt Casino and PRT Funding. On May 25, 1999, Pratt Casino and PRT Funding filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

  James A. Colquitt is self-employed as an insurance consultant and was elected to the Board of Directors in December 1995. Until 1983, Mr. Colquitt was Chairman of the Board of Colquitt, Owens & Stephens, a general insurance agency based in Marietta, Georgia. From 1986 until November 1995, Mr. Colquitt served on the Board of Directors of Greate Bay.

  Theodore H. Strauss has served on the Board of Directors since 1993. Mr. Strauss has been a Senior Managing Director of Bear, Stearns & Co. for more than five years. He also serves on the Board of Directors of Clear Channel Communications, Inc. and Sizeler Property Investors, Inc. Bear, Stearns & Co. served as an underwriter with respect to the October 1995 offering of our 12 3/4% Senior Secured Notes and is an initial purchaser of the notes offered in this Offering Memorandum.

  Oliver B. Revell III was elected to fill an existing vacancy on the Board of Directors on September 12, 1997. Mr. Revell has been President of Revell Group International, a security consulting business, since September 1994. From May 1991 until September 1994, Mr. Revell was a Special Agent in Charge for the Federal Bureau of Investigation.

Compensation Committee Interlocks and Insider Participation

  The compensation committee of the Board of Directors is comprised of William
D. Pratt, James A. Colquitt and Theodore H. Strauss. Mr. Pratt also serves as an executive officer and director of Greate Bay. Mr. Strauss is a Senior Managing Director of Bear, Stearns & Co., which served as underwriters with respect to our offering of the 12 3/4% Senior Secured Notes and is an initial purchaser of the notes offered in this Offering Memorandum.

Compensation of Directors

  Our non-employee directors receive an annual fee of $50,000 for service on the Board of Directors as well as grants of stock options under the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the "Directors' Plan"). Directors who are our officers, employees or otherwise affiliated with us are not presently expected to receive compensation for their services as directors. Directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees of the Board of Directors.

Compensation of Executive Officers

  The following table provides certain summary information concerning compensation we paid or accrued to or on behalf of our Chief Executive Officer and each of the four other most highly compensated executive officers determined as of the end of the last fiscal year for the fiscal years ended December 31, 1998, 1997 and 1996.

                                    Annual Compensation        Long-term
                               ------------------------------ Compensation
    Name and Principal                           Other Annual   Awards/       All Other
         Position         Year  Salary   Bonus   Compensation   Options    Compensation(1)
    ------------------    ---- -------- -------- ------------ ------------ ---------------
Jack E. Pratt(2)........  1998 $643,729 $170,208   $   --       150,000       $ 19,270
 Chief Executive Officer
  and                     1997  643,235  228,476       --       150,000         33,920
 Chairman of the Board    1996  646,770      --     14,000      150,000        279,984

Edward T. Pratt III(2)..  1998  423,860  170,208       --       150,000          4,000
 President and Chief
  Operating               1997  423,840  228,476       --       150,000          3,500
 Officer                  1996  426,167      --        --       150,000          1,980

Edward T. Pratt,
 Jr.(2).................  1998  323,425   73,012       --           --           4,000
 Vice President,
  Treasurer and           1997  324,312  101,545       --           --           3,500
 Vice Chairman of the
  Board                   1996  325,891      --     18,500          --         171,150

William D. Pratt(2).....  1998  293,373   73,012       --           --          11,240
 Executive Vice
  President,              1997  294,195  101,545       --           --          11,547
 Secretary and General
  Counsel                 1996  295,811      --     14,000          --         215,208

Paul C. Yates(3)........  1998  164,113   75,000       --       150,000            --
 Executive Vice
  President and
 Chief Financial Officer

--------
(1) Includes our matching contributions to The Hollywood Casino Corporation Retirement Savings Plan (the "Savings Plan") on behalf of the named executive officer. See "--Employee Retirement Savings Plan." Amounts set forth above for Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt also include pension benefit accruals on their behalf. See also "-- Employment Contracts."
(2) Jack E. Pratt held and Edward T. Pratt, Jr., William D. Pratt and Edward
    T. Pratt III concurrently hold positions as officers of Greate Bay. Through September 1998, Greate Bay reimbursed us for that portion of salary, bonus and other compensation which relates to services provided to Greate Bay. Effective October 1, 1998, Greate Bay pays us a monthly service fee which approximates its portion of shared overhead costs.
(3) Mr. Yates began his employment in May 1998 and, therefore, the amounts reflected above represent only the period from the commencement of his employment through the end of the year.

Option Grants in Last Fiscal Year

  The following table contains information concerning the grant of stock options under the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan") to the named executive officers. No grants of stock options under the 1992 Hollywood Casino Corporation Stock Option Plan (the "1992 Plan") were made to the named executive officers during the fiscal year ended December 31, 1998.

                                                                                         Potential
                                                                                      Realizable Value
                                                                                         at Assumed
                                                                                      Annual Rates of
                                                                                        Stock Price
                                                                                      Appreciation for
                             Option Grants in Last Fiscal Year Individual Grants        Option Term
                         ------------------------------------------------------------ ----------------
                                        % of
                                    Total Options
                          Options/   Granted to               Market Price
                           SAR'S    Employees in  Exercise or  on Date of  Expiration
     Name                Granted(1)  Fiscal Year  Base Price     Grant        Date      5%      10%
     ----                ---------- ------------- ----------- ------------ ---------- ------- --------
Jack E. Pratt...........  150,000       31.9         $1.75       $1.75      6/19/03   $72,524 $160,259
Edward T. Pratt III.....  150,000       31.9          1.75        1.75      6/19/03    72,524  160,259
Edward T. Pratt, Jr.....      --         --            --          --           --        --       --
William D. Pratt........      --         --            --          --           --        --       --
Paul C. Yates...........  150,000       31.9          1.91        1.91      5/11/05   116,405  271,274

--------
(1) Options are granted "at market" on the date of grant and first become exercisable six months from the date of grant for Jack E. Pratt and Edward
    T. Pratt III. The options granted to Mr. Yates were awarded on May 11, 1998 and become exercisable as follows: 50,000 shares on the first anniversary of the date of grant, an additional 34,000 shares two years after such date, an additional 33,000 shares three years after such date and the remaining 33,000 shares four years after such date.

Option Exercises and Holdings

  The following table provides information, with respect to the named executive officers, concerning options outstanding under the 1992 Plan and the 1996 Plan during the last fiscal year and unexercised options held as of the end of the fiscal year:

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
                                    Values

                                                                                 Value of Unexercised
                                                                                 in the Money Options
                                                                                  at Fiscal Year-End
                                     Value Realized    Number of Unexercised    (Market Price of Shares
                                      (Market Price   Options at Fiscal Year   at Fiscal Year End($1.03)
                           Shares      at Exercise              End              Less Exercise Price)
                          Acquired        Less       ------------------------- -------------------------
     Name                on Exercise Exercise Price) Exercisable Unexercisable Exercisable Unexercisable
     ----                ----------- --------------- ----------- ------------- ----------- -------------
Jack E. Pratt...........      --         $   --        450,000          --        $--          $--
Edward T. Pratt III.....   40,008         64,989       450,000          --         --           --
Edward T. Pratt, Jr.....      --             --            --           --         --           --
William D. Pratt........      --             --            --           --         --           --
Paul C. Yates...........      --             --            --       150,000        --           --

  On June 19, 1998, our Board of Directors approved the repricing of all options granted under the Directors' Plan prior to January 1, 1998. The exercise price on such options was reset at $1.75 per share, the market value of our stock at the date of repricing. All of the options repriced remain fully vested. The following table presents certain information concerning the repricing of options to all of our executive officers and directors since our inception.

                        Ten Year Option Repricing Table

                                                                                    Length of
                                   Number of                                         Original
                                   Securities Market Price                         Option Term
                                   Underlying   of Stock   Exercise Price   New    Remaining at
                          Date of   Options     at Time    at Time of of  Exercise   Date of
      Name               Repricing  Required  of Repricing   Repricing     Price    Repricing
      ----               --------- ---------- ------------ -------------- -------- ------------
James A. Colquitt.......  6/19/98    10,000      $1.75         $6.25       $1.75      8 yr.
James A. Colquitt.......  6/19/98     2,500       1.75          3.88        1.75   8 yr., 7 mo.
Theodore H. Strauss.....  6/19/98    10,000       1.75          6.25        1.75      8 yr.
Theodore H. Strauss.....  6/19/98     2,500       1.75          3.88        1.75   8 yr., 7 mo.
Oliver B. Revell III....  6/19/98    10,000       1.75          2.81        1.75   9 yr., 3 mo.

Employment Contracts

  Jack E. Pratt, Chairman of the Board and Chief Executive Officer, Edward T. Pratt, Jr., Vice Chairman of the Board, Vice President and Treasurer, and William D. Pratt, Executive Vice President, Secretary and General Counsel, are under employment contracts with us and have provided services to Greate Bay under intercompany service and allocation agreements ratified by the respective non-interested directors of the Boards of Directors. Their employment contracts were executed during October 1989 and originally expired on September 30, 1992, but have subsequently been extended by amendment through December 31, 2001 with respect to Jack E. Pratt and to December 31, 2000 with respect to Edward T. Pratt, Jr. and William D. Pratt. Services to Greate Bay will continue to be provided pursuant to intercompany service agreements. The terms of the contracts may be extended again by mutual agreement of the parties and the extended term, or any further extension thereof, will be followed immediately by a four-year period as consultants to us. Upon expiration of the consulting term, each of the Pratt brothers will be entitled to receive a lifetime pension benefit and his designated beneficiary is entitled to receive a death benefit, throughout the term of the employment, consulting and pension benefit periods.

  The terms of the employment contracts provide for an annual base salary in the first year for Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt of $350,000, $223,000 and $191,000, respectively, subject to annual review and increase by the compensation committee of the Board of Directors. Compensation under the consulting and pension benefit provisions of the employment contracts of each of the Pratt brothers will be 75% of their respective highest annual salaries during the employment term of each contract. The death benefit is derived by multiplying each Pratt brother's highest annual salary during his employment term by 50% and such benefit will be paid annually to his designated beneficiary for a period of ten years after his death. The estimated annual pension benefit payable to Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt is currently $484,000, $244,000 and $221,000, respectively.

  Edward T. Pratt III, President and Chief Operating Officer, is under an employment contract dated as of May 1, 1996 in such capacities continuing through April 30, 2000 unless sooner terminated by either party. The terms of Mr. Pratt's agreement provide for a minimum annual base salary effective January 1, 1996 of $425,000, subject to annual review and increase by the compensation committee of the Board of Directors. In the event of a change in control, the agreement provides that if Mr. Pratt's employment were to be terminated, he would receive the greater of the remaining compensation under his employment contract or three times his then annual base salary, payable in a lump sum or in equal monthly installments over the applicable period.

  Paul C. Yates, Executive Vice President and Chief Financial Officer, is under an employment contract dated as of May 11, 1998 in such capacities continuing through May 10, 2000, unless sooner terminated by either party. The expiration date of the contract is then subject to an automatic one-year renewal unless either party provides 90-day notice not to renew. The terms of Mr. Yates agreement provide for a minimum annual base compensation of $250,000. In addition, Mr. Yates participates in our incentive bonus plans; however, the employment agreement provides for a minimum annual bonus of $75,000. In the event of a change in control, the agreement provides that if Mr. Yates' employment were to be terminated, he would receive the remaining compensation and minimum bonus under his employment agreement payable in a lump sum or in equal monthly installments over the applicable period.

Stock Option Plans

  The Hollywood Casino Corporation 1996 Long-Term Incentive Plan. During 1996, our stockholders approved the adoption of the Hollywood Casino Corporation 1996 Long-Term Incentive Plan. We have reserved 3,000,000 shares of our class A common stock for grants of nonqualified stock options, stock options qualified for special tax treatment under the Code and restricted stock awards (collectively, "awards") to our employees and those of our subsidiaries.

  Awards under the 1996 Plan, together with the exercise price, vesting schedule and restrictions and conditions, if any, are determined by a committee of the Board of Directors. However, any common stock acquired pursuant to an award to a director, executive officer or 10% or greater stockholder must be held by that participant for at least six months from the date of the award, unless the committee determines that a disposition would not violate the federal securities laws. The exercise price must be at least 100%, or at least 110% in the case of incentive stock options granted to certain employees who own greater than 10% of our outstanding common stock, of the fair market value of the common stock on the date of grant and may be paid in cash or in shares of our common stock valued at fair market value on the date of exercise.

  No participant in the 1996 Plan may currently receive awards during any fiscal year covering an aggregate of more than 500,000 shares of common stock. The grant of incentive stock options is also subject to a $100,000 calendar year limit for each participant. Upon termination of a participant's employment for any reason, the participant will forfeit the nonvested portions of all awards he or she holds. Awards which have not yet vested are not transferable or assignable other than by will, by the laws of descent and distribution or as otherwise allowed by the 1996 Plan. The 1996 Plan also provides that in the event of a "Change in Control," as such term is defined in the 1996 Plan, all unmatured installments of awards will become fully accelerated and exercisable in full.

  The Hollywood Casino Corporation 1996 Non-Employee Director Stock
Plan. During 1996, our stockholders approved the adoption of the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan. We have reserved 150,000 shares of our class A common stock for grants of nonqualified stock options to directors who are not our employees ("outside directors") in order to attract and retain such individuals and encourage their performance.

  Under the Directors' Plan, an option to purchase 10,000 shares of common stock was granted to each outside director upon adoption of the Directors' Plan in 1996. Each person becoming an outside director subsequent to adoption of the Directors' Plan will automatically receive an option to purchase 10,000 shares on the date that person becomes a director. Additionally, outside directors will receive a nonqualified option to purchase 2,500 shares of common stock on January 15 of each year. The exercise price for all options under the Directors' Plan is 100% of the fair market value of the common stock on the date of grant and may be paid in cash or in shares of our common stock valued at fair market value on the date of exercise. An outside director may also elect to receive all or part of his or her retainer fee in the form of common stock based on the market value of the common stock as of the end of the period for which such fee applies. Common stock received in lieu of a retainer fee is fully vested upon receipt.

  Options granted under the Directors' Plan extend for ten years from and may be exercised any time after six months from the date of grant. Upon termination of a participant's service as a director due to death or total disability, outstanding options may be exercised for a period of 12 months after the termination unless the original expiration date of the option is sooner. Upon termination of a participant's service as a director for reason of retirement, outstanding options may be exercised for a period of three months after retirement. Options granted under the Directors' Plan are not transferable or assignable other than by will, by the laws of descent and distribution or as otherwise allowed by the Directors' Plan.

  The 1992 Hollywood Casino Corporation Stock Option Plan. During 1992, we reserved 1,197,000 shares of our class B common stock for the purpose of establishing the Hollywood Casino Corporation 1992 Stock

Option Plan for our key executives. After the completion of our initial public offering in June 1993, all stock options outstanding under the 1992 Plan became exercisable for class A common stock and any options granted under the 1992 Plan after that date are to purchase class A common stock.

  Options granted under the 1992 Plan vest in equal annual installments over a period of three years. In the event of the death, disability or retirement of a participant in the 1992 Plan, the participant's options will accelerate and be exercisable in full. If the participant's employment with us is terminated for cause, as defined in the 1992 Plan, the options held by that participant shall automatically terminate. Options granted under the 1992 Plan are not assignable except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order. The 1992 Plan provides that if any person or group, other than certain members of the Pratt family, becomes the beneficial owner of 51% or more of the total voting power of each class of our capital stock, subject to particular exceptions, the vesting of all outstanding options will accelerate and be exercisable in full. The exercise of incentive stock options granted under the 1992 Plan is subject to a $100,000 calendar-year limit for each option holder based on the fair market value of the our common stock at the time the option was granted. The exercise price of options granted under the 1992 Plan may be paid in cash or in shares of class A common stock valued at fair market value on the date of exercise.

Employee Retirement Savings Plan

  During 1993, we adopted The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan, a qualified defined contribution plan for the benefit of all of our employees who satisfy certain eligibility requirements. The Savings Plan is qualified under the requirements of Section 401(k) of the Code allowing participating employees to benefit from the tax deferral opportunities provided therein. All of our employees who have completed one year of service, as defined, and who have attained the age of 21, are eligible to participate in the Savings Plan.

  The Savings Plan provides for us to make matching contributions based upon certain criteria, including levels of participation by our employees. We accrued matching contributions totaling approximately $778,000 for the year ended December 31, 1998.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our directors and named executive officers and (3) all current directors and named executive officers as a group.

                                                 Shares of       Percentage of
                                               Common Stock       Outstanding
Beneficial Owner                           Beneficially Owned(1) Common Stock
----------------                           --------------------- -------------
Jack E. Pratt.............................       8,219,377(2)        32.4%
Edward T. Pratt III.......................       2,822,525(3)        11.1%
Edward T. Pratt, Jr.......................       1,091,544            4.4%
William D. Pratt..........................       1,354,447(4)         5.4%
Paul C. Yates.............................         160,000(5)           *
Theodore H. Strauss.......................          20,500(6)           *
James A. Colquitt.........................          27,500(6)           *
Oliver B. Revell III......................          15,000(6)           *
All directors and officers as a group (9
 individuals).............................      13,737,893(7)        52.9%

--------
*  Less than 1%
(1) Except as otherwise described, each individual has the sole power to vote and dispose of the common stock beneficially owned by him.
(2) Mr. Pratt's address is Two Galleria Tower, Suite 2200, 13455 Noel Road, Dallas, Texas 75240. Beneficial ownership is attributable to the following: (a) C. A. Pratt Partners, Ltd., a Texas limited partnership of which Jack E. Pratt is the General Partner, owns 1,642,001 shares, or 6.6%, of our outstanding stock, (b) the MEP Family Partnership and the CLP Family Partnership, both Texas general partnerships for which Mr. Pratt is the Managing General Partner, own 14,000 and 7,000 shares, respectively, both less than 1% of our outstanding stock (c) 1,079,632 shares, or 4.3%, of our outstanding stock owned of record by adult children of Mr. Pratt and subject to a proxy giving him the right to vote such shares and prohibiting the transfer of such shares without his approval and (d) 975,136 shares, or 3.9%, of our outstanding common stock held by Mr. Pratt as custodian for his minor children. Also includes options to purchase 450,000 shares of our common stock exercisable within 60 days of the date hereof under the 1996 Plan.
(3) Mr. Pratt's address is Two Galleria Tower, Suite 2200, 13455 Noel Road, Dallas, Texas 75240. Beneficial ownership is attributable to 1,438,812 shares, or 5.8%, of our common stock owned of record by siblings of Mr. Pratt and subject to a proxy giving him the right to vote such shares and prohibiting the transfer of such shares without his approval. Also includes options to purchase 450,000 shares of our common stock exercisable within 60 days of the date hereof under the 1996 Plan.
(4) Mr. Pratt's address is Two Galleria Tower, Suite 2200, 13455 Noel Road, Dallas, Texas 75240. Beneficial ownership is attributable to the following: (a) 381,088 shares, or 1.5%, of our outstanding stock owned of record by adult children of Mr. Pratt and subject to a proxy giving him the right to vote such shares and prohibiting the transfer of such shares without his approval and (b) WDP Jr. Family Trust, for which Mr. Pratt is the Managing Trustee, owns 200,294 shares, less than 1% of our outstanding stock.
(5) Includes options to purchase 50,000 shares of our common stock exercisable within 60 days of the date hereof under the 1996 Plan.
(6) Includes 17,500 shares of our common stock for each of Mr. Strauss and Mr. Colquitt and 15,000 shares of our common stock for Mr. Revell subject to options exercisable within 60 days of the date hereof under the Directors' Plan.
(7) Includes 1,005,000 shares of our common stock subject to options exercisable within 60 days of the date hereof.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Greate Bay Casino Corporation

  As a result of our distribution of our approximate 80% interest in Greate Bay stock to our stockholders on December 31, 1996, Greate Bay is no longer a consolidated subsidiary. Greate Bay, however, remains approximately 36% owned by the Pratt family and we have a number of common officers and directors.

  During 1990, we acquired approximately $38.8 million of unsecured notes (the "PCPI Notes") issued by PCPI Funding Corp., a subsidiary of Greate Bay. As part of a refinancing in February 1994, PPI Funding Corp., a newly formed subsidiary of Greate Bay, issued approximately $40.5 million discounted principal amount of new deferred interest notes, referred to as the PPI Funding Notes, in exchange for the $38.8 million principal amount of PCPI Notes held by us.

  It was anticipated that one of our primary methods of collection with respect to the PPI Funding Notes would be through the utilization of tax net operating losses generated in prior years by Greate Bay. As Greate Bay is no longer a consolidated subsidiary for federal income tax purposes, this means of collection is no longer available to us. At December 31, 1998, we evaluated the collectability of the PPI Funding Notes. Such evaluation was based, in part, on our determination of the potential for repayment of the PPI Funding Notes by means of the available cash and noncash assets of PPI Funding Corp. and its affiliates. We concluded that a valuation allowance in the amount of $22.7 million was necessary to reduce the carrying amount of the PPI Funding Notes to their estimated realizable value of $12.3 million. Management anticipates that this balance will be realized through a combination of asset acquisitions and repayments from Greate Bay.

  Prior to distributing our approximate 80% interest in Greate Bay to our stockholders in 1996, Greate Bay borrowed funds on a demand basis from us for various purposes. As of December 31, 1998, the outstanding balance on such borrowings was $6.8 million. Of the amounts borrowed, $250,000 was due on April 1, 1998, for which payment has not been received. Such borrowing from us continues to bear interest at the rate of 14% per annum, payable semiannually. The remaining $6.5 million was borrowed from us during 1996 on a demand basis with interest at the rate of 13 3/4% per annum payable quarterly commencing October 1, 1996. Interest receivable in connection with such borrowings amounted to $1.8 million at December 31, 1998. Payment of interest by Greate Bay on borrowings from us is subject to the approval of New Jersey gaming authorities.

  As of April 1, 1997, HWCC-Aurora Management acquired the general partnership interest in Pratt Management, which holds the management contract on the Aurora casino, from a subsidiary of Greate Bay. As general partner, we receive 99% of the first $84,000 of net income earned by the partnership each month and 1% of any income earned above such amount. Distributions made to the Greate Bay subsidiary that retained the limited partnership interest amounted to $5.6 million during 1998. We issued to the Greate Bay subsidiary a five-year note in the original amount of $3.8 million, assigned $7.6 million principal amount of PPI Funding Notes and assigned certain accrued interest receivable in exchange for the general partnership interest. The $3.8 million note is payable in monthly installments of $83,000, including interest at the rate of 14% per annum, commencing on May 1, 1997 in an amount equal to our share of quarterly cash distributions from Pratt Management. The outstanding principal amount of the note at December 31, 1998 was $2.8 million. We incurred interest expense on the note amounting to $439,000 during the year ended December 31, 1998.

  Pursuant to a ten-year consulting agreement with HWCC-Tunica, Greate Bay receives monthly consulting fees of $100,000.

  We and our subsidiaries share certain general and administrative costs with Greate Bay under a services agreement. Net allocated costs and fees charged to Greate Bay amounted to $1.0 million during the year ended December 31, 1998. A receivable in the amount of $179,000 in connection with such allocated costs and fees was due to us at December 31, 1998.

  Advanced Casino Systems Corporation, a subsidiary of Greate Bay, provides computer-related, marketing and other administrative services to our casino facilities. Advanced Casino Systems Corporation has an agreement with the Tunica casino through December 31, 1999. This agreement provides for the sale of computer hardware and information systems equipment and the licensing of software necessary to operate the facility. The Tunica casino pays prices and fees in amounts and on terms and conditions that Advanced Casino Systems Corporation provides to unrelated third parties as well as a fixed license and consulting fee of $33,600 per month. Advanced Casino Systems Corporation is also reimbursed for its direct costs and expenses incurred under this agreement. Advanced Casino Systems Corporation also provides similar services and hardware to the Aurora casino which it charges for direct costs and expenses. Total billing to us and to the two casinos for such products and services amounted to $1.1 million during the year ended December 31, 1998. Payables to Advanced Casino Systems Corporation at December 31, 1998 totaled $109,000.

  As a result of revising the tax treatment for the spin-off of Greate Bay's stock to our stockholders at December 31, 1996, our stockholders on the distribution date would also have been required to revise their method of reporting the distribution received on their separate federal income tax returns. We committed to assume the obligation for additional federal income taxes owed by our stockholders arising from the revised tax treatment. Consequently, we reached an agreement with the Internal Revenue Service to settle the obligations on behalf of our stockholders, exclusive of the Pratt family, for $100,000 and to issue new tax reporting forms to the Pratt family. Such forms will require the Pratt family members to amend their federal income tax returns for 1996 resulting in substantial additional taxes and interest. We have agreed to reimburse the Pratt family for these additional tax obligations which total approximately $790,000.

  On April 28, 1999, we entered into a voting agreement with Greate Bay, Pratt Casino Corporation and substantially all of the holders of $85 million of senior notes currently in default which were issued by PRT Funding Corp., a wholly owned subsidiary of Pratt Casino Corporation, and guaranteed by Pratt Casino Corporation. Under the terms of the agreement, we would purchase the stock of Pratt Casino Corporation from Greate Bay as part of a debt restructuring of PRT Funding, Pratt Casino Corporation and other subsidiaries of Pratt Casino Corporation. On May 25, 1999, Pratt Casino Corporation, PRT Funding Corp. and New Jersey Management, Inc. filed for bankruptcy pursuant to a joint plan of reorganization in accordance with the terms of our agreement. On the date on which Pratt Casino Corporation emerges from bankruptcy proceedings, we would acquire its stock for nominal consideration and satisfy Pratt Casino Corporation's obligations for $40.3 million in cash.

                       DESCRIPTION OF THE EXCHANGE OFFER

 Purpose and Effect

  On May 19, 1999, we sold the original notes to the initial purchasers. In connection with the sale of the original notes, we entered a registration rights agreement with the initial purchasers requiring us to register the notes with the SEC and offer to exchange the registered notes for original notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part and we urge you to read the text of the registration rights agreement. We expressly qualify all of our discussions of the registration rights agreement by the terms of the agreement itself. As a result of the timely filing and the effectiveness of the registration statement, we will not owe liquidated damages provided for in the registration rights agreement.

  The registration rights agreement further provides that we will use our reasonable best efforts to, among other things, cause to be filed with the SEC this registration statement under the Securities Act with respect to an offer to exchange your original notes for newly issued registered notes. Except as discussed below, upon the completion of the exchange offer we will have no further obligations to register your original notes. Any original notes not tendered will continue to be subject to particular restrictions on transfer. Accordingly, the liquidity of the market for the original notes could be adversely affected upon consummation of the exchange offer.

  In order to participate in the exchange offer, we require that you represent to us that:

    . you are acquiring the registered notes in the ordinary course of your business;

    . you are not engaging in, and do not intend to engage, in a distribution of the registered notes;

    . you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes;

    . you are not our "affiliate," or an "affiliate" of the guarantors, as that term is defined under Rule 405 of the Securities Act; and

    . if you are a broker-dealer, you will receive registered notes for your own account, your registered notes will be acquired as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus in connection with any resale of your registered notes.

  You may be entitled to "shelf" registration rights. In accordance with the registration rights agreement, we are required to file a shelf registration statement covering your original notes for a continuous offering in accordance with Rule 415 of the Securities Act if:

    . we determine that we are not permitted to effect the exchange offer because of any change in law or applicable interpretations of the staff of the SEC; or

    . any holder of Transfer Restricted Securities notifies us within 20 business days following the date the exchange offer is consummated that:

      (1) it is prohibited by law or SEC policy from participating in the exchange offer; or

      (2) it may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for such resales; or

      (3) it is a broker-dealer and owns original notes acquired directly from us or any of our affiliates; or

    .we do not consummate the exchange offer by         , 1999.

  For purposes of the foregoing, "Transfer Restricted Securities" means each original note until the earliest to occur of:

    . the date on which the original note has been exchanged in the exchange offer for a new note which is entitled to be resold to the public without complying with the prospectus delivery requirements of the Securities Act,

    . the date on which the original note has been disposed of in accordance with a Shelf Registration Statement and the purchasers thereof have been issued a registered note, or

    . the date on which the registered note is distributed to the public pursuant to Rule 144 under the Securities Act and each registered note held by a broker-dealer until the date on which the registered note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by this registration statement, including the delivery of the prospectus contained herein.

  In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until May 20, 2001. Other than as described above, you will not have the right to participate in the shelf registration or require that we register your notes in accordance with the Securities Act.

  Based on interpretations of the SEC's staff set forth in no-action letters issued to third parties unrelated to us and the guarantors, we believe that, with the exceptions set forth below, your registered notes issued in connection with the exchange offer in exchange for your original notes may be offered for resale, resold, and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act if:

    . the registered notes acquired in connection with the exchange offer are being obtained in the ordinary course of your business;

    . you are not engaging in and do not intend to engage in a distribution of the registered notes;

    . you do not have an arrangement or understanding with any person to participate in a distribution of the registered notes; and

    . you are not our "affiliate," as defined in Rule 405 under the Securities Act, or an "affiliate" of the guarantors.

  If you tender in the exchange offer for the purpose of participating in a distribution of the registered notes, you cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with your secondary resale transaction. If you are a broker-dealer that receives registered notes for your own account in exchange for your original notes, where such original notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of your registered notes. See "Plan of Distribution." If you are a broker-dealer who acquired original notes directly from us and not as a result of market-making activities or other trading activities, you may not rely on the SEC's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell your registered notes.

Consequences of Failure to Exchange

  Following the completion of the exchange offer, except as provided above and in the registration rights agreement we refer to, you will not have any further registration rights and your original notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your original notes could be adversely affected. You may suffer adverse consequences if you fail to exchange your original notes. See "Risk Factors--Failure to Exchange Original Notes."

Terms of the Exchange Offer

  Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any validly tendered original notes which are not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of your original notes. You may tender some or all of your notes in the exchange offer. However, you may tender your original notes only in integral multiples of $1,000 in principal amount.

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

  The form and terms of the registered notes will be the same as the form and terms of your original notes except that:

    . interest on the registered notes will accrue from the last interest payment date on which interest was paid on your original notes, or, if no interest was paid, from the date of the original issuance of your original notes; and

    . the registered notes have been registered under the Securities Act and will not bear a legend restricting their transfer.

  This prospectus, together with the letter of transmittal you received with this prospectus, is being sent to DTC's nominee and to others believed to have beneficial interests in the original notes. You do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture governing your notes. We intend to conduct the exchange offer in accordance with the requirements of the Securities Act and the rules and regulations of the SEC under the Securities Act.

  We will have accepted your validly tendered original notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us. If the exchange agent does not accept any tendered original notes for exchange because of an invalid tender or for any other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

  If you participate in the exchange offer, you will not be required to pay brokerage commissions, fees, or, subject to the instructions in the letter of transmittal, transfer taxes in connection with the exchange of your original notes for registered notes. We will pay all charges and expenses, other than particular applicable taxes you may incur in connection with the exchange offer.

Expiration Date; Extensions; Amendments

  The exchange offer will expire at 5:00 p.m., New York City time, on
           , 1999, unless we, in our sole discretion, extend it. In any event, we will hold the exchange offer open for at least twenty business days. If we decide to extend the exchange offer, we will notify the exchange agent and each registered holder by oral or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  We reserve the right, in our sole discretion:

    .  to delay accepting your original notes;

    .  to extend the exchange offer;

    . to terminate the exchange offer if any of the conditions were not satisfied by giving oral or written notice of delay, extension or termination to the exchange agent; or

    .  to amend the terms of the exchange offer in any manner.

  In the event that we make a material or fundamental change to the terms of the exchange offer, we will file a post effective amendment to the registration statement.

Procedures for Tendering Your Notes

  Only you may tender your original notes in the exchange offer. Except as stated on page 80 under the heading "--Book Entry Transfer," to tender in the exchange offer, you must:

    . complete, sign and date the enclosed letter of transmittal, or a copy of it;

    . have the signature on the letter of transmittal guaranteed, if required by the letter of transmittal; and

    . mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent on or before the expiration date.

  In addition, either:

    . the exchange agent must receive certificates for your original notes and the letter of transmittal before on or the expiration date;

    . the exchange agent must receive a timely confirmation of a book-entry transfer of your original notes, if that procedure is available, into the account of the exchange agent at the Depositary Trust Company under the procedure for book-entry transfer described below before the expiration date of the exchange offer; or

    . you must comply with the guaranteed delivery procedures described below.

  For your original notes to be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth under "--Exchange Agent" before the expiration date of the exchange offer at the address set forth under "--Exchange Agent."

  If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

  The method of delivery to the exchange agent of your original notes, your letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. Do not send either a letter of transmittal or your original notes directly to us. You may request your broker, dealer, commercial bank, trust company or nominee to make the exchange on your behalf.

Procedure if your Original Notes are not Registered in your Name

  Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender the original notes in the exchange offer should contact the registered holder promptly and instruct the registered holder to tender the original notes on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, before completing and executing a letter of transmittal and delivering the owner's original notes, either make appropriate arrangements to register ownership of the original notes in the beneficial owner's name or obtain a properly completed bond power or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

  Unless you are a registered holder who requests that the registered notes be mailed to you and issued in your name, or unless you are a member of, or participant in, the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act, each an "Eligible Institution," you must guarantee your signature on a letter of transmittal or a notice of withdrawal by an Eligible Guarantor Institution.

  If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity signs the letter of transmittal or any notes or bond powers on your behalf, that person must indicate their capacity when signing, and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

Conditions to the Exchange Offer

  We will decide all questions as to the validity, form, eligibility, acceptance, and withdrawal of tendered original notes and our determination will be final and binding on you. We reserve the absolute right to reject any and all original notes not properly tendered or the acceptance of which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of original notes as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, we, the exchange agent, or any other person will not incur any liability for failure to give this notification. Tenders of original notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

  We reserve the right to purchase or to make offers for any original notes that remain outstanding after the expiration date of the exchange offer or to terminate the exchange offer and, to the extent permitted by law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

  These conditions are for our sole benefit and we may assert them at any time or for any reason. We may waive in whole or in part at any time and from time to time these conditions in our sole discretion. Our failure to exercise any of our rights will not be a waiver of our rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  We will not accept for exchange any original notes tendered, and no registered notes will be issued in exchange for any original notes, if at the time any stop order is threatened or in effect with respect to the registration statement or the qualification of the indenture relating to the registered notes under the Trust Indenture Act. We are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

  In all cases, the issuance of registered notes will be made only after timely receipt by the exchange agent of certificates for original notes or a timely book-entry confirmation of the original notes into the exchange agent's account at DTC's book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, electronic instructions of the holder agreeing to be bound by the letter of transmittal, and any other required documents. If we do not accept any tendered original notes for a valid reason or if you submit original notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged original notes to you at our expense. In the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC's book-entry transfer facility under the book-entry transfer procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility. This will occur as promptly as practicable after the expiration or termination of the exchange offer for the original notes.

  Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue registered notes in exchange for, any notes and may terminate or amend the exchange offer if at any time before the acceptance of the notes for exchange or the exchange of the registered notes for the original notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

Book-Entry Transfer

  The exchange agent will make requests to establish accounts at DTC's book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of original notes being tendered by causing the book-entry transfer facility to transfer the original notes into the exchange agent's account at the book-entry transfer facility in accordance with the appropriate procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at the book-entry transfer facility, a letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, except as provided in the following paragraph, be transmitted to and received by the exchange agent on or before the expiration date of the exchange offer or the guaranteed delivery procedures below must be complied with.

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

  DTC's Automated Tender Offer Program, referred to by us as ATOP, is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for those notes.

Guaranteed Delivery Procedures

  If a registered holder of original notes desires to tender any original notes and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    .  the tender is made through an Eligible Institution;

    . before the expiration date of the exchange offer, the exchange agent received from the Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, in form provided by us the notice of guaranteed delivery must state the name and address of the holder of the original notes and the amount of original notes tendered, that the tender is being made and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

    . the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation and all other documents required by the applicable letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

  You may withdraw your tender of original notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

  For a withdrawal to be effective, a written or, for a DTC participant, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address provided in this prospectus before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

  The notice of withdrawal must:

    . specify the name of the person who deposited the original notes to be withdrawn;

    . identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

    . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered or be accompanied by documents of transfer sufficient to have the trustee of the original notes register the transfer of the original notes into the name of the person withdrawing the tender; and

    . specify the name in which any original notes are to be registered, if different from that of the holder who tendered the original notes.

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

  We will determine all questions as to the validity, form and eligibility of your notice and our determination will be final and binding on all parties. Any original notes withdrawn will not be considered to have been validly tendered. We will return any original notes which have been tendered but not exchanged without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the above procedures before the expiration date.

Exchange Agent

  You should direct all executed letters of transmittal to State Street Bank and Trust Company, the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or a letter of transmittal should be directed to the exchange agent addressed as follows:

              By Mail:                             Overnight Courier:
 State Street Bank and Trust Company       State Street Bank and Trust Company
     Corporate Trust Department                Corporate Trust Department
            P.O. Box 778                          2 Avenue de Lafayette
     Boston, Massachusetts 02102           Fifth Floor, Corporate Trust Window
     Attention: Mackenzie Elijah            Boston, Massachusetts 02111-1724

                                               Attention: Mackenzie Elijah
 By Hand in New York (as Drop Agent)

 State Street Bank and Trust Company               By Hand in Boston:
             61 Broadway                   State Street Bank and Trust Company
 15th Floor, Corporate Trust Window               2 Avenue de Lafayette
      New York, New York 10006             Fifth Floor, Corporate Trust Window

                                            Boston, Massachusetts 02111-1724
    Facsimile Transmission Number

  (for Eligible Institutions Only)                Confirm by telephone:
           (617) 664-1452                            (617) 662-1525

Fees and Expenses

  We currently do not intend to make any payments to brokers, dealers or others to solicit acceptances of the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

  Our estimated cash expenses incurred in connection with the exchange offer will be paid by us and are estimated to be $100,000 in the aggregate. This amount includes fees and expenses of the trustee for the new and old notes, accounting, legal, printing and related fees and expenses.

Transfer Taxes

  If you tender original notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register registered notes in the name of, or request that your original notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any transfer tax owed.

                      DESCRIPTION OF THE REGISTERED NOTES

  You can find the definitions of capitalized terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Hollywood Casino Corporation and not to any of its subsidiaries.

  The Company will issue the registered fixed rate notes and registered floating rate notes together as a single series under a single indenture entered into among the Company, HWCC-Tunica and HWCC-Shreveport, each as guarantors, and State Street Bank and Trust Company, as trustee. The registered fixed rate notes and the registered floating rate notes are collectively referred to as the "registered notes." The original notes and the registered notes are collectively referred to as the "notes." The terms of the notes include those stated in the indenture and the Collateral Documents and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The terms of the notes and the provisions of the indenture are subject to compliance by the Company and its Restricted Subsidiaries with the provisions of applicable gaming laws, unless in conflict with the Trust Indenture Act in which case the provisions of the Trust Indenture Act will control. The Collateral Documents referred to under the caption "Security" define the terms of the agreements that secure the notes.

  The following description is a summary of the material provisions of the indenture, the registration rights agreement and the Collateral Documents. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement and the Collateral Documents because they, and not this description, define your rights as holders of the notes. Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

  Except as otherwise set forth below, the terms of the fixed rate notes and the floating rate notes will be identical. The fixed rate notes and the floating rate notes will vote together as a single class on all matters.

Brief description of common terms of the fixed rate notes and the floating rate notes and the guarantees

 The Notes

  The notes:

    .  are senior secured obligations of the Company;

    .are secured by:

     (1) a first priority pledge of the Capital Stock of Hollywood Casino-Aurora, HWCC-Tunica, HWCC--Louisiana, HWCC-Shreveport and each future guarantor;

     (2) a first priority pledge of the Aurora Intercompany Note payable to the Company by Hollywood Casino-Aurora in an initial principal amount of $31.5 million, which will increase from time to time as additional amounts are loaned by the Company to Hollywood Casino-Aurora up to $108 million;

     (3) a collateral assignment of the security documents related to the Aurora Intercompany Note, including a first priority lien (limited to the then outstanding balance of the Aurora Intercompany Note and subject to liens as permitted by the Collateral Documents) on substantially all of the assets of Hollywood Casino-Aurora securing its obligation under the Aurora Intercompany Note;

     (4) a first priority security interest in the $40.7 million of Escrowed Funds to be deposited into escrow pending release in connection with completion of the Pratt Casino Corporation Acquisition or the Special Mandatory Redemption; and

     (5) a first priority security interest in trademarks and service marks of the Company, subject to liens permitted by the Collateral Documents;

    . are pari passu in right of payment to all existing and future senior indebtedness of the Company;

    . are senior in right of payment to any existing and future subordinated Indebtedness of the Company; and

    . are unconditionally guaranteed by the guarantors, as described below.

  The notes are effectively subordinated to all indebtedness and other liabilities of each Subsidiary that is not a guarantor, including Hollywood Casino-Aurora, except to the extent of the pledge to the trustee of the Aurora Intercompany Note and the collateral assignment of the related security documents, which security interest will be limited to the then outstanding amount of the Aurora Intercompany Note and was initially $31.5 million. See "Security." At March 31, 1999, Hollywood Casino-Aurora had outstanding approximately $22.5 million of Indebtedness, including $20.7 million in capitalized lease obligations, owed to third party creditors, which will be structurally senior in right of payment to the notes to the extent the aggregate principal amount of the notes exceeds the principal balance of the Aurora Intercompany Note.

 The Guarantees

  The notes are jointly, severally and unconditionally guaranteed by HWCC-Tunica and HWCC-Shreveport and will be guaranteed in the future by any domestic Restricted Subsidiaries and up to 65% of any foreign Restricted Subsidiary of the Company having a Tangible Consolidated Net Worth in excess of $2.5 million. See "Certain Definitions--Guarantors."

  Each Guarantee of the notes:

    .  is a senior secured obligation of the guarantor;

    . is senior in right of payment to all existing and future subordinated indebtedness of each guarantor;

    . is pari passu in right of payment with all existing and future senior indebtedness of each guarantor; and

    . is secured by substantially all of the assets of each guarantor, including substantially all of the personal and material real property assets comprising HWCC-Tunica, subject to liens permitted by the Collateral Documents, and by the Shreveport Management Agreement held by HWCC-Shreveport.

  As of March 31, 1999, on a pro forma basis after giving effect to the offering of the original notes, the acquisition of Pratt Casino Corporation and the tender offer for and satisfaction and discharge of our 12 3/4% Senior Secured Notes, the Company would have had no outstanding Indebtedness that ranked pari passu in right of payment with the notes and HWCC-Tunica would have had outstanding approximately $3.4 million of Indebtedness that ranked pari passu in right of payment with HWCC-Tunica's Guarantee. See "--Security" and "--Certain Definitions--Guarantors." As of the date of the Indenture, HWCC-Shreveport will have no liabilities other than the guarantee of the notes and will have no assets other than the Shreveport Management Agreement relating to the management of the planned Shreveport Casino.


  The guarantors jointly and severally guarantee the Company's obligations under the notes on a senior secured basis. The obligations of each guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors-- Fraudulent Conveyance."

 Subsidiaries

  The Company is a holding company that operates its riverboat and dockside casinos, casino hotels and related facilities through its Subsidiaries. Repayment of the Intercompany Notes and other obligations and payment of dividends from its Subsidiaries are the Company's principal sources of cash to pay operating expenses, capital expenditures and principal of and interest on its debt. The Company anticipates that the primary source of cash to pay the Company's obligations will be derived from the Aurora Casino and the Tunica Casino. See "Risk Factors--Holding Company Structure."

  Under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," the Company will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." The Company's Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the indenture and will not guarantee the registered notes. As of the issue date of the original notes, the Company expected to designate the following as Unrestricted Subsidiaries:

   .  HWCC-Louisiana and its Subsidiaries;

   .  Pratt Management, L.P.;

   .  HWCC-Holdings; and

   .  HWCC-Golf Course Partners, Inc.

Principal, maturity and interest

  The indenture provides for the issuance by the Company of notes with a maximum aggregate principal amount of $360.0 million, of which $310.0 million was issued as fixed rate notes and $50.0 million was issued as floating rate notes. The Company was issued notes in denominations of $1,000 and integral multiples of $1,000. The fixed rate notes will mature on May 1, 2007 and the floating rate notes will mature on May 1, 2006.

 Fixed rate notes

  Interest on the fixed rate notes will accrue at the rate of 11.250% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 1999. The Company will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

  Interest on the fixed rate notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

 Floating rate notes

  The floating rate notes will initially bear interest at a rate per annum equal to LIBOR plus 628 basis points, which will be reset semi-annually, as determined by the calculation agent. Interest on the floating rate notes will be payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 1999. The Company will make each interest payment to the holders of record on the immediately preceding April 15 and October 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The amount of interest for each day of a 30-day month that the floating rate notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the floating rate notes. The amount of interest to be paid on the floating rate notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

  All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% being rounded to 9.87655%) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

  The calculation agent will, upon the request of the holder of any new floating rate note, provide the interest rate then in effect with respect to the new floating rate notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on the Company and the holders of the floating rate notes.

Methods of receiving payments on the notes

  If a holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and liquidated damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying agent and registrar for the notes

  The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

  A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of new notes to be redeemed.

  The registered holder of a note will be treated as the owner of it for all purposes.

Security

  The notes will be secured by, among other things,

    (1) a first priority pledge by the Company to the trustee for the benefit of the holders of the notes of the Capital Stock of each of Hollywood Casino-Aurora, HWCC-Tunica, HWCC-Shreveport, HWCC-Louisiana and each future guarantor;

    (2) a first priority pledge by the Company to the trustee for the benefit of the holders of the notes of the Aurora Intercompany Note and a collateral assignment of the security documents related to the Aurora Intercompany Note, reflecting a first priority Lien of the Company on substantially all of the assets of Hollywood Casino-Aurora, subject to liens permitted by the Collateral Documents, to secure the Aurora Intercompany Note. The Aurora Intercompany Note will initially have an outstanding principal balance of $31.5 million, which will increase from time to time as additional amounts are loaned by the Company to Hollywood Casino-Aurora up to $108 million. For example, the balance would increase upon the advance by the Company of funds to Hollywood Casino-Aurora in connection with the Aurora casino expansion and upon the advance of funds in connection with the Pratt Casino Corporation Acquisition. In the event that Gaming Authorities approve intercompany loans to Hollywood Casino-Aurora in excess of $108 million, such additional intercompany loans and any security therefore will be pledged to the trustee;

    (3) a first priority pledge by the Company to the trustee for the benefit of the holders of the notes of the Tunica Intercompany Note and a collateral assignment of the related security documents, reflecting a second priority Lien of the Company on substantially all of the assets of HWCC-Tunica, subject to liens permitted by the Collateral Documents, to secure the Tunica Intercompany Note;

    (4) a first priority security interest in the $40.7 million of Escrowed Funds to be deposited into escrow pending release in connection with completion of the Pratt Casino Corporation Acquisition or the Special Mandatory Redemption; and

    (5) a first priority security interest in the Company's trademarks and service marks, subject to liens permitted by the Collateral Documents.

  The notes will also be secured by a first priority lien in the Aurora Expansion Cash Account so long as there are funds in such account. The Company will be permitted to use the funds in the Aurora Expansion Cash Account for working capital purposes and any other purposes permitted under the indenture unless and until the trustee exercises its remedies with respect to that account.

  The guarantees will be secured by, among other things,

    (1) a first priority Lien on substantially all of the assets (whether now owned or hereafter acquired or constructed) of HWCC-Tunica represented by
  (a) a ship mortgage and other security interests, as applicable, on or in the Tunica Casino vessel and improvements thereon, (b) a leasehold mortgage on the Tunica Casino hotel and related assets, and (c) a Lien on substantially all personal property owned and used in the operation of the Tunica Casino, in each case, subject to liens permitted by the Collateral Documents;

    (2) a collateral assignment of the Shreveport Management Agreement and the Substitute Management Agreement, if applicable;

    (3) the collateral assignment of the Aurora Management Agreement and the Tunica Consulting Agreement if the Company consummates the Pratt Casino Corporation Acquisition and does not terminate the Aurora Management Agreement and the Tunica Consulting Agreement; and

    (4) a first priority Lien on substantially all of the assets (whether now owned or hereafter acquired or constructed) of any future guarantors, subject to liens permitted by the Collateral Documents.

  Although Hollywood Casino-Aurora will not guarantee the notes, the indenture will provide that Hollywood Casino-Aurora may not, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens. See "--Certain Covenants--Limitation on Liens." Hollywood Casino-Aurora will also covenant not to make any principal prepayments with respect to the Aurora Intercompany Note for so long as it is not a guarantor of the new notes or unless otherwise required by Gaming Authorities. If Hollywood Casino-Aurora becomes a guarantor pursuant to a Guarantee secured by a first priority lien on substantially all of the assets of Hollywood Casino-Aurora, subject to liens permitted by the Collateral Documents, it may make principal payments on the Aurora Intercompany Note as permitted by the indenture.

  The indenture will provide that, except as otherwise provided therein, the Company will, and will cause each of HWCC-Tunica and any future Subsidiaries of the Company that become guarantors to, grant to the trustee a valid first priority security interest in substantially all of its assets, except working capital (subject to liens permitted by the Collateral Documents) to the extent required by the Collateral Documents, enforceable against all third parties, and to execute and deliver all documents and to take all action necessary or desirable to perfect and protect such a security interest in favor of the trustee. See "--Certain Covenants--Additional Subsidiary Guarantees."

  The Company, the guarantors (as applicable) and the trustee will enter into the Collateral Documents, including the security agreement and the pledge agreement of the Company securing the notes, the security agreements, pledge agreements, leasehold mortgages and fleet mortgages, as applicable, securing the Guarantees, and the collateral assignment of the security agreement, pledge agreement, leasehold mortgages, mortgages and fleet mortgages securing the Aurora Intercompany Note, which together define the security interests of the holders in the notes and the Guarantees. These Collateral Documents will secure the payment and performance when due of all of the Obligations of the Company under the indenture and the notes.

  The trustee's ability to foreclose upon the Collateral will be limited by relevant gaming laws, which generally require that persons who own or operate a casino, receive payments under a management contract or purchase, possess or sell gaming equipment hold a valid gaming license. In addition, the right of the trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company and the guarantors prior to or even possibly after the trustee has repossessed and disposed of the Collateral. See "Risk Factors--Limits on Collateral."

Fraudulent Conveyance--Federal and state statutes allow courts, under specific circumstances, to void guarantees or other debt and require noteholders to return payments received from guarantors.

  Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee or other debt obligations could be voided, or claims in respect of a guarantee or other debt obligations could be subordinated to all other debts of that guarantor or debtor if, among other things, the guarantor or debtor, at the time it incurred the indebtedness evidenced by its guarantee or other debt obligations, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

    .  was insolvent or rendered insolvent by reason of the incurrence;

    . was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

    . intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

In this event, any payment by a guarantor in connection with its guarantee or a debtor in connection with the debt obligations could be voided and required to be returned to the guarantor or debtor or to a fund for the benefit of the creditors of that guarantor or debtor.

  The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor or debtor would be considered insolvent if:

    . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

    . the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    .  it could not pay its debts as they came due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor and each of our subsidiaries that has or will have intercompany debt obligations to us, after giving effect to its guarantee of the notes or receipt of funds underlying the intercompany debt, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay as they mature. We cannot be sure, however, what standard a court would apply in making its determination or that a court would agree with our conclusions.

Optional redemption

 Fixed rate notes

  At any time prior to May 1, 2002, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of fixed rate notes issued under the indenture at a redemption price of 111.250% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided, however that:

    (1) at least 65% of the original aggregate principal amount of the fixed rate notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding fixed rate notes held by the Company and its Subsidiaries); and

    (2) the redemption must occur within 60 days of the date of the closing of such Qualified Equity Offering.

  Except pursuant to the preceding paragraph, the fixed rate notes will not be redeemable at the Company's option prior to May 1, 2003.

  After May 1, 2003, the Company may redeem all or a part of the fixed rate notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest and liquidated damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

      Year                                                            Percentage
      ----                                                            ----------
      2003...........................................................  107.000%
      2004...........................................................  104.666%
      2005...........................................................  102.333%
      2006 and thereafter............................................  100.000%

 Floating rate notes

  The floating rate notes will be redeemable, in whole or in part, at any time and from time to time, at the option of the Company upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

      Year                                                            Percentage
      ----                                                            ----------
      1999...........................................................  105.000%
      2000...........................................................  104.000%
      2001...........................................................  103.000%
      2002...........................................................  102.000%
      2003...........................................................  101.000%
      2004 and thereafter............................................  100.000%

Mandatory redemption

  Except as described below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Mandatory disposition pursuant to gaming laws

  Each holder, by accepting a note, shall be deemed to have agreed that if any Gaming Authority requires that a person who is a holder or the beneficial owner of the notes be licensed, qualified or found suitable under applicable gaming laws, the holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If the holder or beneficial owner fails to apply for such license, qualification or finding of suitability within the required time period, such holder or beneficial owner, as the case may be, shall be required to dispose of its notes within the specified time and the Company shall have the right to redeem the notes of such holder or beneficial owner, subject to approval of any applicable Gaming Authority, at the lesser of:

    (1) the principal amount thereof,

    (2) the amount that such holder or beneficial owner paid for the notes or

    (3) the fair market value of the notes.

  Any holder of notes required to apply for a finding of suitability must pay all investigative fees and costs of the applicable Gaming Authorities in connection with such investigation. Immediately upon the imposition of a requirement to dispose of notes by a Gaming Authority, such holder or beneficial owner shall, to the extent required by applicable law, have no further right:

    (1) to exercise, directly or indirectly, through any trustee or nominee or any other person or entity, any right conferred by the notes or

    (2) to receive any interest, dividends, economic interests or any other distributions or payments with respect to the notes or any remuneration in any form with respect to the notes from the Company or the trustee. Under the indenture, the Company is not required to pay or reimburse any holder of the notes or beneficial owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expense will, therefore, be the obligation of such holder or beneficial owner. The Company shall notify the trustee in writing of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such holder may incur in connection with its application or a license, qualification or a finding or suitability. The indenture will require the trustee to report the names of the record holders of the notes to any Gaming Authority when required by law.

Special mandatory redemption

  The Company deposited into escrow the $40.7 million of Escrowed Funds, which will be held by the trustee pursuant to an Escrow Agreement as collateral to secure the obligations of the Company under the notes. The Escrow Agreement will provide for release of the Escrowed Funds to the Company upon receipt by the trustee of an officers' certificate, certifying that:


    (1)the final order of the United States Bankruptcy Court has been approved providing for the Pratt Casino Corporation Acquisition;

    (2)all necessary approvals from Gaming Authorities for the consummation of the Pratt Casino Corporation Acquisition have been obtained;

    (3)substantially concurrently with the release of such Escrowed Funds, the Aurora Intercompany Note and the related mortgage will be increased by an amount equal to approximately $37.0 million in connection with the Pratt Casino Corporation Acquisition and that any necessary documentation evidencing such increase will be collaterally assigned to the trustee for the benefit of the holders of the notes; and

    (4)HWCC-Aurora Management, Pratt Casino Corporation and Pratt Management will be designated as Restricted Subsidiaries, and that the Board of Directors has approved that, within five business days following the consummation of the Pratt Casino Corporation Acquisition, and subject to the approval of applicable Gaming Authorities

      (a) (i) these Restricted Subsidiaries will become guarantors and will execute a supplemental indenture and deliver an opinion of counsel to the trustee to such effect, and will grant a first priority security interest in substantially all of their assets to secure their obligations under the Guarantees, subject to liens permitted by the Collateral Documents, and (ii) the Company will pledge the Capital Stock of these guarantors to the trustee for the benefit of the holders to secure the Company's obligations under the notes, or

      (b) these Restricted Subsidiaries will be dissolved, terminated or otherwise merged out of existence with the Company or any other Restricted Subsidiary as the successor entity and the Tunica Consulting Agreement and the Aurora Management Agreement will be terminated.

The Company will also deliver an officers' certificate and an opinion of counsel stating that all of the conditions for the release of the Escrowed Funds have been satisfied. Following the release of funds, the trustee will no longer have a security interest in the Escrowed Funds pursuant to the Escrow Agreement and the Escrow Agreement shall terminate.

  If, prior to January 31, 2000, the Company determines in its sole discretion (as evidenced by a resolution of the Company's Board of Directors certified by an officer of the Company and delivered to the trustee) that it is unable to consummate the Pratt Casino Corporation Acquisition by January 31, 2000, the Company shall redeem $40.3 million aggregate principal amount of notes (the "Special Mandatory Redemption") at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption; provided, however, that such redemption will occur on January 31, 2000 if the Pratt Casino Corporation Acquisition has not been consummated and the officer's certificate mentioned in the preceding paragraph has not been delivered to the trustee by January 31, 2000. The redemption date for the Special Mandatory Redemption shall be the earlier of
(1) five days after the date that the certified resolutions are delivered to the trustee pursuant to the preceding sentence, or (2) January 31, 2000. Any such redemption shall be made on a pro rata basis between the floating rate notes and the fixed rate notes. The trustee will release the Escrowed Funds for use toward the Special Mandatory Redemption on the redemption date. Notice of any Special Mandatory Redemption will be mailed to each holder not less than five days prior to the redemption date.

  Pending release of the Escrowed Funds pursuant to the Escrow Agreement, the Escrowed Funds will be invested in "cash equivalent investments" (as defined in the Escrow Agreement and generally will consist of short-term, high-quality investments including United States government securities, certificates of deposit and highly rated commercial paper) as directed by the Company. Any interest or other profit resulting from such investment will be used to pay premium and interest due on the notes upon the Special Mandatory Redemption if required, or otherwise released to the Company.

Repurchase at the option of holders

 Change of Control

  If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to an offer on the terms set forth in the indenture (a "Change of Control Offer"). In the Change of Control Offer, the Company will offer a payment (the "Change of Control Payment") in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and liquidated damages, if any, thereon, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date (the "Change of Control Payment Date") specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

  On the Change of Control Payment Date, the Company will, to the extent lawful:

    (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

    (3) deliver or cause to be delivered to the trustee the new notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

  The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however that each such note will be in a principal amount of $1,000 or an integral multiple thereof.

  The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. No assurance can be given that the Company will have sufficient funds at the time of a Change of Control in order to consummate a Change of Control Offer.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another person or group may be uncertain.

 Asset sales

  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

    (2) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

    (3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision and not for purposes of the definition of "Net Proceeds" (except to the extent set forth in such definition with respect to the conversion of non-cash proceeds to cash), each of the following shall be deemed to be cash:

      (a) the assumption of Indebtedness or liabilities of the Company (as shown on the Company's most recent balance sheet) that are pari passu in right of payment to the notes or, in the case of an Asset Sale by any Restricted Subsidiary, the assumption of Indebtedness or liabilities of such Restricted Subsidiary (as shown on the Restricted Subsidiary's most recent balance sheet) that are pari passu in right of payment with the Guarantees that are assumed by the transferee of any such assets, in each case, pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

      (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

  Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the Restricted Subsidiary may apply such Net Proceeds:

    (1) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Gaming Related Business;

    (2) to make a capital expenditure with respect to its existing operations; or

    (3) to acquire other long-term assets that are used or useful in a Gaming Related Business; provided, however, that the Company or the Restricted Subsidiary, as the case may be, grants to the collateral agent, on behalf of the holders, a first priority security interest, subject to Permitted Liens, on any property or assets (including a pledge of any Voting Stock required under the terms of the indenture) acquired or constructed with the Net Proceeds of any Asset Sale on the terms set forth in the indenture and the Collateral Documents to the extent permitted by applicable Gaming Authorities. Pending the final application of any Net Proceeds, the Company or the Restricted Subsidiary shall invest the Net Proceeds in Cash Equivalents held in an account in which the trustee shall have a first priority security interest (subject to Permitted Liens) for the benefit of the holders of the new notes.

  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." Within ten days following the date that the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an offer (an "Asset Sale Offer") to all holders of notes with the Excess Proceeds from any Asset Sales in an amount equal to the maximum principal amount of notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture or the Collateral Documents. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased in the manner described under "--Selection and notice." Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

 Event of loss

  Within 270 days after any Event of Loss with respect to any Collateral comprising the Aurora Casino or the Tunica Casino with a fair market value (or replacement cost, if greater) in excess of $1.0 million, the Company or the affected Restricted Subsidiary of the Company, as the case may be, may apply the Net Loss Proceeds for such Event of Loss: (1) to acquire all or substantially all of the assets of or a majority of the Voting Stock in a Gaming Related Business; (2) to make a capital expenditure with respect to its existing operations; or (3) to acquire other long-term assets that are used or useful in a Gaming Related Business.

  In addition, within 360 days after any Event of Loss with respect to any Collateral comprising the Aurora Casino or the Tunica Casino with a fair market value (or replacement cost, if greater) in excess of $1 million, the Company or the affected Restricted Subsidiary of the Company, as the case may be, may apply the Net Loss Proceeds for such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the respective casino, with no concurrent obligation to make any purchase of any notes. Any Net Loss Proceeds for an Event of Loss with respect to any Collateral that are not reinvested as provided in the first or second sentences of this paragraph will be deemed "Excess Loss Proceeds." Within ten days following the date that the aggregate amount of Excess Loss Proceeds exceeds $10 million, the Company shall make an offer to all holders of notes with the Excess Loss Proceeds from any Event of Loss (an "Event of Loss Offer"). The Event of Loss Offer shall be made in an amount equal to the maximum principal amount of new notes that may be purchased out of the Excess Loss Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase, in accordance with the procedures set forth under "Selection and notice." To the extent that the aggregate amount of notes tendered pursuant to any Event of Loss Offer is less than the Excess Loss Proceeds, the Company may, subject to the other provisions of the indenture and the Collateral Documents, use any remaining Excess Loss Proceeds for any purpose not prohibited by the indenture or the Collateral Documents. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero. Pending the final application of the Net Loss Proceeds, such proceeds shall be invested in Cash Equivalents held in an account in which the trustee shall have a first priority security interest (subject to Permitted Liens) for the benefit of the holders of the notes. Such pledged funds will be released to the Company to pay for or reimburse the Company for the actual cost of such permitted application of Net Loss Proceeds as provided above or permitted rebuilding, repair, replacement or construction, or such Event of Loss Offer, pursuant to the terms of the Collateral Documents relating to the respective Casino property. The indenture will also require the Company or the Restricted Subsidiary to grant to the trustee, on behalf of the holders, a first priority security interest, subject to liens permitted by the Collateral Documents, on any property or assets (including a pledge of any Voting Stock required under the terms of the indenture) acquired or constructed with the Net Loss Proceeds on the terms set forth in the indenture and the Collateral Documents to the extent permitted by applicable Gaming Authorities.

Compliance with Securities Laws

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer, an Asset Sale Offer and Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control, Asset Sales or Event of Loss provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under these provisions of the indenture by virtue of such conflict.

  The agreements governing the Company's other Indebtedness may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control, or in the case of an Asset Sale Offer or an Event of Loss Offer, could cause a default under these other agreements, even if the Change of Control Offer, Asset Sale Offer or Event of Loss Offer itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders of notes upon a repurchase under a Change of Control Offer may be limited by the Company's then existing financial resources. See "Risk Factors--Change of Control."

Selection and notice

  If less than all of the notes are to be redeemed or repurchased at any time, the trustee will select notes for redemption or repurchase as follows:

    (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

    (2) if the notes are not so listed, on a pro rata basis between the fixed rate notes and the floating rate notes, if applicable, by lot or by such method as the trustee shall deem fair and appropriate.

  No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

  If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A note or notes in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become irrevocably due and payable on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Restrictive covenants

 Restricted payments

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable:

      (a) in Equity Interests (other than Disqualified Stock) of the
    Company or

      (b) to the Company or a Restricted Subsidiary of the Company);

    (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

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    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the new notes or that is subordinated to the Guarantees, except:

      (a) a payment of interest or principal at the Stated Maturity thereof and

      (b) a payment of interest or principal of intercompany Indebtedness permitted by clause (6) of the second paragraph under the covenant entitled "--Incurrence of indebtedness and issuance of preferred stock"; or

    (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

    (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of indebtedness and issuance of preferred stock"; and

    (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments and any Shreveport Casino Investment treated as a Restricted Payment as set forth in the definition of "Shreveport Casino Investment," made by the Company and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses
  (2) and (3) of the next succeeding paragraph) is less than the sum, without duplication, of:

      (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the date of the indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

      (b) 100% of the aggregate net cash proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to any Subsidiary of the Company), plus

      (c) 50% of any cash dividends received by the Company, Hollywood Casino-Aurora or any other Restricted Subsidiary that is a guarantor after the date of the indenture from an Unrestricted Subsidiary of the Company, to the extent such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus

      (d) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the sum of (i) 50% of the cash proceeds with respect to such Restricted Investment in excess of the aggregate amount invested in such Restricted Investment (less the cost of disposition, if any) and (ii) the aggregate amount invested in such Restricted Investment, plus

      (e) to the extent that any Subsidiary that was designated as an Unrestricted Subsidiary after the date of the indenture is redesignated as a Restricted Subsidiary, the lesser of (i) the amount of the Investment in the Subsidiary treated as a Restricted Payment at and since the time that the Subsidiary was designated as an Unrestricted Subsidiary, as determined by the last paragraph of this covenant, and
    (ii) the fair market value of the Investment in the Subsidiary as of the date that it is redesignated as a Restricted Subsidiary.

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

  So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

    (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
  (3) (b) of the preceding paragraph;

    (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management (or the estate or trust for the benefit of any such member of management) pursuant to any management equity subscription agreement or stock option agreement; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any calendar year and $1 million in the aggregate; and

    (5) the redemption or repurchase of any debt or equity securities of the Company or any Restricted Subsidiary required by, and in accordance with, any order of any Gaming Authority, provided, however, that the Company has used its reasonable best efforts to effect a disposition of such securities to a third-party and has been unable to do so.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

 Incurrence of indebtedness and issuance of preferred stock

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Company's Restricted Subsidiaries may incur Indebtedness, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

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  The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (1) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any one time outstanding under this clause (1), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (1), not to exceed $12.5 million at any one time outstanding;

    (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (3) the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Guarantees to be issued on the date of the indenture and the exchange notes and the related Guarantees to be issued pursuant to the registration rights agreement;

    (4) the incurrence by the Company or any of its Restricted Subsidiaries of FF&E Financing or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in any Casino owned and either operated or to be operated by the Company or such Restricted Subsidiary, in an aggregate principal amount, (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4)) with respect to any such Casino not to exceed $7 million in aggregate principal amount for each Casino owned or operated by the Company at any time outstanding;

    (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
  (4) or (5) of this paragraph;

    (6) the issuance by any Restricted Subsidiary of preferred stock to the Company or the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries as provided in the covenant entitled "Advances to Restricted Subsidiaries"; provided, however, that with respect to intercompany Indebtedness: (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a person other than the Company or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such Indebtedness to a person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

    (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

    (8) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

    (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, however, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

    (10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business; and

    (11) the assumption of the obligations under the Pratt Casino Corporation Notes in connection with the Pratt Casino Corporation Acquisition, provided, however, that such Indebtedness is retired or repaid within five business days following the assumption of such Indebtedness.

  The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

  For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

 Liens

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

 Dividend and other payment restrictions affecting subsidiaries

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

    (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

    (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

  However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indenture;

    (2) the indenture, the new notes, the Guarantees and the Collateral
  Documents;

    (3) applicable law;

    (4) any instrument governing Indebtedness or Capital Stock of a person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided, however, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

    (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

    (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

    (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

    (8) Permitted Refinancing Indebtedness, provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

    (9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

    (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

    (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, consolidation or sale of assets

  Neither the Company nor any guarantor may, directly or indirectly: (1) consolidate or merge with or into another person (whether the Company or the Guarantor is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another person; unless:

    (1) either (a) the Company or the guarantor is the surviving corporation or (b) the person formed by or surviving any such consolidation or merger (if other than the Company or the guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (2) the person formed by or surviving any such consolidation or merger (if other than the Company or the guarantor) or the person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company or the guarantor under the new notes, the indenture, the registration rights agreement and the Collateral Documents pursuant to agreements reasonably satisfactory to the trustee;

    (3) immediately after such transaction no Default or Event of Default exists; and

    (4) the Company or the guarantor, as the case may be, or the person formed by or surviving any such consolidation or merger (if other than the Company or such guarantor), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

  This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries or any of the guarantors. The Company anticipates that, in connection with its acquisition of Pratt Casino Corporation and the termination of the Aurora Management Agreement and the Tunica Consulting Agreement, it will cause each of HWCC-Aurora Management, Pratt Management, L.P. and Pratt Casino Corporation to be merged, dissolved or otherwise terminated. The indenture will permit each of these contemplated transactions.

 Transactions with affiliates

  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

    (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person; and

    (2) the Company delivers to the trustee:

      (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

      (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing, other than in connection with

        (i) any transaction or series of transactions involving the approval, amendment, restatement, replacement or modification of a management or consulting agreement between the Company or any Restricted Subsidiary of the Company, on the one hand, and an Unrestricted Subsidiary, on the other hand, so long as such agreement is on terms and conditions comparable to those that each of the Company or such Restricted Subsidiary and such Unrestricted Subsidiary would negotiate on an arm's-length basis with third parties, as determined by the Board of Directors of the Company, and

        (ii) any transaction or series of transactions involving the approval, amendment, restatement, replacement or modification of a management or consulting agreement between the Company or any Restricted Subsidiary of the Company, on the one hand, and any Affiliate, on the other hand, other than a Subsidiary of the Company.

  The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

    (1) any employment agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

    (2) transactions between or among the Company and/or its Restricted Subsidiaries;

    (3) payment of reasonable directors fees and expenses to persons who are not otherwise Affiliates of the Company;

    (4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

    (5) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments";

    (6) existing agreements as in effect on the date of the indenture between the Company and its Affiliates, as such agreements may be amended, restated, replaced or otherwise modified, as long as the amendment, restatement, replacement or modified agreement is neither materially more favorable to the Affiliate nor materially less favorable to the Company, as determined by the non-interested members of the Board of Directors; and

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

    (7) any other transactions that do not involve, in the aggregate for all such transactions, the payment of more than $250,000 in consideration in any one calendar year.

 Additional subsidiary guarantees

  If any Restricted Subsidiary attains, or if the Company or any of its Restricted Subsidiaries acquires or creates a Restricted Subsidiary after the date of the Indenture that has, a Tangible Consolidated Net Worth of $2.5 million or more, then that Restricted Subsidiary or newly acquired or created Restricted Subsidiary must become a guarantor and execute a supplemental indenture and Collateral Documents securing the Guarantee and deliver an opinion of counsel to the trustee within 20 business days of the date on which it was acquired or created. Any Restricted Subsidiary that becomes a guarantor shall remain a guarantor unless designated an Unrestricted Subsidiary by the Company in accordance with the indenture or is otherwise released from its obligations as a guarantor as provided in the indenture.

 Designation of restricted and unrestricted subsidiaries

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided, however, that in no event shall the business currently operated by Hollywood Casino-Aurora or HWCC-Tunica be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Restricted Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Company shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

 Limitation on issuances and sales of equity interests in Subsidiaries

  All of the Company's Restricted Subsidiaries shall be wholly owned by the Company, by one or more of its Restricted Subsidiaries or by the Company and one or more of its Restricted Subsidiaries.

  The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any person (other than the Company or a Restricted Subsidiary of the Company), unless:

    (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

    (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option ofHolders--Asset Sales."

  In addition, the Company will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any person other than to the Company or a Restricted Subsidiary of the Company.

 Change in management contracts

  The indenture will provide that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any amendment to the Aurora Management Agreement or the Tunica Consulting Agreement or grant any consent with respect to, or waiver of, any of the terms of these agreements, except

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amendments, consents and waivers to cure ambiguities, defects or inconsistencies, or make changes that do not adversely affect the rights of any holder of the Notes; provided, however, that the Aurora Management Agreement and the Tunica Consulting Agreement may be terminated in connection with or subsequent to the Pratt Casino Corporation Acquisition.

 Business activities

  The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Gaming Related Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

 Advances to Restricted Subsidiaries

  All advances to Restricted Subsidiaries made by the Company after the date of the Indenture will be evidenced by intercompany notes in favor of the Company, other than equity contributions made by the Company to any of its Restricted Subsidiaries. These intercompany notes will be pledged pursuant to the Collateral Documents as Collateral to secure the Notes. Each intercompany note other than the Aurora Intercompany Note will be payable upon demand and will bear interest at the same rate as the new notes. The Company agrees that it shall not permit Hollywood Casino-Aurora to prepay principal under the Aurora Intercompany Note for so long as Hollywood Casino-Aurora is not a guarantor of the new notes unless otherwise required by Government Authorities.

 Payments for consent

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of new notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the new notes unless such consideration is offered to be paid and is paid to all holders of the new notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

  Whether required by the SEC, so long as any new notes are outstanding, the Company will furnish to the holders of new notes, within 15 days following the time periods specified in the SEC's rules and regulations:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's independent public accountants; and

    (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

  In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the guarantors have agreed that, for so long as any new notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  Whether required by the SEC, for so long as HWCC-Louisiana, or any successor thereto, is an Unrestricted Subsidiary, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of HWCC-Louisiana, or any successor thereto, and its consolidated subsidiaries, with an indication that such entities are Unrestricted Subsidiaries and that any Indebtedness of such entities is non-recourse to the Company.

Events of default and remedies

  Each of the following is an Event of Default:

    (1) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the notes;

    (2) default in payment when due of the principal of, or premium, if any, on the notes;

    (3)(i) default in the payment of principal of, premium, if any, and interest on notes required to be purchased pursuant to the Special Mandatory Redemption, or with respect to a Change of Control Offer, Asset Sale Offer or Event of Loss Offer, when due and payable; or (ii) failure to perform or comply with the provisions described under (a) "Limitation on Merger, Consolidation or Sale of Assets" or (b) "Restricted Payments" (but only if the failure under this clause (b) is caused by a Restricted Payment described in the first set of clauses (1) through (3) of the first paragraph of the covenant entitled "Restricted Payments");

    (4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture or the Collateral Documents;

    (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

      (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

      (b) results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $8 million or more;

    (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $8 million, which judgments are not paid, discharged or stayed for a period of 60 days;

    (7) failure to perform or breach by the Company or any guarantor of any material representation or warranty or agreement in the Collateral Documents, the repudiation by any party of any of its obligations under any of the Collateral Documents or the unenforceability of any of the Collateral Documents against any party for any reason, continued for 30 days after written notice from the trustee or holders of at least 25% in principal amount of the outstanding new notes as provided in the indenture;

    (8) except as permitted by the indenture, a default by any guarantor of the obligations of such guarantor and its Guarantee, any Guarantee by HWCC-Tunica, HWCC-Shreveport or any other guarantor that has a Tangible Consolidated Net Worth of $8 million shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any such guarantor, or any Person acting on behalf of any such guarantor, shall deny or disaffirm its obligations under its Guarantee;

    (9) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; and

    (10) any revocation, suspension or loss of any gaming license which results in the cessation or suspension of business at any Casino owned by the Company or any of its Restricted Subsidiaries for a period of more than 120 consecutive days.

  In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding new notes may declare all the notes to be due and payable immediately.

  Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or liquidated damages) if it determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, premium and liquidated damages, if any, and interest on the notes.

  In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to May 1, 2003, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to May 1, 2003, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

  The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

  No director, officer, employee, incorporator or stockholder of the Company or any guarantor, as such, shall have any liability for any obligations of the Company or the guarantors under the notes, the indenture, the Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of new notes by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the guarantors discharged with respect to their subsidiary guarantees ("Legal Defeasance") except for:

    (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and liquidated damages, if any, on such notes when such payments are due from the trust referred to below;

    (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the trustee, and the Company's and the guarantor's obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the indenture.

  In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the new notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the new notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the new notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and liquidated damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

      (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or

      (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing either:

      (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or

      (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

    (6) the Company must have delivered to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company or any guarantor between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (7) the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of new notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

    (8) the Company must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been satisfied.

Amendment, supplement and waiver

  Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Guarantees or the Collateral Documents may be amended or supplemented by the Company and the trustee with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes, the Guarantees or the Collateral Documents may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

    (1) reduce the principal amount of new notes whose holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

    (3) reduce the rate of or change the time for payment of interest on any note;

    (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

    (5) make any note payable in money other than that stated in the notes;

    (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or liquidated damages, if any, on the notes;

    (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the section entitled "--Repurchase at the Option of Holders");

    (8) release any guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture;

    (9) release all or substantially all of the Collateral from the Lien of the indenture or the Collateral Documents (except in accordance with the provisions thereof); or

    (10) make any change in the preceding amendment and waiver provisions.

  Any amendment to, or waiver of the provisions of any of the Collateral Documents relating to the covenant described under "--Liens" or the security provisions of the indenture will require the consent of the holders of at least 85% in aggregate principal amount of notes then outstanding.

  Notwithstanding the preceding, without the consent of any holder of notes, the Company, the guarantors and the trustee may amend or supplement the indenture, the notes, the Guarantees or the Collateral Documents:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated new notes in addition to or in place of certificated notes;

    (3) to provide for the assumption of the Company's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

    (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

    (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

    (6) to enter into additional or supplemental Collateral Documents or an intercreditor agreement.

Satisfaction and discharge

  The indenture will be discharged and will cease to be of further effect as to all new notes issued thereunder, when:

    (1) either:

      (a) all notes that have been authenticated (except lost, stolen or destroyed new notes that have been replaced or paid and new notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the trustee for cancellation; or

      (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the new notes not delivered to the trustee for cancellation for principal, premium and liquidated damages, if any, and accrued interest to the date of maturity or redemption;

    (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any guarantor is a party or by which the Company or any guarantor is bound;

    (3) the Company or any guarantor has paid or caused to be paid all sums payable by it under the indenture; and

    (4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the new notes at maturity or the redemption date, as the case may be.

  In addition, the Company must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

  If the trustee becomes a creditor of the Company or any guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional information

  Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to William D. Pratt, Executive Vice President, Secretary and General Counsel, Hollywood Casino Corporation, Two Galleria Tower, 13455 Noel Road, Suite 2200, Dallas, Texas 75240.

Book-entry, delivery and form

  Except as set forth below, your notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

  The notes will be represented by one or more notes in registered, global form without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Depository Procedures

  The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the DTC or its participants directly to discuss these matters.

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that, pursuant to procedures established by it:

    (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

    (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

  Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

  Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the persons in whose names the new notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

    (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect
  Participant's records relating to the beneficial ownership interests in the Global Notes; or

    (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

  DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the new notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the new notes, DTC reserves the right to exchange the Global Notes for legended new notes in certificated form, and to distribute such new notes to its Participants.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of its respective obligations under the rules and procedures governing its operations.

Exchange of Global Notes for Certificated Notes

  A Global Note is exchangeable for definitive new notes in registered certificated form ("Certificated Notes") if:

    (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

    (2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

    (3) there shall have occurred and be continuing a Default or Event of Default with respect to the new notes.

  In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

Same Day Settlement and Payment

  The Company will make payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Company will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The new notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such new notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain definitions

  Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified person:

    (1) Indebtedness of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other person merging with or into, or becoming a Subsidiary of, such specified person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified person.

  "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

  "Asset Sale" means:

    (1) the sale, lease, conveyance or other disposition of any assets or rights for value, other than sales of inventory in the ordinary course of business consistent with past practices; provided, however, that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

    (2) the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.


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  Notwithstanding the preceding, the following items shall not be deemed to be
Asset Sales:

    (1) the sale or other disposition of City of Lights I and/or City of Lights II in connection with the replacement or expansion of the Aurora casino, to the extent of the non-cash proceeds received;

    (2) any single transaction or series of related transactions that involves assets having a fair market value of $1 million or less as determined by the Board of Directors;

    (3) a transfer of assets between or among the Company and its Restricted Subsidiaries;

    (4) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

    (5) the sale or lease of equipment, inventory, accounts receivable, memorabilia or other assets in the ordinary course of business;

    (6) the sale or other disposition of cash or Cash Equivalents; and

    (7) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Aurora Casino" means that certain riverboat casino complex and related facilities located in Aurora, Illinois and owned, leased or otherwise held by Hollywood Casino-Aurora.

  "Aurora Expansion Cash Account" means a segregated cash account pledged to the trustee for the benefit of the holders of the notes.

  "Aurora Intercompany Note" means that certain promissory note dated as of the date of the indenture issued by Hollywood Casino-Aurora to the Company initially in a principal amount of $31.5 million, as may be increased from time to time upon advances to Hollywood Casino-Aurora from the Company, subject to the approval of Gaming Authorities for aggregate amounts in excess of $108 million.

  "Aurora Management Agreement" means the Management Services Agreement dated as of June 21, 1991, and as amended through the date of the indenture, between Hollywood Casino-Aurora and Pratt Management, L.P.

  "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

  "Board of Directors" means:

    (1) with respect to a corporation, the Board of Directors of the corporation;

    (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

    (3) with respect to any other person, the board or committee of such person serving a similar function.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

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    (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

  "Cash Equivalents" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

    (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to any Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of "B" or better;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

    (5) commercial paper rated at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. or at least A-1 or the equivalent thereof by Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

    (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

  "Casino" means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any buildings, restaurants, hotels, theaters, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessels, barges, ships and equipment.

  "Change of Control" means the occurrence of any of the following events:

    (1) the sale, lease, transfer, conveyance or other disposition (other than to the Company), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole;

    (2) the liquidation or dissolution of the Company;

    (3) the Company becoming aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy vote, written notice or otherwise) the acquisition by any person or related group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Principals, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 30% or more of the total voting power entitled to vote in the election of the Board of Directors of the Company or such other person surviving the transaction and, at such time, the Principals collectively shall fail to beneficially own, directly or indirectly, securities representing greater than the combined voting power of the Company's or such other person's Voting Stock as is beneficially owned by such person or group;

    (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the

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  beginning of such period or whose election or nomination for election was previously so approved) ceasing for any reason to constitute a majority of the Company's Board of Directors then in office; or

    (5) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee person immediately after giving effect to such issuance.

  "Collateral" means all "collateral" referred to in the Collateral Documents and all other property or assets that become subject to a Lien in favor of the trustee or the holders of the notes.

  "Collateral Documents" means each Security Agreement between the trustee and each of the Company, HWCC-Tunica, HWCC-Shreveport and any other guarantor, as the case may be, and each stock pledge, deed of trust, mortgage and fleet mortgage executed by the Company or any of its Restricted Subsidiaries creating a lien that secures the notes and the Guarantees, each collateral assignment of any other documents creating a Lien that, after giving effect to such collateral assignment, secures the new notes or any Guarantee, and any other document creating a Lien that secures the notes or any Guarantee.

  "Consolidated Cash Flow" means, with respect to any specified person for any period, the Consolidated Net Income of such person for such period plus:

    (1) an amount equal to any extraordinary loss plus any net loss realized by such person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

    (2) provision for taxes based on income or profits of such person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

    (3) consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

    (4) any preopening expenses to the extent that such preopening expenses were deducted in computing Consolidated Net Income on a consolidated basis and determined in accordance with GAAP, and

    (5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

    (6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

  Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be

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

added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

  "Consolidated Net Income" means, with respect to any specified person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (1) the Net Income (but not loss) of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified person or a Restricted Subsidiary thereof;

    (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

    (3) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

    (4) the cumulative effect of a change in accounting principles shall be excluded;

    (5) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified person or one of its Restricted Subsidiaries; and

    (6) Extraordinary Non-Cash Items shall be excluded.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

    (1) was a member of such Board of Directors on the date of the Indenture;
  or

    (2) was nominated or ratified for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Facilities" means, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

  "Determination Date," with respect to an Interest Period, means the second London Banking Day preceding the first day of the Interest Period.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which any outstanding Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall

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

not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Escrow Agreement" means that certain agreement dated as of the date of the indenture between the trustee and the Company with respect to the Escrowed Funds.

  "Escrowed Funds" means the $40.7 million of the net proceeds from the sale of the original notes deposited into escrow with the trustee under the Escrow Agreement.

  "Event of Loss" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

  "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

  "Extraordinary Non-Cash Items" means any loss from the purchase of the Aurora Management Agreement and the Tunica Consulting Agreement, loss from the early retirement of the 12 3/4% Senior Secured Notes, loss from the write-off of the original issue discount on the 12 3/4% Senior Secured Notes, loss from the write-off of unamortized deferred charges and financing fees from the 12 3/4% Senior Secured Notes, loss from any write-downs associated with the disposition of certain real estate assets currently owned by the Company in Houston, Texas, any losses from the write-down from receivables with respect to the Greate Bay Casino Corporation and PPI Funding Corp. notes in favor of the Company and the loss from the retirement or disposition of the riverboats comprising the Aurora Casino in connection with the replacement or expansion of the Aurora Casino.

  "FF&E Financing" means Indebtedness, the proceeds of which are used solely to finance the acquisition or lease by the Company or any of its Restricted Subsidiaries of furniture, fixtures or equipment ("FF&E") used in the ordinary course of the operation of the business of the Company or its Restricted Subsidiaries.

  "Fixed Charges" means, with respect to any specified person for any period, the sum, without duplication, of:
    (1) the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

    (2) the consolidated interest of such person and its Restricted Subsidiaries that was capitalized during such period; plus

    (3) any interest expense on Indebtedness of another person that is guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

    (4) the product of

      (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times

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

      (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person and any of its Restricted
    Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  In calculating Fixed Charges on a pro forma basis, any Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

  "Fixed Charge Coverage Ratio" means with respect to any specified person for any period, the ratio of the Consolidated Cash Flow of such person and its Restricted Subsidiaries for such period to the Fixed Charges of such person for such period. In the event that the specified person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

  In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

    (1) acquisitions that have been made by the specified person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

    (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

    (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified person or any of its Restricted Subsidiaries following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or any foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Illinois Gaming Board, the Louisiana Gaming Control Board and the Mississippi Gaming Commission, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its Subsidiaries.

  "Gaming Related Business" means the gaming business and other businesses necessary for, incident to, connected with, arising out of, or developed or operated to permit or facilitate the conduct or pursuit of the gaming business (including developing and operating lodging facilities, restaurants, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto) and potential opportunities in the gaming business.

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

  "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever (including, without limitation, any Gaming Authority) of the United States or foreign government, any state, any province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, and any maritime authority.

  "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

  "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any specified person, the obligations of such person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

    (2) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

  "Hollywood Casino-Aurora" means Hollywood Casino-Aurora, Inc., an Illinois corporation, all of the Capital Stock of which is owned by the Company.

  "HWCC-Aurora Management" means HWCC Aurora Management, Inc., an Illinois corporation, all of the Capital Stock of which is owned by the Company.

  HWCC-Aurora Management Note" means that certain promissory note, dated as of April 1, 1997, in the original aggregate principal amount of $3.8 million, issued to PPI Corporation.

  "HWCC-Holdings" means HWCC-Holdings, Inc., a Texas corporation, all of the Capital Stock of which is owned by the Company.

  "HWCC-Louisiana" means HWCC-Louisiana, Inc., a Louisiana corporation, all of the Capital Stock of which is owned by the Company.

  "HWCC-Shreveport" means HWCC-Shreveport, Inc., a Louisiana corporation, all of the Capital Stock of which is owned by the Company.

  "HWCC-Tunica" means HWCC-Tunica, Inc., a Texas corporation, all of the capital stock of which is owned by the Company.

  "Indebtedness" means, with respect to any specified person, any indebtedness of such person, whether or not contingent, in respect of:

    (1) borrowed money;

    (2) obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

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    (3) banker's acceptances;

    (4) Capital Lease Obligations;

    (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or other amounts (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date or that are being contested in good faith and for which adequate reserves have been made) incurred in the ordinary course of business that ordinarily would constitute a trade payable to trade creditors;

    (6) any Hedging Obligations;

    (7) all Indebtedness of others secured by a Lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person); provided, however, that the amount of such Indebtedness shall be limited to the lesser of the fair market value of the assets or property to which such Lien attaches and the amount of the Indebtedness so secured; and

    (8) to the extent not otherwise included, the guarantee by the specified person of any indebtedness of any other person,

and any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) thereof and any amendments, modifications or supplements thereto, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP.

  The amount of any Indebtedness outstanding as of any date shall be:

    (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

    (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Intercompany Notes" means (i) the Aurora Intercompany Note, (ii) the Tunica Intercompany Note and (iii) any other promissory notes issued by Restricted Subsidiaries of the Company in favor of the Company or a guarantor to evidence advances by the Company or such guarantor.

  "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date.

  "Investments" means, with respect to any person, all direct or indirect investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by the Company or any Subsidiary of the Company of a person that holds an Investment in a third person shall be deemed to be an Investment by the Company or such Subsidiary in such third person in an amount equal to the fair market value of the Investment held by the acquired person in such third person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "LIBOR," with respect to an Interest Period, means the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the

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Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, LIBOR for the Interest Period shall be the arithmetic mean of the rates (expressed as a percentage per annum) for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Determination Date. If Reuters Screen LIBO Page does not include two or more rates or is unavailable on a Determination Date, the Calculation Agent shall request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent shall request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

  "London Banking Day" means any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

  "Net Income" means, with respect to any specified person, the net income
(loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1) any gain (but not loss), net of any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries; and

    (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Loss Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Event of Loss, and any taxes paid or payable as a result thereof.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case,

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after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness:

    (1) as to which neither the Company nor any of its Restricted
  Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
  (b) is directly or indirectly liable as a Guarantor or otherwise, or (c) constitutes the lender;

    (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Operating" means, with respect to the Shreveport Casino, the time that (i) all Gaming Licenses have been granted and have not been revoked or suspended,
(ii) the Shreveport Casino is in a condition (including installation of furnishings, fixtures and equipment) to receive guests in the ordinary course of business, (iii) gaming and other operations in accordance with applicable law are open to the general public and are being conducted at the Shreveport Casino, (iv) a permanent or temporary certificate of occupancy has been issued for the Shreveport Casino by the parish in Louisiana in which the Shreveport Casino will operate, (v) a notice of termination of work relating to the Shreveport Casino has been duly recorded in accordance with Louisiana law, and
(vi) the Shreveport Casino has been documented by the U.S. Coast Guard in the name of QNOV or any successor and the U.S. Coast Guard has issued a Certificate of Inspection for the Shreveport Casino.

  "Permitted Investments" means:

    (1) any Investment in the Company or in a Restricted Subsidiary of the Company;

    (2) any Investment in Cash Equivalents;

    (3) any Investment by the Company or any Restricted Subsidiary of the Company in a person engaged in any Gaming Related Business, if as a result of such Investment:

      (a) such person becomes a Restricted Subsidiary of the Company; or

      (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

    (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

    (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

    (6) Hedging Obligations;

    (7) any Investment by the Company or any of its Restricted Subsidiaries in persons required in order to secure liquor and/or other licenses or permits under applicable law incident to the operation by the Company or any of its Restricted Subsidiaries of a Gaming Related Business, provided the aggregate amount of such Investment shall at no time exceed $100,000;

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

    (8) any Investment made in settlement of gambling debts incurred by patrons of any of the Casinos owned or operated by the Company or any of its Restricted Subsidiaries which settlements have been entered into in the ordinary course of business;

    (9) a Shreveport Casino Investment;

    (10) the transfer, sale, contribution or other conveyance to any Subsidiary of those certain notes by Greate Bay Casino Corporation and PPI Funding Corp. in favor of the Company; and

    (11) Investments not otherwise permitted by the foregoing clauses (1) through (10) in an aggregate outstanding amount of not more than $250,000.

  "Permitted Liens" means:

    (1) Liens on the assets of the Company and any guarantor created by the indenture and the Collateral Documents securing the new notes and the Guarantees;

    (2) Liens in favor of the Company or the guarantors;

    (3) Liens on property of a person existing at the time such person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with the Company or the Restricted Subsidiary;

    (4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

    (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

    (6) Liens to secure Indebtedness permitted by clause (1) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only inventory and accounts receivable;

    (7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

    (8) Liens existing on the date of the indenture, including Liens related to the HWCC-Aurora Management Note;

    (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

    (10) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5 million at any one time outstanding;

    (11) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

    (12) Ground leases in respect of the real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;

    (13) Liens arising from UCC financing statements regarding property leased by the Company or any of its Restricted Subsidiaries;

    (14) Easements, rights-of-way, navigational servitudes, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of the Company and its Restricted Subsidiaries;

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

    (15) Liens incurred and pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance and social security benefits;

    (16) Liens of carriers, warehouse men, mechanics, landlords, material men, repairmen or other like Liens arising by operation of law or in the ordinary course of business and consistent with industry practices and Liens on deposits made to obtain the release of such Liens if

      (a) the underlying obligations are not overdue for a period of more than 60 days, or

      (b) such Liens are being contested in good faith and by appropriate proceedings by the Company and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP, and

      (c) the Company is in compliance with the terms of the security documents applicable to such Liens; and

    (17) Without limiting the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien otherwise permitted under any of the foregoing clauses, any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses; provided, however, that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced or substitute property or assets, the value of which is (and, for property or assets having an aggregate fair market value of more than $100,000, as determined by the Board of Directors of the Company to
  be) not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

    (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

    (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the new notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of new notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Pratt Casino Corporation Acquisition" means the acquisition by the Company of all of the capital stock of Pratt Casino Corporation pursuant to and in accordance with the terms set forth in the Voting Agreement by and among the Company, Pratt Casino Corporation, PRT Funding Corp., New Jersey Management, Inc., Greate Bay Casino Corporation and certain creditors of PRT Funding named therein.

  "Pratt Casino Corporation Notes" means those certain notes, debt instruments or other obligations to be issued by Pratt Casino Corporation to its creditors pursuant to the joint plan of reorganization relating to the bankruptcy proceedings of Pratt Casino Corporation, PRT Funding Corp. and New Jersey Management, Inc. under Chapter 11 of the Bankruptcy Code.

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

  "Pratt Management, L.P." means Pratt Management, L.P., a Delaware limited partnership.

  "Principals" means:

    (1) Jack Pratt, Edward T. Pratt, Jr., William D. Pratt, Crystal A. Pratt, Maria A. Pratt and Edward T. Pratt, III, their respective estates and members of the immediate family (including adopted children) of any of them who acquire Voting Stock of the Company from any such estates,

    (2) C.A. Pratt Partners, Ltd., a Texas limited partnership, provided, however, that, in each case, the majority of the voting equity interests of the partnership is Beneficially Owned by a person named in clause (1), and

    (3) the WDP, Jr. Family Trust, provided, however, that a person named in clause (1) is

      (a) the Beneficial Owner of a majority of the Voting Stock held by such trust, or

      (b) if the trust is irrevocable, the trustee of the irrevocable trust is a person named in clause (1).

  "QNOV" means QNOV, a Louisiana general partnership.

  "Qualified Equity Offering" means an offering of the Company's common stock which results in net proceeds to the Company of at least $20 million.

  "Representative Amount" means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a person means any Subsidiary of the referent person that is not an Unrestricted Subsidiary.

  "Reuters Screen LIBO Page" means the display designated as page "LIBO" on The Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service).

  "Shreveport Casino" means that certain casino, hotel complex and related facilities located in Shreveport, Louisiana, and owned, leased or otherwise held and to be developed and constructed by the Company or any of its Subsidiaries.

  "Shreveport Casino Investment" means an Investment in a Subsidiary solely for the purpose of developing, constructing and opening the Shreveport Casino in an amount not to exceed $65 million from the date of the Indenture; provided, however, that to be eligible to make a Shreveport Casino Investment, the Company, not later than March 31, 2000, must have obtained substantially all of the funds for the development and construction, other than financing for furniture, fixtures or equipment to be incurred prior to opening of the Shreveport Casino. If in any event the Shreveport Casino is not operating on or prior to June 1, 2001, any Investment made or to be made by the Company in the Shreveport Casino, which when taken together with all other Investments made in the Shreveport Casino, exceeds $25 million in the aggregate, shall count as a Restricted Payment as of the date the Investment is made for purposes of determining the aggregate amount of all Restricted Payments made by the Company since the date of the Indenture as set forth in the first paragraph of the covenant described under the caption "--Certain Covenants-- Restricted Payments," provided, however, that the amounts treated as Restricted Payments pursuant to this sentence shall only be treated as Restricted Payments until the date that the Shreveport Casino is Operating. Notwithstanding the foregoing, if the Company has made aggregate Investments of less than $25 million in a Shreveport Casino Investment and the Company at any time determines by resolution duly adopted by the Board of Directors to terminate the development of the Shreveport Casino, the Company may make one or more Investments in an alternative opportunity in a Gaming Related Business in an amount which shall not exceed $25 million when taken together with all other Investments made or to be made in the Shreveport Casino and in a Gaming Related Business pursuant to this sentence.

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

  "Shreveport Management Agreement" means any agreement between the Company or any of its Affiliates, including, without limitation, HWCC-Shreveport, with QNOV or any of its Affiliates, relating to the operation and management of the Shreveport Casino.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any specified person:

    (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof); and

    (2) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or one or more Subsidiaries of such person (or any combination thereof).

  "Substitute Management Agreement" means any management contract between the Company and any of its affiliates relating to the operation and management of a Gaming Related Business in which the Company has made an Investment pursuant to the last sentence of the definition of "Shreveport Casino Investment."

  "Tangible Consolidated Net Worth" means, with respect to a Restricted Subsidiary, such Restricted Subsidiary's Total Consolidated Net Worth, adjusted (i) to include the principal amount of all loans and advances made to such Restricted Subsidiary by the Company or any other Restricted Subsidiary of the Company and (ii) to exclude the Intangible Assets of such Restricted Subsidiary and its consolidated subsidiaries. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in computing the Restricted Subsidiary's Total Consolidated Net Worth) of (a) all Investments in persons which are not Restricted Subsidiaries of the Company (except, in each case, Investments which are readily marketable, valued at the lower of cost or market), and (ii) all unamortized debt discounts and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization and capitalized development expenses and other intangible assets, all as determined in accordance with GAAP.

  "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service).

  "Total Consolidated Net Worth" means, with respect to any person, the aggregate of capital, surplus and retained earnings of such person and its consolidated subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP adjusted to exclude (to the extent included in calculating such equity),

    (1)the amount of capital, surplus and accrued but unpaid dividends attributable to any Disqualified Stock or treasury stock of such person or any of its consolidated subsidiaries;

    (2)all upward revaluations and other write-ups in the book value of any asset of such person or a consolidated subsidiary of such person subsequent to the date of the Indenture;

    (3)all investments in subsidiaries that are not consolidated subsidiaries and in persons that are not subsidiaries; and

    (4)minority interests.

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  "Tunica Casino" means that certain casino, hotel complex and related facilities located in Tunica, Mississippi and owned, leased or otherwise held by HWCC-Tunica.

  "Tunica Consulting Agreement" means the Consulting Agreement dated as of January 1, 1994, between HWCC-Tunica and Pratt Casino Corporation.

  "Tunica Intercompany Note" means that certain amended and restated promissory note dated as of the date of the Indenture issued by HWCC-Tunica to the Company.

  "Unrestricted Subsidiary" means HWCC-Holdings, HWCC-Golf Course Partners, HWCC-Louisiana, Pratt Management, L.P., QNOV and any other Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

    (1) has no Indebtedness other than Non-Recourse Debt;

    (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Company;

    (3) is a person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results; and

    (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

  Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if

    (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

    (2) no Default or Event of Default would be in existence following such designation.

  "Voting Stock" of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in

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  respect thereof, by (b) the number of years (calculated to the nearest one-
  twelfth) that will elapse between such date and the making of such payment;
  by

    (2) the then outstanding principal amount of such Indebtedness; provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of the material United States federal income tax considerations relevant to the exchange of your original notes for registered notes. This discussion is a summary for general information purposes only, and does not consider all aspects of federal income taxation that may be relevant to a particular investor in light of his, her or its personal circumstances.

  This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

  You should consult your own tax advisors regarding the particular United States federal tax consequences to you of exchanging your original notes for registered notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

Exchange of Original Notes for Registered Notes

  The exchange of your original notes for registered notes pursuant to the exchange offer should not constitute a sale or an exchange for federal income tax purposes. Accordingly, not only should the exchange offer have no federal income tax consequences to you if you exchange your original notes for registered notes (i.e., there should be no change in your tax basis, and your holding period should carry over to the registered notes), but the federal income tax consequences of holding and disposing of the registered notes should also be the same as those that would apply to your original notes.

                             PLAN OF DISTRIBUTION

  If you are a broker-dealer that receives registered notes for your own account in exchange for your original notes pursuant to the exchange offer, where your original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of your registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by you in connection with resales of registered notes received in exchange for your original notes where your original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to you for use in connection with any such resale.
In addition, until     , 1999, if you effect a transaction in the new notes
you may be required to deliver a prospectus.

  Neither we nor the guarantors will receive any proceeds from any sale of registered notes by broker-dealers. If you are a broker-dealer, registered notes you receive for your own account in connection with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. You may make resales directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such registered notes. If you are a broker-dealer that resells registered notes that we received by you for your own account in connection with the exchange offer and you participate in a distribution of your registered notes, you may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of registered notes and any commissions or concessions received by you may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that you will deliver and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

  For a period of one year after the registration statement is declared effective, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to you, if you are a broker-dealer that requests these documents in the letter of transmittal or otherwise. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any broker-dealers and will indemnify you, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the registered notes offered by this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                                    EXPERTS

  The consolidated financial statements of Hollywood Casino Corporation and subsidiaries (except for GB Holdings, Inc. and subsidiaries for the year ended December 31, 1996) and of HWCC-Tunica, Inc. and subsidiary and the financial statements of Hollywood Casino-Aurora, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP as stated in their reports appearing herein and elsewhere in the registration statement (which report on Hollywood Casino Corporation and subsidiaries expresses an unqualified opinion and contains an explanatory paragraph regarding the restatement of the Company's 1997 and 1996 financial statements). The consolidated financial statements of GB Holdings, Inc. and subsidiaries for the year ended December 31, 1996 (consolidated with those of Hollywood Casino Corporation) have been audited by Arthur Andersen LLP, as stated in their report included herein. Such financial statements of the companies and, where applicable, their consolidated subsidiaries are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

                            CHANGES IN ACCOUNTANTS

  Subsequent to the filing of our complaint against Arthur Andersen on October 8, 1998, the Audit Committee of our Board of Directors voted on October 16, 1998 to dismiss Arthur Andersen as our accountants. Arthur Andersen's report on the 1997 financial statements did not contain an adverse opinion or disclaimer of opinion nor was it modified as to an uncertainty, audit scope or accounting principle. There was no disagreement with Arthur Andersen of the type that would require disclosure under Item 304 of Regulation S-K.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file (File No. 000-2075) annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC's public reference room, at 450 Fifth Street, N.W., Washington, D.C., as well as at public reference rooms in New York, New York and Chicago, Illinois. Please call (800) SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the internet web site maintained by the SEC at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Annual Financial Statements:
Hollywood Casino Corporation and Subsidiaries:
  Report of Independent Auditors..........................................  F-2
  Report of Independent Public Accountants................................  F-3
  Consolidated Balance Sheets as of December 31, 1998 and 1997
   (restated).............................................................  F-4
  Consolidated Statements of Operations for the Years Ended December 31,
   1998, 1997 (restated) and 1996.........................................  F-6
  Consolidated Statement of Changes in Shareholders' Equity (Deficit) for
   the Three Years Ended December 31, 1998 (restated).....................  F-7
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1998, 1997 (restated) and 1996.........................................  F-8
  Notes to Consolidated Financial Statements..............................  F-9

Hollywood Casino-Aurora, Inc.
  Report of Independent Auditors.......................................... F-29
  Balance Sheets as of December 31, 1998 and 1997......................... F-30
  Statements of Operations for the Years Ended December 31, 1998, 1997 and
   1996................................................................... F-31
  Statement of Changes in Shareholder's Equity for the Three Years Ended
   December 31, 1998...................................................... F-32
  Statements of Cash Flows for the Years Ended December 31, 1998, 1997,
   and 1996............................................................... F-33
  Notes to Financial Statements........................................... F-34

HWCC-Tunica, Inc.
  Report of Independent Auditors.......................................... F-43
  Consolidated Balance Sheets as of December 31, 1998 and 1997............ F-44
  Consolidated Statements of Operations for the Years Ended December 31,
   1998, 1997 and 1996.................................................... F-46
  Consolidated Statement of Changes in Shareholder's Equity for the Three
   Years Ended December 31, 1998.......................................... F-47
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1998, 1997 and 1996.................................................... F-48
  Notes to Consolidated Financial Statements.............................. F-49
Quarterly Financial Statements (unaudited):
Hollywood Casino Corporation and Subsidiaries:
  Consolidated Balance Sheets as of March 31, 1999 and December 31, 1998.. F-58
  Consolidated Statements of Operations for the Three Month Periods Ended
   March 31, 1999 and 1998................................................ F-60
  Consolidated Statements of Cash Flows for the Three Month Periods Ended
   March 31, 1999 and 1998................................................ F-61
  Notes to Consolidated Financial Statements.............................. F-62

Hollywood Casino-Aurora, Inc.
  Balance Sheets as of March 31, 1999 and December 31, 1998............... F-72
  Statements of Operations for the Three Month Periods Ended March 31,
   1999 and 1998.......................................................... F-73
  Statements of Cash Flows for the Three Month Periods Ended March 31,
   1999 and 1998.......................................................... F-74
  Notes to Financial Statements........................................... F-75

HWCC-Tunica, Inc.
  Consolidated Balance Sheets as of March 31, 1999 and December 31, 1998.. F-81
  Consolidated Statements of Operations for the Three Month Periods Ended
   March 31, 1999 and 1998................................................ F-83
  Consolidated Statements of Cash Flows for the Three Month Periods Ended
   March 31, 1999 and 1998................................................ F-84
  Notes to Consolidated Financial Statements.............................. F-85

                        REPORT OF INDEPENDENT AUDITORS

To Hollywood Casino Corporation:

  We have audited the accompanying consolidated balance sheets of Hollywood Casino Corporation (the Company and a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of GB Holdings, Inc. (a consolidated subsidiary until December 31, 1996 when it was spun-off to the Company's shareholders, see Note 2), which statements for the year ended December 31, 1996 reflect net revenues constituting approximately 50% of consolidated net revenues and a net loss (adjusted to exclude intercompany transactions) constituting approximately 47% of consolidated net loss for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for GB Holdings, Inc. and subsidiaries, is based solely on the report of such other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hollywood Casino Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

  As discussed in Note 3, the accompanying 1997 and 1996 financial statements have been restated.

                                          Deloitte & Touche LLP

Dallas, Texas
February 23, 1999

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To GB Holdings, Inc.:

  We have audited the consolidated statements of operations, changes in shareholder's deficit and cash flows of GB Holdings, Inc. (the Company and a Delaware Corporation) and subsidiaries for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated statements of operations, changes in shareholder's deficit and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of GB Holdings, Inc. and subsidiaries for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Roseland, New Jersey
March 21, 1997

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                            December 31,
                                                     ----------------------------
                                                                        1997
                                                                   (As Restated--
                                                         1998         Note 3)
                                                     ------------  --------------
Current Assets:
  Cash and cash equivalents......................... $ 42,118,000   $ 40,259,000
  Short-term investments............................    3,905,000      3,876,000
  Accounts receivable, net of allowances of
   $1,468,000 and $1,188,000, respectively..........    2,368,000      2,747,000
  Inventories.......................................    1,385,000      1,454,000
  Deferred income taxes.............................      890,000      2,481,000
  Refundable deposits and other current assets......    1,908,000      2,274,000
  Due from affiliates, net of valuation allowance...    8,893,000      7,811,000
                                                     ------------   ------------
    Total current assets............................   61,467,000     60,902,000
                                                     ------------   ------------
Investment in unconsolidated affiliates.............    4,581,000      2,000,000
                                                     ------------   ------------
Property and Equipment:
  Land..............................................    7,812,000      6,621,000
  Buildings and improvements........................  120,060,000    119,534,000
  Riverboats and barges.............................   40,166,000     39,494,000
  Operating equipment...............................   77,192,000     70,390,000
  Construction in progress..........................    3,227,000      1,222,000
                                                     ------------   ------------
                                                      248,457,000    237,261,000
  Less--accumulated depreciation and amortization...  (80,642,000)   (66,099,000)
                                                     ------------   ------------
    Net property and equipment......................  167,815,000    171,162,000
                                                     ------------   ------------
Other Assets:
  Deferred financing costs..........................    4,792,000      5,558,000
  Notes receivable, net of allowance................          --       6,000,000
  Land rights.......................................    7,250,000      7,454,000
  Due from affiliates, net of valuation allowance...   12,359,000     12,322,000
  Land held for sale, net of valuation allowance....    6,232,000      6,264,000
  Other assets......................................    6,244,000      4,556,000
                                                     ------------   ------------
    Total other assets..............................   36,877,000     42,154,000
                                                     ------------   ------------
                                                     $270,740,000   $276,218,000
                                                     ============   ============

       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                          December 31,
                                                   ----------------------------
                                                                      1997
                                                                 (As Restated--
                                                       1998         Note 3)
                                                   ------------  --------------
Current Liabilities:
 Current maturities of long-term debt and capital
  lease obligations............................... $  7,914,000   $  7,661,000
 Accounts payable.................................    4,578,000      3,724,000
 Accrued liabilities--
  Salaries and wages..............................    5,023,000      4,916,000
  Interest........................................    4,872,000      4,792,000
  Gaming and other taxes..........................    1,613,000      2,469,000
  Insurance.......................................    2,940,000      2,667,000
  Other...........................................    4,503,000      2,748,000
 Federal income taxes payable.....................          --       6,878,000
 Other current liabilities........................    3,311,000      2,549,000
                                                   ------------   ------------
    Total current liabilities.....................   34,754,000     38,404,000
                                                   ------------   ------------
Long-Term Debt....................................  199,667,000    198,420,000
                                                   ------------   ------------
Capital Lease Obligations.........................   19,948,000     20,841,000
                                                   ------------   ------------
Other Noncurrent Liabilities......................    5,755,000      7,180,000
                                                   ------------   ------------
Commitments and Contingencies
Minority Interest in Limited Partnership..........    3,104,000      2,256,000
                                                   ------------   ------------
Shareholders' Equity:
 Common Stock--
  Class A common stock, $.0001 par value per
   share; 50,000,000 shares authorized; 24,950,000
   and 24,910,000 shares issued and outstanding,
   respectively...................................        2,000          2,000
  Class B, non-voting, $.01 par value per share;
   10,000,000 shares authorized; no shares
   issued.........................................          --             --
 Additional paid-in capital.......................  216,926,000    216,926,000
 Accumulated deficit.............................. (209,416,000)  (207,811,000)
                                                   ------------   ------------
    Total shareholders' equity....................    7,512,000      9,117,000
                                                   ------------   ------------
                                                   $270,740,000   $276,218,000
                                                   ============   ============

       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Year Ended December 31,
                                      -----------------------------------------
                                                         1997
                                                    (As Restated--
                                          1998         Note 3)         1996
                                      ------------  -------------- ------------
Revenues:
 Casino.............................  $252,863,000   $251,471,000  $487,374,000
 Rooms..............................     9,386,000      9,651,000    18,834,000
 Food and beverage..................    28,810,000     28,533,000    61,620,000
 Other..............................     4,229,000      3,270,000    13,339,000
                                      ------------   ------------  ------------
                                       295,288,000    292,925,000   581,167,000
 Less--promotional allowances.......   (26,528,000)   (25,168,000)  (50,587,000)
                                      ------------   ------------  ------------
  Net revenues......................   268,760,000    267,757,000   530,580,000
                                      ------------   ------------  ------------
Expenses:
 Casino.............................   184,589,000    171,623,000   393,022,000
 Rooms..............................     1,752,000      1,835,000     6,029,000
 Food and beverage..................     8,778,000      9,210,000    20,708,000
 Other..............................     2,717,000      3,085,000     7,010,000
 General and administrative.........    17,778,000     16,790,000    37,169,000
 Management and consulting fees.....     1,200,000      3,927,000           --
 Depreciation and amortization......    16,562,000     18,901,000    40,836,000
 Development........................       779,000      1,480,000     1,065,000
                                      ------------   ------------  ------------
  Total expenses....................   234,155,000    226,851,000   505,839,000
                                      ------------   ------------  ------------
Income from operations before write
 down of assets.....................    34,605,000     40,906,000    24,741,000
Write down of assets................           --     (19,678,000)  (22,141,000)
                                      ------------   ------------  ------------
Income from operations..............    34,605,000     21,228,000     2,600,000
                                      ------------   ------------  ------------
Non-operating income (expenses):
 Interest income....................     2,844,000      1,896,000     3,101,000
 Interest expense, net of
  capitalized interest of $1,006,000
  in 1996...........................   (30,260,000)   (30,437,000)  (59,090,000)
 Tax settlement costs...............    (1,087,000)           --            --
 (Loss) gain on disposal of assets..       (61,000)       552,000    (1,841,000)
                                      ------------   ------------  ------------
  Total non-operating expenses,
   net..............................   (28,564,000)   (27,989,000)  (57,830,000)
                                      ------------   ------------  ------------
Income (loss) before income taxes,
 extraordinary and other items......     6,041,000     (6,761,000)  (55,230,000)
Income tax provision................      (816,000)    (5,359,000)      (63,000)
                                      ------------   ------------  ------------
Income (loss) before extraordinary
 and other items....................     5,225,000    (12,120,000)  (55,293,000)
Minority interest in earnings of
 Limited Partnership (Note 1).......    (6,494,000)    (5,012,000)          --
                                      ------------   ------------  ------------
Loss before extraordinary item......    (1,269,000)   (17,132,000)  (55,293,000)
Extraordinary item:
 Loss on early extinguishment of
  debt, net of related tax benefit
  in 1997...........................      (336,000)      (215,000)          --
                                      ------------   ------------  ------------
Net loss............................  $ (1,605,000)  $(17,347,000) $(55,293,000)
                                      ============   ============  ============
Basic and diluted net loss per
 common share:
 Loss before extraordinary item.....  $       (.05)  $       (.69) $      (2.24)
 Extraordinary item.................          (.01)          (.01)          --
                                      ------------   ------------  ------------
 Net loss...........................  $       (.06)  $       (.70) $      (2.24)
                                      ============   ============  ============

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                  For the Three Years Ended December 31, 1998

                                      Class A
                                   Common Stock
                                 -----------------
                                                    Additional
                                                     Paid-in      Accumulated
                                   Shares   Amount   Capital        Deficit
                                 ---------- ------ ------------  -------------
Balance, January 1, 1996........ 24,720,000 $2,000 $ 77,936,000  $(135,171,000)
 Distribution of Greate Bay
  Casino Corporation common
  stock(1)......................        --     --   151,362,000            --
 Exercise of stock options......     40,000    --           --             --
 Net loss.......................        --     --           --     (55,293,000)
                                 ---------- ------ ------------  -------------
Balance, December 31, 1996(1)... 24,760,000  2,000  229,298,000   (190,464,000)
 Stock issued for loan
  commitment....................    100,000    --       375,000            --
 Acquisition of general
  partnership interest..........        --     --   (12,747,000)           --
 Exercise of stock options......     50,000    --           --             --
 Net loss(1)....................        --     --           --     (17,347,000)
                                 ---------- ------ ------------  -------------
Balance, December 31, 1997(1)... 24,910,000  2,000  216,926,000   (207,811,000)
 Exercise of stock options......     40,000    --           --             --
 Net loss.......................        --     --           --      (1,605,000)
                                 ---------- ------ ------------  -------------
Balance, December 31, 1998...... 24,950,000 $2,000 $216,926,000  $(209,416,000)
                                 ========== ====== ============  =============

--------
(1)  Restated--see Note 3.


          The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year Ended December 31,
                                     ------------------------------------------
                                                       1997           1996
                                                  (As Restated - (As Restated--
                                        1998         Note 3)        Note 3)
                                     -----------  -------------- --------------
OPERATING ACTIVITIES:
Net loss...........................  $(1,605,000)  $(17,347,000)  $(55,293,000)
Adjustments to reconcile net loss
 to net cash provided by operating
 activities:
  Extraordinary item...............      336,000        215,000            --
  Depreciation and amortization,
   including accretion of debt
   discount........................   17,581,000     19,801,000     41,621,000
  Write down of assets.............          --      19,678,000     22,141,000
  Loss (gain) on disposal of
   assets..........................       61,000       (552,000)     1,841,000
  Minority interest in earnings of
   Limited Partnership.............    6,494,000      5,012,000            --
  Provision for doubtful accounts..      845,000        698,000      3,031,000
  Deferred income tax provision
   (benefit).......................       81,000        592,000     (2,154,000)
  Increase in accounts receivable..     (377,000)      (305,000)      (769,000)
  Increase in accounts payable and
   accrued expenses................    2,035,000        116,000        649,000
  (Decrease) increase in federal
   taxes payable...................   (6,878,000)     4,678,000      2,200,000
  Net change in other current
   assets and liabilities..........      (11,000)    (1,107,000)      (677,000)
  Net change in other noncurrent
   assets and liabilities..........   (1,811,000)       134,000       (281,000)
                                     -----------   ------------   ------------
    Net cash provided by operating
     activities....................   16,751,000     31,613,000     12,309,000
                                     -----------   ------------   ------------
INVESTING ACTIVITIES:
Purchases of property and
 equipment.........................  (12,037,000)    (5,101,000)   (53,078,000)
Collections on notes receivable....    6,000,000            --       9,361,000
Proceeds from sale of assets.......      129,000     12,487,000      2,699,000
Obligatory investments.............          --             --      (3,062,000)
Short-term investments.............      (29,000)    (3,876,000)    (2,000,000)
Investments in unconsolidated
 affiliates........................   (2,553,000)    (2,000,000)    (2,946,000)
Increase in cash from purchase of
 limited partnership interest......          --         451,000            --
Distribution of GBCC cash and cash
 equivalents.......................          --             --     (22,991,000)
Decrease in cash restricted for
 construction projects.............          --             --      29,874,000
                                     -----------   ------------   ------------
  Net cash (used in) provided by
   investing activities............   (8,490,000)     1,961,000    (42,143,000)
                                     -----------   ------------   ------------
FINANCING ACTIVITIES:
Proceeds from issuance of long-term
 debt..............................    2,687,000        601,000      2,203,000
Net borrowings on short-term credit
 facilities........................          --             --       2,000,000
Deferred financing costs...........     (248,000)       (24,000)      (126,000)
Repayments of long-term debt.......   (2,334,000)    (8,548,000)    (6,840,000)
Payments on capital lease
 obligations.......................     (861,000)    (1,976,000)    (2,453,000)
Limited partnership distributions..   (5,646,000)    (4,856,000)           --
                                     -----------   ------------   ------------
  Net cash used in financing
   activities......................   (6,402,000)   (14,803,000)    (5,216,000)
                                     -----------   ------------   ------------
  Net increase (decrease) in cash
   and cash equivalents............    1,859,000     18,771,000    (35,050,000)
    Cash and cash equivalents at
     beginning of year.............   40,259,000     21,488,000     56,538,000
                                     -----------   ------------   ------------
    Cash and cash equivalents at
     end of year...................  $42,118,000   $ 40,259,000   $ 21,488,000
                                     ===========   ============   ============

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Business

  Hollywood Casino Corporation ("HCC" or the "Company"), is a Delaware corporation which was organized and incorporated on November 5, 1990. Approximately 54% of the issued and outstanding stock of HCC is owned by Jack
E. Pratt, Edward T. Pratt, Jr. and William D. Pratt (the "Pratt Brothers"), by certain general partnerships and trusts controlled by the Pratt Brothers and by other family members (collectively, the "Pratt Family").

  HCC owns all of the outstanding common stock of both Hollywood Casino-Aurora, Inc. ("HCA") and HWCC-Tunica, Inc. ("HCT"). HCA is an Illinois corporation organized during 1990 which owns and operates a 32,100 square foot riverboat gaming operation together with docking and other entertainment facilities under the service mark Hollywood Casino(R) in Aurora, Illinois (the "Aurora Casino"). HCT is a Texas corporation formed by HCC during 1993 which owns and operates a 54,000 square foot gaming facility, adjacent support facilities and a 506-room hotel complex under the service mark Hollywood Casino(R) in northern Tunica County, Mississippi (the "Tunica Casino"). The Aurora Casino and the Tunica Casino commenced operations in June 1993 and August 1994, respectively.

  The Company believes that its two gaming operations derive a significant amount of their gaming revenues from patrons living in the surrounding areas. Competition within the Company's gaming markets is intense and management believes that this competition will continue in the future.

  Prior to December 31, 1996, HCC also owned approximately 80% of the common stock of Greate Bay Casino Corporation ("GBCC"), also a Delaware corporation. On December 31, 1996, HCC distributed to its shareholders the common stock of GBCC owned by HCC. As a result of the dividend, GBCC is no longer a subsidiary of HCC. While owned by HCC, GBCC's principal asset was the Sands Hotel and Casino in Atlantic City, New Jersey (the "Sands"). GBCC also has a limited partnership interest in Pratt Management L.P. ("PML"), the limited partnership which holds the management contract on the Aurora Casino, and has a consulting contract with the Tunica Casino.

  Effective as of April 1, 1997, HCC acquired the general partnership interest in PML from PPI Corporation, a wholly owned subsidiary of GBCC (see Note 8). For all periods subsequent to the acquisition date (April 1, 1997), PML is reflected as a consolidated subsidiary of HCC. The assets and liabilities of PML were recorded at historical cost at the date of acquisition with the difference between acquisition cost and the historical net book value ($12,747,000) recorded as a charge to paid-in capital (see Note 13). PML earns management fees from the Aurora Casino and incurs operating and other expenses with respect to its management thereof. As general partner, HCC receives 99% of the first $84,000 of net income earned by PML each month together with 1% of any income earned above such amount. The remaining limited partnership interest continues to be held by Pratt Casino Corporation ("PCC"), a wholly owned subsidiary of GBCC, and is reflected on the accompanying consolidated financial statements as a minority interest (see Note 15).

  The accompanying consolidated financial statements also reflect HCT's initial one-third investment ($2,000,000) in Tunica Golf Course LLC under the equity method of accounting. This limited liability company was organized in 1996 to develop and operate a golf course to be used by patrons of the Tunica Casino and other participating casino/hotel properties. The golf course was completed in November 1998.

  HCC also has an approximate 50% interest in a joint venture which holds a gaming license for a site in Shreveport, Louisiana. Construction of a casino and hotel project is scheduled to begin in mid-1999. HCC's investment in the joint venture ($2,500,000) is reflected on the accompanying consolidated financial statements under the equity method of accounting (see Note 15).

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

  The Board of Directors approved the adoption in May 1993 of a Rights Agreement providing that stockholders of HCC receive rights to acquire Series A Junior Participating Preferred Stock of HCC at an initial price of $60 per one one-hundredth of a share, subject to adjustment, for each share of HCC Common Stock owned. The rights become exercisable if a person (other than the Pratt Family) acquires 20% or more, or announces a tender offer for 20% or more, of the Company's Common Stock. If the Company is acquired in a merger or other business combination, each right will enable the holder to exercise such right for Common Stock of the acquiring company at a 50% discount. The rights, which expire on May 7, 2003, may be redeemed by the Company at its option at a price of $.0001 per right at any time prior to the earlier of 10 days following the date after which a person has acquired at least 20% of the Company's outstanding shares or May 7, 2003. Until such time as it becomes likely that the rights will be exercised, the calculation of basic and diluted earnings per share does not reflect the retroactive adjustment for the bonus element of the Rights Agreement.

(2) Summary of Significant Accounting Policies

  The significant accounting policies followed in the preparation of the accompanying consolidated financial statements are discussed below. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Principles of consolidation--

  The consolidated financial statements include the accounts of HCC and its wholly owned subsidiaries and, prior to December 31, 1996, the accounts of GBCC (which was majority owned) and GBCC's wholly owned subsidiaries. The accompanying consolidated financial statements include GBCC's operations and cash flows through the date of disposition (December 31, 1996). The dividend of GBCC's common stock to HCC's shareholders (adjusted for related transactions) has been reflected in the accompanying consolidated financial statements as an adjustment to additional paid-in capital at December 31, 1996. All significant intercompany balances and transactions have been eliminated. Investments in unconsolidated affiliates including joint ventures that were 50% or less owned are accounted for by the equity method.

 Casino revenues, promotional allowances and departmental expenses--

  HCC recognizes the net win from gaming activities (the difference between gaming wins and losses) as casino revenues. Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots and certain progressive table game payouts. Such anticipated jackpots and payouts are reflected as other accrued liabilities on the accompanying consolidated balance sheets.

  The estimated value of rooms, food and beverage and other items which were provided to customers without charge has been included in revenues and a corresponding amount has been deducted as promotional allowances. The costs of such complimentaries have been included as casino expenses on the accompanying consolidated statements of operations. Costs of complimentaries allocated from the rooms, food and beverage and other operating departments to the casino department during the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                1998        1997        1996
                                             ----------- ----------- -----------
   Rooms.................................... $ 1,940,000 $ 1,870,000 $ 7,332,000
   Food and beverage........................  20,887,000  19,894,000  49,860,000
   Other....................................   1,431,000   1,061,000   5,956,000
                                             ----------- ----------- -----------
                                             $24,258,000 $22,825,000 $63,148,000
                                             =========== =========== ===========

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

 Cash and cash equivalents--

  Cash and cash equivalents are generally comprised of cash and investments with original maturities of three months or less, such as commercial paper, certificates of deposit and fixed repurchase agreements.

 Allowance for doubtful accounts--

  The allowance for doubtful accounts is maintained at a level considered adequate to provide for possible future losses. Provisions for doubtful accounts amounting to $756,000, $698,000 and $3,031,000 were made during the years ended December 31, 1998, 1997 and 1996, respectively.

 Inventories--

  Inventories are stated at the lower of cost (on a first-in, first-out basis) or market.

 Property and equipment--

  Property and equipment have been recorded at cost and are being depreciated utilizing the straight-line method over the estimated useful lives of the assets as follows:

   Buildings and improvements....................................... 10-40 years
   Riverboats and barges............................................ 25-40 years
   Operating equipment..............................................  3-15 years

  On October 1, 1996, HCC revised the estimated useful lives of its buildings, barges and related land rights (see below) from 25 years to 40 years; of certain parking facilities under a capital lease from 25 years to 30 years; and of certain operating equipment from three years to five years. Management believes the changes in estimated lives more appropriately reflect the timing of the economic benefits to be received from these assets. For the year ended December 31, 1996, the effect of these changes reduced depreciation and amortization expense by $886,000 and net loss by approximately $578,000. Both basic and diluted net loss per share were reduced by $.02 for 1996.

  Interest costs related to property and equipment acquisitions were capitalized during the development period and are being amortized over the useful lives of the related assets.

 Deferred financing costs--

  The costs of issuing long-term debt, including all underwriting, licensing, legal and accounting fees, have been capitalized and are being amortized over the term of the related debt issue using the straight-line method which approximates the effective interest method. Amortization of such costs was $952,000, $963,000 and $2,044,000 for the years ended December 31, 1998, 1997 and 1996, respectively, and is included in depreciation and amortization expense on the accompanying consolidated statements of operations. Deferred financing costs, net of accumulated amortization, amounting to $62,000 and $68,000, respectively were written off during 1998 and 1997, with respect to the reacquisition of outstanding debt.

 Long-lived assets--

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Long-lived assets held for sale are carried at the lower of carrying amount or fair value less cost to sell.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

  During 1996, certain real property held as potential gaming development sites in Texas was offered for sale; consequently management conducted a review to determine the estimated fair value of these properties less costs to sell. As a result of the review, HCC recorded an anticipated loss from the disposition of assets held for sale of $3,400,000 during 1996. The loss is included in write down of assets on the accompanying consolidated statement of operations for the year ended December 31, 1996. During 1997, a parcel of the real property was sold at a price approximating its net book value; accordingly, no gain or loss was recognized on the sale. Land held for sale is shown net of valuation allowances of approximately $3,400,000 on the accompanying consolidated balance sheets at both December 31, 1998 and 1997.

 Accrued insurance--

  HCC is self insured for a portion of its general liability, certain health care and other liability exposures. Accrued insurance includes estimates of such accrued liabilities based on an evaluation of the merits of individual claims and historical claims experience; accordingly, HCC's ultimate liability may differ from the amounts accrued.

 Income taxes--

  HCC complies with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which utilizes the liability method and results in the determination of deferred taxes based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities.

 Interest expense--

  Interest expense includes the accretion of debt discount amounting to $1,019,000, $900,000 and $785,000 during the years ended December 31, 1998,
1997 and 1996, respectively.

 Land rights--

  Land rights are being amortized on a straight-line basis over the estimated useful life of the Tunica facility, which is less than the term of the ground lease including renewals (see Note 12); such amortization commenced with the opening of the Tunica Casino. The estimated economic benefit of the land rights was revised from 25 years to 40 years effective on October 1, 1996 consistent with the change in estimated useful life of the Tunica facility as discussed under "Property and Equipment" above. Management presently intends to renew the ground lease at least through the estimated 40-year useful life of the facility. Accumulated amortization of such land rights amounted to $1,195,000 and $991,000, respectively, at December 31, 1998 and 1997.

 Employee Stock Options--

  During 1996, HCC adopted the provisions of statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires that an entity account for employee stock compensation under a fair value based method. However, SFAS 123 also allows an entity to continue to measure compensation cost for employee stock-based compensation plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Entities electing to remain with the accounting under Opinion 25 are required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting under SFAS 123 had been applied. HCC has elected to continue to account for employee stock-based compensation under Opinion 25 with the requisite additional disclosures included in Note 7.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

 Net (loss) income per common share--

  During 1997, HCC adopted the provisions of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 requires the calculation and disclosure of earnings per common share assuming no dilution (basic earnings per share) and earnings per common share assuming full dilution (diluted earnings per share). SFAS 128 requires the restatement of earnings per share for all prior years presented.

  Under SFAS 128, basic earnings per common share is calculated by dividing the net (loss) income by the weighted average number of shares of common stock outstanding. Diluted earnings per common share is calculated for periods in which income from continuing operations was earned by dividing the components of net income by the weighted average number of shares of common stock and potential common shares outstanding. All potential common shares are excluded from the calculation of diluted net loss per share for periods during which a loss was incurred because the effect of their inclusion would be antidilutive.

  The weighted average number of shares of common stock outstanding used for the calculation of both basic and diluted loss per share before extraordinary item and basic and diluted net loss per share was 24,946,359, 24,833,393 and 24,721,279 for the years ended December 31, 1998, 1997 and 1996, respectively. No potential common shares were included in the calculation of diluted earnings per share for the years ended December 31, 1998, 1997 and 1996 as the inclusion of such shares would have been antidilutive due to the net losses incurred in those years. The weighted average number of shares excluded was 962,260, 535,296 and 161,319, respectively, for the years ended December 31, 1998, 1997 and 1996.

 Recent Accounting Pronouncements--

  The Financial Accounting Standards Board (the "FASB") recently issued a new standard, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires the presentation and disclosure of comprehensive income, which is defined as the change in a company's equity resulting from non-owner transactions and events. SFAS 130 became effective for fiscal years beginning after December 15, 1997 and requires the reclassification of all prior periods presented. The Company has adopted the provisions of SFAS 130; however, the statement provides that an enterprise that has no items of other comprehensive income for any period presented need only report net income. The Company has no such other comprehensive income items for any period presented; accordingly, the presentation and disclosure requirements of SFAS 130 are not applicable.

  The FASB has also issued Statement 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131, which became effective for fiscal years beginning after December 15, 1997, requires publicly-held companies to report financial and descriptive information concerning its reportable operating segments. An operating segment is defined as a component of a business which (i) earns revenues and incurs expenses,
(ii) has its operating results reviewed on a regular basis by the company's chief operating decision maker to determine how the company's resources should be allocated and to assess its performance and (iii) has separate financial information available. Substantially all of HCC's operations consist of its two casino facilities. Because of the similarity of these operations with respect to the services provided, the class of customers served and the regulatory environments in which they operate, the Company believes that these operations have similar economic characteristics and will exhibit similar long-term financial performance. Accordingly, these operations are considered a single operating segment and additional segment information is not presented herein.

  In June 1998, the FASB issued a new statement, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), effective for fiscal years beginning after June 15, 1999. SFAS 133 requires, among other things, that derivatives be recorded on the balance sheet at fair value. Changes in the fair value of derivatives may, depending on circumstances, be recognized in earnings or deferred as a component of

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES shareholders' equity until a hedged transaction occurs. The Company does not believe the adoption of SFAS 133 will have a significant impact on its financial position or results of operations.

 Reclassifications--

  Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the 1998 consolidated financial statement presentation.

(3) Restatement of Consolidated Financial Statements

  As previously disclosed in HCC's quarterly report on Form 10-Q for the period ended September 30, 1998, and subsequent to the issuance of the Company's 1997 consolidated financial statements, the Company has determined that it should revise its tax treatment of the spin-off of the stock of GBCC which occurred on December 31, 1996. The 1997 and 1996 consolidated financial statements have been restated from amounts previously reported to record the appropriate amounts for income taxes, accrued income taxes, deferred taxes, interest and penalties due to the recognition of additional taxable income resulting from the revised tax treatment of the spin-off.

  For the year ended December 31, 1996, HCC utilized approximately $9,000,000 of its available net operating loss carryforwards ("NOL's") as a result of the additional taxable income the Company recognized from the spin-off. For alternative minimum tax ("AMT") purposes, the revised tax treatment resulted in the Company utilizing all of its remaining AMT loss carryforwards and being liable for the payment of approximately $2,200,000 in additional AMT taxes. HCC paid its $2,200,000 AMT obligation for 1996 plus accrued interest thereon during the fourth quarter of 1998. As a result of the obligation for AMT payments and the impact on net deferred tax assets, the Company has restated its December 31, 1996 consolidated statement of changes in shareholders' equity (deficit) from amounts previously reported to provide an additional $6,308,000 charge to paid-in capital consistent with the treatment of the other effects of the spin-off transaction.

  For the year ended December 31, 1997, the revised tax treatment resulted in HCC's recognition of additional income tax expense of $2,070,000 and the accrual of interest on the underpayment of its federal tax obligations. HCC paid $4,678,000 during September 1998 with respect to its revised estimated 1997 federal income tax obligation.

  The effect of the restatement on HCC's consolidated financial statements as of and for the year ended December 31, 1997 is as follows:

                                          As Previously Reported As Restated
                                          ---------------------- ------------
   Loss before income taxes,
    extraordinary and other items.......       $ (6,629,000)     $ (6,761,000)
   Income tax provision.................         (3,289,000)       (5,359,000)
   Loss before extraordinary and other
    items...............................         (9,918,000)      (12,120,000)
   Net loss.............................        (15,145,000)      (17,347,000)
   Basic and diluted net loss per common
    share:
     Loss before extraordinary item.....       $       (.60)     $       (.69)
     Extraordinary item.................               (.01)             (.01)
                                               ------------      ------------
   Net loss.............................       $       (.61)     $       (.70)
                                               ============      ============

  The effects of the restatement on the consolidated balance sheet at December 31, 1997 were to decrease additional paid-in capital by $6,308,000, to increase taxes payable by $6,878,000, to decrease net deferred tax assets by $1,500,000, to increase interest payable with respect to the underpayment of taxes by $132,000 and to increase accumulated deficit by $2,202,000.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

  In connection with the revised tax treatment, HCC has commenced litigation against its former independent accountants and tax advisors alleging negligent advice and breach of contract (see Note 10). Tax settlement costs of $1,087,000 included on the accompanying consolidated statement of operations for the year ended December 31, 1998 represent both costs incurred to date as well as management's estimate of probable costs to be incurred arising from and directly related to the modification of HCC's tax treatment of the spin-off of GBCC stock.

(4) Long-Term Debt and Pledge of Assets

  Substantially all of HCC's assets are pledged in connection with its long-term indebtedness.

                                                              December 31,
                                                        --------------------------
                                                            1998          1997
                                                        ------------  ------------
Indebtedness of HCC:
  12 3/4% Senior Secured Notes, due 2003, net of
   discount of $7,013,000 and $8,128,000,
   respectively(a)..................................... $200,199,000  $199,372,000
  Promissory note due to affiliate (Note 8)............    2,836,000     3,447,000
                                                        ------------  ------------
                                                         203,035,000   202,819,000
                                                        ------------  ------------
Indebtedness of HCA:
  Promissory note to bank(b)...........................    1,900,000       350,000
  Equipment loans......................................          --        413,000
                                                        ------------  ------------
                                                           1,900,000       763,000
                                                        ------------  ------------
Indebtedness of HCT :
  Equipment loans......................................    1,291,000     1,638,000
  Bank credit facility(c)..............................      462,000           --
                                                        ------------  ------------
                                                           1,753,000     1,638,000
                                                        ------------  ------------
  Total indebtedness...................................  206,688,000   205,220,000
    Less--current maturities...........................   (7,021,000)   (6,800,000)
                                                        ------------  ------------
      Total long-term debt............................. $199,667,000  $198,420,000
                                                        ============  ============

--------
(a) During October 1995, HCC completed the refinancing of certain outstanding indebtedness through a public offering of $210,000,000 of 12 3/4% Senior Secured Notes (the "Senior Secured Notes") due November 1, 2003, discounted to yield 13 3/4% per annum. Interest on the Senior Secured Notes is payable semiannually on May 1 and November 1 of each year.

    The Senior Secured Notes are unconditionally guaranteed on a senior secured basis by HCT and may be guaranteed by certain future subsidiaries of HCC. HCA is not a guarantor. The Senior Secured Notes and related guarantees are secured by, among other things, (i) substantially all of the assets of HCT and future guarantors, (ii) a limited first mortgage on substantially all of the assets of HCA, (iii) a pledge of the capital stock of certain subsidiaries of HCC and (iv) the collateral assignment of any future management contracts entered into by HCC. The limitation on the first mortgage in (ii) above was originally $39,007,000 and is subject to reduction for principal payments on an intercompany note between HCC and HCA. The outstanding balance of the intercompany note was $31,507,000 and $36,507,000 at December 31, 1998 and 1997, respectively. The note requires semiannual principal payments of $2,500,000 commencing October 15, 1997 with the balance due November 1, 2003.

    The Senior Secured Notes are redeemable at the option of HCC any time on or after November 1, 1999 at 106.375% of the then outstanding principal amount, decreasing to 103.1875% and 100%, respectively,

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES on November 1, 2000 and 2001. Commencing with the November 1, 1997 interest payment date and at each subsequent interest payment date, HCC is required to make an offer within 30 business days to purchase not more than $2,500,000 in principal amount of the Senior Secured Notes at a price of 106.375% of the principal amount tendered. During 1998, HCC made two such offers resulting in the redemption of $2,788,000 in principal amount of the Senior Secured Notes of which $2,500,000 was paid in January 1999. The 1998 redemptions of the Senior Secured Notes resulted in an extraordinary loss of $336,000 consisting of the premium paid ($178,000) together with the write off of associated deferred finance costs ($62,000) and discount on the notes ($96,000). During 1997, HCC redeemed $2,500,000 principal amount of the Senior Secured Notes resulting in an extraordinary loss of $215,000, net of a related income tax benefit of $111,000, and consisting of the premium paid ($159,000) together with the write off of associated deferred finance costs ($68,000) and discount on the notes ($99,000).

  The indenture to the Senior Secured Notes contains various provisions limiting the ability of HCC and certain defined subsidiaries to, among other things, pay dividends or make other restricted payments; incur additional indebtedness or issue preferred stock; create liens; create dividend or other payment restrictions affecting certain defined subsidiaries; enter into mergers or consolidations or make sales of all or substantially all assets of HCC, HCT or any future guarantor; and enter into transactions with certain affiliates.

(b) During September 1998, HCA entered into a bank loan agreement to borrow up to $2,000,000 on an unsecured basis. Borrowings under the agreement are payable in 36 monthly installments including interest at the rate of 7.5% per annum. HCA borrowed $2,000,000 under the agreement during October 1998.

   The promissory note outstanding at December 31, 1997 accrued interest at the bank's prime lending rate plus 1% per annum and was repaid in 1998.

(c) HCT had a bank credit facility in the amount of $1,300,000 available to borrow against through September 30, 1998. HCT borrowed $541,000 under the credit facility during 1998 at the rate of 8.875% per annum; no borrowings were outstanding under the credit facility at December 31, 1997. Borrowings under the credit facility are to be repaid in monthly installments over a period of 36 months and are collateralized by equipment purchased with the loan proceeds. The credit facility was not renewed by HCT.

  Scheduled payments of long-term debt as of December 31, 1998 are set forth below:

     1999.......................................................... $  7,021,000
     2000..........................................................    7,138,000
     2001..........................................................    6,697,000
     2002..........................................................    5,633,000
     2003..........................................................  187,212,000
                                                                    ------------
       Total....................................................... $213,701,000
                                                                    ============

  Interest paid, net of capitalized interest in 1996, amounted to $29,161,000, $29,479,000 and $59,404,000, respectively, during the years ended December 31, 1998, 1997 and 1996.

(5) Capital Leases

  HCA leases two parking garages under capital lease agreements. The first lease has an initial 30-year term ending in June 2023 with the right to extend the term under renewal options for an additional 67 years. Rental payments through June 2012 equal the City of Aurora's financing costs related to its general obligation bond issue used to finance the construction of the parking garage. The general obligation bond issue includes interest at rates between 7% and 7 5/8% per annum. The second lease has an initial term ending in September 2026 with

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES the right to extend the lease for up to 20 additional years. Rental payments during the first 15 years equal the lessor's debt service costs related to the industrial revenue bond issue used to finance a portion of the construction costs of the parking garage. The remaining construction costs were funded by HCA. In addition, HCA pays base rent equal to $15,000 per month, subject to a credit of $615,000 at the rate of $10,000 per month, for improvements made to the lessor's North Island Center banquet and meeting facilities. HCA is also responsible for additional rent, consisting of costs such as maintenance costs, insurance premiums and utilities, arising out of its operation of both parking garages.

  HCA also leased certain equipment under capital lease agreements which provided for interest at the rate of 11.2% per annum and expired in 1998. HCT leased certain gaming and other equipment under capital lease agreements which provided for interest at rates ranging up to 13 1/4% per annum and expired during 1997.

  The original cost of HCA's parking garages is included in buildings in the accompanying consolidated balance sheets at both December 31, 1998 and 1997 in the amount of $27,358,000. Assets under capital leases with an original cost of $7,260,000, are included in operating equipment on the accompanying consolidated balance sheets at both December 31, 1998 and 1997. Amortization expense with respect to these assets amounted to $1,281,000, $2,042,000 and $2,723,000 during the years ended December 31, 1998, 1997 and 1996, respectively. Accumulated amortization at December 31, 1998 and 1997 with respect to these assets amounted to $10,805,000 and $9,524,000, respectively.

  Future minimum lease payments under capital lease obligations as of December 31, 1998 are as follows:

   1999........................................................... $  2,457,000
   2000...........................................................    2,483,000
   2001...........................................................    2,532,000
   2002...........................................................    2,643,000
   2003...........................................................    2,660,000
   Thereafter.....................................................   21,417,000
                                                                   ------------
   Total minimum lease payments...................................   34,192,000
   Less amount representing interest..............................  (13,351,000)
                                                                   ------------
   Present value of future minimum lease payments.................   20,841,000
   Current capital lease obligation...............................     (893,000)
                                                                   ------------
   Long-term capital lease obligation............................. $ 19,948,000
                                                                   ============

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

(6) Income Taxes

  As discussed in Note 3, the Company modified its tax treatment of the spin-off of the stock of GBCC. The tax presentation and other disclosures for the year ended December 31, 1997 as set forth in this footnote have been restated accordingly.

  Components of HCC's provision for income taxes consist of the following:

                                              Year Ended December 31,
                                         ------------------------------------
                                                       1997
                                                    As Restated
                                           1998      (Note 3)        1996
                                         ---------  -----------  ------------
   Current income tax benefit
    (provision):
     Federal............................ $     --   $(4,678,000) $ (2,272,000)
     State..............................  (735,000)    (200,000)       55,000
   Deferred income tax (provision)
    benefit:
     Federal............................   731,000    9,289,000    17,778,000
     State..............................  (103,000)    (205,000)      (46,000)
   Change in valuation allowance........  (709,000)  (9,565,000)  (15,578,000)
                                         ---------  -----------  ------------
                                         $(816,000) $(5,359,000) $    (63,000)
                                         =========  ===========  ============

  Total federal income tax payments of $6,878,000 and $72,000, respectively, were made during the years ended December 31, 1998 and 1996; no such payments were made during the year ended December 31, 1997. State tax payments of $797,000, $683,000 and $151,000, respectively, were made during the years ended December 31, 1998, 1997 and 1996.

  A reconciliation between the calculated tax benefit on income based on the statutory rates in effect and the effective tax rates follows:

                                              Year Ended December 31,
                                         ------------------------------------
                                                       1997
                                                    As Restated
                                           1998      (Note 3)        1996
                                         ---------  -----------  ------------
   Calculated income tax benefit........ $ 268,000  $ 4,003,000  $ 18,778,000
   Valuation allowance change...........  (709,000)  (9,565,000)  (15,578,000)
   Amortization of excess purchase
    price...............................       --           --       (601,000)
   Lobbying costs.......................   (98,000)    (168,000)     (306,000)
   Disallowance of meals and
    entertainment.......................   (64,000)     (76,000)     (404,000)
   State income taxes, net of federal
    benefit.............................  (553,000)    (267,000)        6,000
   Other................................   340,000      714,000    (1,958,000)
                                         ---------  -----------  ------------
   Tax provision as shown on
    consolidated statements of
    operations.......................... $(816,000) $(5,359,000) $    (63,000)
                                         =========  ===========  ============

  At December 31, 1998, HCC and its subsidiaries have NOL's for federal income tax purposes totaling approximately $3,800,000, none of which begin to expire until the year 2018. Additionally, HCC and its subsidiaries have alternative minimum and other tax credits available totaling $4,913,000 and $415,000, respectively. Alternative minimum tax credits do not expire and none of the other tax credits begin to expire until the year 2010. SFAS 109 requires that the tax benefit of such NOL's and credit carryforwards, together with the tax benefit of deferred tax assets resulting from temporary differences, be recorded as an asset and, to the extent that management can not assess that the utilization of all or a portion of such NOL's and deferred tax

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES assets is more likely than not, a valuation allowance should be recorded. Management believes that it is more likely than not that future consolidated taxable income of HCC (primarily from the Aurora Casino and the Tunica Casino) will be sufficient to utilize a portion of the net deferred tax assets. Accordingly, valuation allowances have been established which result in net deferred tax assets of $1,843,000 and $1,924,000 at December 31, 1998 and 1997, respectively.

  The components of the net deferred tax asset and classification on the accompanying consolidated balance sheets are as follows:

                                                           December 31,
                                                     --------------------------
                                                                       1997
                                                                   As Restated
                                                         1998        (Note 3)
                                                     ------------  ------------
Deferred tax assets:
 Net operating loss carryforwards................... $  1,305,000  $        --
 Valuation and other allowances.....................    8,241,000     9,093,000
 Alternative minimum tax credit.....................    4,913,000     4,791,000
 Investment and jobs tax credits....................      415,000       311,000
 Basis in limited partnership.......................    2,890,000     2,890,000
 Other liabilities and accruals.....................    4,145,000     2,749,000
 Benefits accrual...................................    1,711,000     1,710,000
 Other..............................................      724,000       733,000
                                                     ------------  ------------
  Total deferred tax assets.........................   24,344,000    22,277,000
                                                     ------------  ------------
Deferred tax liabilities:
 Depreciation and amortization......................   (8,610,000)   (6,422,000)
 Amortization of note discount......................          --       (621,000)
 Basis in debt obligations..........................     (727,000)     (855,000)
                                                     ------------  ------------
  Total deferred tax liabilities....................   (9,337,000)   (7,898,000)
                                                     ------------  ------------
Net deferred tax asset..............................   15,007,000    14,379,000
Valuation allowance.................................  (13,164,000)  (12,455,000)
                                                     ------------  ------------
                                                     $  1,843,000  $  1,924,000
                                                     ============  ============
Classified as:
 Current deferred income tax asset.................. $    890,000  $  2,481,000
 Other assets.......................................    1,524,000           --
 Other noncurrent liabilities.......................     (571,000)     (557,000)

  No deferred tax benefit was attributed to the extraordinary item in 1998. The deferred tax benefit attributed to the extraordinary loss on early extinguishment of debt in 1997 was $111,000.

  Sales by HCC or existing shareholders of common stock can cause a "change of control", as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), which would limit the ability of HCC or its subsidiaries to utilize these loss carryforwards in later tax periods. Should such a change of control occur, the amount of loss carryforwards available for use in any one year would most likely be substantially reduced. Future treasury regulations, administrative rulings or court decisions may also effect HCC's utilization of its loss carryforwards.

  The Internal Revenue Service is currently examining the consolidated Federal income tax returns of HCC for the years 1993 through 1996. Management believes that the results of such examination will not have a material adverse effect on the consolidated financial position or results of operations of HCC.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

(7) Stock Options and Compensation Plans

 Hollywood Casino Corporation Stock Option Plans--

  HCC currently has two employee stock option plans in effect: the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan") and the Hollywood Casino Corporation 1992 Stock Option Plan (the "1992 Plan"). The 1996 Plan and the 1992 Plan provide for the granting of nonqualified stock options and incentive stock options that are intended to qualify for the special tax treatment under the Internal Revenue Code; the 1996 Plan also provides for the granting of restricted stock. The shares to be offered under the 1996 Plan and the 1992 Plan consist of shares of Class A Common Stock. The 1996 Plan and the 1992 Plan provide for the granting of 3,000,000 and 1,197,000 shares, respectively, of Class A Common Stock of which 1,910,000 and 147,006, respectively, remain available for future grant as of December 31, 1998.

  The 1996 Plan and the 1992 Plan are administered by committees of HCC's Board of Directors. Options granted under the 1996 Plan become vested at the discretion of the Committee of the Board of Directors (however, vesting for certain officers, directors and shareholders may not be less than six months) and may be exercised for a period of not more than ten years (five years in the case of incentive stock options) from the date of grant. No more than 150,000 shares may be awarded to any individual during any fiscal year and incentive stock options are subject to a $100,000 calendar year limitation. Options granted under the 1992 Plan become vested over a three year period, are exercisable for a term ending not more than seven years (five years in the case of incentive stock options) from the date of the grant and incentive stock options are subject to limitations on the quantity exercised in a calendar year. All options granted through December 31, 1998 under both the 1996 Plan and the 1992 Plan have been granted at an exercise price equal to the fair market value as of the date of the grant. As of December 31, 1998, options to purchase 1,090,000 shares remain outstanding under the 1996 Plan, of which over 98% are at exercise prices ranging from $1.75 per share to $3.13 per share. The remaining options have an exercise price of $5.25 per share. Options outstanding under the 1996 plan have a weighted average exercise price of $2.51 and a weighted average remaining contractual life of 56 months. As of December 31, 1998, no options are outstanding under the 1992 Plan.

  The following table lists the combined activity of the 1996 Plan and the 1992 Plan:

                                       Year Ended December 31,
                         -------------------------------------------------------
                                1998               1997              1996
                         ------------------- ----------------- -----------------
                                    Weighted          Weighted          Weighted
                                    Average           Average           Average
                                    Exercise          Exercise          Exercise
                          Options    Price   Options   Price   Options   Price
                         ---------  -------- -------  -------- -------  --------
Outstanding options at
 beginning of year......   660,008   $ 2.86  410,008   $ 2.54  150,008   $  .80
 Options cancelled......   (50,000)    2.06      --       --   (20,000)    6.00
 Options granted........   520,000     1.83  300,000     2.81  320,000     3.26
 Options exercised......   (40,008)   .0006  (50,000)   .0006  (40,000)   .0006
                         ---------           -------           -------
Outstanding options at
 end of year............ 1,090,000   $ 2.51  660,008   $ 2.86  410,008   $ 2.54
                         =========           =======           =======
Exercisable options at
 end of year............   920,000   $ 2.62  360,008   $ 2.90  110,008   $  .95

  During 1996, HCC also adopted the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the "Directors' Plan") providing for the grant of non-qualified stock options of Class A common stock of HCC. The Directors' Plan provides for the granting of 150,000 shares of Class A common stock of which 107,500 remain available for future grant as of December 31, 1998. An initial option grant of 10,000 shares was made to the two non-employee directors upon adoption of the plan; future outside directors receive an option

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES grant of 10,000 shares upon election to the Board of Directors. In addition, each outside director receives a grant of 2,500 shares on January 15 of each year. All such grants are at an exercise price equal to the fair market value as of the date of the grant, vest after six months and expire no later than ten years from the date of grant. The Directors' Plan is administered by a Committee of the Board of Directors. As of December 31, 1998, 42,500 shares remain outstanding at a weighted average exercise price of $1.72 per share.

  The following table lists the activity of the Directors' Plan:

                                      Year Ended December 31,
                         -----------------------------------------------------
                               1998                1997             1996
                         ------------------- ---------------- ----------------
                                    Weighted         Weighted         Weighted
                                    Average          Average          Average
                                    Exercise         Exercise         Exercise
                         Options     Price   Options  Price   Options  Price
                         -------    -------- ------- -------- ------- --------
Outstanding options at
 beginning of year...... 35,000(1)   $4.93   20,000   $6.25      --    $ --
 Options granted........  7,500       1.56   15,000    3.17   20,000    6.25
 Options exercised......    --         --       --      --       --      --
                         ------              ------           ------
Outstanding options at
 end of year............ 42,500      $1.72   35,000   $4.93   20,000   $6.25
                         ======              ======           ======
Exercisable options at
 end of year............ 42,500      $1.72   25,000   $5.78      --    $ --

--------
(1) During June 1998, the Board of Directors authorized the repricing of options to purchase 35,000 shares of common stock granted during 1996 and 1997 to non-employee directors of the Company. The exercise price was adjusted to $1.75 per share, the fair market value as of the date of the repricing; all of the repriced options are fully vested. No shareholder owning 1% or more of the Company's common stock participated in the repricing.

  The Company has elected to apply Opinion 25 with respect to accounting for options. Based on such election, no compensation expense has been recognized in the accompanying consolidated financial statements as a result of the granting of stock options. Had compensation expense been determined consistent with SFAS 123, the net loss (net of income taxes) for the years ended December 31, 1998 and 1997 would have increased by approximately $138,000 and $251,000, respectively, increasing both basic and diluted net loss per common share for each year by $.01. For the year ended December 31, 1996, the net loss would have increased by approximately $41,000, with no effect on either basic or diluted net loss per common share.

  The fair value of each option grant was estimated on the date of grant using a method approximating the Black-Scholes option pricing model. The assumptions applied are set forth below:

                                                      Year Ended December 31,
                                                      -------------------------
                                                        1998      1997    1996
                                                      ---------  ------  ------
   Risk free interest rate...........................       5.4%    5.3%    5.5%
   Dividend Yield....................................       --      --      --
   Expected Life..................................... 1-4 years  1 year  1 year
   Volatility........................................      45.5%   57.6%   62.1%
   Weighted Average Fair Value....................... $     .42  $  .70  $  .91

 Compensation Plan--

  HCC has agreements with certain of its principal shareholders and key executive officers providing for (1) lifetime pension benefits upon the expiration of existing employment contracts and subsequent consulting

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES agreements and (2) death benefits to be paid for a period of ten years. The obligations under these agreements, which are not funded, are being charged to operations over the remaining terms of the employment agreements. Amounts charged to expense under the agreements for the years ended December 31, 1998, 1997 and 1996 were $4,000, $18,000 and $660,000, respectively. Obligations accrued under the agreements at December 31, 1998 and 1997 amounted to $5,033,000 and $5,029,000, respectively, and are included in other noncurrent liabilities on the accompanying consolidated balance sheets.

 Employee Retirement Savings Plan--

  The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering all of its employees who meet certain eligibility requirements as to age and period of employment. The plan allows employees to contribute up to 15% of their salary on a pre-tax basis (subject to statutory limitations) and invest such monies in a choice of mutual funds on a tax-deferred basis. The Company matches a portion of the participating employees' contributions to the plan and may, from time to time, make additional discretionary contributions. For the years ended December 31, 1998, 1997 and 1996, HCC made company contributions to the plan totaling $778,000, $559,000 and $1,670,000, respectively.

(8) Transactions with Related Parties

  As a result of the distribution by HCC of the GBCC common stock it owned, GBCC is no longer a consolidated subsidiary. Accordingly, intercompany transactions between HCC and GBCC and its subsidiaries which eliminated in consolidation during 1996 are considered transactions with affiliates during 1998 and 1997.

  HCC has advanced funds to GBCC totaling $6,750,000 as of both December 31, 1998 and 1997. During the third quarter of 1996, GBCC borrowed $6,500,000 from HCC on a demand basis with interest at the rate of 13 3/4% per annum payable quarterly commencing October 1, 1996. An additional $250,000 note became due on April 1, 1998 for which payment has not been received. This advance continues to bear interest at the rate of 14% per annum, payable semiannually. Interest receivable amounting to $1,781,000 and $839,000 is included in due from affiliates on the accompanying consolidated balance sheets at December 31, 1998 and 1997, respectively. Interest income accrued on loans and advances to GBCC amounted to $942,000 and $977,000, respectively, during the years ended December 31, 1998 and 1997.

  In connection with its acquisition of the general partnership interest in PML (see Note 1), HCC issued a five-year note in the original amount of $3,800,000 and assigned $13,750,000 undiscounted principal amount of PPI Funding Notes (see below) and $350,000 accrued interest due from GBCC to PPI Corporation. The $3,800,000 note is payable in monthly installments of $83,000, including interest at the rate of 14% per annum, commencing on May 1, 1997, with additional quarterly variable principal payments commencing on July 1, 1997 in an amount equal to the general partner's share of quarterly cash distributions, as defined, from PML. HCC incurred interest expense with respect to the note amounting to $439,000 and $383,000, respectively, during the years ended December 31, 1998 and 1997. Accrued interest of $34,000 and $41,000 is included in interest payable on the accompanying consolidated balance sheets at December 31, 1998 and 1997, respectively.

  On February 17, 1994, PPI Funding Corp., a subsidiary of GBCC, issued $40,524,000 discounted principal amount of new deferred interest notes (the "PPI Funding Notes") to HCC in exchange for $38,779,000 principal amount of 15 1/2% unsecured notes (the "PCPI Notes") held by HCC and issued by PCPI Funding Corp., another subsidiary of GBCC. The PPI Funding Notes were discounted to yield interest at the rate of 14 7/8% per annum and had an original face value of $110,636,000. Subsequent principal payments by PPI Funding Corp. reduced the maturity value of the notes to $98,353,000 at December 31, 1996. During the second quarter of 1997, HCC assigned $13,750,000 undiscounted principal amount of the PPI Funding Notes to PPI Corporation as consideration, in part, for HCC's acquisition of the general partnership interest in PML. Such assignment reduced

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES the maturity value of the notes to $84,603,000. On January 5, 1998, GBCC's most significant subsidiary, Greate Bay Hotel and Casino, Inc. ("GBHC"), filed for protection under Chapter 11 of the United States Bankruptcy Code. It was anticipated that GBCC's equity ownership of GBHC would be significantly reduced in the reorganization under Chapter 11 and, as a consequence, HCC forgave $37,000,000 undiscounted principal amount of the PPI Funding Notes at December 31, 1997, further reducing the maturity value to $47,603,000. Payment of interest is deferred through February 17, 2001 at which time interest will become payable semiannually, with the unpaid principal balance due on February 17, 2006. The PPI Funding Notes are collateralized by a pledge of all of the common stock of a subsidiary of GBCC.

  Prior to December 31, 1996, when GBCC and its subsidiaries were members of the HCC consolidated group, it was anticipated that one of HCC's primary methods of realizing the carrying value of the PPI Funding Notes would be through the utilization of NOL's of GBCC. As a result of HCC's distribution of GBCC stock at December 31, 1996, GBCC's NOL's are no longer available for utilization in HCC's consolidated federal income tax returns. Accordingly, HCC provided a valuation allowance in the amount of $18,741,000 at December 31, 1996 which reduced the carrying amount of the PPI Funding Notes to their estimated realizable value of $35,597,000 at that date. As a result of GBHC's January 1998 Chapter 11 filing discussed above, HCC took an additional write down of $23,275,000 undiscounted principal amount during 1997, further reducing the carrying amount of the PPI Funding Notes at both December 31, 1998 and 1997 to an estimated realizable value of $12,322,000. The discounted amount of the 1997 write down ($15,678,000) and the 1996 valuation allowance ($18,741,000) are included in write down of assets on the accompanying consolidated statements of operations for the years ended December 31, 1997 and 1996, respectively. Management presently anticipates that the remaining balance will be realized through a combination of repayments from GBCC and additional asset acquisitions from GBCC and its subsidiaries.

  Pursuant to a management services agreement, HCA pays PML a base management fee equal to 5% of the Aurora Casino's operating revenues (as defined in the agreement) subject to a maximum of $5,500,000 annually, and an incentive fee equal to 10% of gross operating profit (as defined in the agreement to generally include all revenues, less expenses other than depreciation, interest, amortization and taxes). HCA incurred such fees totaling $2,727,000 during the three month period ended March 31, 1997 while PML was wholly-owned by subsidiaries of GBCC. Subsequent to March 31, 1997, PML is included in the consolidated financial statements of HCC; accordingly, HCA's management fee expense to PML is eliminated in consolidation (see Note 1).

  HCT incurs a monthly consulting fee of $100,000 pursuant to a ten-year consulting agreement with PCC (see Note 15). Such fees amounted to $1,200,000 for the years ended December 31, 1998 and 1997.

  Advanced Casino Systems Corporation ("ACSC"), a subsidiary of GBCC provides computer, marketing and other administrative services to HCC and its subsidiaries. Computer services provided include hardware, software, and operator support and, for the most part, such services are billed by ACSC at its direct costs plus expenses incurred. ACSC and HCT entered into a Computer Services Agreement dated as of January 1, 1994 and renewed through December 31, 1999 to provide such services and to license or sublicense to HCT computer software necessary to operate HCT's casino, hotel and related facilities and business operations. HCT pays ACSC for such equipment and licenses such software at amounts and on terms and conditions that ACSC provides to unrelated third parties. HCT also pays ACSC a fixed license fee of $33,600 per month. ACSC's billings to HCC and its subsidiaries for such products and services during the year ended December 31, 1998 and 1997 amounted to $1,147,000 and $809,000, respectively. At December 31, 1998 and 1997, unpaid charges of $109,000 and $78,000, respectively, are included in due to affiliates on the accompanying consolidated balance sheets.

  Many of the marketing and administrative services now provided by ACSC were previously provided to HCC and its subsidiaries by GBHC. Charges for such services amounted to $704,000 during the year ended December 31, 1997.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

  HCC allocates certain general and administrative costs to GBCC and its subsidiaries pursuant to services agreements. Such allocated costs and fees amounted to $1,026,000 and $1,843,000 for the years ended December 31, 1998 and 1997, respectively. In connection with such charges, receivables in the amount of $179,000 and $156,000 are included in due from affiliates on the accompanying consolidated balance sheets at December 31, 1998 and 1997, respectively.

  As a result of the revised tax treatment for the spin-off of GBCC stock to HCC's shareholders at December 31, 1996 (see Note 3), shareholders of the Company on the distribution date would also have been required to revise their method of reporting the distribution received on their separate federal income tax returns. The Company committed to assume the obligation for additional federal income taxes owed by its shareholders arising from the revised tax treatment. Consequently, the Company reached an agreement with the Internal Revenue Service to settle such obligations on behalf of its shareholders, exclusive of the Pratt Family, for $100,000 and to issue new tax reporting forms to the Pratt Family. Such forms will require the Pratt Family members to amend their federal income tax returns for 1996 resulting in substantial additional tax obligations which total approximately $790,000. The shareholder obligations assumed by the Company are included in tax settlement costs totalling $1,087,000 on the accompanying consolidated statement of operations for the year ended December 31, 1998 and are included in other accrued liabilities on the accompanying consolidated balance sheet at December 31, 1998.

  In September 1994, a subsidiary of HCC entered into an agreement with an entity owned by a member of the Pratt Family to manage the operation and maintenance of a Company-owned aircraft and to make such aircraft available for charter by third parties. The aircraft was sold during the first quarter of 1997. Subsequent to the sale, HCC has occasionally chartered aircraft from the maintenance company. Such charter fees amounted to $20,000 during the year ended December 31, 1998; charter fees, expenses and commissions amounted to $268,000 and $499,000, respectively, during the years ended December 31, 1997 and 1996.

(9) State Gaming Regulations

  Riverboat gaming operations in Illinois are subject to regulatory control by the Illinois Gaming Board. Under the provisions of the Illinois gaming regulations, HCA is required to maintain its ownership license. Such license was renewed in July 1998 for a period of one year and subsequently extended by the IGB to December 1999. Gaming operations in Mississippi are subject to regulatory control by the Mississippi Gaming Commission. Under the provisions of the Mississippi gaming regulations, HCT is required to maintain all necessary licenses. The ownership license for the Tunica Casino has been renewed until October 18, 1999.

  If it were determined that gaming laws were violated by a licensee, the gaming licenses held by each licensee could be limited, conditioned, suspended or revoked. In addition, the licensees and other persons involved could be subject to substantial fines.

  While a subsidiary of HCC, the Sands was required under the New Jersey Casino Control Act to either make certain approved investments in New Jersey or pay an investment alternative tax. The Sands elected to satisfy the investment requirement by purchasing bonds at below-market interest rates from a governmental agency established to administer such monies. During the year ended December 31, 1996, the Sands paid $3,062,000 to purchase these obligatory investments and provided a valuation allowance amounting to $1,344,000 on such investments.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

(10) Litigation

 Planet Hollywood Litigation--

  Planet Hollywood International, Inc., a Delaware corporation, and Planet Hollywood (Region IV), Inc., a Minnesota corporation (collectively, "PHII"), filed a complaint in the United States District Court for the Northern District of Illinois, Eastern Division on July 29, 1996 against HCC, HCA and a member of the Pratt Family (collectively, the "Original Hollywood Defendants"). The Original Hollywood Defendants filed with the Court on September 18, 1996 an answer to PHII's lawsuit, along with numerous counterclaims against PHII, Robert Earl and Keith Barish (collectively, the "PHII Defendants"). PHII filed with the Court on January 21, 1997, an amendment to their complaint which, among other things, added HCT (together with the Original Hollywood Defendants, the "Hollywood Defendants") and GBCC as defendants. The Original Hollywood Defendants filed with the Court on February 4, 1997, and GBCC and HCT filed with the Court on February 20, 1997, answers and counterclaims to such amended complaint.

  In its lawsuit, PHII alleges, among other things, that the Hollywood Defendants and GBCC have, in opening and operating the Hollywood Casino concept, infringed on PHII's trademark, service mark and trade dress and have engaged in unfair competition and deceptive trade practices. In their counterclaims, the Hollywood Defendants and GBCC allege, among other things, that the PHII Defendants have, through their planned use of their mark in connection with casino services, infringed on certain of HCC's service marks and trade dress and have engaged in unfair competition.

  Given the uncertainties inherent in litigation, no assurance can be given that the Hollywood Defendants will prevail in this litigation; however, the Hollywood Defendants believe that PHII's claims are without merit and intend to defend their position and pursue their counterclaims vigorously. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainties described above.

 Other Litigation--

  On October 8, 1998, HCC filed a complaint in the District Court of Dallas County, Texas against Arthur Andersen LLP, HCC's independent accountants, and selected partners alleging negligent advice and breach of contract with respect to the tax consequences resulting from the spin-off of GBCC's stock to HCC's shareholders on December 31, 1996. The lawsuit is currently in the initial stages of discovery.

  HCC and its subsidiaries are parties in various legal proceedings with respect to the conduct of casino and hotel operations. Although a possible range of loss cannot be estimated, in the opinion of management, based upon the advice of counsel, settlement or resolution of these proceedings should not have a material adverse impact on the consolidated financial position or results of operations of HCC and its subsidiaries.

(11) Commitments and Contingencies

  HCT entered into a ground lease covering 70 acres of land on which the Tunica Casino was constructed. The ground lease is for an initial term of five years from the opening date of the facility and, at HCT's option, may be renewed for nine additional five-year periods. Obligations under the ground lease during the initial term include both minimum monthly fixed payments and percentage rent, which in the aggregate will be the greater of 4% of Gross Revenues, as defined, or $1,100,000 per year. HCT is responsible for all operating and other expenses of the property in accordance with the lease terms. During 1998, 1997 and 1996, HCT expensed $3,899,000, $3,935,000 and
$3,486,000, respectively, in connection with the ground lease.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

(12) Third Party Notes Receivable

  During November 1995, HCC loaned $10,000,000 of the proceeds from the Senior Secured Notes to an unaffiliated gaming company in the form of two $5,000,000 notes. On February 27, 1998, both parties agreed to settle the outstanding obligations with the payment of $4,400,000 and the issuance of two new, short-term obligations totaling $1,600,000, which were paid in April 1998. The $4,000,000 difference between the $10,000,000 carrying amount of the notes receivable and the agreed upon settlement was reflected as a write down of the notes receivable at December 31, 1997 and is included in write down of assets on the accompanying consolidated statement of operations.

(13) Supplemental Cash Flow Information

  During the second quarter of 1997, HCC issued 100,000 shares of its common stock in exchange for a $10,000,000 loan commitment from unrelated third parties. The commitment fee was valued at $375,000, the fair market value of the stock on the date of its issuance, and was expensed during 1997.

  Also during the second quarter of 1997, HCC acquired the general partnership interest in PML (see Notes 1 and 8). The purchase price included the assignment of certain receivables from GBCC and the issuance of a note to GBCC. In connection with the acquisition, certain liabilities were assumed as follows:

   Assignment of PPI Funding Notes................................ $(7,597,000)
   Assignment of interest receivable..............................    (350,000)
   Note issued....................................................  (3,800,000)
   Charge to paid-in capital (Note 1).............................  12,747,000
                                                                   -----------
   Net liabilities assumed........................................ $ 1,000,000
                                                                   ===========

  During 1996, HCA entered into a capital lease obligation in the original amount of $13,195,000 with respect to a new parking garage (see Note 5). Additional escrowed construction and financing costs totaling $4,163,000 were capitalized in 1996 as part of the cost of the facility.

  At December 31, 1996, HCC contributed certain receivables from GBCC and its subsidiaries to GBCC. Notes receivable amounting to $8,738,000 together with accrued interest thereon totaling $1,753,000 and other receivables of $4,283,000 with respect to pension obligations assumed during 1995 were contributed to GBCC.

  At December 31, 1996, HCC distributed the common stock of GBCC it owned to its shareholders. The following net liabilities were distributed to HCC's shareholders in the form of a dividend:

   Long-term
    debt........   $ 326,024,000
   Short-term
    borrowings..       8,750,000
   Other current
    liabilities..     41,186,000
   Other
    noncurrent
    liabilities..      4,592,000
   Net property
    and
    equipment...    (156,887,000)
   Accounts
    receivable,
    net of
    allowance...     (10,656,000)
   Net book
    value of
    other assets
    distributed
    (excluding
    cash).......     (30,811,000)
                   -------------
   Net
    liabilities
    distributed..  $ 182,198,000
                   =============

(14) Disclosures about Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

  Cash and cash equivalents--The carrying amounts approximate fair value because of the short maturity of these instruments.

  Short-term investments--The carrying amounts approximate fair value because of the short maturity of these investments.

  Notes receivable--The fair value of notes receivable is calculated based on the estimated realizable value.

  Interest payable--The carrying amount of interest payable approximates fair value because of the short maturity of the obligation.

  Long-term debt--The fair value of HCC's long-term debt is estimated based on either the quoted market price of the underlying debt issue or on the discounted cash flow of future payments utilizing current rates available to HCC for debt of similar remaining maturities. Debt obligations with a short remaining maturity are valued at the carrying amount.

  The estimated carrying amounts and fair values of HCC's financial instruments are as follows:

                                December 31, 1998         December 31, 1997
                            ------------------------- -------------------------
                              Carrying                  Carrying
                               Amount     Fair Value     Amount     Fair Value
                            ------------ ------------ ------------ ------------
Financial Assets
  Cash and cash
   equivalents............. $ 42,118,000 $ 42,118,000 $ 40,259,000 $ 40,259,000
  Short-term investments...    3,905,000    3,905,000    3,876,000    3,876,000
  Notes receivable.........          --           --     6,000,000    6,000,000
  Notes receivable--
   affiliates..............    6,750,000    6,750,000    6,750,000    6,750,000
  PPI Funding Notes........   12,322,000   12,322,000   12,322,000   12,322,000

Financial Liabilities
  Interest payable......... $  4,872,000 $  4,872,000 $  4,792,000 $  4,792,000
  12 3/4% Senior Secured
   Notes...................  207,212,000  220,681,000  207,500,000  223,063,000
  Equipment loans..........    1,291,000    1,335,000    2,051,000    2,063,000
  Bank debt................    1,900,000    1,900,000      350,000      350,000
  Bank credit facility.....      462,000      462,000          --           --
  Note payable--affiliate..    2,836,000    2,972,000    3,447,000    3,597,000

(15) Subsequent Events (Unaudited)

  In March 1999, HCC reached an agreement in principle with GBCC, PCC and the holders of $85,000,000 of senior notes currently in default which were issued by PRT Funding Corp. ("PRT Funding"), a wholly owned subsidiary of PCC. Under the terms of the agreement, HCC would purchase the stock of PCC from GBCC for nominal consideration as part of a debt restructuring (the "Restructuring") of PRT Funding, PCC and other subsidiaries of PCC. Upon completion of the Restructuring, PCC's assets will consist of its limited partnership interest in PML and a consulting contract for the Tunica Casino (see Notes 1 and 8). These assets will serve as collateral for approximately $39,250,000 of new notes to be issued by PCC to the holders of the senior notes as part of the Restructuring. The acquisition of PCC will also result in a charge to expense by the Company of approximately $39,250,000 during 1999 as no asset value will be attributed to the management contract and consulting agreement when acquired.

  After the acquisition of PCC, the Company will have incurred additional debt and associated interest, but will no longer report a minority interest in PML nor pay the Tunica consulting fee to a subsidiary of GBCC. The minority interest and consulting fee expense totaled $7,694,000 for the year ended December 31, 1998.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

  The successful completion of the Restructuring is subject to the execution of definitive documents and will require that PCC and PRT Funding file for protection under Chapter 11 with the above transactions included as part of a pre-negotiated plan of reorganization. Such plan will require approval by the bankruptcy court as well as by the various gaming regulatory organizations having jurisdiction over PCC and PRT Funding.

  In September 1998, the Company received a preliminary license to develop, own and operate a Hollywood-themed hotel and casino complex on the Red River in Shreveport, Louisiana (the "Shreveport Casino"). The Company originally planned to develop the Shreveport Casino with two partners in a joint venture in which HCC would have had an interest of approximately 50%. On March 31, 1999, HCC entered into a definitive agreement with one of the joint venture partners to acquire their interest in the Shreveport Casino for $2,500,000 (the amount the joint venture partner contributed to the project), $1,000 of which is to be paid at closing and the remainder to be paid six months after the opening of the Shreveport Casino. Subject to obtaining final approval by the Louisiana Gaming Control Board, HCC will have a 100% interest in the Shreveport Casino with the remaining joint venture partner holding a 10% residual interest in the event the project is sold. The total estimated cost of the Shreveport Casino is approximately $230,000,000. The Company anticipates contributing approximately $50,000,000 as an equity investment in the project with the remaining construction and preopening costs, estimated at $180,000,000, to come from non-recourse project financing. The Company anticipates securing financing for a portion of the equity investment and all of the project financing and commencing construction in the summer of 1999 with a planned opening date approximately 14 months later.

(16) Selected Quarterly Financial Data (Unaudited)

                                                Quarter
                            --------------------------------------------------
                               First      Second        Third        Fourth
                            ----------- -----------  -----------  ------------
Year ended December 31,
 1998:
Net revenues............... $63,807,000 $66,353,000  $70,848,000  $ 67,752,000
                            =========== ===========  ===========  ============
Net income (loss).......... $    69,000 $   145,000  $   204,000  $ (2,023,000)
                            =========== ===========  ===========  ============
Basic and diluted net
 income (loss) per common
 share(1).................. $       .00 $       .01  $       .01  $       (.08)
                            =========== ===========  ===========  ============

Year ended December 31,
 1997:
Net revenues............... $67,470,000 $66,301,000  $69,839,000  $ 64,147,000
                            =========== ===========  ===========  ============
Net income (loss) as
 previously reported....... $ 1,491,000 $ 1,193,000  $ 1,701,000  $(19,530,000)
Restatement--Note 3........         --      (44,000)  (1,918,000)     (240,000)
                            ----------- -----------  -----------  ------------
Net income (loss).......... $ 1,491,000 $ 1,149,000  $  (217,000) $(19,770,000)
                            =========== ===========  ===========  ============
Basic and diluted net
 income (loss) per common
 share as previously
 reported.................. $       .06 $       .05  $       .07  $       (.79)
Restatement--Note 3........         --          --          (.08)         (.01)
                            ----------- -----------  -----------  ------------
Basic and diluted net
 income (loss) per common
 share(1).................. $       .06 $       .05  $      (.01) $       (.80)
                            =========== ===========  ===========  ============

--------
(1) In accordance with the provisions of SFAS 128, earnings per share are calculated separately for each quarter and the full year. Accordingly, annual earnings per share will not necessarily equal the total of the interim periods.

                        REPORT OF INDEPENDENT AUDITORS

To Hollywood Casino-Aurora, Inc.:

  We have audited the accompanying balance sheets of Hollywood Casino-Aurora, Inc. (the Company and an Illinois corporation) as of December 31, 1998 and 1997, and the related statements of operations, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hollywood Casino-Aurora, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Dallas, Texas
February 23, 1999

                         HOLLYWOOD CASINO--AURORA, INC.
                 (wholly owned by Hollywood Casino Corporation)

                                 BALANCE SHEET

                                                            December 31,
                                                      --------------------------
                                                          1998          1997
                                                      ------------  ------------
                       ASSETS
Current Assets:
 Cash and cash equivalents........................... $  9,718,000  $ 11,594,000
 Accounts receivable, net of allowances
  of $655,000 and $483,000, respectively.............    1,128,000     1,603,000
 Inventories.........................................      606,000       794,000
 Deferred income taxes...............................    1,540,000     1,336,000
 Due from affiliates.................................      428,000       558,000
 Prepaid expenses and other current assets...........    1,010,000       932,000
                                                      ------------  ------------
   Total current assets..............................   14,430,000    16,817,000
                                                      ------------  ------------
Property and Equipment:
 Land improvements...................................    3,167,000     3,165,000
 Buildings and improvements..........................   46,205,000    46,205,000
 Riverboats..........................................   37,642,000    36,970,000
 Operating equipment.................................   37,192,000    32,159,000
 Construction in progress............................      615,000       534,000
                                                      ------------  ------------
                                                       124,821,000   119,033,000
 Less--accumulated depreciation and amortization.....  (41,114,000)  (33,919,000)
                                                      ------------  ------------
 Net property and equipment..........................   83,707,000    85,114,000
                                                      ------------  ------------
Other Assets.........................................    2,173,000     2,140,000
                                                      ------------  ------------
                                                      $100,310,000  $104,071,000
                                                      ============  ============
        LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
 Current maturities of long-term debt and capital
  lease obligations.................................. $  6,517,000  $  6,624,000
 Accounts payable....................................    2,199,000     2,023,000
 Accrued liabilities--
 Salaries and wages..................................    2,300,000     2,228,000
 Interest............................................    1,058,000     1,192,000
 Gaming and other taxes..............................      981,000       938,000
 Insurance...........................................      965,000     1,115,000
 Other...............................................    1,374,000     1,120,000
 Due to affiliates...................................    2,109,000     2,185,000
 Other current liabilities...........................      993,000     1,209,000
                                                      ------------  ------------
   Total current liabilities.........................   18,496,000    18,634,000
                                                      ------------  ------------
Long-Term Debt.......................................   27,783,000    31,507,000
                                                      ------------  ------------
Capital Lease Obligations............................   19,948,000    20,841,000
                                                      ------------  ------------
Deferred Income Taxes................................    5,363,000     4,141,000
                                                      ------------  ------------
Commitments and Contingencies
Shareholder's Equity:
 Common stock, $.01 par value per share; 2,000,000
  shares authorized;
  1,501,000 shares issued and outstanding............       15,000        15,000
 Additional paid-in capital..........................   25,541,000    24,541,000
 Retained earnings...................................    3,164,000     4,392,000
                                                      ------------  ------------
   Total shareholder's equity........................   28,720,000    28,948,000
                                                      ------------  ------------
                                                      $100,310,000  $104,071,000
                                                      ============  ============

             The accompanying notes to financial statements are an
                     integral part of these balance sheets.

                         HOLLYWOOD CASINO--AURORA, INC.
                 (wholly owned by Hollywood Casino Corporation)

                            STATEMENTS OF OPERATIONS

                                     Year Ended December 31,
                              ----------------------------------------
                                  1998          1997          1996
                              ------------  ------------  ------------
Revenues:
  Casino....................  $156,404,000  $153,965,000  $157,124,000
  Food and beverage.........    13,771,000    14,213,000    13,780,000
  Other.....................     2,816,000     1,919,000     3,895,000
                              ------------  ------------  ------------
                               172,991,000   170,097,000   174,799,000
  Less--promotional
   allowances...............   (10,044,000)   (9,790,000)  (11,408,000)
                              ------------  ------------  ------------
  Net revenues..............   162,947,000   160,307,000   163,391,000
                              ------------  ------------  ------------
Expenses:
  Casino....................   112,272,000   102,127,000   108,014,000
  Food and beverage.........     4,855,000     4,885,000     4,926,000
  Other.....................     1,332,000     1,641,000     1,066,000
  General and
   administrative...........    14,136,000    14,673,000    14,645,000
  Depreciation and
   amortization.............     7,350,000     7,491,000     8,834,000
                              ------------  ------------  ------------
    Total expenses..........   139,945,000   130,817,000   137,485,000
                              ------------  ------------  ------------
Income from operations......    23,002,000    29,490,000    25,906,000
                              ------------  ------------  ------------
Non-operating income
 (expense):
  Interest income...........       112,000       156,000       205,000
  Interest expense..........    (6,046,000)   (6,847,000)   (6,704,000)
  Gain on disposal of
   assets...................         4,000       134,000           --
                              ------------  ------------  ------------
    Total non-operating
     expense, net...........    (5,930,000)   (6,557,000)   (6,499,000)
                              ------------  ------------  ------------
Income before income taxes..    17,072,000    22,933,000    19,407,000
Income tax provision........    (6,559,000)   (8,419,000)   (6,883,000)
                              ------------  ------------  ------------
Net income..................  $ 10,513,000  $ 14,514,000  $ 12,524,000
                              ============  ============  ============



  The accompanying notes to financial statements are an integral part of these financial statements.

                         HOLLYWOOD CASINO--AURORA, INC.
                 (wholly owned by Hollywood Casino Corporation)

                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                  For the Three Years Ended December 31, 1998

                                       Common Stock    Additional
                                     -----------------   Paid-in     Retained
                                      Shares   Amount    Capital     Earnings
                                     --------- ------- ----------- ------------
BALANCE, January 1, 1996............ 1,501,000 $15,000 $24,541,000 $    993,000
  Net income........................       --      --          --    12,524,000
  Dividends.........................       --      --          --   (10,040,000)
                                     --------- ------- ----------- ------------
BALANCE, December 31, 1996.......... 1,501,000  15,000  24,541,000    3,477,000
  Net income........................       --      --          --    14,514,000
  Dividends.........................       --      --          --   (13,599,000)
                                     --------- ------- ----------- ------------
BALANCE, December 31, 1997.......... 1,501,000  15,000  24,541,000    4,392,000
  Capital contributions.............       --      --    1,000,000          --
  Net income........................       --      --          --    10,513,000
  Dividends.........................       --      --          --   (11,741,000)
                                     --------- ------- ----------- ------------
BALANCE, December 31, 1998.......... 1,501,000 $15,000 $25,541,000 $  3,164,000
                                     ========= ======= =========== ============




  The accompanying notes to financial statements are an integral part of this financial statement.

                         HOLLYWOOD CASINO--AURORA, INC.
                 (wholly owned by Hollywood Casino Corporation)

                            STATEMENTS OF CASH FLOWS

                                             Year Ended December 31,
                                      ----------------------------------------
                                          1998          1997          1996
                                      ------------  ------------  ------------
OPERATING ACTIVITIES:
  Net income......................... $ 10,513,000  $ 14,514,000  $ 12,524,000
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization....    7,350,000     7,491,000     8,834,000
    Provision for doubtful accounts..      273,000       200,000       325,000
    Gain on disposal of assets.......       (4,000)     (134,000)          --
    Deferred income tax provision....    1,018,000     2,183,000     1,119,000
    Decrease in accounts receivable..      202,000        92,000       393,000
    Increase in accounts payable and
     accrued liabilities.............      261,000       151,000       954,000
    Increase in due to affiliates....       54,000       395,000      (770,000)
    Net change in other current
     assets and liabilities..........     (106,000)       85,000    (1,116,000)
    Net change in other noncurrent
     assets and liabilities..........      (33,000)     (120,000)     (442,000)
                                      ------------  ------------  ------------
    Net cash provided by operating
     activities......................   19,528,000    24,857,000    21,821,000
                                      ------------  ------------  ------------
INVESTING ACTIVITIES:
  Purchases of property and
   equipment.........................   (5,986,000)   (2,413,000)  (10,104,000)
  Proceeds from sale of assets.......       47,000       173,000           --
  Decrease in cash restricted for
   construction projects.............          --            --      1,955,000
                                      ------------  ------------  ------------
  Net cash used in investing
   activities........................   (5,939,000)   (2,240,000)   (8,149,000)
                                      ------------  ------------  ------------
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term
   debt..............................    2,000,000           --            --
  Capital contributions..............    1,000,000           --            --
  Repayments of long-term debt.......   (5,863,000)   (5,681,000)   (2,870,000)
  Payments on capital lease
   obligations.......................     (861,000)     (777,000)     (724,000)
  Dividends..........................  (11,741,000)  (13,599,000)  (10,040,000)
                                      ------------  ------------  ------------
  Net cash used in financing
   activities........................  (15,465,000)  (20,057,000)  (13,634,000)
                                      ------------  ------------  ------------
  Net (decrease) increase in cash and
   cash equivalents..................   (1,876,000)    2,560,000        38,000
  Cash and cash equivalents at
   beginning of year.................   11,594,000     9,034,000     8,996,000
                                      ------------  ------------  ------------
  Cash and cash equivalents at end of
   year.............................. $  9,718,000  $ 11,594,000  $  9,034,000
                                      ============  ============  ============


  The accompanying notes to financial statements are an integral part of these financial statements.

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                         NOTES TO FINANCIAL STATEMENTS

(1) Organization and Business

  Hollywood Casino-Aurora, Inc. ("HCA") is an Illinois corporation and a wholly owned subsidiary of Hollywood Casino Corporation ("HCC"), a Delaware corporation. HCA was organized and incorporated during December 1990 by certain relatives of Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt (collectively, the "Pratt Family") for the purpose of developing and holding the ownership interest in a riverboat gaming operation located in Aurora, Illinois (the "Aurora Casino"). In May 1992, HCC, which was then wholly owned by members of the Pratt Family or by certain general partnerships and trusts controlled by the Pratt Family, acquired all of the outstanding stock of HCA through the issuance of HCC stock. Prior to December 31, 1996, HCC also owned approximately 80% of Greate Bay Casino Corporation ("GBCC"), a Delaware corporation. Prior to April 1, 1997, subsidiaries of GBCC held the management services contract for the Aurora Casino (see Note 6). A GBCC subsidiary continues to have a limited partnership interest in the entity which holds such management contract.

  The Aurora Casino consists of two, four-level riverboats having a combined casino space of approximately 32,000 square feet and a four-level pavilion and docking facility which houses ticketing, food service, passenger waiting, and various administrative functions. The Aurora Casino also includes two parking structures with approximately 1,350 parking spaces. HCA was responsible for the design and construction of the parking garages; however, it leases the facilities under long-term lease agreements. The leases are treated as capital leases for financial reporting purposes (see Note 4).

  On June 17, 1993, the Illinois Gaming Board (the "IGB") issued HCA a temporary operating permit and the Aurora Casino commenced operations. The IGB issued HCA an owner's license on July 20, 1993 pursuant to the Illinois Riverboat Gambling Act. HCA's current owner's license was renewed in July 1998 for a period of one year and subsequently extended by the IGB to December 1999. Gaming taxes imposed by the state of Illinois are determined using a graduated tax rate applied to the licensee's gaming revenues. HCA expenses such gaming taxes based on its anticipated annual effective tax rate.

  HCA estimates that a significant amount of the Aurora Casino's revenues are derived from patrons living in the Chicago area and surrounding northern and western suburbs. The Aurora Casino faces intense competition from other riverboat gaming operations in Illinois and Indiana which serve the Chicago area and management believes that this competition will continue in the future.

(2) Summary of Significant Accounting Policies

  The significant accounting policies followed in the preparation of the accompanying financial statements are discussed below. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Casino revenues, promotional allowances and departmental expenses--

  HCA recognizes the net win from gaming activities (the difference between gaming wins and losses) as casino revenues. Casino revenues are net of accruals for anticipated payouts of progressive jackpots. Such anticipated jackpot payouts are reflected as current liabilities on the accompanying balance sheets.

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


  The estimated value of food and beverage, admissions and other items which were provided to customers without charge has been included in revenues and a corresponding amount has been deducted as promotional allowances. The costs of such complimentaries have been included as casino expenses on the accompanying statements of operations. Costs of complimentaries allocated from the food and beverage and other operating departments to the casino department during the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                  1998       1997       1996
                                               ---------- ---------- -----------
   Food and beverage.......................... $8,721,000 $9,057,000 $10,280,000
   Other......................................  1,131,000    921,000   1,318,000
                                               ---------- ---------- -----------
                                               $9,852,000 $9,978,000 $11,598,000
                                               ========== ========== ===========

 Cash and cash equivalents--

  Cash and cash equivalents are generally comprised of cash and investments with original maturities of three months or less, such as treasury bills and fixed repurchase agreements.

 Allowance for doubtful accounts--

  The allowance for doubtful accounts is maintained at a level considered adequate to provide for possible future losses. Provisions for doubtful accounts amounting to $273,000, $200,000 and $325,000, respectively, were made during the years ended December 31, 1998, 1997 and 1996.

 Inventories--

  Inventories are stated at the lower of cost (on a first-in, first-out basis) or market.

 Property and equipment--

  Property and equipment have been recorded at cost and are being depreciated utilizing the straight-line method over the estimated useful lives of the assets as follows:

   Land improvements................................................    20 years
   Buildings, riverboats and improvements........................... 25-40 years
   Operating equipment..............................................   3-7 years

  On October 1, 1996, HCA revised the estimated useful life of its pavilion from 25 years to 40 years, the estimated life of one of its parking garages under a capital lease from 25 years to 30 years and the estimated life of its slot machines from three years to five years. Management believes the changes in estimated lives more appropriately reflect the timing of the economic benefits to be received from these assets. For the year ended December 31, 1996, the effect of these changes reduced depreciation and amortization expense by $274,000 and increased net income by approximately $171,000.

 Long-lived assets--

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. HCA does not believe that any such events or changes have occurred.

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


 Accrued insurance--

  HCA is self insured for a portion of its general liability, certain health care and other liability exposures. Accrued insurance includes estimates of such accrued liabilities based on an evaluation of the merits of individual claims and historical claims experience; accordingly, HCA's ultimate liability may differ from the amounts accrued.

 Income taxes--

  HCA is included in HCC's consolidated federal income tax return. Pursuant to agreements between HCC and HCA, HCA's provision for federal income taxes is based on the amount of tax which would be provided if a separate federal income tax return were filed. HCA paid $4,691,000, $5,394,000 and $6,774,000 to HCC in connection with its current federal tax provisions for the years ended December 31, 1998, 1997 and 1996, respectively. For the years ended December 31, 1998, 1997 and 1996, HCA paid state income taxes of $781,000, $682,000 and $28,000, respectively.

 Recent Accounting Pronouncements--

  The Financial Accounting Standards Board has issued a new standard, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires the presentation and disclosure of comprehensive income, which is defined as the change in a company's equity resulting from non-owner transactions and events. SFAS 130 became effective December 15, 1997 and requires the reclassification of all prior periods presented. HCA has adopted the provisions of SFAS 130; however, the statement provides that an enterprise that has no items of other comprehensive income for any period presented need only report net income. HCA has no such other comprehensive income items for any period presented; accordingly, the presentation and disclosure requirements of SFAS 130 are not applicable.

  The FASB has also issued Statement 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131, which became effective for fiscal years beginning after December 15, 1997, requires publicly-held companies to report financial and descriptive information concerning its reportable operating segments. An operating segment is defined as a component of a business which (i) earns revenues and incurs expenses,
(ii) has its operating results reviewed on a regular basis by the company's chief operating decision maker to determine how the company's resources should be allocated and to assess its performance and (iii) has separate financial information available. HCA's operations consist of its casino and related facilities. The Aurora Casino is considered a single operating unit due to the dependence of the food and beverage and other operations on casino patrons. Such non-casino activities are considered ancillary to the gaming business, are reviewed as such by management and can not reasonably be presented as separate operating segments. Accordingly, additional segment information is not presented herein.

  In June 1998, the FASB issued a new statement, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), effective for fiscal years beginning after June 15, 1999. SFAS 133 requires, among other things, that derivatives be recorded on the balance sheet at fair value. Changes in the fair value of derivatives may, depending on circumstances, be recognized in earnings or deferred as a component of shareholders' equity until a hedged transaction occurs. HCA does not believe the adoption of SFAS 133 will have a significant impact on its financial position or results of operations.

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


(3) Long-Term Debt and Pledge of Assets

  HCA's long-term indebtedness consists of the following:

                                                         December 31,
                                                    ------------------------
                                                       1998         1997
                                                    -----------  -----------
   12 3/4% Promissory Note to HCC, due on November
    1, 2003(a)..................................... $31,507,000  $36,507,000
   Promissory note to bank(b)......................   1,900,000      350,000
   Equipment loans(c)..............................         --       413,000
                                                    -----------  -----------
   Total indebtedness..............................  33,407,000   37,270,000
   Less--current maturities........................  (5,624,000)  (5,763,000)
                                                    -----------  -----------
   Total long-term debt............................ $27,783,000  $31,507,000
                                                    ===========  ===========

--------
(a) The intercompany note accrues interest at the rate of 12 3/4% per annum payable semiannually on October 15 and April 15 of each year and requires semiannual principal repayments of $2,500,000 commencing October 15, 1997 with the balance of the note due November 1, 2003. The note is pledged as security with respect to HCC's 12 3/4% Senior Secured Notes due in 2003. HCA is not a guarantor of HCC's indebtedness; however, the indebtedness is secured, in part, by a first mortgage (limited to the outstanding principal amount of the intercompany note to HCC) on substantially all of the assets of HCA and by a pledge of the capital stock of HCA.
(b) During September 1998, HCA entered into a bank loan agreement to borrow up to $2,000,000 on an unsecured basis. Borrowings under the agreement are payable in 36 monthly installments including interest at the rate of 7.5% per annum. HCA borrowed $2,000,000 under the agreement during October 1998.
   The promissory note outstanding at December 31, 1997 accrued interest at the bank's prime lending rate plus 1% per annum and was repaid in 1998.
(c) HCA financed the purchase of certain equipment from vendors through the issuance of note obligations totaling $2,985,000. The promissory notes were repaid in 1998.

  As of December 31, 1998, future maturities of long-term debt are as follows:

   1999............................................................. $ 5,624,000
   2000.............................................................   5,674,000
   2001.............................................................   5,602,000
   2002.............................................................   5,000,000
   2003.............................................................  11,507,000
                                                                     -----------
                                                                     $33,407,000
                                                                     ===========

  Interest paid for the years ended December 31, 1998, 1997 and 1996 amounted to $6,180,000, $6,970,000 and $6,509,000, respectively.

(4) Capital Leases

  HCA leases two parking garages under capital lease agreements. The first lease has an initial 30-year term ending in June 2023 with the right to extend the term under renewal options for an additional 67 years. Rental payments through June 2012 equal the City of Aurora's financing costs related to its general obligation bond issue used to finance the construction of the parking garage. The general obligation bond issue includes interest at rates between 7% and 7 5/8% per annum. The second lease has an initial term ending in September 2026 with the right to extend the lease for up to 20 additional years. Rental payments during the first 15 years equal the

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

lessor's debt service costs related to the industrial revenue bond issue used to finance a portion of the construction costs of the parking garage. The remaining construction costs were funded by HCA. In addition, HCA pays base rent equal to $15,000 per month, subject to a credit of $615,000 at the rate of $10,000 per month for improvements made to the lessor's North Island Center banquet and meeting facilities. HCA is also responsible for additional rent, consisting of costs such as maintenance costs, insurance premiums and utilities, arising out of its operation of both parking garages.

  HCA also leased certain equipment under capital lease agreements which provided for interest at the rate of 11.2% and expired in 1998. The original cost of HCA's parking garages is included in buildings and improvements on the accompanying balance sheets at both December 31, 1998 and 1997 in the amount of $27,358,000. Assets under capital leases with an original cost of $2,446,000 are included in operating equipment on the accompanying balance sheets at both December 31, 1998 and 1997. Amortization expense with respect to these assets amounted to $983,000, $1,097,000 and $1,223,000, respectively, during each of the years ended December 31, 1998, 1997 and 1996. Accumulated amortization at December 31, 1998 and 1997 with respect to these assets amounted to $5,991,000 and $5,008,000, respectively.

  Future minimum lease payments under capital lease obligations as of December 31, 1998 are as follows:

   1999........................................................... $  2,457,000
   2000...........................................................    2,483,000
   2001...........................................................    2,532,000
   2002...........................................................    2,643,000
   2003...........................................................    2,660,000
   Thereafter.....................................................   21,417,000
                                                                   ------------
   Total minimum lease payments...................................   34,192,000
   Less--amount representing interest.............................  (13,351,000)
                                                                   ------------
   Present value of future minimum lease payments.................   20,841,000
   Current capital lease obligation...............................     (893,000)
                                                                   ------------
   Long-term capital lease obligation............................. $ 19,948,000
                                                                   ============

(5) Income Taxes

  HCA's provision for income taxes consists of the following:

                                               Year Ended December 31,
                                         -------------------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
   Current (provision) benefit:
     Federal............................ $(4,856,000) $(5,859,000) $(5,927,000)
     State..............................    (685,000)    (377,000)     163,000
   Deferred (provision) benefit:
     Federal............................    (915,000)  (1,978,000)  (1,125,000)
     State..............................    (103,000)    (205,000)       6,000
                                         -----------  -----------  -----------
                                         $(6,559,000) $(8,419,000) $(6,883,000)
                                         ===========  ===========  ===========

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


  A reconciliation between the calculated tax provision on income based on the statutory rates in effect and the effective tax rates for the years ended December 31, 1998, 1997 and 1996 follows:

                                               Year Ended December 31,
                                         -------------------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
   Calculated income tax provision at
    statutory rate.....................  $(5,975,000) $(8,027,000) $(6,792,000)
   State income taxes, net of federal
    benefit............................     (512,000)    (378,000)    (110,000)
   Political contributions and lobbying
    costs..............................      (43,000)     (67,000)     (89,000)
   Other...............................      (29,000)      53,000     (112,000)
                                         -----------  -----------  -----------
   Tax provision as shown on statements
    of operations......................  $(6,559,000) $(8,419,000) $(6,883,000)
                                         ===========  ===========  ===========

  Deferred taxes are computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. Deferred income taxes result primarily from the use of the allowance method rather than the direct write-off method for doubtful accounts, the use of accelerated methods of depreciation for federal income tax purposes and differences in the timing of deductions taken between tax and financial reporting purposes for the amortization of preopening costs and other accruals.

  The components of HCA's net deferred tax liability are as follows:

                                                           December 31,
                                                      ------------------------
                                                         1998         1997
                                                      -----------  -----------
   Deferred tax assets:
     Allowance for doubtful accounts................. $   246,000  $   182,000
     Other liabilities and reserves..................   1,420,000    1,271,000
                                                      -----------  -----------
       Total deferred tax assets.....................   1,666,000    1,453,000
                                                      -----------  -----------
   Deferred tax liabilities:
     Depreciation and amortization...................  (5,489,000)  (4,258,000)
                                                      -----------  -----------
   Net deferred tax liability........................ $(3,823,000) $(2,805,000)
                                                      ===========  ===========

  Receivables and payables to HCC in connection with the aforementioned tax allocation agreements at December 31, 1998 and 1997 are as follows:

                                                            December 31,
                                                       ------------------------
                                                          1998         1997
                                                       -----------  -----------
   Deferred tax assets................................ $ 1,373,000  $ 1,194,000
   Due from affiliates................................     347,000      538,000
   Deferred tax liabilities...........................  (4,793,000)  (3,700,000)

  The Internal Revenue Service is currently examining the consolidated Federal income tax returns of HCC for the years 1993 through 1996. Management believes that the results of such examination will not have a material adverse effect on the financial position or results of operations of HCA.

(6) Transactions with Related Parties

  Pursuant to a management services agreement, HCA pays base management and incentive fees to Pratt Management, L.P. ("PML"), a limited partnership which, prior to April 1, 1997, was wholly owned by GBCC.

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

Effective as of April 1, 1997, HCC acquired the general partnership interest in PML. The base management fee is equal to 5% of operating revenues (as defined in the agreement) subject to a maximum of $5,500,000 in any consecutive twelve month period. The incentive fee is equal to 10% of gross operating profit (as defined in the agreement to generally include all revenues less expenses other than depreciation, interest, amortization and income taxes). HCA incurred such fees totaling $8,872,000, $9,609,000 and $9,360,000, respectively, during the years ended December 31, 1998, 1997 and 1996. Management and incentive fees payable at December 31, 1998 and 1997 amounting to $2,067,000 and $2,130,000, respectively, are included in due to affiliates on the accompanying balance sheets.

  HCA incurred interest with respect to its promissory note payable to HCC (see Note 3) amounting to $4,361,000, $4,906,000 and $4,973,000, respectively, for the years ended December 31, 1998, 1997 and 1996. Interest payable to HCC on such note amounted to $848,000 and $983,000, respectively, at December 31, 1998 and 1997 and is included in accrued interest payable on the accompanying balance sheets.

  HCA has acquired computer software and hardware from GBCC and has been allocated certain other expenses from HCC and GBCC. In addition, HCA is reimbursed by HCC and GBCC for certain administrative and other services it performs on their behalf. Such transactions resulted in net charges to HCA during the years ended December 31, 1998, 1997 and 1996 totaling $249,000, $427,000 and $720,000, respectively. At December 31, 1998 and 1997, HCA had net receivables of $37,000 and net payables of $36,000, respectively, in connection with such charges.

(7) Illinois Regulatory Matters

  Riverboat gaming operations in Illinois are subject to regulatory control by the Illinois Gaming Board (the "IGB"). Under the provisions of the Illinois gaming regulations, HCA is required to maintain its ownership license. HCA's owner's license was renewed in July 1998 for a period of one year and was subsequently extended by the IGB to December 1999. Management intends to file for renewal of HCA's owner's license and anticipates that such renewal will be approved by the IGB during 1999. If it were determined that gaming laws were violated by a licensee, the gaming licenses held by each licensee could be limited, conditioned, suspended, or revoked. In addition, the licensees and other persons involved could be subject to substantial fines. Limitation or conditioning or suspension of any gaming license could, and revocation would, have a materially adverse affect on the operations of HCA.

(8) Commitments and Contingencies

 Planet Hollywood Litigation--

  Planet Hollywood International, Inc., a Delaware corporation, and Planet Hollywood (Region IV), Inc., a Minnesota corporation (collectively, "PHII"), filed a complaint in the United States District Court for the Northern District of Illinois, Eastern Division on July 29, 1996 against HCC, HCA and a member of the Pratt Family (collectively, the "Original Hollywood Defendants"). The Original Hollywood Defendants filed with the Court on September 18, 1996 an answer to PHII's lawsuit, along with numerous counterclaims against PHII, Robert Earl and Keith Barish (collectively, the "PHII Defendants"). PHII filed with the Court on January 21, 1997, an amendment to their complaint which, among other things, added HWCC-Tunica, Inc., the HCC subsidiary which owns and operates a casino in Tunica, Mississippi ("HCT", and together with the Original Hollywood Defendants, the "Hollywood Defendants"), and GBCC as defendants. The Original Hollywood Defendants filed with the Court on February 4, 1997, and GBCC and HCT filed with the Court on February 20, 1997, answers and counterclaims to such amended complaint.

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


  In its lawsuit, PHII alleges, among other things, that the Hollywood Defendants and GBCC have, in opening and operating the Hollywood Casino concept, infringed on PHII's trademark, service mark and trade dress and have engaged in unfair competition and deceptive trade practices. In their counterclaims, the Hollywood Defendants and GBCC allege, among other things, that the PHII Defendants have, through their planned use of their mark in connection with casino services, infringed on certain of HCC's service marks and trade dress and have engaged in unfair competition.

  Given the uncertainties inherent in litigation, no assurance can be given that the Hollywood Defendants will prevail in this litigation; however, the Hollywood Defendants believe that PHII's claims are without merit and intend to defend their position and pursue their counterclaims vigorously. The accompanying financial statements do not include any adjustments that might result from the outcome of the uncertainties described above.

 Other Litigation--

  HCA is a party in various legal proceedings with respect to the conduct of casino operations. Although a possible range of loss can not be estimated, in the opinion of management, based upon the advice of counsel, settlement or resolution of the proceedings should not have a material adverse impact on the financial position or results of operations of HCA.

(9) Employee Retirement Savings Plan

  HCA participates in a retirement savings plan under Section 401(k) of the Internal Revenue Code sponsored by HCC which covers all of its employees who meet certain eligibility requirements as to age and period of employment. The plan allows employees to contribute up to 15% of their salary on a pre-tax basis (subject to statutory limitations) and invest such monies in a choice of mutual funds on a tax-deferred basis. HCA matches a portion of the participating employees' contributions to the plan and may, from time to time, make additional discretionary contributions. For the years ended December 31, 1998, 1997 and 1996, HCA made company contributions to the plan totaling $473,000, $289,000 and $440,000, respectively.

(10) Supplemental Cash Flow Information

  During 1996, HCA entered into a capital lease obligation in the original amount of $13,195,000 with respect to a new parking garage (see Note 4). Additional escrowed construction and financing costs totaling $4,163,000 were capitalized in 1996 as part of the cost of the facility.

(11) Disclosures About Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and cash equivalents--The carrying amounts approximate fair value because of the short maturity of these instruments.

  Interest payable--The carrying amount of interest payable approximates fair value because of the short maturity of the obligation.

  Long-term debt--The fair value of HCA's long-term debt is estimated based on the quoted market price of the underlying debt issue. Debt obligations with a short remaining maturity are valued at the carrying amount.

                         HOLLYWOOD CASINO--AURORA, INC.
                 (wholly owned by Hollywood Casino Corporation)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  The estimated carrying amounts and fair values of HCA's financial instruments are as follows:

                                     December 31, 1998      December 31, 1997
                                   --------------------- -----------------------
                                    Carrying              Carrying
                                     Amount   Fair Value   Amount    Fair Value
                                   ---------- ---------- ----------- -----------
Financial Assets:
  Cash and cash equivalents....... $9,718,000 $9,718,000 $11,594,000 $11,594,000
Financial Liabilities:
  Interest payable................ $1,058,000 $1,058,000 $ 1,192,000 $ 1,192,000
  12 3/4% promissory note......... 31,507,000 33,555,000  36,507,000  39,245,000
  Promissory note to bank.........  1,900,000  1,900,000     350,000     350,000
  Equipment loans.................        --         --      413,000     413,000

(12) Selected Quarterly Financial Data (Unaudited)

                                                   Quarter
                              -------------------------------------------------
                                 First        Second       Third      Fourth
                              ------------ ------------ ----------- -----------
Year Ended December 31, 1998
  Net revenues............... $ 38,720,000 $ 40,093,000 $41,712,000 $42,422,000
                              ============ ============ =========== ===========
  Net income................. $2,458,000 $ $  3,061,000 $ 2,782,000 $ 2,212,000
                              ============ ============ =========== ===========
Year Ended December 31, 1997
  Net revenues............... $ 40,350,000 $ 38,931,000 $41,741,000 $39,285,000
                              ============ ============ =========== ===========
  Net income................. $3,431,000 $ $  3,852,000 $ 3,894,000 $ 3,337,000
                              ============ ============ =========== ===========

                        REPORT OF INDEPENDENT AUDITORS

To HWCC-Tunica, Inc.:

  We have audited the accompanying consolidated balance sheets of HWCC-Tunica, Inc. (the Company and a Texas Corporation) and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HWCC-Tunica, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Dallas, Texas
February 23, 1999

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                 (wholly owned by Hollywood Casino Corporation)

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                          December 31,
                                                    --------------------------
                                                        1998          1997
                                                    ------------  ------------
Current Assets:
  Cash and cash equivalents........................ $ 16,325,000  $ 11,851,000
  Short-term investments...........................    3,905,000     3,876,000
  Accounts receivable, net of allowances of
   $813,000 and $705,000, respectively.............    1,167,000     1,510,000
  Inventories......................................      779,000       660,000
  Deferred income taxes............................    1,451,000     1,632,000
  Prepaid expenses and other current assets........      770,000     1,129,000
                                                    ------------  ------------
    Total current assets...........................   24,397,000    20,658,000
                                                    ------------  ------------
Property and Equipment:
  Land and improvements............................    4,645,000     3,456,000
  Buildings........................................   73,948,000    73,422,000
  Barges...........................................    2,524,000     2,524,000
  Operating equipment..............................   39,169,000    37,588,000
  Construction in progress.........................    2,612,000       688,000
                                                    ------------  ------------
                                                     122,898,000   117,678,000
    Less--accumulated depreciation and
     amortization..................................  (38,910,000)  (31,760,000)
                                                    ------------  ------------
  Net property and equipment.......................   83,988,000    85,918,000
                                                    ------------  ------------
Other Assets:
  Land rights......................................    7,250,000     7,454,000
  Other assets.....................................    4,826,000     4,697,000
                                                    ------------  ------------
    Total other assets.............................   12,076,000    12,151,000
                                                    ------------  ------------
                                                    $120,461,000  $118,727,000
                                                    ============  ============


  The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                 (wholly owned by Hollywood Casino Corporation)

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDER'S EQUITY

                                                            December 31,
                                                      --------------------------
                                                          1998          1997
                                                      ------------  ------------
Current Liabilities:
  Current maturities of long-term debt
   and capital lease obligations..................... $    775,000  $    485,000
  Accounts payable...................................    1,638,000     1,372,000
  Accrued liabilities--
    Salaries and wages...............................    1,685,000     1,579,000
    Interest.........................................      476,000       476,000
    Gaming and other taxes...........................      453,000     1,230,000
    Insurance........................................    1,975,000     1,553,000
    Other............................................    1,866,000     1,627,000
  Other current liabilities..........................    1,283,000     1,325,000
                                                      ------------  ------------
  Total current liabilities..........................   10,151,000     9,647,000
                                                      ------------  ------------
Long-Term Debt.......................................   85,023,000    85,198,000
                                                      ------------  ------------
Commitments and Contingencies
Shareholder's Equity:
  Common stock, $.01 par value
   per share; 100,000 shares authorized;
   1,000 shares issued and outstanding...............          --            --
  Additional paid-in capital.........................   34,637,000    34,637,000
  Accumulated deficit................................   (9,350,000)  (10,755,000)
                                                      ------------  ------------
    Total shareholder's equity.......................   25,287,000    23,882,000
                                                      ------------  ------------
                                                      $120,461,000  $118,727,000
                                                      ============  ============



  The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                 (wholly owned by Hollywood Casino Corporation)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Year Ended December 31,
                                       ----------------------------------------
                                           1998          1997          1996
                                       ------------  ------------  ------------
Revenues:
  Casino.............................. $ 96,459,000  $ 97,506,000  $ 87,361,000
  Rooms...............................    9,386,000     9,651,000     5,329,000
  Food and beverage...................   15,039,000    14,320,000    11,987,000
  Other...............................    1,373,000     1,164,000     1,097,000
                                       ------------  ------------  ------------
                                        122,257,000   122,641,000   105,774,000
  Less--promotional allowances........  (16,484,000)  (15,378,000)  (11,250,000)
                                       ------------  ------------  ------------
  Net revenues........................  105,773,000   107,263,000    94,524,000
                                       ------------  ------------  ------------
Expenses:
  Casino..............................   72,317,000    69,496,000    66,018,000
  Rooms...............................    1,752,000     1,835,000     1,573,000
  Food and beverage...................    3,923,000     4,325,000     3,752,000
  Other...............................    1,336,000     1,402,000     1,259,000
  General and administrative..........    5,813,000     5,769,000     5,962,000
  Depreciation and amortization.......    8,123,000     9,916,000    10,906,000
                                       ------------  ------------  ------------
    Total expenses....................   93,264,000    92,743,000    89,470,000
                                       ------------  ------------  ------------
Income from operations................   12,509,000    14,520,000     5,054,000
                                       ------------  ------------  ------------
Non-operating income (expenses):
  Interest income.....................      587,000       281,000       835,000
  Interest expense, net of capitalized
   interest of $1,006,000 in 1996.....  (10,937,000)  (10,980,000)  (10,060,000)
  (Loss) gain on disposal of assets...      (65,000)        6,000       (45,000)
                                       ------------  ------------  ------------
    Total non-operating expenses,
     net..............................  (10,415,000)  (10,693,000)   (9,270,000)
                                       ------------  ------------  ------------
Income (loss) before income taxes.....    2,094,000     3,827,000    (4,216,000)
Income tax (provision) benefit........     (689,000)      845,000           --
                                       ------------  ------------  ------------
Net income (loss)..................... $  1,405,000  $  4,672,000  $ (4,216,000)
                                       ============  ============  ============


  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                 (wholly owned by Hollywood Casino Corporation)

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                  For the Three Years Ended December 31, 1998

                                        Common Stock  Additional
                                        -------------   Paid-in   Accumulated
                                        Shares Amount   Capital     Deficit
                                        ------ ------ ----------- ------------
BALANCE, January 1, 1996............... 1,000   $--   $34,637,000 $(11,211,000)
  Net loss.............................   --     --           --    (4,216,000)
                                        -----   ----  ----------- ------------
BALANCE, December 31, 1996............. 1,000    --    34,637,000  (15,427,000)
  Net income...........................   --     --           --     4,672,000
                                        -----   ----  ----------- ------------
BALANCE, December 31, 1997............. 1,000    --    34,637,000  (10,755,000)
  Net income...........................   --     --           --     1,405,000
                                        -----   ----  ----------- ------------
BALANCE, December 31, 1998............. 1,000   $--   $34,637,000 $ (9,350,000)
                                        =====   ====  =========== ============





  The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                 (wholly owned by Hollywood Casino Corporation)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year Ended December 31,
                                        --------------------------------------
                                           1998         1997          1996
                                        -----------  -----------  ------------
OPERATING ACTIVITIES:
  Net income (loss).................... $ 1,405,000  $ 4,672,000  $ (4,216,000)
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
    Depreciation and amortization......   8,123,000    9,916,000    10,906,000
    Loss (gain) on disposal of assets..      65,000       (6,000)       45,000
    Provision for doubtful accounts....     483,000      498,000       539,000
    Deferred income tax provision
     (benefit).........................     115,000   (1,071,000)          --
    Increase in accounts receivable....    (140,000)    (645,000)     (474,000)
    Increase (decrease) in accounts
     payable and accrued expenses......     256,000   (2,097,000)      721,000
    Net change in other current assets
     and liabilities...................     199,000      232,000      (280,000)
    Net change in other noncurrent
     assets and liabilities............    (223,000)     488,000      (740,000)
                                        -----------  -----------  ------------
      Net cash provided by operating
       activities......................  10,283,000   11,987,000     6,501,000
                                        -----------  -----------  ------------
INVESTING ACTIVITIES:
  Purchases of property and equipment..  (5,924,000)  (2,635,000)  (35,038,000)
  Short-term investments...............     (29,000)  (3,876,000)          --
  Investment in unconsolidated
   affiliate...........................     (53,000)  (2,000,000)          --
  Proceeds from sale of assets.........      82,000       16,000       105,000
  Decrease in cash restricted for
   construction projects...............         --           --     27,919,000
                                        -----------  -----------  ------------
    Net cash used in investing
     activities........................  (5,924,000)  (8,495,000)   (7,014,000)
                                        -----------  -----------  ------------
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term
   debt................................     687,000      601,000     1,503,000
  Repayments of long-term debt.........    (572,000)    (364,000)   (1,469,000)
  Payments on capital lease
   obligations.........................         --    (1,199,000)   (1,729,000)
                                        -----------  -----------  ------------
    Net cash provided by (used in)
     financing activities..............     115,000     (962,000)   (1,695,000)
                                        -----------  -----------  ------------
    Net increase (decrease) in cash and
     cash equivalents..................   4,474,000    2,530,000    (2,208,000)
      Cash and cash equivalents at
       beginning of year...............  11,851,000    9,321,000    11,529,000
                                        -----------  -----------  ------------
      Cash and cash equivalents at end
       of year......................... $16,325,000  $11,851,000  $  9,321,000
                                        ===========  ===========  ============


  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization, Business and Basis of Presentation

  HWCC-Tunica, Inc. ("HCT") is a Texas corporation and a wholly owned subsidiary of Hollywood Casino Corporation ("HCC"), a Delaware corporation. HCT was incorporated in December 1993 for the purpose of acquiring and completing a gaming facility in northern Tunica County, Mississippi approximately 27 miles southwest of Memphis, Tennessee. The facility (the "Tunica Casino") was completed and commenced operations on August 8, 1994 under the service mark Hollywood Casino(R). The Tunica Casino currently includes a casino with 54,000 square feet of gaming space, 506 hotel rooms and suites, a 123-space recreational vehicle park and related amenities. HCT's gaming license has been renewed by the Mississippi Gaming Commission through October 18, 1999.

  The accompanying consolidated financial statements include the accounts of HCT and its wholly owned subsidiary, HWCC-Golf Course Partners, Inc. ("Golf"). All significant intercompany balances have been eliminated in consolidation. Golf, a Delaware corporation, was formed in 1996 to own an initial one-third interest in Tunica Golf Course LLC, a limited liability company organized to develop and operate a golf course to be used by patrons of the Tunica Casino and other participating casino/hotel properties. The golf course opened for business in November 1998. Golf's investment in Tunica Golf Course, LLC is accounted for under the equity method of accounting and is included in other noncurrent assets on the accompanying consolidated balance sheets at December 31, 1998 and 1997.

  HCT estimates that a significant amount of the Tunica Casino's revenues are derived from patrons living in the Memphis, Tennessee area, northern Mississippi and Arkansas. The Tunica Casino faces intense competition from other casinos operating in northern Tunica County and management believes that this competition will continue in the future.

(2) Summary of Significant Accounting Policies

  The significant accounting policies followed in the preparation of the accompanying consolidated financial statements are discussed below. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Casino revenues, promotional allowances and departmental expenses--

  The Tunica Casino recognizes the net win from gaming activities (the difference between gaming wins and losses) as casino revenues. Casino revenues are net of accruals for anticipated payouts of progressive slot machine jackpots and certain progressive table game payouts. Such anticipated jackpots and payouts are reflected as current liabilities on the accompanying consolidated balance sheets. The estimated value of rooms, food and beverage and other items which are provided to customers without charge has been included in revenues and a corresponding amount has been deducted as promotional allowances. The costs of such complimentaries have been included as casino expenses on the accompanying consolidated statements of operations. Costs of complimentaries allocated from the rooms, food and beverage and other operating departments to the casino department during the years ended December 31, 1998, 1997 and 1996 were as follows:

                                                1998        1997        1996
                                             ----------- ----------- -----------
   Rooms.................................... $ 1,940,000 $ 1,870,000 $ 1,162,000
   Food and beverage........................  12,166,000  10,837,000  10,223,000
   Other....................................     300,000     140,000     203,000
                                             ----------- ----------- -----------
                                             $14,406,000 $12,847,000 $11,588,000
                                             =========== =========== ===========

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Cash and cash equivalents--

  Cash and cash equivalents are generally comprised of cash and investments with original maturities of three months or less, such as commercial paper, certificates of deposit and fixed repurchase agreements.

 Allowance for doubtful accounts--

  The allowance for doubtful accounts is maintained at a level considered adequate to provide for possible future losses. Provisions for doubtful accounts amounting to $483,000, $498,000 and $539,000, respectively, were made during the years ended December 31, 1998, 1997 and 1996.

 Inventories--

  Inventories are stated at the lower of cost (on a first-in, first-out basis) or market.

 Property and equipment--

  Property and equipment have been recorded at cost and are being depreciated utilizing the straight-line method over the estimated useful lives of the assets as follows:

   Hotel, dockside facilities and improvements...................... 25-40 years
   Barges........................................................... 25-40 years
   Operating equipment..............................................   3-7 years

  On October 1, 1996, HCT revised the estimated useful lives of its buildings, barges and related land rights (see below) from 25 years to 40 years and the estimated useful life of its slot machines from three years to five years. Management believes the changes in estimated lives more appropriately reflect the timing of the economic benefits to be received from these assets. For the year ended December 31, 1996, such changes reduced depreciation and amortization expense and net loss by approximately $612,000.

  Interest incurred in connection with property and equipment acquisitions totalling $1,006,000 in 1996 has been capitalized during the development period and is being amortized over the useful lives of the related assets.

 Land rights--

  Land rights are being amortized on a straight-line basis over the estimated useful life of the facility, which is less than the term of the ground lease including renewals (see Note 8); such amortization commenced with the opening of the Tunica Casino. The estimated economic benefit of the land rights was revised from 25 years to 40 years effective on October 1, 1996 consistent with the change in estimated useful life of the Tunica facility as discussed under "Property and Equipment" above. Management presently intends to renew the ground lease at least through the estimated 40-year useful life of the facility. Accumulated amortization of such land rights amounted to $1,195,000 and $991,000, respectively, at December 31, 1998 and 1997.

 Long-lived assets--

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. HCT does not believe that any such events or changes have occurred.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Accrued insurance--

  HCT is self insured for a portion of its general liability, certain health care and other liability exposures. Accrued insurance includes estimates of such accrued liabilities based on an evaluation of the merits of individual claims and historical claims experience; accordingly, HCT's ultimate liability may differ from the amounts accrued.

 Income taxes--

  HCT is included in HCC's consolidated federal income tax return. HCT's provision for federal income taxes is based on the amount of tax which would be provided if a separate federal income tax return were filed. HCT made payments to HCC in lieu of federal income taxes amounting to $307,000 and $494,000 during the years ended December 31, 1998 and 1997, respectively; no such payments were made during the year ended December 31, 1996. HCT paid no state income taxes during 1998, 1997 or 1996.

 Recent Accounting Pronouncements--

  The Financial Accounting Standards Board has issued a new standard, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires the presentation and disclosure of comprehensive income, which is defined as the change in a company's equity resulting from non-owner transactions and events. SFAS 130 became effective December 15, 1997 and requires the reclassification of all prior periods presented. HCT has adopted the provisions of SFAS 130; however, the statement provides that an enterprise that has no items of other comprehensive income for any period presented need only report net income. HCT has no such other comprehensive income items for any period presented; accordingly, the presentation and disclosure requirements of SFAS 130 are not applicable.

  The FASB has also issued Statement 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131, which became effective for fiscal years beginning after December 15, 1997, requires publicly-held companies to report financial and descriptive information concerning its reportable operating segments. An operating segment is defined as a component of a business which (i) earns revenues and incurs expenses,
(ii) has its operating results reviewed on a regular basis by the company's chief operating decision maker to determine how the company's resources should be allocated and to assess its performance and (iii) has separate financial information available. HCT's operations consist of its casino, hotel and related facilities. The Tunica Casino is considered a single operating unit due to the dependence of the hotel, food and beverage and other operations on casino patrons. Such non-casino activities are considered ancillary to the gaming business, are reviewed as such by management and can not reasonably be presented as separate operating segments. Accordingly, additional segment information is not presented herein.

  In June 1998, the FASB issued a new statement, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), effective for fiscal years beginning after June 15, 1999. SFAS 133 requires, among other things, that derivatives be recorded on the balance sheet at fair value. Changes in the fair value of derivatives may, depending on circumstances, be recognized in earnings or deferred as a component of shareholders' equity until a hedged transaction occurs. HCT does not believe the adoption of SFAS 133 will have a significant impact on its financial position or results of operations.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


(3) Long-Term Debt and Pledge of Assets

  Substantially all of HCT's assets are pledged in connection with its long-term indebtedness. Long-term debt consists of the following:

                                                            December 31,
                                                       ------------------------
                                                          1998         1997
                                                       -----------  -----------
Promissory notes to HCC due November 1, 2003(a)....... $84,045,000  $84,045,000
Equipment loans(b)....................................   1,291,000    1,638,000
Bank credit facility(c)...............................     462,000          --
                                                       -----------  -----------
    Total indebtedness................................  85,798,000   85,683,000
  Less--current maturities............................    (775,000)    (485,000)
                                                       -----------  -----------
    Total long-term debt.............................. $85,023,000  $85,198,000
                                                       ===========  ===========

--------
(a) During October 1995, HCC loaned $54,045,000 to HCT to repay its outstanding mortgage indebtedness, together with the associated call premium and certain accrued interest thereon, and loaned an additional $30,000,000 to HCT to finance construction of a 352-room hotel tower and related amenities and to fund development and construction of a themed gaming area. Such intercompany loans were made with a portion of the note proceeds from HCC's issue of $210,000,000 of 12 3/4% Senior Secured Notes (the "Senior Secured Notes") due November 1, 2003, discounted to yield 13 3/4% per annum. Interest on the loans from HCC accrues at the rate of 12 3/4% per annum and is payable semiannually on April 15 and October 15 of each year. The Senior Secured Notes are unconditionally guaranteed on a senior secured basis by HCT and by certain future subsidiaries of HCC. The Senior Secured Notes and related guarantees are secured by, among other things, (i) substantially all of the assets of HCT and other future guarantors, (ii) a limited first mortgage on substantially all of the assets of another gaming facility operated by a wholly owned subsidiary of HCC, (iii) a pledge of the capital stock of HCT and certain other subsidiaries of HCC and (iv) the collateral assignment of any future management contracts entered into by HCC. The limitation on the first mortgage described in (ii) above is currently $31,507,000 subject to semiannual reductions of $2,500,000.

  The indenture to the Senior Secured Notes contains various provisions limiting the ability of HCC, HCT and certain defined subsidiaries to, among other things, pay dividends or make other restricted payments; incur additional indebtedness or issue preferred stock; create liens; create dividend or other payment restrictions affecting certain defined subsidiaries; enter into mergers or consolidations or make sales of all or substantially all assets of HCC, HCT or any future guarantor; and enter into transactions with certain affiliates.

(b) The loans outstanding at December 31, 1998 are payable monthly including interest at effective rates ranging from 7.8% to 12.9% per annum and mature at various dates between 1999 and 2001.

(c) HCT had a bank credit facility in the amount of $1,300,000 available to borrow against until September 30, 1998. HCT borrowed $541,000 under the credit facility during 1998 at the rate of 8.875% per annum; no borrowings were outstanding under the credit facility at December 31, 1997. Borrowings under the credit facility are to be repaid in monthly installments over a period of 36 months and are collateralized by equipment purchased with the loan proceeds. The credit facility was not renewed by HCT.

  Scheduled payments of long-term debt as of December 31, 1998 are set forth below:

     1999........................................................... $   775,000
     2000...........................................................     729,000
     2001...........................................................     249,000
     2002...........................................................         --
     2003...........................................................  84,045,000
                                                                     -----------
       Total........................................................ $85,798,000
                                                                     ===========

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  Interest paid, net of amounts capitalized, amounted to $10,937,000, $12,766,000 and $10,001,000, respectively, during the years ended December 31, 1998, 1997 and 1996.

(4) Capital Leases

  HCT leased certain gaming and other equipment under capital lease agreements which provided for interest at rates ranging up to 13 1/4% per annum and which expired during 1997. Assets under capital leases with an original cost of $4,814,000 are included in operating equipment in the accompanying consolidated balance sheets at both December 31, 1998 and 1997. Amortization expense for the years ended December 31, 1998, 1997 and 1996 was $298,000, $945,000 and $1,500,000, respectively. Accumulated amortization at December 31, 1998 and 1997 with respect to these assets amounted to $4,814,000 and $4,516,000, respectively. No future payment obligations exist with respect to such capital leases.

(5) Income Taxes

  HCT's (provision) benefit for income taxes consists of the following:

                                                 Year Ended December 31,
                                             ----------------------------------
                                               1998        1997        1996
                                             ---------  ----------  -----------
Federal income tax (provision) benefit:
  Current................................... $(574,000) $ (226,000) $       --
  Deferred..................................  (185,000)   (812,000)   1,453,000
Change in valuation allowance...............    70,000   1,883,000   (1,453,000)
                                             ---------  ----------  -----------
                                             $(689,000) $  845,000  $       --
                                             =========  ==========  ===========

  State income taxes have not been provided for since a credit for state gaming taxes based on gross revenues is allowed to offset income taxes incurred. The credit is the lesser of total gaming taxes paid or the state income tax, with no credit carryforward permitted.

  A reconciliation between the calculated tax (provision) benefit on income
(loss) based on the statutory rates in effect and the effective tax rates for the years ended December 31, 1998, 1997 and 1996 follows:

                                                Year Ended December 31,
                                           -----------------------------------
                                             1998        1997         1996
                                           ---------  -----------  -----------
Calculated income tax (provision)
 benefit.................................  $(712,000) $(1,301,000) $ 1,433,000
Valuation allowance change...............     70,000    1,883,000          --
Tax benefit of operating loss not
 utilized................................        --           --    (1,400,000)
Disallowance of meals and entertainment..    (32,000)     (43,000)     (25,000)
Other....................................    (15,000)     306,000       (8,000)
                                           ---------  -----------  -----------
Tax (provision) benefit as shown on
 statement of operations.................  $(689,000) $   845,000  $       --
                                           =========  ===========  ===========

  Deferred income taxes result primarily from the use of the allowance method rather than the direct write-off method for doubtful accounts, the use of accelerated methods of depreciation for federal income tax purposes and differences in the timing of deductions taken between tax and financial reporting purposes for the amortization of preopening costs and other accruals.

  At December 31, 1998, HCT had net operating loss carryforwards ("NOL's") totaling approximately $15,350,000, which do not begin to expire until the year 2010. Statement of Financial Accounting Standards No.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

109, "Accounting for Income Taxes", requires that the tax benefit of such NOL's, together with the tax benefit of deferred tax assets resulting from temporary differences, be recorded as an asset and, to the extent that management can not assess that the utilization of all or a portion of such deferred tax assets is more likely than not, a valuation allowance should be recorded. Based on the taxable income earned by HCT during 1998 and 1997 and the expectation of future taxable income, management believes that it is more likely than not that a portion of the NOL's and deferred tax assets will be utilized. Accordingly, a valuation allowance has been established which has resulted in the recording of net deferred tax assets of $1,993,000 and $2,107,000, respectively, at December 31, 1998 and 1997.

  The components of HCT's net deferred tax asset are as follows:

                                                            December 31,
                                                       ------------------------
                                                          1998         1997
                                                       -----------  -----------
   Deferred tax assets:
     Net operating loss carryforwards................. $ 5,221,000  $ 5,200,000
     Alternative minimum tax credit carryforward......     800,000      226,000
     Allowance for doubtful accounts..................     277,000      240,000
     Other liabilities and accruals...................   1,286,000    1,108,000
                                                       -----------  -----------
       Total deferred tax assets......................   7,584,000    6,774,000
   Deferred tax liabilities:
     Depreciation and amortization....................  (3,092,000)  (2,097,000)
                                                       -----------  -----------
   Net deferred tax asset.............................   4,492,000    4,677,000
   Valuation allowance................................  (2,500,000)  (2,570,000)
                                                       -----------  -----------
                                                       $ 1,992,000  $ 2,107,000
                                                       ===========  ===========

  Receivables from HCC in connection with HCT's federal income taxes are included in the accompanying consolidated financial statements as follows:

                                                            December 31,
                                                       ------------------------
                                                          1998         1997
                                                       -----------  -----------
   Accounts receivable................................ $       --   $   268,000
   Deferred income taxes..............................   1,451,000    1,632,000
   Other noncurrent assets............................     541,000      475,000

  The Internal Revenue Service is currently examining the consolidated Federal income tax returns of HCC for the years 1993 through 1996. Management believes that the results of such examination will not have a material adverse effect on the financial position or results of operations of HCT.

(6) Transactions with Related Parties

  Pursuant to a ten-year consulting agreement with Pratt Casino Corporation, an affiliated company, HCT incurs a monthly consulting fee of $100,000. Such fees amounted to $1,200,000 during each of the years ended December 31, 1998, 1997 and 1996.

  HCT and Advanced Casino Systems Corporation ("ACSC"), an affiliated company, entered into a Computer Services Agreement dated as of January 1, 1994 and renewed through December 31, 1999. The agreement provides, among other things, that ACSC will sell HCT computer hardware and information systems

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

equipment and will license or sublicense to HCT computer software necessary to operate HCT's casino, hotel and related facilities and business operations. HCT pays ACSC for such equipment and licenses such software at amounts and on terms and conditions that ACSC provides to unrelated third parties. HCT also pays ACSC a fixed license fee of $33,600 per month ($30,000 prior to January 1, 1997) and reimburses ACSC for its direct costs and expenses incurred under the agreement. Since the latter part of 1997, ACSC also performs and bills HCT for certain administrative and marketing services. Total charges incurred by HCT amounted to $656,000, $635,000 and $477,000, respectively, for the years ended December 31, 1998, 1997 and 1996. At both December 31, 1998 and 1997, HCT had payables of $44,000 included in accounts payable with respect to such charges.

  Prior to 1998, Greate Bay Hotel and Casino, Inc. ("GBHC"), an affiliated company which owns and operates the Sands Hotel and Casino in Atlantic City, New Jersey, performed certain administrative and marketing services on behalf of HCT. During the years ended December 31, 1997 and 1996, fees charged to HCT by GBHC totaled $428,000 and $653,000, respectively.

  HCT is charged for certain legal, accounting, and other expenses incurred by HCC and its subsidiaries that relate to HCT's business. HCT also bills HCC and its subsidiaries for services provided to those companies. For the years ended December 31, 1998, 1997 and 1996, such charges amounted to $167,000, $362,000 and $439,000, respectively. At December 31, 1998 and 1997, HCT had net receivables of $97,000 and $31,000, respectively, with respect to such charges.

(7) Mississippi Regulatory Matters

  Gaming operations in Mississippi are subject to regulatory control by the Mississippi Gaming Commission. Under the provisions of the Mississippi gaming regulations, HCT is required to maintain all necessary licenses. The ownership license for the Tunica Casino has been renewed through October 18, 1999. If it were determined that gaming laws were violated by a licensee, the gaming licenses held by each licensee could be limited, conditioned, suspended or revoked. In addition, the licensees and other persons involved could be subject to substantial fines.

(8) Commitments and Contingencies

 Ground Lease--

  HCT entered into a ground lease covering 70 acres of land on which the Tunica Casino was constructed. The ground lease is for an initial term of five years from the opening date of the facility and, at HCT's option, may be renewed for nine additional five-year periods. Obligations under the ground lease during the initial term include both minimum monthly fixed payments and percentage rent, which in the aggregate will be the greater of 4% of Gross Revenues, as defined, or $1,100,000 per year. HCT is responsible for all operating and other expenses of the property in accordance with the lease terms. During 1998, 1997 and 1996, HCT expensed $3,899,000, $3,935,000 and
$3,486,000, respectively, in connection with the ground lease.

 Planet Hollywood Litigation--

  Planet Hollywood International, Inc., a Delaware corporation, and Planet Hollywood (Region IV), Inc., a Minnesota corporation (collectively, "PHII"), filed a complaint in the United States District Court for the Northern District of Illinois, Eastern Division on July 29, 1996 against HCC, the wholly owned subsidiary of HCC which owns and operates a casino in Aurora, Illinois and a member of the Pratt Family (collectively, the "Original Hollywood Defendants"). The Original Hollywood Defendants filed with the Court on September 18, 1996 an answer to PHII's lawsuit, along with numerous counterclaims against PHII, Robert Earl and Keith

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Barish (collectively, the "PHII Defendants"). PHII filed with the Court on January 21, 1997, an amendment to their complaint which, among other things, added HCT (together with the Original Hollywood Defendants, the "Hollywood Defendants") and Greate Bay Casino Corporation ("GBCC"), an affiliated company, as defendants. The Original Hollywood Defendants filed with the Court on February 4, 1997, and GBCC and HCT filed with the Court on February 20, 1997, answers and counterclaims to such amended complaint.

  In its lawsuit, PHII alleges, among other things, that the Hollywood Defendants and GBCC have, in opening and operating the Hollywood Casino concept, infringed on PHII's trademark, service mark and trade dress and have engaged in unfair competition and deceptive trade practices. In their counterclaims, the Hollywood Defendants and GBCC allege, among other things, that the PHII Defendants have, through their planned use of their mark in connection with casino services, infringed on certain of HCC's service marks and trade dress and have engaged in unfair competition.

  Given the uncertainties inherent in litigation, no assurance can be given that the Hollywood Defendants will prevail in this litigation; however, the Hollywood Defendants believe that PHII's claims are without merit and intend to defend their position and pursue their counterclaims vigorously. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainties described above.

 Other--

  HCT is a party in various legal proceedings with respect to the conduct of casino and hotel operations. Although a possible range of loss can not be estimated, in the opinion of management, based upon the advice of counsel, settlement or resolution of the proceedings should not have a material adverse impact on the consolidated financial position or results of operations of HCT.

(9) Employee Retirement Savings Plan--

  HCT participates in a retirement savings plan under Section 401(k) of the Internal Revenue Code sponsored by HCC which covers all of its employees who meet certain eligibility requirements as to age and period of employment. The plan allows employees to contribute up to 15% of their salary on a pre-tax basis (subject to statutory limitations) and invest such monies in a choice of mutual funds on a tax-deferred basis. HCT matches a portion of the participating employees' contributions to the plan and may, from time to time, make additional discretionary contributions. For the years ended December 31, 1998, 1997 and 1996, HCT made company contributions to the plan totaling $203,000, $198,000 and $97,000, respectively.

(10) Disclosures about Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and cash equivalents--The carrying amounts approximate fair value because of the short maturity of these instruments.

  Short-term investments--The carrying amounts approximate fair value because of the short maturity of these investments.

  Interest payable--The carrying amount of interest payable approximates fair value because of the short maturity of the obligation.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                 (wholly owned by Hollywood Casino Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Long-term debt--The fair value of HCT's long-term debt is estimated based on either the quoted market price of the underlying debt issue or on the discounted cash flow of future payments utilizing current rates available to HCT for debt of similar remaining maturities. Debt obligations with a short remaining maturity are valued at the carrying amount.

  The estimated carrying amounts and fair values of HCT's financial instruments are as follows:

                                  December 31, 1998       December 31, 1997
                               ----------------------- -----------------------
                                Carrying                Carrying
                                 Amount    Fair Value    Amount    Fair Value
                               ----------- ----------- ----------- -----------
   Financial Assets
     Cash and cash
      equivalents............  $16,325,000 $16,325,000 $11,851,000 $11,851,000
     Short-term investments..    3,905,000   3,905,000   3,876,000   3,876,000

   Financial Liabilities
     Interest payable........  $   476,000 $   476,000 $   476,000 $   476,000
     Promissory notes to
      HCC....................   84,045,000  89,508,000  84,045,000  90,348,000
     Equipment loans.........    1,291,000   1,335,000   1,638,000   1,649,000
     Bank credit facility....      462,000     462,000         --          --

(11) Selected Quarterly Financial Data (Unaudited)

                                                   Quarter
                               -----------------------------------------------
                                  First      Second       Third      Fourth
                               ----------- ----------- ----------- -----------
   Year Ended December 31,
    1998:
     Net revenues............  $25,072,000 $26,245,000 $29,126,000 $25,330,000
                               =========== =========== =========== ===========
     Net income (loss).......  $   732,000 $   153,000 $   639,000 $  (119,000)
                               =========== =========== =========== ===========
   Year Ended December 31,
    1997:
     Net revenues............  $26,979,000 $27,354,000 $28,084,000 $24,846,000
                               =========== =========== =========== ===========
     Net income..............  $ 1,431,000 $ 1,781,000 $ 1,442,000 $    18,000
                               =========== =========== =========== ===========

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                     March 31,
                                                        1999      December 31,
                                                    (Unaudited)       1998
                                                    ------------  ------------
Current Assets:
  Cash and cash equivalents........................ $ 53,481,000  $ 42,118,000
  Short-term investments...........................      978,000     3,905,000
  Accounts receivable, net of allowances of
   $1,552,000 and $1,468,000, respectively.........    2,818,000     2,368,000
  Inventories......................................    1,149,000     1,385,000
  Deferred income taxes............................      845,000       890,000
  Refundable deposits and other current assets.....    1,971,000     1,908,000
  Due from affiliates, net of valuation
   allowances......................................    8,671,000     8,893,000
                                                    ------------  ------------
    Total current assets...........................   69,913,000    61,467,000
                                                    ------------  ------------
Investment in unconsolidated affiliates............    4,659,000     4,581,000
                                                    ------------  ------------
Property and Equipment:
  Land.............................................    7,812,000     7,812,000
  Buildings and improvements.......................  120,060,000   120,060,000
  Riverboats and barges............................   40,353,000    40,166,000
  Operating equipment..............................   79,631,000    77,192,000
  Construction in progress.........................    4,250,000     3,227,000
                                                    ------------  ------------
                                                     252,106,000   248,457,000
Less--accumulated depreciation and amortization....  (84,292,000)  (80,642,000)
                                                    ------------  ------------
  Net property and equipment.......................  167,814,000   167,815,000
                                                    ------------  ------------
Other Assets:
  Deferred financing costs.........................    4,582,000     4,792,000
  Land rights......................................    7,199,000     7,250,000
  Due from affiliates, net of valuation
   allowances......................................   12,359,000    12,359,000
  Land held for sale, net of valuation allowances..    5,504,000     6,232,000
  Other assets.....................................    6,360,000     6,244,000
                                                    ------------  ------------
    Total other assets.............................   36,004,000    36,877,000
                                                    ------------  ------------
                                                    $278,390,000  $270,740,000
                                                    ============  ============

  The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                    March 31,
                                                      1999       December 31,
                                                   (Unaudited)       1998
                                                  -------------  -------------
Current Liabilities:
 Current maturities of long-term debt and capital
  lease obligations.............................. $   8,517,000  $   7,914,000
 Accounts payable................................     3,823,000      4,578,000
 Accrued liabilities--
  Salaries and wages.............................     3,558,000      5,023,000
  Interest.......................................    11,503,000      4,872,000
  Gaming and other taxes.........................     6,500,000      1,613,000
  Insurance......................................     3,014,000      2,940,000
  Other..........................................     3,828,000      4,503,000
  Other current liabilities......................     2,984,000      3,311,000
                                                  -------------  -------------
    Total current liabilities....................    43,727,000     34,754,000
                                                  -------------  -------------
Long-Term Debt...................................   198,138,000    199,667,000
                                                  -------------  -------------
Capital Lease Obligations........................    19,800,000     19,948,000
                                                  -------------  -------------
Other Noncurrent Liabilities.....................     5,774,000      5,755,000
                                                  -------------  -------------
Commitments and Contingencies
Minority Interest in Limited Partnership.........     3,109,000      3,104,000
                                                  -------------  -------------
Shareholders' Equity:
 Common Stock--
  Class A common stock, $.0001 par value per
   share; 50,000,000 shares authorized;
   24,950,000 shares issued and outstanding......         2,000          2,000
  Class B, non-voting, $.01 par value per share;
   10,000,000 shares authorized; no shares
   issued........................................           --             --
  Additional paid-in capital.....................   216,926,000    216,926,000
  Accumulated deficit............................  (209,086,000)  (209,416,000)
                                                  -------------  -------------
    Total shareholders' equity...................     7,842,000      7,512,000
                                                  -------------  -------------
                                                  $ 278,390,000  $ 270,740,000
                                                  =============  =============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                        Three Months Ended
                                                             March 31,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
 Revenues:
   Casino............................................ $66,345,000  $59,906,000
   Rooms.............................................   2,394,000    2,007,000
   Food and beverage.................................   6,984,000    6,781,000
   Other.............................................     970,000      917,000
                                                      -----------  -----------
                                                       76,693,000   69,611,000
   Less--promotional allowances......................  (6,920,000)  (5,804,000)
                                                      -----------  -----------
     Net revenues....................................  69,773,000   63,807,000
                                                      -----------  -----------
 Expenses:
   Casino............................................  48,134,000   42,372,000
   Rooms.............................................     269,000      445,000
   Food and beverage.................................   2,187,000    2,173,000
   Other.............................................     495,000      683,000
   General and administrative........................   4,585,000    4,305,000
   Consulting fees...................................     300,000      300,000
   Depreciation and amortization.....................   4,000,000    4,214,000
   Development.......................................     215,000      255,000
                                                      -----------  -----------
     Total expenses..................................  60,185,000   54,747,000
                                                      -----------  -----------
 Income from operations..............................   9,588,000    9,060,000
                                                      -----------  -----------
 Non-operating income (expense):
 Interest income.....................................     359,000      672,000
 Interest expense....................................  (7,389,000)  (7,451,000)
 Loss on disposal of assets..........................      (1,000)      (1,000)
                                                      -----------  -----------
     Total non-operating expense, net................  (7,031,000)  (6,780,000)
                                                      -----------  -----------
 Income before income taxes and other item...........   2,557,000    2,280,000
 Income tax provision................................    (205,000)    (291,000)
                                                      -----------  -----------
 Income before other item............................   2,352,000    1,989,000
 Minority interest in earnings of Limited
  Partnership (Note 1)...............................  (2,022,000)  (1,920,000)
                                                      -----------  -----------
 Net income.......................................... $   330,000  $    69,000
                                                      ===========  ===========
 Basic and diluted net income per common share....... $       .01  $       .00
                                                      ===========  ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                        Three Months Ended
                                                             March 31,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
OPERATING ACTIVITIES:
  Net income......................................... $   330,000  $    69,000
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization, including
     accretion of debt discount......................   4,274,000    4,456,000
    Loss on disposal of assets.......................       1,000        1,000
    Minority interest in earnings of Limited
     Partnership.....................................   2,022,000    1,920,000
    Provision for doubtful accounts..................     124,000      240,000
    Deferred income tax provision....................       2,000      162,000
    Increase in accounts receivable..................    (574,000)     (18,000)
    Increase in accounts payable and accrued
     expenses........................................   8,907,000   12,376,000
    Net change in other current assets and
     liabilities.....................................      68,000      455,000
    Net change in other noncurrent assets and
     liabilities.....................................     399,000     (399,000)
                                                      -----------  -----------
    Net cash provided by operating activities........  15,553,000   19,262,000
                                                      -----------  -----------
INVESTING ACTIVITIES:
  Purchases of property and equipment................  (3,698,000)  (1,899,000)
  Short-term investments.............................   2,927,000     (917,000)
  Collections on notes receivable....................         --     4,400,000
  Proceeds from disposal of assets...................      37,000          --
  Investments in unconsolidated affiliates...........     (66,000)         --
                                                      -----------  -----------
  Net cash (used in) provided by investing
   activities........................................    (800,000)   1,584,000
                                                      -----------  -----------
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt...........   1,876,000          --
  Deferred financing costs...........................     (25,000)         --
  Repayments of long-term debt.......................  (3,086,000)    (944,000)
  Payments on capital lease obligations..............    (138,000)    (139,000)
  Limited partnership distributions..................  (2,017,000)  (2,159,000)
                                                      -----------  -----------
  Net cash used in financing activities..............  (3,390,000)  (3,242,000)
                                                      -----------  -----------
Net increase in cash and cash equivalents............  11,363,000   17,604,000
Cash and cash equivalents at beginning of period.....  42,118,000   38,156,000
                                                      -----------  -----------
Cash and cash equivalents at end of period........... $53,481,000  $55,760,000
                                                      ===========  ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

(1) Organization and Business

  Hollywood Casino Corporation ("HCC" or the "Company"), is a Delaware corporation which was organized and incorporated on November 5, 1990. Approximately 54% of the issued and outstanding stock of HCC is owned by Jack
E. Pratt, Edward T. Pratt, Jr. and William D. Pratt (the "Pratt Brothers"), by certain general partnerships and trusts controlled by the Pratt Brothers and by other family members (collectively, the "Pratt Family").

  HCC owns all of the outstanding common stock of both Hollywood Casino-- Aurora, Inc. ("HCA") and HWCC--Tunica, Inc. ("HCT"). HCA is an Illinois corporation organized during 1990 which owns and operates a riverboat gaming operation with approximately 30,000 square feet of gaming space together with docking and other entertainment facilities under the service mark Hollywood Casino(R) in Aurora, Illinois (the "Aurora Casino") approximately 35 miles west of Chicago. HCT is a Texas corporation formed by HCC during 1993 which owns and operates a 54,000 square foot gaming facility, adjacent support facilities and a 506-room hotel complex under the service mark Hollywood Casino(R) in northern Tunica County, Mississippi (the "Tunica Casino") approximately 30 miles south of Memphis, Tennessee. The Aurora Casino and the Tunica Casino commenced operations in June 1993 and August 1994, respectively.

  The Company believes that its two gaming operations derive a significant amount of their gaming revenues from patrons living in the surrounding areas. Competition within the Company's gaming markets is intense and management believes that this competition will continue or intensify in the future.

  Prior to December 31, 1996, HCC also owned approximately 80% of the common stock of Greate Bay Casino Corporation ("GBCC"), also a Delaware corporation. On December 31, 1996, HCC distributed to its shareholders the common stock of GBCC owned by HCC. As a result of the dividend, GBCC is no longer a subsidiary of HCC. While owned by HCC, GBCC's principal asset was the Sands Hotel and Casino in Atlantic City, New Jersey (the "Sands").

  Effective as of April 1, 1997, HCC acquired the general partnership interest in Pratt Management L.P. ("PML") from PPI Corporation, a wholly owned subsidiary of GBCC. PML holds the management contract on and earns management fees from the Aurora Casino and incurs operating and other expenses with respect to its management thereof. As general partner, HCC receives 99% of the first $84,000 of net income earned by PML each month together with 1% of any income earned above such amount. The remaining limited partnership interest continues to be held by Pratt Casino Corporation ("PCC"), a wholly owned subsidiary of GBCC, and is reflected on the accompanying consolidated financial statements as a minority interest. PCC also has a consulting contract with the Tunica Casino (see Notes 6 and 8).

  The accompanying consolidated financial statements also reflect HCT's one-third investment in Tunica Golf Course LLC under the equity method of accounting. This limited liability company was organized in 1996 to develop and operate a golf course to be used by patrons of the Tunica Casino and other participating casino/hotel properties. The golf course was completed and opened for play in November 1998.

  In September 1998, the Company received a preliminary license to develop, own and operate a Hollywood-themed hotel and casino complex on the Red River in Shreveport, Louisiana (the "Shreveport Casino"). The Company originally planned to develop the Shreveport Casino with two partners in a joint venture in which HCC would have had an interest of approximately 50%. HCC's 50% investment in the joint venture ($2,500,000) is reflected on the accompanying consolidated balance sheets as investment in unconsolidated affiliate (see
Note 8).

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  HCC is self insured for a portion of its general liability, certain health care and other liability exposures. Accrued insurance includes estimates of such accrued liabilities based on an evaluation of the merits of individual claims and historical claims experience; accordingly, HCC's ultimate liability may differ from the amounts accrued.

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Land held for sale is shown net of a valuation allowance in the amount of $3,464,000 and $3,432,000, respectively, on the accompanying consolidated balance sheets at March 31, 1999 and December 31, 1998.

  In June 1998, the FASB issued a new statement, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), effective for fiscal years beginning after June 15, 1999. SFAS 133 requires, among other things, that derivatives be recorded on the balance sheet at fair value. Changes in the fair value of derivatives may, depending on circumstances, be recognized in earnings or deferred as a component of shareholders' equity until a hedged transaction occurs. The Company does not believe the adoption of SFAS 133 will have a significant impact on its financial position or results of operations.

  The consolidated financial statements as of March 31, 1999 and for the three month periods ended March 31, 1999 and 1998 have been prepared by HCC without audit. In the opinion of management these consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the consolidated financial position of HCC as of March 31, 1999, and the results of its operations and cash flows for the three month periods ended March 31, 1999 and 1998.

(2) Earnings per common share -

  Basic earnings per common share is calculated by dividing the net income by the weighted average number of shares of common stock outstanding. Diluted earnings per common share is calculated for periods in which income from continuing operations was earned by dividing the components of net income by the weighted average number of shares of common stock and potential common shares outstanding. All potential common shares are excluded from the calculation of diluted net loss per share for periods during which a loss was incurred because the effect of their inclusion would be antidilutive.

  The weighted average number of shares of common stock and potential common shares outstanding used for the calculation of earnings per share is as follows:

                                                            Three Months Ended
                                                                 March 31,
                                                           ---------------------
                                                              1999       1998
                                                           ---------- ----------
Shares used in the calculation of:
  Basic net income per share.............................. 24,949,976 24,935,306
  Diluted net income per share............................ 24,950,730 24,950,781

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


  The number of shares used in the calculation of diluted earnings per share for the three month periods ended March 31, 1999 and 1998 has been adjusted to include potential common shares arising from stock options held by certain employees and directors. The calculation of diluted earnings per share excludes certain options to purchase common stock. These options have been excluded as they would be antidilutive to the diluted earnings per share calculation. The weighted average number of options excluded was 1,132,000 and 688,334, respectively, for the three month periods ended March 31, 1999 and 1998.

(3) Long-Term Debt and Pledge of Assets

  Substantially all of HCC's assets are pledged in connection with its long-term indebtedness.

                                                     March 31,    December 31,
                                                        1999          1998
                                                    ------------  ------------
Indebtedness of HCC:
  12 3/4% Senior Secured Notes, due 2003, net of
   discount of $6,739,000 and $7,013,000,
   respectively (a)................................ $197,973,000  $200,199,000
  Promissory note due to affiliate (Note 6)........    2,662,000     2,836,000
                                                    ------------  ------------
                                                     200,635,000   203,035,000
                                                    ------------  ------------
Indebtedness of HCA:
  Promissory note to bank (b)......................    1,748,000     1,900,000
                                                    ------------  ------------
Indebtedness of HCT:
  Equipment loans (c)..............................    2,959,000     1,291,000
  Bank credit facility (d).........................      410,000       462,000
                                                                  ------------
                                                       3,369,000     1,753,000
                                                    ------------  ------------
Total indebtedness.................................  205,752,000   206,688,000
  Less--current maturities.........................   (7,614,000)   (7,021,000)
                                                    ------------  ------------
    Total long-term debt........................... $198,138,000  $199,667,000
                                                    ============  ============

--------
(a) During October 1995, HCC issued $210,000,000 of 12 3/4% Senior Secured Notes (the "Senior Secured Notes") due November 1, 2003, discounted to yield 13 3/4% per annum. Interest on the Senior Secured Notes is payable semiannually on May 1 and November 1 of each year.
  The Senior Secured Notes are unconditionally guaranteed on a senior secured basis by HCT and may be guaranteed by certain future subsidiaries of HCC. HCA is not a guarantor. The Senior Secured Notes and related guarantees are secured by, among other things, (i) substantially all of the assets of HCT and future guarantors, (ii) a lien on substantially all of the assets of HCA, (iii) a pledge of the capital stock of certain subsidiaries of HCC and
   (iv) the collateral assignment of any future management contracts entered into by HCC. The limitation on the lien (ii) above was originally $39,007,000 and is subject to reduction for principal payments on an intercompany note between HCC and HCA. The outstanding balance of the intercompany note was $31,507,000 at both March 31, 1999 and December 31, 1998. The intercompany note requires semiannual principal payments of $2,500,000 commencing October 15, 1997 with the balance due November 1, 2003.
  The Senior Secured Notes are redeemable at the option of HCC any time on or after November 1, 1999 at 106.375% of the then outstanding principal amount, decreasing to 103.1875% and 100%, respectively, on November 1, 2000 and 2001. Commencing with the November 1, 1997 interest payment date and at each subsequent interest payment date, HCC is required to make an offer within 30 business days to purchase not more than $2,500,000 in principal amount of the Senior Secured Notes at a price of 106.375% of the

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                                  (Unaudited)

   principal amount tendered. During December 1998, HCC made such an offer resulting in the redemption of $2,500,000 in principal amount of the Senior Secured Notes in January 1999. On April 21, 1999, HCC announced plans to purchase and discharge the Senior Secured Notes (see Note 8).
  The indenture to the Senior Secured Notes contains various provisions limiting the ability of HCC and certain defined subsidiaries to, among other things, pay dividends or make other restricted payments; incur additional indebtedness or issue preferred stock; create liens; create dividend or other payment restrictions affecting certain defined subsidiaries; enter into mergers or consolidations or make sales of all or substantially all assets of HCC, HCT or any future guarantor; and enter into transactions with certain affiliates.
(b) During September 1998, HCA entered into a bank loan agreement to borrow up to $2,000,000 on an unsecured basis. Borrowings under the agreement are payable in 36 monthly installments including interest at the rate of 7.5% per annum. HCA borrowed $2,000,000 under the agreement during October 1998.
(c) The equipment loans are payable monthly including interest at effective rates ranging from 7.8% to 12.9% per annum and mature at various dates between 1999 and 2002.
(d) HCT had a bank credit facility in the amount of $1,300,000 available to borrow against through September 30, 1998. HCT borrowed $541,000 under the credit facility during 1998 at the rate of 8.875% per annum. Borrowings under the credit facility are to be repaid in monthly installments over a period of 36 months and are collateralized by equipment purchased with the loan proceeds. The credit facility was not renewed by HCT.

  Scheduled payments of long-term debt as of March 31, 1999 are set forth below:

      1999 (nine months)........................................... $  4,422,000
      2000.........................................................    7,759,000
      2001.........................................................    7,370,000
      2002.........................................................    5,728,000
      2003.........................................................  187,212,000
                                                                    ------------
        Total...................................................... $212,491,000
                                                                    ============

  Interest paid amounted to $484,000 and $428,000, respectively, during the three month periods ended March 31, 1999 and 1998.

(4) Capital Leases

  HCA leases two parking garages under capital lease agreements. The first lease has an initial 30-year term ending in June 2023 with the right to extend the term under renewal options for an additional 67 years. Rental payments through June 2012 equal the City of Aurora's financing costs related to its general obligation bond issue used to finance the construction of the parking garage. The general obligation bond issue includes interest at rates between 7% and 7 5/8% per annum. The second lease has an initial term ending in September 2026 with the right to extend the lease for up to 20 additional years. Rental payments during the first 15 years equal the lessor's debt service costs related to the industrial revenue bond issue used to finance a portion of the construction costs of the parking garage. The remaining construction costs were funded by HCA. In addition, HCA pays base rent equal to $15,000 per month, subject to a credit of $615,000 at the rate of $10,000 per month, for improvements made to the lessor's North Island Center banquet and meeting facilities. HCA is also responsible for additional rent, consisting of costs such as maintenance costs, insurance premiums and utilities arising out of its operation of both parking garages.

  HCA also leased certain equipment under capital lease agreements which provided for interest at the rate of 11.2% per annum and expired in 1998.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


  The original cost of HCA's parking garages is included in buildings on the accompanying consolidated balance sheets at both March 31, 1999 and December 31, 1998 in the amount of $27,358,000. Assets under capital leases with an original cost of $7,260,000, are included in operating equipment on the accompanying consolidated balance sheets at both March 31, 1999 and December 31, 1998. Amortization expense with respect to these assets amounted to $245,000 and $332,000 during the three month periods ended March 31, 1999 and 1998, respectively. Accumulated amortization at March 31, 1999 and December 31, 1998 with respect to these assets amounted to $11,050,000 and $10,805,000, respectively.

  Future minimum lease payments under capital lease obligations as of March 31, 1999 are as follows:

   1999 (nine months)............................................. $  2,088,000
   2000...........................................................    2,483,000
   2001...........................................................    2,532,000
   2002...........................................................    2,643,000
   2003...........................................................    2,660,000
   Thereafter.....................................................   21,417,000
                                                                   ------------
   Total minimum lease payments...................................   33,823,000
   Less amount representing interest..............................  (13,120,000)
                                                                   ------------
   Present value of future minimum lease payments.................   20,703,000
   Current capital lease obligation...............................     (903,000)
                                                                   ------------
   Long-term capital lease obligation............................. $ 19,800,000
                                                                   ============

(5) Income Taxes

  Components of HCC's provision for income taxes consist of the following:

                                                          Three Months Ended
                                                               March 31,
                                                          --------------------
                                                            1999       1998
                                                          ---------  ---------
   Current:
     Federal............................................. $     --   $     --
     State...............................................  (203,000)  (129,000)
   Deferred:
     Federal.............................................  (153,000)  (107,000)
     State...............................................    (2,000)   (41,000)
   Change in valuation allowance.........................   153,000    (14,000)
                                                          ---------  ---------
                                                          $(205,000) $(291,000)
                                                          =========  =========

  Federal tax payments of $150,000 were made during the three month period ended March 31, 1999; no such payments were made during the three month period ended March 31, 1998. No state tax payments were made during either of the three month periods ended March 31, 1999 or 1998.

  Federal and state income tax provisions or benefits are based upon estimates of the results of operations for the current period and reflect the nondeductibility for income tax purposes of certain items, including certain lobbying, meals and entertainment and other expenses. Deferred taxes are computed based on the expected future tax effects of differences between the financial statement and tax bases of assets and liabilities, using enacted tax

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                                  (Unaudited)

rates. Deferred income taxes result primarily from the use of the allowance method rather than the direct write-off method for doubtful accounts, the use of accelerated methods of depreciation for federal income tax purposes and differences in the timing of deductions taken between tax and financial reporting purposes for the amortization of preopening costs and other accruals.

  At March 31, 1999, HCC and its subsidiaries have tax net operating loss carryforwards ("NOL's") totaling approximately $4,300,000, none of which begin to expire until the year 2018. Additionally, HCC and its subsidiaries have alternative minimum and other tax credits available totaling $4,913,000 and $415,000, respectively. Alternative minimum tax credits do not expire and none of the other tax credits begin to expire until the year 2010. Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") requires that the tax benefit of such NOL's and credit carryforwards, together with the tax benefit of deferred tax assets resulting from temporary differences, be recorded as an asset and, to the extent that management can not assess that the utilization of all or a portion of such NOL's and deferred tax assets is more likely than not, a valuation allowance should be recorded. Management believes that it is more likely than not that future consolidated taxable income of HCC (primarily from the Aurora Casino and the Tunica Casino) will be sufficient to utilize a portion of the net deferred tax assets. Accordingly, valuation allowances have been established which result in net deferred tax assets of $1,841,000 and $1,843,000 at March 31, 1999 and December 31, 1998, respectively.

  The components of the net deferred tax asset and classification on the accompanying consolidated balance sheets are as follows:

                                                      March 31,    December 31,
                                                         1999          1998
                                                     ------------  ------------
Deferred tax assets:
  Net operating loss carryforwards.................. $  1,469,000  $  1,305,000
  Valuation and other allowances....................    8,271,000     8,241,000
  Alternative minimum tax credit....................    4,913,000     4,913,000
  Investment and jobs tax credits...................      415,000       415,000
  Basis in limited partnership......................    2,890,000     2,890,000
  Other liabilities and accruals....................    3,981,000     4,145,000
  Benefits accrual..................................    1,711,000     1,711,000
  Other.............................................      894,000       724,000
                                                     ------------  ------------
    Total deferred tax assets.......................   24,544,000    24,344,000
                                                     ------------  ------------
Deferred tax liabilities:
  Depreciation and amortization.....................   (8,842,000)   (8,610,000)
  Basis in debt obligations.........................     (850,000)     (727,000)
                                                     ------------  ------------
    Total deferred tax liabilities..................   (9,692,000)   (9,337,000)
                                                     ------------  ------------
Net deferred tax asset..............................   14,852,000    15,007,000
Valuation allowance.................................  (13,011,000)  (13,164,000)
                                                     ------------  ------------
                                                     $  1,841,000  $  1,843,000
                                                     ============  ============
Classified as:
  Current deferred income tax asset................. $    845,000  $    890,000
  Other assets......................................    1,580,000     1,524,000
  Other noncurrent liabilities......................     (584,000)     (571,000)

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


  Sales by HCC or existing shareholders of common stock can cause a "change of control", as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), which would limit the ability of HCC or its subsidiaries to utilize these loss carryforwards in later tax periods. Should such a change of control occur, the amount of loss carryforwards available for use in any one year would most likely be substantially reduced. Future treasury regulations, administrative rulings or court decisions may also effect HCC's utilization of its loss carryforwards.

  The Internal Revenue Service is currently examining the consolidated Federal income tax returns of HCC for the years 1993 through 1996. Management believes that the results of such examination will not have a material adverse effect on the consolidated financial position or results of operations of HCC.

(6) Transactions with Related Parties

  HCC has advanced funds to GBCC totaling $6,750,000 as of both March 31, 1999 and December 31, 1998. During the third quarter of 1996, HCC loaned $6,500,000 to GBCC on a demand basis with interest at the rate of 13 3/4% per annum payable quarterly commencing October 1, 1996. An additional $250,000 note became due on April 1, 1998 for which payment has not been received. This advance continues to bear interest at the rate of 14% per annum, payable semiannually. Effective as of January 1, 1999, interest earned on the outstanding obligations from GBCC is being fully reserved. Interest receivable amounting to $1,781,000, net of a valuation allowance of $232,000 in 1999, is included in due from affiliates on the accompanying consolidated balance sheets at both March 31, 1999 and December 31, 1998. Interest income earned on loans and advances to GBCC amounted to $232,000 during the three month period ended March 31, 1998.

  In connection with its acquisition of the general partnership interest in PML (see Note 1), HCC issued a five-year note in the original amount of $3,800,000 and assigned $13,750,000 undiscounted principal amount of PPI Funding Notes (see below) and $350,000 accrued interest due from GBCC to PPI Corporation. The $3,800,000 note is payable in monthly installments of $83,000, including interest at the rate of 14% per annum, commencing on May 1, 1997, with additional quarterly variable principal payments commencing on July 1, 1997 in an amount equal to the general partner's share of quarterly cash distributions, as defined, from PML. HCC incurred interest expense with respect to the note amounting to $94,000 and $116,000, respectively, during the three month periods ended March 31, 1999 and 1998. Accrued interest of $32,000 and $34,000 with respect to the note is included in interest payable on the accompanying consolidated balance sheets at March 31, 1999 and December 31, 1998, respectively.

  On February 17, 1994, PPI Funding Corp., a subsidiary of GBCC, issued $40,524,000 discounted principal amount of new deferred interest notes (the "PPI Funding Notes") to HCC in exchange for $38,779,000 principal amount of 15 1/2% unsecured notes (the "PCPI Notes") held by HCC and issued by PCPI Funding Corp., another subsidiary of GBCC. The PPI Funding Notes were discounted to yield interest at the rate of 14 7/8% per annum and had an original face value of $110,636,000. Subsequent principal payments by PPI Funding Corp. reduced the maturity value of the notes to $98,353,000 at December 31, 1996. During the second quarter of 1997, HCC assigned $13,750,000 undiscounted principal amount of the PPI Funding Notes to PPI Corporation as consideration, in part, for HCC's acquisition of the general partnership interest in PML. Such assignment reduced the maturity value of the notes to $84,603,000. On January 5, 1998, GBCC's most significant subsidiary, Greate Bay Hotel and Casino, Inc. ("GBHC"), filed for protection under Chapter 11 of the United States Bankruptcy Code. It was anticipated that GBCC's equity ownership of GBHC would be significantly reduced in the reorganization under Chapter 11 and, as a consequence, HCC forgave $37,000,000 undiscounted principal amount of the PPI Funding Notes at December 31, 1997, further reducing the maturity value to $47,603,000. Payment of interest is deferred through February 17, 2001 at which time interest will become payable semiannually, with the unpaid principal balance due on February 17, 2006. The PPI Funding Notes are collateralized by a pledge of all of the common stock of a subsidiary of GBCC.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


  Prior to December 31, 1996, when GBCC and its subsidiaries were members of the HCC consolidated group, it was anticipated that one of HCC's primary methods of realizing the carrying value of the PPI Funding Notes would be through the utilization of NOL's of GBCC. As a result of HCC's distribution of GBCC stock at December 31, 1996, GBCC's NOL's are no longer available for utilization in HCC's consolidated federal income tax returns. Accordingly, HCC provided a valuation allowance in the amount of $18,741,000 at December 31, 1996 which reduced the carrying amount of the PPI Funding Notes to their estimated realizable value of $35,597,000 at that date. As a result of the 1997 forgiveness of debt discussed above, the carrying amount of the PPI Funding Notes has been further reduced to an estimated realizable value of $12,322,000. Management presently anticipates that the remaining balance will be realized through a combination of repayments from GBCC and additional asset acquisitions from GBCC and its subsidiaries.

  HCT incurs a monthly consulting fee of $100,000 pursuant to a consulting agreement expiring December 31, 2003 with PCC. Such fees amounted to $300,000 during each of the three month periods ended March 31, 1999 and 1998.

  Advanced Casino Systems Corporation ("ACSC"), a subsidiary of GBCC, provides computer, marketing and other administrative services to HCC and its subsidiaries. Computer services provided include hardware, software, and operator support and, for the most part, such services are billed by ACSC at its direct costs plus expenses incurred. ACSC and HCT entered into a Computer Services Agreement dated as of January 1, 1994 and renewed through December 31, 1999 to provide such services and to license or sublicense to HCT computer software necessary to operate HCT's casino, hotel and related facilities and business operations. HCT pays ACSC for such equipment and licenses such software at amounts and on terms and conditions that ACSC provides to unrelated third parties. HCT also pays ACSC a fixed license fee of $33,600 per month. ACSC's billings to HCC and its subsidiaries for such products and services during the three month periods ended March 31, 1999 and 1998 amounted to $289,000 and $297,000, respectively. At March 31, 1999 and December 31, 1998, unpaid charges of $166,000 and $109,000, respectively, are included in due to affiliates on the accompanying consolidated balance sheets.

  HCC allocates certain general and administrative costs to GBCC and its subsidiaries pursuant to services agreements. Such allocated costs and fees amounted to $157,000 and $296,000, respectively, for the three month periods ended March 31, 1999 and 1998. Net receivables from GBCC and its subsidiaries in the amount of $107,000 and $179,000 are included in due from affiliates on the accompanying consolidated balance sheets at March 31, 1999 and December 31, 1998, respectively.

  During 1998, the Company determined that it should revise its tax treatment of the spin-off of the stock of GBCC which occurred on December 31, 1996. As a result of the revised tax treatment for the spin-off of GBCC stock to HCC's shareholders, shareholders of the Company on the distribution date would also have been required to revise their method of reporting the distribution received on their separate federal income tax returns. The Company committed to assume the obligation for additional federal income taxes owed by its shareholders arising from the revised tax treatment. Consequently, the Company reached an agreement with the Internal Revenue Service to settle such obligations on behalf of its shareholders, exclusive of the Pratt Family, for $100,000 and to issue new tax reporting forms to the Pratt Family. Such forms required the Pratt Family members to amend their federal income tax returns for 1996 resulting in substantial additional tax obligations totaling approximately $790,000. The shareholder obligations assumed by the Company are included in other accrued liabilities on the accompanying consolidated balance sheet at December 31, 1998; substantially all of these obligations were settled during the three month period ended March 31, 1999.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


(7) Commitments and Contingencies

 Ground Lease -

  HCT entered into a ground lease covering 70 acres of land on which the Tunica Casino was constructed. The ground lease is for an initial term of five years from the opening date of the facility and, at HCT's option, may be renewed for nine additional five-year periods. Obligations under the ground lease during the initial term include both minimum monthly fixed payments and percentage rent, which in the aggregate will be the greater of 4% of Gross Revenues, as defined, or $1,100,000 per year. HCT is responsible for all operating and other expenses of the property in accordance with the lease terms. During the three month periods ended March 31, 1999 and 1998, HCT expensed $995,000 and $940,000, respectively, in connection with the ground lease.

 Planet Hollywood Litigation -

  Planet Hollywood International, Inc., a Delaware corporation, and Planet Hollywood (Region IV), Inc., a Minnesota corporation (collectively, "PHII"), filed a complaint in the United States District Court for the Northern District of Illinois, Eastern Division on July 29, 1996 against HCC, HCA and a member of the Pratt Family (collectively, the "Original Hollywood Defendants"). The Original Hollywood Defendants filed with the Court on September 18, 1996 an answer to PHII's lawsuit, along with numerous counterclaims against PHII, Robert Earl and Keith Barish (collectively, the "PHII Defendants"). PHII filed with the Court on January 21, 1997, an amendment to their complaint which, among other things, added HCT (together with the Original Hollywood Defendants, the "Hollywood Defendants") and GBCC as defendants. The Original Hollywood Defendants filed with the Court on February 4, 1997, and GBCC and HCT filed with the Court on February 20, 1997, answers and counterclaims to such amended complaint.

  In its lawsuit, PHII alleges, among other things, that the Hollywood Defendants and GBCC have, in opening and operating the Hollywood Casino concept, infringed on PHII's trademark, service mark and trade dress and have engaged in unfair competition and deceptive trade practices. In their counterclaims, the Hollywood Defendants and GBCC allege, among other things, that the PHII Defendants have, through their planned use of their mark in connection with casino services, infringed on certain of HCC's service marks and trade dress and have engaged in unfair competition.

  Given the uncertainties inherent in litigation, no assurance can be given that the Hollywood Defendants will prevail in this litigation; however, the Hollywood Defendants believe that PHII's claims are without merit and intend to defend their position and pursue their counterclaims vigorously. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainties described above.

 Other Litigation -

  On October 8, 1998, HCC filed a complaint in the District Court of Dallas County, Texas against Arthur Andersen LLP, HCC's independent accountants, and selected partners alleging negligent advice and breach of contract with respect to the tax consequences resulting from the spin-off of GBCC's stock to HCC's shareholders on December 31, 1996. The lawsuit is currently in the initial stages of discovery.

  HCC and its subsidiaries are parties in various legal proceedings with respect to the conduct of casino and hotel operations. Although a possible range of loss cannot be estimated, in the opinion of management, based upon the advice of counsel, settlement or resolution of these proceedings should not have a material adverse impact on the consolidated financial position or results of operations of HCC and its subsidiaries.

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES

                                  (Unaudited)


(8) Subsequent Events

  On March 31, 1999, HCC entered into a definitive agreement with one of the joint venture partners to acquire their interest in the Shreveport Casino for $2,500,000 (the amount the joint venture partner contributed to the project), $1,000 of which is to be paid at closing and the remainder to be paid six months after the opening of the Shreveport Casino. The revised structure of the joint venture received approval by the Louisiana Gaming Control Board on April 20, 1999. As a result, HCC now has a 100% interest in the Shreveport Casino with the remaining joint venture partner holding a 10% residual interest in the event the project is sold. Effective with the April 23, 1999 closing of HCC's acquisition of the additional joint venture interest, the joint venture will be reflected on a consolidated basis in the financial statements of HCC. The total estimated cost of the Shreveport Casino is approximately $230,000,000. The Company anticipates contributing approximately $50,000,000 as an equity investment in the project with the remaining construction and preopening costs, estimated at $180,000,000, to come from project specific financing that will be non-recourse to HCC. The Company anticipates securing financing for a portion of the equity investment (see below) and all of the project financing and commencing construction in the summer of 1999 with a planned opening date approximately 14 months later.

  On April 21, 1999, the Company announced the commencement of a tender offer for the outstanding Senior Secured Notes at an effective price of approximately 109.7% of face value. The tender offer expires on May 18, 1999; accordingly, the total principal amount of Senior Secured Notes tendered by noteholders can not yet be determined. However, in excess of 96% of the total principal amount outstanding has been tendered to date. Net proceeds of a proposed offering would be used, among other things, to purchase and discharge the currently outstanding Senior Secured Notes, to expand the Aurora Casino's operations, to purchase and terminate the management and consulting agreements on the Aurora and Tunica casinos by acquiring PCC (see below) and to fund a portion of HCC's equity investment in the Shreveport Casino.

  On April 28, 1999, HCC entered into a voting agreement with GBCC and certain of its wholly owned subsidiaries, including PCC and PRT Funding Corp. ("PRT Funding"), and the holders of substantially all of the $85,000,000 of unsecured senior notes (the "PRT Funding Notes") issued by PRT Funding and guaranteed by PCC. The PRT Funding Notes are currently in default. Under the terms of the agreement, HCC would purchase the stock of PCC from GBCC for nominal consideration and satisfy PCC's obligations as part of a debt restructuring (the "Restructuring") of PRT Funding, PCC and other subsidiaries of PCC. When acquired by HCC, PCC's assets will consist of its limited partnership interest in PML and a consulting contract for the Tunica Casino and its liabilities will consist of a newly issued promissory note payable to the Trustee for the PRT Funding Notes. The Company currently plans to satisfy PCC's obligations by redeeming the newly issued note for approximately $40,300,000; such payment will result in a charge to expense by the Company as no asset value will be attributed to the management contract and consulting agreement when acquired.

  After the acquisition of PCC, the Company will have incurred additional debt and associated interest with respect to its refinancing (see above) but will no longer report a minority interest in PML nor pay the Tunica consulting fee to a subsidiary of GBCC. The minority interest and consulting fee expense totaled $2,322,000 for the three month period ended March 31, 1999 and $7,694,000 for the year ended December 31, 1998.

  The successful completion of the Restructuring will require that PCC and PRT Funding file for protection under Chapter 11 with the above transactions included as part of a pre-negotiated plan of reorganization. Such plan will require approval by the bankruptcy court as well as by various gaming regulatory organizations.

                         HOLLYWOOD CASINO--AURORA, INC.
                 (wholly owned by Hollywood Casino Corporation)

                                 BALANCE SHEETS

                                                     March 31,
                                                        1999      December 31,
                                                    (Unaudited)       1998
                                                    ------------  ------------
ASSETS
Current Assets:
 Cash and cash equivalents......................... $ 20,302,000  $  9,718,000
 Accounts receivable, net of allowances of
  $728,000 and $655,000, respectively..............    1,108,000     1,128,000
 Inventories.......................................      532,000       606,000
 Deferred income taxes.............................    1,636,000     1,540,000
 Due from affiliates...............................       78,000       428,000
 Prepaid expenses and other current assets.........      697,000     1,010,000
                                                    ------------  ------------
   Total current assets............................   24,353,000    14,430,000
                                                    ------------  ------------
Property and Equipment:
 Land improvements.................................    3,167,000     3,167,000
 Buildings and improvements........................   46,205,000    46,205,000
 Riverboats........................................   37,829,000    37,642,000
 Operating equipment...............................   37,494,000    37,192,000
 Construction in progress..........................      654,000       615,000
                                                    ------------  ------------
                                                     125,349,000   124,821,000
 Less--accumulated depreciation and amortization...  (42,898,000)  (41,114,000)
   Net property and equipment......................   82,451,000    83,707,000
                                                    ------------  ------------
Other Assets.......................................    2,177,000     2,173,000
                                                    ------------  ------------
                                                    $108,981,000  $100,310,000
                                                    ============  ============
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
 Current maturities of long-term debt and capital
  lease obligations................................ $  6,539,000  $  6,517,000
 Accounts payable..................................    1,796,000     2,199,000
 Accrued liabilities--
   Salaries and wages..............................    1,358,000     2,300,000
   Interest........................................    2,224,000     1,058,000
   Gaming and other taxes..........................    5,515,000       981,000
   Insurance.......................................    1,123,000       965,000
   Other...........................................    1,663,000     1,374,000
 Due to affiliates.................................    3,401,000     2,109,000
 Other current liabilities.........................      773,000       993,000
                                                    ------------  ------------
   Total current liabilities.......................   24,392,000    18,496,000
                                                    ------------  ------------
Long-Term Debt.....................................   27,619,000    27,783,000
                                                    ------------  ------------
Capital Lease Obligations..........................   19,800,000    19,948,000
                                                    ------------  ------------
Deferred Income Taxes..............................    5,494,000     5,363,000
                                                    ------------  ------------
Commitments and Contingencies
Shareholder's Equity:
 Common stock, $.01 par value per share; 2,000,000
  shares authorized; 1,501,000 shares issued and
  outstanding......................................       15,000        15,000
 Additional paid-in capital........................   25,541,000    25,541,000
 Retained earnings.................................    6,120,000     3,164,000
                                                    ------------  ------------
   Total shareholder's equity......................   31,676,000    28,720,000
                                                    ------------  ------------
                                                    $108,981,000  $100,310,000
                                                    ============  ============

             The accompanying notes to financial statements are an
                     integral part of these balance sheets.

                         HOLLYWOOD CASINO--AURORA, INC.
                 (wholly owned by Hollywood Casino Corporation)

                            STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                         Three Months Ended
                                                              March 31,
                                                       ------------------------
                                                          1999         1998
                                                       -----------  -----------
Revenues:
  Casino.............................................. $41,809,000  $37,103,000
  Food and beverage...................................   3,348,000    3,233,000
  Other...............................................     654,000      622,000
                                                       -----------  -----------
                                                        45,811,000   40,958,000
  Less--promotional allowances........................  (2,418,000)  (2,238,000)
                                                       -----------  -----------
  Net revenues........................................  43,393,000   38,720,000
                                                       -----------  -----------
Expenses:
  Casino..............................................  30,150,000   25,961,000
  Food and beverage...................................   1,282,000    1,202,000
  Other...............................................     222,000      322,000
  General and administrative..........................   3,806,000    3,781,000
  Depreciation and amortization.......................   1,785,000    1,924,000
                                                       -----------  -----------
    Total expenses....................................  37,245,000   33,190,000
                                                       -----------  -----------
Income from operations................................   6,148,000    5,530,000
                                                       -----------  -----------
Non-operating income (expense):
  Interest income.....................................      64,000       36,000
  Interest expense....................................  (1,434,000)  (1,590,000)
  Gain on disposal of assets..........................       1,000        2,000
                                                       -----------  -----------
    Total non-operating expense, net..................  (1,369,000)  (1,552,000)
                                                       -----------  -----------
Income before income taxes............................   4,779,000    3,978,000
Income tax provision..................................  (1,823,000)  (1,520,000)
                                                       -----------  -----------
Net income............................................ $ 2,956,000  $ 2,458,000
                                                       ===========  ===========


  The accompanying notes to financial statements are an integral part of these financial statements.

                         HOLLYWOOD CASINO--AURORA, INC.
                 (wholly owned by Hollywood Casino Corporation)

                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                        Three Months Ended
                                                             March 31,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
OPERATING ACTIVITIES:
  Net income......................................... $ 2,956,000  $ 2,458,000
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization....................   1,785,000    1,924,000
    Provision for doubtful accounts..................      75,000       88,000
    Gain on disposal of assets.......................      (1,000)      (2,000)
    Deferred income tax provision....................      35,000      395,000
    (Increase) decrease in receivables...............     (55,000)     181,000
    Increase in accounts payable and accrued
     liabilities.....................................   4,802,000    7,994,000
    Net change in affiliate accounts.................   1,642,000    1,032,000
    Net change in other current assets and
     liabilities.....................................     167,000      481,000
    Net change in other assets and liabilities.......      (4,000)     (42,000)
                                                      -----------  -----------
    Net cash provided by operating activities........  11,402,000   14,509,000
                                                      -----------  -----------
INVESTING ACTIVITIES:
  Purchases of property and equipment................    (529,000)  (1,344,000)
  Proceeds from sale of assets.......................       1,000          --
                                                      -----------  -----------
  Net cash used in investing activities..............    (528,000)  (1,344,000)
                                                      -----------  -----------
FINANCING ACTIVITIES:
  Repayments of debt.................................    (152,000)    (636,000)
  Payments on capital lease obligations..............    (138,000)    (139,000)
  Dividends..........................................         --    (5,079,000)
                                                      -----------  -----------
  Net cash used in financing activities..............    (290,000)  (5,854,000)
                                                      -----------  -----------
Net increase in cash and cash equivalents............  10,584,000    7,311,000
Cash and cash equivalents at beginning of period.....   9,718,000   11,594,000
                                                      -----------  -----------
Cash and cash equivalents at end of period........... $20,302,000  $18,905,000
                                                      ===========  ===========


  The accompanying notes to financial statements are an integral part of these financial statements.

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)

(1) Organization and Business

  Hollywood Casino--Aurora, Inc. ("HCA") is an Illinois corporation and a wholly owned subsidiary of Hollywood Casino Corporation ("HCC"), a Delaware corporation. HCA was organized and incorporated during December 1990 by certain relatives of Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt (collectively, the "Pratt Family") for the purpose of developing and holding the ownership interest in a riverboat gaming operation located in Aurora, Illinois (the "Aurora Casino") approximately 35 miles west of Chicago. In May 1992, HCC, which was then wholly owned by members of the Pratt Family or by certain general partnerships and trusts controlled by the Pratt Family, acquired all of the outstanding stock of HCA through the issuance of HCC stock. Prior to December 31, 1996, HCC also owned approximately 80% of Greate Bay Casino Corporation ("GBCC"), a Delaware corporation. A GBCC subsidiary continues to have a limited partnership interest in the entity which holds the management services contract for the Aurora Casino (see Note 5).

  The Aurora Casino consists of two, four-level riverboats having a combined gaming space of approximately 30,000 square feet and a four-level pavilion and docking facility which houses ticketing, food service, passenger waiting, and various administrative functions. The Aurora Casino also includes two parking structures with approximately 1,350 parking spaces. HCA was responsible for the design and construction of the parking garages; however, it leases the facilities under long-term lease agreements. The leases are treated as capital leases for financial reporting purposes (see Note 3).

  The Aurora Casino commenced operations on June 17, 1993. HCA's current owner's license was renewed by the Illinois Gaming Board in July 1998 for a period of one year and subsequently extended to December 1999. Gaming taxes imposed by the state of Illinois are determined using a graduated tax rate applied to the licensee's adjusted gaming revenues. HCA expenses such gaming taxes based on its anticipated annual effective tax rate.

  HCA estimates that a significant amount of the Aurora Casino's revenues are derived from patrons living in the Chicago area and surrounding northern and western suburbs. The Aurora Casino faces intense competition from other riverboat gaming operations in Illinois and Indiana which serve the Chicago area and management believes that this competition will intensify in the future.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  HCA is self insured for a portion of its general liability, certain health care and other liability exposures. Accrued insurance includes estimates of such accrued liabilities based on an evaluation of the merits of individual claims and historical claims experience; accordingly, HCA's ultimate liability may differ from the amounts accrued.

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of its review, HCA does not believe that any such changes have occurred.

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)


  In June 1998, the FASB issued a new statement, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), effective for fiscal years beginning after June 15, 1999. SFAS 133 requires, among other things, that derivatives be recorded on the balance sheet at fair value. Changes in the fair value of derivatives may, depending on circumstances, be recognized in earnings or deferred as a component of shareholders' equity until a hedged transaction occurs. HCA does not believe the adoption of SFAS 133 will have a significant impact on its financial position or results of operations.

  The financial statements as of March 31, 1999 and for the three month periods ended March 31, 1999 and 1998 have been prepared by HCA without audit. In the opinion of management, these financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of HCA as of March 31, 1999 and the results of its operations and cash flows for the three month periods ended March 31, 1999 and 1998.

(2) Long-Term Debt and Pledge of Assets

  HCA's long-term indebtedness consists of the following:

                                                     March 31,   December 31,
                                                       1999          1998
                                                    -----------  ------------
   12 3/4% Promissory Note to HCC, due on November
    1, 2003(a)..................................... $31,507,000  $31,507,000
   Promissory note to bank(b)......................   1,748,000    1,900,000
                                                    -----------  -----------
   Total indebtedness..............................  33,255,000   33,407,000
   Less--current maturities........................  (5,636,000)  (5,624,000)
                                                    -----------  -----------
   Total long-term debt............................ $27,619,000  $27,783,000
                                                    ===========  ===========

--------
(a) The intercompany note accrues interest at the rate of 12 3/4% per annum payable semiannually on October 15 and April 15 of each year and requires semiannual principal repayments of $2,500,000 commencing October 15, 1997 with the balance of the note due November 1, 2003. The note is pledged as security with respect to HCC's 12 3/4% Senior Secured Notes due in 2003. HCA is not a guarantor of HCC's indebtedness; however, the indebtedness is secured, in part, by a lien (limited to the outstanding principal amount of the intercompany note to HCC) on substantially all of the assets of HCA and by a pledge of the capital stock of HCA.

(b) During September 1998, HCA entered into a bank loan agreement to borrow up to $2,000,000 on an unsecured basis. Borrowings under the agreement are payable in 36 monthly installments including interest at the rate of 7.5% per annum. HCA borrowed $2,000,000 under the agreement during October 1998.

    As of March 31, 1999, future maturities of long-term debt are as follows:

     1999 (nine months)............................................. $ 5,472,000
     2000...........................................................   5,674,000
     2001...........................................................   5,602,000
     2002...........................................................   5,000,000
     2003...........................................................  11,507,000
                                                                     -----------
                                                                     $33,255,000
                                                                     ===========

  Interest paid for the three month periods ended March 31, 1999 and 1998 amounted to $268,000 and $257,000, respectively.

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)


(3) Capital Leases

  HCA leases two parking garages under capital lease agreements. The first lease has an initial 30-year term ending in June 2023 with the right to extend the term under renewal options for an additional 67 years. Rental payments through June 2012 equal the City of Aurora's financing costs related to its general obligation bond issue used to finance the construction of the parking garage. The general obligation bond issue includes interest at rates between 7% and 7 5/8% per annum. The second lease has an initial term ending in September 2026 with the right to extend the lease for up to 20 additional years. Rental payments during the first 15 years equal the lessor's debt service costs related to the industrial revenue bond issue used to finance a portion of the construction costs of the parking garage. The remaining construction costs were funded by HCA. In addition, HCA pays base rent equal to $15,000 per month, subject to a credit of $615,000 at the rate of $10,000 per month for improvements made to the lessor's North Island Center banquet and meeting facilities. HCA is also responsible for additional rent, consisting of costs such as maintenance costs, insurance premiums and utilities arising out of its operation of both parking garages.

  HCA also leased certain equipment under capital lease agreements which provided for interest at the rate of 11.2% and expired in 1998.

  The original cost of HCA's parking garages is included in buildings and improvements on the accompanying balance sheets at both March 31, 1999 and December 31, 1998 in the amount of $27,358,000. Assets under capital leases with an original cost of $2,446,000 are included in operating equipment on the accompanying balance sheets at both March 31, 1999 and December 31, 1998. Amortization expense with respect to these assets amounted to $245,000 during each of the three month periods ended March 31, 1999 and 1998. Accumulated amortization at March 31, 1999 and December 31, 1998 with respect to these assets amounted to $6,236,000 and $5,991,000, respectively.

  Future minimum lease payments under capital lease obligations as of March 31, 1999 are as follows:

   1999 (nine months)............................................. $  2,088,000
   2000...........................................................    2,483,000
   2001...........................................................    2,532,000
   2002...........................................................    2,643,000
   2003...........................................................    2,660,000
   Thereafter.....................................................   21,417,000
                                                                   ------------
   Total minimum lease payments...................................   33,823,000
   Less--amount representing interest.............................  (13,120,000)
                                                                   ------------
   Present value of future minimum lease payments.................   20,703,000
   Current capital lease obligation...............................     (903,000)
                                                                   ------------
   Long-term capital lease obligation............................. $ 19,800,000
                                                                   ============

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)


(4) Income Taxes

  HCA's provision for income taxes consists of the following:

                                                         Three Months Ended
                                                              March 31,
                                                       ------------------------
                                                          1999         1998
                                                       -----------  -----------
   Current:
     Federal.......................................... $(1,589,000) $(1,005,000)
     State............................................    (199,000)    (120,000)
   Deferred:
     Federal..........................................     (32,000)    (353,000)
     State............................................      (3,000)     (42,000)
                                                       -----------  -----------
                                                       $(1,823,000) $(1,520,000)
                                                       ===========  ===========

  HCA is included in HCC's consolidated federal income tax return. Pursuant to agreements between HCC and HCA, HCA's current provision for federal income taxes is based on the amount of tax which would be provided if a separate federal income tax return were filed. HCA paid no federal or state taxes during the three month periods ended March 31, 1999 and 1998.

  Deferred taxes are computed based on the expected future tax effects of differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates. Deferred income taxes result primarily from the use of the allowance method rather than the direct write-off method for doubtful accounts, the use of accelerated methods of depreciation for federal income tax purposes and differences in the timing of deductions taken between tax and financial reporting purposes for other accruals.

  The components of HCA's net deferred tax liability are as follows:

                                                       March 31,   December 31,
                                                         1999          1998
                                                      -----------  ------------
   Deferred tax assets:
     Allowance for doubtful accounts................. $   274,000  $   246,000
     Other liabilities and reserves..................   1,489,000    1,420,000
                                                      -----------  -----------
       Total deferred tax assets.....................   1,763,000    1,666,000
                                                      -----------  -----------
   Deferred tax liabilities:
     Depreciation and amortization...................  (5,621,000)  (5,489,000)
                                                      -----------  -----------
   Net deferred tax liability........................ $(3,858,000) $(3,823,000)
                                                      ===========  ===========

  Receivables and payables to HCC in connection with the aforementioned tax allocation agreements at March 31, 1999 and December 31, 1998 are as follows:

                                                       March 31,   December 31,
                                                         1999          1998
                                                      -----------  ------------
   Deferred tax assets............................... $ 1,457,000  $ 1,373,000
   Due (to) from affiliates..........................  (1,242,000)     347,000
   Deferred tax liabilities..........................  (4,910,000)  (4,793,000)

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)


  The Internal Revenue Service is currently examining the consolidated Federal income tax returns of HCC for the years 1993 through 1996. Management believes that the results of such examination will not have a material adverse effect on the financial position or results of operations of HCA.

(5) Transactions with Related Parties

  Pursuant to a management services agreement, HCA pays base management and incentive fees to Pratt Management, L.P. ("PML"), a limited partnership of which HCC is the general partner and a subsidiary of GBCC is the limited partner. The base management fee is equal to 5% of operating revenues (as defined in the agreement) subject to a maximum of $5,500,000 in any consecutive twelve month period. The incentive fee is equal to 10% of gross operating profit (as defined in the agreement to generally include all revenues less expenses other than depreciation, interest, amortization and income taxes). HCA incurred such fees totaling $2,600,000 and $2,546,000, respectively, during the three month periods ended March 31, 1999 and 1998. Management and incentive fees payable at March 31, 1999 and December 31, 1998 amounting to $2,094,000 and $2,067,000, respectively, are included in due to affiliates on the accompanying balance sheets.

  HCA incurred interest with respect to its promissory note payable to HCC (see Note 2) amounting to $1,004,000 and $1,163,000, respectively, for the three month periods ended March 31, 1999 and 1998. Interest payable to HCC on such note amounted to $1,852,000 and $848,000, respectively, at March 31, 1999 and December 31, 1998 and is included in accrued interest payable on the accompanying balance sheets.

  HCA has acquired computer software and hardware from GBCC and has been allocated certain other expenses from HCC and GBCC. In addition, HCA is reimbursed by HCC and GBCC for certain administrative and other services it performs on their behalf. Such transactions resulted in net charges to HCA during the three month periods ended March 31, 1999 and 1998 totaling $49,000 and $123,000, respectively. At March 31, 1999 and December 31, 1998, HCA had net receivables of $12,000 and $37,000, respectively, in connection with such charges.

(6) Commitments and Contingencies

 Planet Hollywood Litigation--

  Planet Hollywood International, Inc., a Delaware corporation, and Planet Hollywood (Region IV), Inc., a Minnesota corporation (collectively, "PHII"), filed a complaint in the United States District Court for the Northern District of Illinois, Eastern Division on July 29, 1996 against HCC, HCA and a member of the Pratt Family (collectively, the "Original Hollywood Defendants"). The Original Hollywood Defendants filed with the Court on September 18, 1996 an answer to PHII's lawsuit, along with numerous counterclaims against PHII, Robert Earl and Keith Barish (collectively, the "PHII Defendants"). PHII filed with the Court on January 21, 1997, an amendment to their complaint which, among other things, added HWCC-Tunica, Inc., the HCC subsidiary which owns and operates a casino in Tunica, Mississippi ("HCT", and together with the Original Hollywood Defendants, the "Hollywood Defendants"), and GBCC as defendants. The Original Hollywood Defendants filed with the Court on February 4, 1997, and GBCC and HCT filed with the Court on February 20, 1997, answers and counterclaims to such amended complaint.

  In its lawsuit, PHII alleges, among other things, that the Hollywood Defendants and GBCC have, in opening and operating the Hollywood Casino concept, infringed on PHII's trademark, service mark and trade dress and have engaged in unfair competition and deceptive trade practices. In their counterclaims, the Hollywood

                        HOLLYWOOD CASINO--AURORA, INC.
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)

Defendants and GBCC allege, among other things, that the PHII Defendants have, through their planned use of their mark in connection with casino services, infringed on certain of HCC's service marks and trade dress and have engaged in unfair competition.

  Given the uncertainties inherent in litigation, no assurance can be given that the Hollywood Defendants will prevail in this litigation; however, the Hollywood Defendants believe that PHII's claims are without merit and intend to defend their position and pursue their counterclaims vigorously. The accompanying financial statements do not include any adjustments that might result from the outcome of the uncertainties described above.

 Other Litigation--

  HCA is a party in various legal proceedings with respect to the conduct of casino operations. Although a possible range of loss can not be estimated, in the opinion of management, based upon the advice of counsel, settlement or resolution of the proceedings should not have a material adverse impact on the financial position or results of operations of HCA.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                 (wholly owned by Hollywood Casino Corporation)

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                     March 31,    December 31,
                                                        1999          1998
                                                    ------------  ------------
                                                    (Unaudited)
Current Assets:
  Cash and cash equivalents........................ $ 12,475,000  $ 16,325,000
  Short-term investments...........................      978,000     3,905,000
  Accounts receivable, net of allowances of
   $824,000 and $813,000, respectively.............    1,791,000     1,167,000
  Inventories......................................      617,000       779,000
  Deferred income taxes............................    1,402,000     1,451,000
  Prepaid expenses and other current assets........      973,000       770,000
                                                    ------------  ------------
    Total current assets...........................   18,236,000    24,397,000
                                                    ------------  ------------
Property and Equipment:
  Land and improvements............................    4,645,000     4,645,000
  Buildings........................................   73,948,000    73,948,000
  Barges...........................................    2,524,000     2,524,000
  Operating equipment..............................   41,279,000    39,169,000
  Construction in progress.........................    3,596,000     2,612,000
                                                    ------------  ------------
                                                     125,992,000   122,898,000
    Less--accumulated depreciation and
     amortization..................................  (40,759,000)  (38,910,000)
                                                    ------------  ------------
  Net property and equipment.......................   85,233,000    83,988,000
                                                    ------------  ------------
Other Assets:
  Land rights......................................    7,199,000     7,250,000
  Other assets.....................................    4,886,000     4,826,000
                                                    ------------  ------------
    Total other assets.............................   12,085,000    12,076,000
                                                    ------------  ------------
                                                    $115,554,000  $120,461,000
                                                    ============  ============


          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                 (wholly owned by Hollywood Casino Corporation)

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDER'S EQUITY

                                                     March 31,    December 31,
                                                        1999          1998
                                                    ------------  ------------
                                                    (Unaudited)
Current Liabilities:
  Current maturities of long-term debt and capital
   lease obligations............................... $  1,310,000  $    775,000
  Accounts payable.................................    1,636,000     1,638,000
  Accrued liabilities--
    Salaries and wages.............................    1,886,000     1,685,000
    Interest.......................................      476,000       476,000
    Gaming and other taxes.........................      887,000       453,000
    Insurance......................................    1,889,000     1,975,000
    Other..........................................    2,035,000     1,866,000
  Other current liabilities........................    1,152,000     1,283,000
                                                    ------------  ------------
  Total current liabilities........................   11,271,000    10,151,000
                                                    ------------  ------------
Long-Term Debt.....................................   86,104,000    85,023,000
                                                    ------------  ------------
Commitments and Contingencies
Shareholder's Equity:
  Common stock, $.01 par value per share;
   100,000 shares authorized;
   1,000 shares issued and outstanding.............          --            --
  Additional paid-in capital.......................   26,637,000    34,637,000
  Accumulated deficit..............................   (8,458,000)   (9,350,000)
                                                    ------------  ------------
    Total shareholder's equity.....................   18,179,000    25,287,000
                                                    ------------  ------------
                                                    $115,554,000  $120,461,000
                                                    ============  ============


          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                 (wholly owned by Hollywood Casino Corporation)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                         Three Months Ended
                                                              March 31,
                                                       ------------------------
                                                          1999         1998
                                                       -----------  -----------
Revenues:
  Casino.............................................. $24,536,000  $22,803,000
  Rooms...............................................   2,394,000    2,007,000
  Food and beverage...................................   3,636,000    3,548,000
  Other...............................................     311,000      280,000
                                                       -----------  -----------
                                                        30,877,000   28,638,000
  Less--promotional allowances........................  (4,502,000)  (3,566,000)
                                                       -----------  -----------
  Net revenues........................................  26,375,000   25,072,000
                                                       -----------  -----------
Expenses:
  Casino..............................................  17,984,000   16,411,000
  Rooms...............................................     269,000      445,000
  Food and beverage...................................     905,000      971,000
  Other...............................................     273,000      324,000
  General and administrative..........................   1,479,000    1,557,000
  Depreciation and amortization.......................   1,966,000    2,020,000
                                                       -----------  -----------
    Total expenses....................................  22,876,000   21,728,000
                                                       -----------  -----------
Income from operations................................   3,499,000    3,344,000
                                                       -----------  -----------
Non-operating income (expenses):
  Interest income.....................................     135,000      122,000
  Interest expense....................................  (2,740,000)  (2,731,000)
  Loss on disposal of assets..........................      (2,000)      (3,000)
                                                       -----------  -----------
    Total non-operating expenses, net.................  (2,607,000)  (2,612,000)
                                                       -----------  -----------
Income before income taxes............................     892,000      732,000
Income tax provision..................................         --           --
                                                       -----------  -----------
Net income............................................ $   892,000  $   732,000
                                                       ===========  ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                 (wholly owned by Hollywood Casino Corporation)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                                  ------------------------
                                                     1999         1998
                                                  -----------  -----------
OPERATING ACTIVITIES:
  Net income..................................... $   892,000  $   732,000
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization................   1,966,000    2,020,000
    Provision for doubtful accounts..............      49,000      152,000
    Loss on disposal of assets...................       2,000        3,000
    Increase in accounts receivable..............    (673,000)    (211,000)
    Increase (decrease) in accounts payable and
     accrued expenses............................     716,000     (450,000)
    Net change in other current assets and
     liabilities.................................    (172,000)     (20,000)
    Net change in other noncurrent assets and
     liabilities.................................       2,000        4,000
                                                  -----------  -----------
    Net cash provided by operating activities....   2,782,000    2,230,000
                                                  -----------  -----------
INVESTING ACTIVITIES:
  Purchases of property and equipment............  (3,145,000)    (511,000)
  Short-term investments.........................   2,927,000          --
  Investment in unconsolidated affiliate.........     (66,000)         --
  Proceeds from sale of assets...................      36,000          --
                                                  -----------  -----------
  Net cash used in investing activities..........    (248,000)    (511,000)
                                                  -----------  -----------
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt.......   1,876,000          --
  Repayments of long-term debt...................    (260,000)    (154,000)
  Dividends......................................  (8,000,000)         --
                                                  -----------  -----------
  Net cash used in financing activities..........  (6,384,000)    (154,000)
                                                  -----------  -----------
Net (decrease) increase in cash and cash
 equivalents.....................................  (3,850,000)   1,565,000
Cash and cash equivalents at beginning of
 period..........................................  16,325,000   11,851,000
                                                  -----------  -----------
Cash and cash equivalents at end of period....... $12,475,000  $13,416,000
                                                  ===========  ===========  ===

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

(1) Organization, Business and Basis of Presentation

  HWCC--Tunica, Inc. ("HCT") is a Texas corporation and a wholly owned subsidiary of Hollywood Casino Corporation ("HCC"), a Delaware corporation. HCT was incorporated in December 1993 for the purpose of acquiring and completing a gaming facility in northern Tunica County, Mississippi approximately 30 miles south of Memphis, Tennessee. The facility (the "Tunica Casino") was completed and commenced operations on August 8, 1994 under the service mark Hollywood Casino(R). The Tunica Casino currently includes a casino with 54,000 square feet of gaming space, 506 hotel rooms and suites, a 123-space recreational vehicle park and related amenities. HCT's gaming license has been renewed by the Mississippi Gaming Commission through October 18, 1999.

  The accompanying consolidated financial statements include the accounts of HCT and its wholly owned subsidiary, HWCC-Golf Course Partners, Inc. ("Golf"). All significant intercompany balances have been eliminated in consolidation. Golf, a Delaware corporation, was formed in 1996 to own an initial one-third interest in Tunica Golf Course LLC, a limited liability company organized to develop and operate a golf course to be used by patrons of the Tunica Casino and other participating casino/hotel properties. The golf course opened for business in November 1998. Golf's investment in Tunica Golf Course, LLC is accounted for under the equity method of accounting and is included in other noncurrent assets on the accompanying consolidated balance sheets at March 31, 1999 and December 31, 1998.

  HCT estimates that a significant amount of the Tunica Casino's revenues are derived from patrons living in the Memphis, Tennessee area, northern Mississippi and Arkansas. The Tunica Casino faces intense competition from other casinos operating in northern Tunica County and management believes that this competition will continue in the future.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  HCT is self insured for a portion of its general liability, certain health care and other liability exposures. Accrued insurance includes estimates of such accrued liabilities based on an evaluation of the merits of individual claims and historical claims experience; accordingly, HCT's ultimate liability may differ from the amounts accrued.

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of its review, HCT does not believe that any such changes have occurred.

  In June 1998, the FASB issued a new statement, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), effective for fiscal years beginning after June 15, 1999. SFAS 133 requires, among other things, that derivatives be recorded on the balance sheet at fair value. Changes in the fair value of derivatives may, depending on circumstances, be recognized in earnings or deferred as a component of

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)

shareholders' equity until a hedged transaction occurs. HCT does not believe the adoption of SFAS 133 will have a significant impact on its financial position or results of operations.

  The consolidated financial statements as of March 31, 1999 and for the three month periods ended March 31, 1999 and 1998 have been prepared by HCT without audit. In the opinion of management, these consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the consolidated financial position of HCT as of March 31, 1999 and the results of its operations and cash flows for the three month periods ended March 31, 1999 and 1998.

(2) Long-Term Debt and Pledge of Assets

  Substantially all of HCT's assets are pledged in connection with its long-term indebtedness. Long-term debt consists of the following:

                                                     March 31,   December 31,
                                                       1999          1998
                                                    -----------  ------------
   Promissory notes to HCC due November 1,
    2003(a)........................................ $84,045,000  $84,045,000
   Equipment loans(b)..............................   2,959,000    1,291,000
   Bank credit facility(c).........................     410,000      462,000
                                                    -----------  -----------
       Total indebtedness..........................  87,414,000   85,798,000
     Less--current maturities......................  (1,310,000)    (775,000)
                                                    -----------  -----------
       Total long-term debt........................ $86,104,000  $85,023,000
                                                    ===========  ===========

--------
(a) During October 1995, HCC loaned $54,045,000 to HCT to repay its outstanding mortgage indebtedness, together with the associated call premium and certain accrued interest thereon, and loaned an additional $30,000,000 to HCT to finance construction of a 352-room hotel tower and related amenities and to fund development and construction of a themed gaming area. Such intercompany loans were made with a portion of the note proceeds from HCC's issue of $210,000,000 of 12 3/4% Senior Secured Notes (the "Senior Secured Notes") due November 1, 2003, discounted to yield 13 3/4% per annum. Interest on the loans from HCC accrues at the rate of 12 3/4% per annum and is payable semiannually on April 15 and October 15 of each year. The Senior Secured Notes are unconditionally guaranteed on a senior secured basis by HCT and by certain future subsidiaries of HCC. The Senior Secured Notes and related guarantees are secured by, among other things, (i) substantially all of the assets of HCT and other future guarantors, (ii) a limited lien on substantially all of the assets of another gaming facility operated by a wholly owned subsidiary of HCC,
    (iii) a pledge of the capital stock of HCT and certain other subsidiaries of HCC and (iv) the collateral assignment of any future management contracts entered into by HCC. The limitation on the lien described in
    (ii) above is currently $31,507,000 subject to semiannual reductions of $2,500,000.

  The indenture to the Senior Secured Notes contains various provisions limiting the ability of HCC, HCT and certain defined subsidiaries to, among other things, pay dividends or make other restricted payments; incur additional indebtedness or issue preferred stock; create liens; create dividend or other payment restrictions affecting certain defined subsidiaries; enter into mergers or consolidations or make sales of all or substantially all assets of HCC, HCT or any future guarantor; and enter into transactions with certain affiliates.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)


(b) The equipment loans are payable monthly including interest at effective rates ranging from 7.8% to 12.9% per annum and mature at various dates between 1999 and 2002.

(c) HCT had a bank credit facility in the amount of $1,300,000 available to borrow against until September 30, 1998. HCT borrowed $541,000 under the credit facility during 1998 at the rate of 8.875% per annum. Borrowings under the credit facility are to be repaid in monthly installments over a period of 36 months and are collateralized by equipment purchased with the loan proceeds. The credit facility was not renewed by HCT.

  Scheduled payments of long-term debt as of March 31, 1999 are set forth below:

     1999 (nine months)............................................. $   958,000
     2000...........................................................   1,343,000
     2001...........................................................     915,000
     2002...........................................................     153,000
     2003...........................................................  84,045,000
                                                                     -----------
       Total........................................................ $87,414,000
                                                                     ===========

  Interest paid, net of amounts capitalized, amounted to $2,740,000 and $2,731,000, respectively, during the three month periods ended March 31, 1999 and 1998.

(3) Capital Leases

  HCT leased certain gaming and other equipment under capital lease agreements which provided for interest at rates ranging up to 13 1/4% per annum and which expired during 1997. Assets under capital leases with an original cost of $4,814,000 are included in operating equipment in the accompanying consolidated balance sheets at both March 31, 1999 and at December 31, 1998 and are fully amortized. Amortization expense for the three month period ended March 31, 1998 was $87,000. No future payment obligations exist with respect to such capital leases.

(4) Income Taxes

  HCT's provision for income taxes consists of the following:

                                                           Three Months Ended
                                                                March 31,
                                                           --------------------
                                                             1999       1998
                                                           ---------  ---------
   Provision for deferred federal income taxes............ $ 429,000  $ 264,000
   Valuation allowance....................................  (429,000)  (264,000)
                                                           ---------  ---------
                                                           $     --   $     --
                                                           =========  =========

  State income taxes have not been provided for since a credit for state gaming taxes based on gross revenues is allowed to offset income taxes incurred. The credit is the lesser of total gaming taxes paid or the state income tax, with no credit carryforward permitted.

  HCT is included in HCC's consolidated federal income tax return. HCT's provision for federal income taxes is based on the amount of tax which would be provided if a separate federal income tax return were filed. HCT paid no federal or state taxes during either of the three month periods ended March 31, 1999 or 1998.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)


  Deferred taxes are computed based on the expected future tax effects of differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates. Deferred income taxes result primarily from the use of the allowance method rather than the direct write-off method for doubtful accounts, the use of accelerated methods of depreciation for federal income tax purposes and differences in the timing of deductions taken between tax and financial reporting purposes for the amortization of preopening costs and other accruals.

  At March 31, 1999, HCT had net operating loss carryforwards ("NOL's") totaling approximately $15,000,000, which do not begin to expire until the year 2010. Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", requires that the tax benefit of such NOL's, together with the tax benefit of deferred tax assets resulting from temporary differences, be recorded as an asset and, to the extent that management can not assess that the utilization of all or a portion of such deferred tax assets is more likely than not, a valuation allowance should be recorded. Based on the taxable income currently being earned by HCT and the expectation of future taxable income, management believes that it is more likely than not that a portion of the NOL's and deferred tax assets will be utilized. Accordingly, a valuation allowance has been established which has resulted in the recording of a net deferred tax asset of $1,992,000 at both March 31, 1999 and December 31, 1998.

  The components of HCT's net deferred tax asset are as follows:

                                                      March 31,   December 31,
                                                        1999          1998
                                                     -----------  ------------
   Deferred tax assets:
     Net operating loss carryforwards............... $ 5,104,000  $ 5,221,000
     Alternative minimum tax credit carryforward....     688,000      800,000
     Allowance for doubtful accounts................     280,000      277,000
     Other liabilities and accruals.................   1,188,000    1,286,000
                                                     -----------  -----------
       Total deferred tax assets....................   7,260,000    7,584,000
   Deferred tax liabilities:
     Depreciation and amortization..................  (3,197,000)  (3,092,000)
                                                     -----------  -----------
   Net deferred tax asset...........................   4,063,000    4,492,000
   Valuation allowance..............................  (2,071,000)  (2,500,000)
                                                     -----------  -----------
                                                     $ 1,992,000  $ 1,992,000
                                                     ===========  ===========

  Receivables from HCC in connection with HCT's federal income taxes are included in the accompanying consolidated financial statements as follows:

                                                      March 31,   December 31,
                                                        1999          1998
                                                     -----------  ------------
   Deferred income taxes............................  $1,402,000   $1,451,000
   Other noncurrent assets..........................     590,000      541,000

  The Internal Revenue Service is currently examining the consolidated Federal income tax returns of HCC for the years 1993 through 1996. Management believes that the results of such examination will not have a material adverse effect on the financial position or results of operations of HCT.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)


(5) Transactions with Related Parties

  Pursuant to a consulting agreement expiring December 31, 2003 with Pratt Casino Corporation, an affiliated company, HCT incurs a monthly consulting fee of $100,000. Such fees amounted to $300,000 during each of the three month periods ended March 31, 1999 and 1998.

  HCT and Advanced Casino Systems Corporation ("ACSC"), an affiliated company, entered into a Computer Services Agreement dated as of January 1, 1994 and renewed through December 31, 1999. The agreement provides, among other things, that ACSC will sell HCT computer hardware and information systems equipment and will license or sublicense to HCT computer software necessary to operate HCT's casino, hotel and related facilities and business operations. HCT pays ACSC for such equipment and licenses such software at amounts and on terms and conditions that ACSC provides to unrelated third parties. HCT also pays ACSC a fixed license fee of $33,600 per month and reimburses ACSC for its direct costs and expenses incurred under the agreement. ACSC also performs and bills HCT for certain administrative and marketing services. Total charges incurred by HCT amounted to $198,000 and $146,000, respectively, for the three month periods ended March 31, 1999 and 1998. At March 31, 1999 and December 31, 1998, HCT had payables of $94,000 and $44,000, respectively, included in accounts payable with respect to such charges.

  HCT is charged for certain legal, accounting, and other expenses incurred by HCC and its subsidiaries that relate to HCT's business. HCT also bills HCC and its subsidiaries for services provided to those companies. For the three month periods ended March 31, 1999 and 1998 net charges incurred by HCT amounted to $45,000 and $38,000, respectively. The accompanying consolidated balance sheets at March 31, 1999 and December 31, 1998 include net receivables from affiliates of $130,000 and $97,000, respectively, for such charges.

(6) Commitments and Contingencies

 Ground Lease--

  HCT entered into a ground lease covering 70 acres of land on which the Tunica Casino was constructed. The ground lease is for an initial term of five years from the opening date of the facility and, at HCT's option, may be renewed for nine additional five-year periods. Obligations under the ground lease during the initial term include both minimum monthly fixed payments and percentage rent, which in the aggregate will be the greater of 4% of Gross Revenues, as defined, or $1,100,000 per year. HCT is responsible for all operating and other expenses of the property in accordance with the lease terms. During the three month periods ended March 31, 1999 and 1998, HCT expensed $995,000 and $940,000, respectively, in connection with the ground lease.

 Planet Hollywood Litigation--

  Planet Hollywood International, Inc., a Delaware corporation, and Planet Hollywood (Region IV), Inc., a Minnesota corporation (collectively, "PHII"), filed a complaint in the United States District Court for the Northern District of Illinois, Eastern Division on July 29, 1996 against HCC, the wholly owned subsidiary of HCC which owns and operates a casino in Aurora, Illinois and a member of the Pratt Family (collectively, the "Original Hollywood Defendants"). The Original Hollywood Defendants filed with the Court on September 18, 1996 an answer to PHII's lawsuit, along with numerous counterclaims against PHII, Robert Earl and Keith Barish (collectively, the "PHII Defendants"). PHII filed with the Court on January 21, 1997, an amendment to their complaint which, among other things, added HCT (together with the Original Hollywood Defendants, the "Hollywood Defendants") and Greate Bay Casino Corporation ("GBCC"), an affiliated company, as defendants. The Original Hollywood Defendants filed with the Court on February 4, 1997, and GBCC and HCT filed with the Court on February 20, 1997, answers and counterclaims to such amended complaint.

                       HWCC--TUNICA, INC. AND SUBSIDIARY
                (wholly owned by Hollywood Casino Corporation)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --(Continued)
                                  (Unaudited)


  In its lawsuit, PHII alleges, among other things, that the Hollywood Defendants and GBCC have, in opening and operating the Hollywood Casino concept, infringed on PHII's trademark, service mark and trade dress and have engaged in unfair competition and deceptive trade practices. In their counterclaims, the Hollywood Defendants and GBCC allege, among other things, that the PHII Defendants have, through their planned use of their mark in connection with casino services, infringed on certain of HCC's service marks and trade dress and have engaged in unfair competition.

  Given the uncertainties inherent in litigation, no assurance can be given that the Hollywood Defendants will prevail in this litigation; however, the Hollywood Defendants believe that PHII's claims are without merit and intend to defend their position and pursue their counterclaims vigorously. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainties described above.

 Other--

  HCT is a party in various legal proceedings with respect to the conduct of casino and hotel operations. Although a possible range of loss can not be estimated, in the opinion of management, based upon the advice of counsel, settlement or resolution of the proceedings should not have a material adverse impact on the consolidated financial position or results of operations of HCT.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlaw-
ful. The information in this prospectus is current as of        , 1999.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  12
Use of Proceeds..........................................................  23
Capitalization...........................................................  24
Selected Consolidated Financial Information..............................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  34
Business.................................................................  49
Management...............................................................  66
Security Ownership of Certain Beneficial Owners and Management...........  73
Certain Relationships and Related Transactions...........................  74
Description of the Exchange Offer........................................  76
Description of the Registered Notes......................................  83
United States Federal Income Tax Considerations.......................... 126
Plan of Distribution..................................................... 129
Legal Matters............................................................ 130
Experts.................................................................. 130
Changes in Accountants................................................... 130
Where You Can Find More Information...................................... 130
Index to Financial Statements............................................ F-1

 Until       , 1999, all dealers effecting transactions in the registered notes, whether or not participating in this distributing may be required to deliver a prospectus. This is in addition to the obligation of dealers to de-liver a prospectus when acting as underwriters and with respect to their un-sold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------





[HOLLYWOOD LOGO APPEARS HERE]

                       Offer to Exchange all Outstanding
                Original 11 1/4% Senior Secured Notes due 2007
                                      for
               Registered 11 1/4% Senior Secured Notes due 2007
                                      and
             Original Floating Rate Senior Secured Notes due 2006
                                      for
            Registered Floating Rate Senior Secured Notes due 2006

                                ---------------

                                  PROSPECTUS

                                ---------------


                                       , 1999


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

Hollywood Casino Corporation

  Hollywood Casino Corporation (the "Company") is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

  A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, provided that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and Bylaws provide for the indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted by the DGCL, as it currently exists or may hereafter be amended. In addition, the Restated Certificate provides that to the fullest extent permitted by the DGCL, as it currently exists or may hereafter be amended, no director of the Company will be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company.

  The above discussion of the Restated Certificate and Bylaws of the Company and of Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by the Restated Certificate and Bylaws of the Company and the DGCL.

HWCC-Tunica, Inc.

  The Articles of Incorporation and the Bylaws of HWCC-Tunica, Inc., a Texas corporation ("Tunica"), provide for indemnification of directors and officers to the fullest extent permitted by the Texas Business Corporation Act ("TBCA"). Pursuant to Article 2.02-1 of the TBCA, Tunica has the power to indemnify its present and former directors and officers who are or were a party, or are threatened to be made a party, to any proceeding, by reason of their serving in such positions against expenses actually incurred in respect of any proceeding in which the director or officer was not found liable for willful intentional misconduct in the performance of his duty to Tunica. Such power to indemnify only exists if the person conducted himself in good faith, reasonably believed in the case of conduct in his official capacity as an officer or director was in Tunica's best interests and in all other cases, that his conduct was at least not opposed to Tunica's best interests and in the case of any criminal proceedings, had no reasonable cause to believe that his conduct was unlawful.

  Indemnification is not available if any such person has been adjudged to have been liable to Tunica or such person was found liable on the basis that personal benefit was improperly received by him, whether or not the personal benefit resulted from an action taken in the person's official capacity, unless and only to the extent the court in which such action was brought determines that, despite the adjudication of liability, but in view of all the circumstances, the person is reasonable and fairly entitled to indemnification for such expenses as the court shall deem proper.

  Tunica has the power to purchase and maintain insurance for such persons. The TBCA also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

  The above discussion of the Articles of Incorporation and Bylaws of Tunica and of Article 2.02-1 of the TBCA is not intended to be exhaustive and is qualified in its entirety by the Articles of Incorporation and Bylaws of Tunica and the TBCA.

HWCC-Shreveport, Inc.

  The Articles of Incorporation and the Bylaws of HWCC-Shreveport, Inc., a Louisiana corporation ("Shreveport"), provide for the indemnification of directors and officers to the fullest extent permitted by the Louisiana Business Corporation Law ("LBCL"). Pursuant to Section 12:83 of the LBCL, Shreveport has the power to indemnify its present and former directors and officers who were or are a party, or are threatened to be made a party, to any proceeding, by reason of their serving in such positions, against expenses actually and reasonably believed to be in, or not opposed to, the best interests of Shreveport.

  Indemnification is not available if any such person has been adjudged to have been liable to Shreveport, unless and only to the extent the court in which such action was brought determines that, despite the adjudication of liability, but in view of all the circumstances, the person is reasonably and fairly entitled to indemnification for such expenses as the court shall deem proper. Shreveport has the power to purchase and maintain insurance for such persons. The LBCL also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

  The above discussion of the Articles of Incorporation and Bylaws of Shreveport and of Section 12:83 of the LBCL is not intended to be exhaustive and is qualified in its entirety by the Articles of Incorporation and Bylaws of Shreveport and the LBCL.

ITEM 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits:

 Exhibit No.                             Description
 -----------                             -----------
     3.1     --Certificate of Incorporation of Hollywood Casino Corporation, as
              amended.(1)

     3.2     --Amended Bylaws of Hollywood Casino Corporation.(1)

     3.3     --Articles of Incorporation of HWCC-Tunica, Inc. (7)

     3.4     --Bylaws of HWCC-Tunica, Inc. (7)

     3.5     --Articles of Incorporation of HWCC-Shreveport, Inc.+

     3.6     --Bylaws of HWCC-Shreveport, Inc.+
     4.1     --Indenture among Hollywood Casino Corporation as Issuer, and
              HWCC-Shreveport, Inc., HWCC-Tunica, Inc. as Guarantors, and State
              Street Bank and Trust Company, as Trustee, dated as of May 19,
              1999.+

     4.2     --Security Agreement made by Hollywood Casino Corporation, as
              Debtor, to State Street Bank and Trust Company, as Trustee and
              Secured Party, dated as of May 19, 1999.+

     4.3     --Stock Pledge Agreement made by Hollywood Casino Corporation, as
              Pledgor, in favor of State Street Bank and Trust Company, as
              Trustee and Secured Party, dated as of May 19, 1999.+

     4.4     --Trademark Security Agreement made by Hollywood Casino
              Corporation, as Grantor, to State Street Bank and Trust Company, as Trustee and Secured Party, dated as of May 19, 1999.+

     4.5     --Escrow and Control Agreement by and among Hollywood Casino
              Corporation, State Street Bank and Trust Company, as Trustee and
              Escrow Agent, dated as of May 19, 1999.+

     4.6 --Control Agreement dated as of May 19, 1999 by and among Hollywood Casino Corporation and State Street Bank and Trust
              Company, as Trustee.+

     4.7     --Security Agreement made by HWCC-Tunica, Inc., as Debtor, to
              State Street Bank and Trust Company, as Trustee and Secured
              Party, dated as of May 19, 1999.+

     4.8     --First Leasehold Deed of Trust, Security Agreement, Assignment of
              Leases and Rents, Fixture Filing, and Financing Statement made by
              HWCC-Tunica, Inc. in favor of Phillip A. Poitevin, as Trustee for the benefit of State Street Bank and Trust Company, as Indenture
              Trustee, dated as of May 19, 1999.+

     4.9     --First Preferred Ship Mortgage made and given by HWCC-Tunica,
              Inc., as Mortgagor, in favor of State Street Bank and Trust
              Company, as Trustee and Mortgagee (relating to Vessel No.
              534006), dated as of May 19, 1999.+
     4.10 --Amended and Restated Promissory Note in the aggregate principal amount of $87,045,000 issued by HWCC-Tunica, Inc. to Hollywood
              Casino Corporation.+

     4.11    --Intercompany Security Agreement made by HWCC-Tunica, Inc., as
              Debtor, to Hollywood Casino Corporation, as Secured Party, and collaterally assigned to State Street Bank and Trust Company, as Trustee, dated as of May 19, 1999.+

     4.12    --Second Leasehold Deed of Trust, Security Agreement, Fixture
              Filing, and Financing Statement from HWCC-Tunica, Inc., as
              Grantor, in favor of Jim B. Tobhill, Trustee, for the benefit of Hollywood Casino Corporation, dated as of May 19, 1999.+

     4.13    --Collateral Assignment of Second Leasehold Deed of Trust,
              Security Agreement, Assignment of Leases and Rents, Fixture
              Filing and Financing Statement made by Hollywood Casino
              Corporation, as Mortgagee and Assignor, in favor of State Street
              Bank and Trust Company, as Trustee and Assignee, dated as of May
              19, 1999.+


 Exhibit No.                             Description
 -----------                             -----------
     4.14    --Second Preferred Ship Mortgage made by HWCC-Tunica., as
              Mortgagor, in favor of Hollywood Casino Corporation, as Mortgagee
              (relating to Vessel No. 534006), dated as of May 19, 1999.+

     4.15    --Assignment of Second Preferred Fleet Mortgage by Hollywood
              Casino Corporation, as Mortgagee and Assignor (relating to Vessel
              No. 534006) in favor of State Street Bank and Trust Company, as
              Trustee and Assignee, dated as of May 19, 1999.+

     4.16 --Promissory Note in the aggregate principal amount of $108 million issued by Hollywood Casino-Aurora, Inc. to Hollywood
              Casino Corporation, endorsed by Hollywood Casino Corporation, dated May 19, 1999.+

     4.17    --Intercompany Security Agreement dated as of May 19, 1999 made by
              Hollywood Casino-Aurora, Inc., as Debtor, to Hollywood Casino
              Corporation, as Secured Party, and collaterally assigned to State
              Street Bank and Trust Company, as Trustee.+

     4.18    --Mortgage, Leasehold Mortgage, Security Agreement, Assignment of
              Leases and Rents, Fixture Filing, and Financing Statement made by
              Hollywood Casino-Aurora, Inc., as Mortgagee, for the benefit of Hollywood Casino Corporation, as Mortgagee, dated as of May 19,
              1999.+

     4.19    --Collateral Assignment of Mortgage, Leasehold Mortgage, Security
              Agreement, Assignment of Leases and Rents, Fixture Filing and
              Financing Statement made by Hollywood Casino Corporation, as
              Mortgagee and Assignor, in favor of State Street Bank and Trust
              Company, as Trustee and Assignee, dated as of May 19, 1999.+

     4.20    --First Preferred Fleet Mortgage made and given by Hollywood
              Casino-Aurora, Inc., as Mortgagor, in favor of Hollywood Casino
              Corporation, as Mortgagee (relating to Vessel Nos. 993836, 993837 and 1029229), dated as of May 19, 1999.+

     4.21    --Assignment of First Preferred Fleet Mortgage by Hollywood Casino
              Corporation, as Mortgagee and Assignor (relating to Vessel Nos.
              993836, 993837 and 1029229) in favor of State Street Bank and
              Trust Company, as Trustee and Assignee, dated as of May 19,
              1999.+

     4.22    --Security Agreement made HWCC-Shreveport, Inc., as Debtor, to
              State Street Bank and Trust Company, as Trustee and Secured
              Party, dated as of May 19, 1999.+

     4.23    --A/B Exchange Registration Rights Agreement, dated as of May 19,
              1999, by and among Hollywood Casino Corporation, the Guarantors named therein and the Initial Purchases.+

     5.1     --Opinion of Weil, Gotshal & Manges LLP.*
     9.1 --Voting Trust Agreement dated as of December 29, 1998 by and among Jill Pratt LaFerney, formerly Jill A. Pratt, and John R.
              Pratt and Jack E. Pratt, Sr. (8)

     9.2 --Voting Trust Agreement dated as of December 29, 1998 by and among Shawn Denise Bradshaw and Michael Shannon Pratt and William
              D. Pratt, Sr. (8)

     9.3 --Voting Trust Agreement dated as of December 29, 1998 by and among Carolyn S. Hickey, Diana Pratt-Wyatt, formerly Diana L.
              Heisler, and Sharon A. Naftel, formerly Sharon R. Nash, and
              Edward T. Pratt III. (8)

    10.1 --Sixth Amendment to Employment Agreement dated January 1, 1998, between Hollywood Casino Corporation and Jack E. Pratt. (2)

    10.2 --Sixth Amendment to Employment Agreement dated January 1, 1998, between Hollywood Casino Corporation and Edward T. Pratt, Jr. (2)

    10.3 --Sixth Amendment to Employment Agreement dated January 1, 1998, between Hollywood Casino Corporation and William D. Pratt. (2)

    10.4     --Employment Agreement dated May 1, 1996, between Hollywood Casino
              Corporation and Edward T. Pratt III. (9)

 Exhibit No.                             Description
 -----------                             -----------
    10.5     --Agreement dated as of September 2, 1998 by and among Greate Bay
              Holdings Corp., GB Holdings, Inc., and GB Property Funding Corp.,
              on the one hand, and Greate Bay Casino Corporation, PHC
              Acquisition Corp., Lieber Check Cashing, LLC, Jack E. Pratt,
              William D. Pratt, Edward T. Pratt, Jr. and HCC, on the other.
              (11)

    10.6 --Development Agreement dated as of June 4, 1991, between the City of Aurora, Illinois and Hollywood Casino-Aurora, Inc. (3)

    10.7     --Management Services Agreement dated as of June 21, 1991, between
              Hollywood Casino-Aurora, Inc. and Greate Bay Casino Corporation
              (the "Management Services Agreement"). (3)

    10.8     --First Amendment to the Management Services Agreement dated as of
              May 14, 1992. (3)

    10.9     --Tax Sharing Agreement dated May 13, 1992, by and among Hollywood
              Casino Corporation, Hollywood Casino-Aurora, Inc. and Pratt Hotel
              Corporation ("PHC," now known as
              GBCC). (3)

    10.10    --Parking lease Agreement dated June 4, 1991, between the City of
              Aurora, Illinois and Hollywood Casino-Aurora, Inc. (3)

    10.11 --Purchase and Sale Agreement dated June 4, 1991, between the City of Aurora, Illinois and Hollywood Casino-Aurora, Inc. (3)

    10.12    --Technical Services Agreement dated February 21, 1992, between
              Hollywood Casino-Aurora, Inc. and Pratt Hotel Corporation (the
              "Technical Services Agreement"). (3)

    10.13    --First Amendment to the Technical Services Agreement dated May
              14, 1992. (3)

    10.14    --Rights Agreement, dated as of May 7, 1993 between Hollywood
              Casino Corporation and Continental Stock Transfer & Trust
              Company, as Rights Agent. (6)

    10.15    --Hollywood Casino Corporation Stock Option Plan. (1)

    10.16    --Agreement of Limited Partnership of Pratt Management, L.P. (6)

    10.17    --Ground Lease dated as of October 11, 1993 between R.M.
              Leatherman and Hugh M. Mageveney, III, as Landlord, and SRCT, as
              Tenant. (7)

    10.18    --Letter Agreement dated as of October 11, 1993 between R.M.
              Leatherman and Hugh M. Mageveney, III, as Landlord, and SRCT, as
              Tenant (relating to Ground Lease). (7)

    10.19    --Blanket Conveyance, Bill of Sale and Assignment and Assumption
              Agreement dated as of May 31, 1994 between SRCT and STP. (7)

    10.20    --Assignment of Lease and Assumption Agreement dated as of May 31,
              1994 between SRCT and STP (relating to Ground Lease). (7)

    10.21    --Consulting Agreement dated as of January 1, 1994 between Pratt
              Casino Corporation, as the Consultant, and HCT. (7)

    10.22    --Computer Services Agreement dated as of January 1, 1994 between
              STP and Advanced Casino Systems Corporation. (7)

    10.23    --North Island Center Expansion and Redevelopment Agreement dated
              June 12, 1995 between HCA, the Aurora Metropolitan Exposition,
              Auditorium and Office Building Authority and the City of Aurora.
              (1)

    10.24 --Hollywood Casino Corporation 1996 Long-Term Incentive Plan, as amended. (9)

    10.25    --Hollywood Casino Corporation 1996 Non-Employee Director Stock
              Plan. (9)


 Exhibit No.                             Description
 -----------                             -----------
    10.26    --General Partnership Interest Purchase Agreement dated as of
              April 1, 1997 by and between HWCC-Aurora Management, Inc. and PPI
              Corporation. (9)

    10.2     --Amended and Restated Joint Venture Agreement by and among
              Shreveport Paddlewheels, L.L.C., Sodak Louisiana, L.L.C. and
              HWCC-Louisiana, Inc. dated July 31, 1998. (11)

    10.2     --September 1998 Amendment to the July Amended and Restated Joint
              Venture Agreement. (11)

    10.29 --Employment Agreement dated as of May 11, 1998 by and between Hollywood Casino Corporation and Paul C. Yates. (8)

    10.30    --Amended and Restated Services Agreement dated as of October 1,
              1998 by and between Hollywood Casino Corporation and Pratt
              Management, L.P. (8)

    10.31    --Management and Administrative Services Agreement dated as of
              October 1, 1998 by and between Hollywood Casino Corporation and
              Greate Bay Casino Corporation. (8)

    10.32    --Membership Interest Purchase Agreement dated as of March 31,
              1999 by and among HWCC- Louisiana, Inc., Sodak Gaming, Inc. and
              Sodak Louisiana, L.L.C. (8)

    10.34    --Voting Agreement dated as of April 28, 1999 by and among Greate
              Bay Casino Corporation, Pratt Casino Corporation, PRT Funding
              Corp., New Jersey Management, Inc., Hollywood Casino Corporation and the Consenting Holders party thereto.(12)

    21.1     --Subsidiaries of Hollywood Casino Corporation.+

    23.1     --Consent of Deloitte & Touche LLP.+

    23.2     --Consent of Arthur Andersen LLP.+

    23.3     --Consent of Weil, Gotshal & Manges LLP (to be included in Exhibit
              5.1)

    25.1 --Statement of Eligibility and Qualification of State Street Bank and Trust Company, as trustee under the Indenture listed as
              Exhibit 4.1 hereto on Form T-1. (+)

    99.1     --Petition filed on October 8, 1998 in the District Court of
              Dallas County, Texas by Hollywood Casino Corporation and Greate
              Bay Casino Corporation ("Plaintiffs") against Arthur Andersen
              L.L.P., Richard L. Robbins, Michael E. Gamache, Daniel J. Meehan, and Brent A. Railsback ("Defendants") (5)

    99.2     --Form of Letter of Transmittal.+

    99.3     --Form of Notice of Guaranteed Delivery.+

--------
+    Field herewith.

*    To be filed.

(1) Incorporated by reference from the exhibit shown in parenthesis to Form S-1 Registration Statement (Registration 33-58732) for Hollywood Casino Corporation as filed with the SEC on May 27, 1993.

(2) Incorporated by reference from the exhibit shown in parenthesis filed in Hollywood Casino Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(3) Incorporated by reference from the exhibit shown in parenthesis to that Registration Statement on Form 10 filed with the SEC on May 28, 1992 by PRT Corporation (now know as Hollywood Casino Corporation).

(4) Incorporated by reference from the exhibit shown in parenthesis to that Registration Statement on Form 10, as amended, filed with the SEC on August 13, 1992 by Hollywood Casino Corporation.

(5) Incorporated by reference from the exhibit shown in parenthesis to the Form 8-K for Hollywood Casino Corporation as filed with the SEC on October 22, 1998.

(6) Incorporated by reference from the exhibit shown in parenthesis to Form S-1 Registration Statement (Registration No. 33-77502) for Hollywood Casino Corporation as filed with the SEC on April 8, 1994.

(7) Incorporated by reference from the exhibits filed in parenthesis to Form S-1 Registration Statement (Registration No. 33-82182) for HWCC-Tunica, Inc. as filed with the SEC on September 29, 1994.

(8) Incorporated by reference from the exhibits filed in Hollywood Casino Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(9) Incorporated by reference from the exhibits filed in Hollywood Casino Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(10) Incorporated by reference from the exhibits filed in Hollywood Casino Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 as filed with the SEC on August 13, 1997.

(11) Incorporated by reference to the exhibits filed in Hollywood Casino Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 as filed with the SEC on November 13, 1998.

(12) Incorporated by reference to the exhibits filed in Hollywood Casino Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 as filed with the SEC on May 12, 1999.

  (b) Financial Statement Schedules:

    All schedules have been omitted since the required information is either not present or not in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or notes thereof.

ITEM 22. Undertakings.

  The undersigned registrant hereby undertakes:

  (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Co-Registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
      1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
      Item 20 above, or otherwise, the Co-Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Co-Registrants of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Sate of Texas, on July 16 , 1999.

                                          HOLLYWOOD CASINO CORPORATION

                                                     /s/ PAUL C. YATES
                                          By: _________________________________

                               POWER OF ATTORNEY

  Know all those by these presents, that each person whose signature appears below constitutes and appoints each of Edward T. Pratt III and Paul C. Yates, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full Power of Substitution and Resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registration Statement on Form S-4 of Hollywood Casino Corporation under the Securities Act of 1933, including, the generality of the foregoing, to sign the Registration Statement in the name and on behalf of Hollywood Casino Corporation, or on behalf of the undersigned as a director or officer of Hollywood Casino Corporation, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional Registration Statements relating to the same offering of Securities as the Registration Statement that are filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----
          /s/ JACK E. PRATT            Chief Executive Officer       July 16, 1999
______________________________________  and Director
            Jack E. Pratt
       /s/ EDWARD T. PRATT, JR.        Vice President, Treasurer     July 16, 1999
______________________________________  and Director
         Edward T. Pratt, Jr.
         /s/ WILLIAM D. PRATT          Executive Vice President,     July 16, 1999
______________________________________  Secretary, General
           William D. Pratt             Counsel and Director
       /s/ EDWARD T. PRATT III         President, Chief Operating    July 16, 1999
______________________________________  Officer and Director
         Edward T. Pratt III

              Signature                          Title                   Date
              ---------                          -----                   ----
          /s/ PAUL C. YATES            Executive Vice President      July 16, 1999
______________________________________  and Chief Financial
            Paul C. Yates               Officer
      /s/ CHARLES F. LAFRANO III       Vice President--Finance       July 16, 1999
______________________________________  and Principal Accounting
        Charles F. LaFrano III          Officer
        /s/ JAMES A. COLQUITT          Director                      July 16, 1999
______________________________________
          James A. Colquitt
       /s/ THEODORE H. STRAUSS         Director                      July 16, 1999
______________________________________
         Theodore H. Strauss
       /s/ OLIVER B. REVELL III        Director                      July 16, 1999
______________________________________
         Oliver B. Revell III

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on July 16, 1999.

                                          HWCC-TUNICA, INC.

                                                     /s/ PAUL C. YATES
                                          By: _________________________________

                               POWER OF ATTORNEY

  Know all those by these presents, that each person whose signature appears below constitutes and appoints each of Edward T. Pratt III and Paul C. Yates, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full Power of Substitution and Resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registration Statement on Form S-4 of HWCC-Tunica, Inc. under the Securities Act of 1933, including, the generality of the foregoing, to sign the Registration Statement in the name and on behalf of HWCC-Tunica, Inc., or on behalf of the undersigned as a director or officer of HWCC-Tunica, Inc., and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional Registration Statements relating to the same offering of Securities as the Registration Statement that are filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----
          /s/ JACK E. PRATT            Chief Executive Officer       July 16, 1999
______________________________________  and Director
            Jack E. Pratt
       /s/ EDWARD T. PRATT, JR.        Director                      July 16, 1999
______________________________________
         Edward T. Pratt, Jr.
         /s/ WILLIAM D. PRATT          Executive Vice President,     July 16, 1999
______________________________________  Secretary, General
           William D. Pratt             Counsel and Director
       /s/ EDWARD T. PRATT III         President and Director        July 16, 1999
______________________________________
         Edward T. Pratt III
         /s/ JOHN R. OSBORNE           Vice President of             July 16, 1999
______________________________________  Operations
           John R. Osborne
          /s/ PAUL C. YATES            Executive Vice President      July 16, 1999
______________________________________  and Chief Financial
            Paul C. Yates               Officer
      /s/ CHARLES F. LAFRANO III       Vice President, Assistant     July 16, 1999
______________________________________  Secretary and Principal
        Charles F. LaFrano III          Accounting Officer

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on July 16, 1999.

                                          HWCC-SHREVEPORT, INC.

                                                     /s/ PAUL C. YATES
                                          By: _________________________________

                               POWER OF ATTORNEY

  Know all those by these presents, that each person whose signature appears below constitutes and appoints each of Edward T. Pratt III and Paul C. Yates, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full Power of Substitution and Resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registration Statement on Form S-4 of HWCC-Shreveport, Inc. under the Securities Act of 1933, including, the generality of the foregoing, to sign the Registration Statement in the name and on behalf of HWCC-Shreveport, Inc., or on behalf of the undersigned as a director or officer of HWCC-Shreveport, Inc., and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional Registration Statements relating to the same offering of Securities as the Registration Statement that are filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----
          /s/ JACK E. PRATT            Chief Executive Officer       July 16, 1999
______________________________________  and Director
            Jack E. Pratt
       /s/ EDWARD T. PRATT, JR.        Director                      July 16, 1999
______________________________________
         Edward T. Pratt, Jr.
         /s/ WILLIAM D. PRATT          Executive Vice President,     July 16, 1999
______________________________________  Secretary, General
           William D. Pratt             Counsel and Director
       /s/ EDWARD T. PRATT III         President                     July 16, 1999
______________________________________
         Edward T. Pratt III
          /s/ PAUL C. YATES            Executive Vice President      July 16, 1999
______________________________________  and Chief Financial
            Paul C. Yates               Officer
      /s/ CHARLES F. LAFRANO III       Vice President, Assistant     July 16, 1999
______________________________________  Secretary and Principal
        Charles F. LaFrano III          Accounting Officer